UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Barnwell Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BARNWELL INDUSTRIES, INC.

24 Greenway Plaza, Suite 1800Q

Houston, Texas 77046

November     , 2026

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Barnwell Industries, Inc. (“Barnwell,” the “Company,” “we,” “us” or “our”), to be held on December 21, 2026, at 10:00 a.m., Central Time, at the Company’s executive offices, 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve the sale of the Company’s Canadian oil and natural gas business (the “Asset Sale”) to 2798913 Alberta Ltd., an Alberta corporation (the “Purchaser”), pursuant to the Share Purchase and Sale Agreement, dated October 5, 2026, between the Company and the Purchaser (as it may be amended from time to time, the “Purchase Agreement”). The Asset Sale may constitute a sale of all or substantially all of the Company’s property and assets under Section 271 of the Delaware General Corporation Law (the “DGCL”).

Under the Purchase Agreement, after a pre-closing reorganization of our Canadian subsidiaries, the Purchaser will acquire all of the outstanding shares of a newly amalgamated Alberta corporation, Barnwell of Canada, Limited (the “Corporation”), and take an assignment of a C$8,750,000 intercompany promissory note owed by the Corporation to the Company. The base purchase price is C$9,000,000, consisting of C$4,000,000 in cash and a 5% gross overriding royalty on the Corporation’s interest in future wells drilled on our Canadian lands (the “5% Royalty”), valued at C$5,000,000 for purposes of the transaction. The base purchase price is subject to adjustment for working capital and indebtedness. An affiliate of the Purchaser will have the right, but not the obligation, to purchase the 5% Royalty at any time after closing for C$5,000,000, without reduction for royalty payments previously received by the Company.

You will also be asked to approve (i) a proposal to grant discretionary authority to our Board of Directors (the “Board”) to (a) amend our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-five (1:5) to a maximum of one-for-twenty-five (1:25), with the exact ratio to be determined by the Board in its sole discretion, and (b) effect the reverse stock split, if at all, within one year of the date the proposal is approved by stockholders (the “Reverse Stock Split Proposal”); (ii) a proposal to amend our Certificate of Incorporation to authorize 10,000,000 shares of preferred stock (the “Preferred Stock Proposal”); (iii) a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 200,000,000 (the “Authorized Share Increase Proposal”); (iv) a proposal to amend our Certificate of Incorporation to decrease the par value of our common stock from $0.50 per share to $0.001 per share (the “Par Value Reduction Proposal”); (v) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale (the “Transaction-Related Compensation Proposal”); and (vi) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal or the Transaction-Related Compensation Proposal (the “Adjournment Proposal”).

Our Board has determined that the Purchase Agreement and the Asset Sale are advisable and in the best interests of the Company and its stockholders, has approved the Purchase Agreement and the Asset Sale, has approved and declared advisable the amendments to our Certificate of Incorporation described in the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal and the Par Value Reduction Proposal and recommends that you vote “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal.

Stockholders will not receive any consideration in the Asset Sale and will continue to hold their shares of the Company’s common stock. The proceeds will be received by the Company.

Your vote is very important. Approval of each of the Asset Sale Proposal, the Preferred Stock Proposal and the Par Value Reduction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If you fail to vote, abstain, or fail to instruct your broker, bank or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Asset Sale Proposal, the Preferred Stock Proposal and the Par Value Reduction Proposal. Approval of each of the Reverse Stock Split Proposal and the Authorized Share Increase Proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal, and approval of the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. The vote on the Transaction-Related Compensation Proposal is advisory and non-binding.

The accompanying proxy statement provides detailed information about the Special Meeting, the Purchase Agreement, the Asset Sale and the proposed amendments to our Certificate of Incorporation. A copy of the Purchase Agreement is attached as Annex A, and the forms of the proposed certificates of amendment are attached as Annexes B, C, D and E. We encourage you to read the entire proxy statement and its annexes carefully, including the section entitled “Risk Factors.”

Whether or not you plan to attend the Special Meeting, please vote as promptly as possible by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card. If you have questions or need assistance voting, please contact our proxy solicitor, , toll free at or by email at .

Thank you for your continued support.

Sincerely,

Craig D. Hopkins	Philip F. Patman, Jr.
Chief Executive Officer	Secretary

This proxy statement is dated     , 2026, and is first being mailed to stockholders on or about     , 2026.

BARNWELL INDUSTRIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 21, 2026

To the Stockholders of Barnwell Industries, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Barnwell Industries, Inc., a Delaware corporation (the “Company”), will be held on December 21, 2026, at 10:00 a.m., Central Time, at the Company’s executive offices, 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046 (including any adjournments or postponements thereof, the “Special Meeting”), for the following purposes:

1.	Asset Sale Proposal. To approve the sale of the Company’s Canadian oil and natural gas business, through the sale of all of the issued and outstanding shares of Barnwell of Canada, Limited (following the Pre-Closing Reorganization described in the accompanying proxy statement) and the assignment of the Vendor Promissory Note, to 2798913 Alberta Ltd., pursuant to the Share Purchase and Sale Agreement, dated October 5, 2026, between the Company and 2798913 Alberta Ltd., which may constitute a sale of all or substantially all of the Company’s property and assets under Section 271 of the DGCL (the “Asset Sale Proposal”);

2.	Reverse Stock Split Proposal. To grant discretionary authority to the Board to (i) amend the Company’s Certificate of Incorporation to combine outstanding shares of common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-five (1:5) to a maximum of one-for-twenty-five (1:25), with the exact ratio to be determined by the Board in its sole discretion, and (ii) effect the reverse stock split, if at all, within one year of the date the proposal is approved by stockholders (the “Reverse Stock Split Proposal”);

3.	Preferred Stock Proposal. To approve an amendment to the Company’s Certificate of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series with such designations, powers, preferences and rights as the Board may determine (the “Preferred Stock Proposal”);

4.	Authorized Share Increase Proposal. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 200,000,000 (the “Authorized Share Increase Proposal”);

5.	Par Value Reduction Proposal. To approve an amendment to the Company’s Certificate of Incorporation to decrease the par value of the Company’s common stock from $0.50 per share to $0.001 per share (the “Par Value Reduction Proposal”);

6.	Transaction-Related Compensation Proposal. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale (the “Transaction-Related Compensation Proposal”); and

7.	Adjournment Proposal. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal or the Transaction-Related Compensation Proposal (the “Adjournment Proposal”).

No other business may be transacted at the Special Meeting other than business properly brought before the meeting in accordance with the Company’s Bylaws and Delaware law.

Only stockholders of record at the close of business on , 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders entitled to vote will be available for examination by any stockholder for any purpose germane to the meeting for ten days ending on the day before the meeting date, during ordinary business hours, at the Company’s executive offices.

The Board recommends that you vote “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal.

Approval of each of the Asset Sale Proposal, the Preferred Stock Proposal and the Par Value Reduction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Whether or not you plan to attend, please vote by Internet or telephone, or complete, sign, date and return the enclosed proxy card in the postage-paid envelope. Approval of each of the Reverse Stock Split Proposal and the Authorized Share Increase Proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it, and approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Approval of the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. The vote on the Transaction-Related Compensation Proposal is advisory and non-binding

By Order of the Board of Directors,

Craig D. Hopkins	Philip F. Patman, Jr.
Chief Executive Officer, Director	Secretary, Director

Houston, Texas

, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 21, 2026: This Notice of Special Meeting, the accompanying proxy statement and the form of proxy card are available at www.proxyvote.com and under the “Investors” and “SEC Filings” tabs of the Company’s website at http://www.brninc.com. Information on our website is not part of this proxy statement.

SUMMARY OF THE ASSET SALE

This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire proxy statement, its annexes and the documents incorporated by reference. The Share Purchase and Sale Agreement, dated October 5, 2026, between the Company and 2798913 Alberta Ltd. (the “Purchaser”) (as it may be amended from time to time, the “Purchase Agreement”), is attached as Annex A and is the legal document that governs the sale of the Company’s Canadian oil and natural gas business to the Purchaser (the “Asset Sale”). Unless otherwise indicated, all dollar amounts relating to the Asset Sale are in Canadian dollars (“C$”). Capitalized terms used but not defined in this summary have the meanings given in “The Purchase Agreement.”

The Parties (see page [●])

Barnwell Industries, Inc. Barnwell Industries, Inc. (“Barnwell,” the “Company,” “we,” “us,” or “our”) is a Delaware corporation whose common stock is listed on the NYSE American under the symbol “BRN.” Through its subsidiaries, Barnwell has operations and interests in energy and related assets, including oil and natural gas operations in Alberta, Canada conducted through Barnwell of Canada Limited LLC (“Barnwell Canada”) and Octavian Oil Ltd. (“Octavian”). Barnwell’s principal executive offices are located at 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046, and its telephone number is (713) 730-7026.

2798913 Alberta Ltd. The Purchaser is a corporation incorporated under the laws of the Province of Alberta. Barnwell understands that 2798913 Alberta Ltd. was formed largely for the purpose of carrying out this transaction. The Purchaser’s principal executive offices are located at 2121 370 522 130 Avenue SW, Calgary, Alberta T2Z 0G4, and its telephone number is [●].

The Asset Sale (see page [●])

●	Before closing, the Company will complete a Pre-Closing Reorganization in which (i) Barnwell Canada will distribute its shares of Barnwell Hawaiian Properties, Inc. and its excess cash and near-cash assets (the “Retained Assets”) to the Company, (ii) Barnwell Canada will continue as an Alberta corporation and amalgamate with Octavian to form Barnwell of Canada, Limited (the “Corporation”), and (iii) the Corporation will issue the Company a non-interest-bearing demand promissory note of C$8,750,000 (the “Vendor Promissory Note”).

●	At closing, the Purchaser will acquire all of the issued and outstanding shares of the Corporation (the “Corporation Shares”) and the Company will assign the Vendor Promissory Note to the Purchaser.

●	The Company will retain the Retained Assets, which are not part of the Asset Sale.

Consideration (see page [●])

●	Base Purchase Price: C$9,000,000, consisting of (i) C$4,000,000 in cash (the “Cash Consideration”) and (ii) a 5% gross overriding royalty (the “5% Royalty”), valued at C$5,000,000.

●	Adjustments: increased or decreased by the Working Capital Difference (Closing Working Capital minus Target Working Capital of C$0) and reduced by the Indebtedness Amount, with a post-closing true-up within 60 days after closing and disputes resolved by an independent accountant.

●	5% Royalty: a 5% gross overriding royalty granted by the Corporation to a newly formed, wholly owned Alberta subsidiary of the Company (the “Vendor Subsidiary”) on the Corporation’s interest in all future wells drilled on the Corporation’s petroleum and natural gas rights. Payments depend on future drilling and production.

●	Call Right: an affiliate of the Purchaser to be formed before closing (the “Call Affiliate”) may purchase the 5% Royalty at any time after closing for C$5,000,000, with no reduction for royalties previously received. Exercise is at the Call Affiliate’s discretion and is not assured.

●	Allocation: C$8,750,000 to the Vendor Promissory Note and C$250,000 to the Corporation Shares; separately, C$5,000,000 to the 5% Royalty and C$4,000,000 to the Cash Consideration. All adjustments are allocated to the Corporation Shares.

●	Deposit: the Purchaser paid a C$1,000,000 deposit into escrow at signing, which will be credited against the purchase price at closing.

●	Canadian withholding: if the Company does not deliver a certificate under Section 116 of the Income Tax Act (Canada), 25% of the Withholding Subject Amount (C$250,000, as adjusted) will be withheld and held in escrow.

Stockholders Will Not Receive Any Consideration (see page [●])

The proceeds of the Asset Sale will be paid to the Company and the Vendor Subsidiary, not to stockholders. Stockholders will continue to hold their shares. The Company does not currently intend to distribute any of the proceeds to stockholders.

Reasons for the Asset Sale; Recommendation of the Board (see page [●])

The Company’s Board of Directors (the “Board”) has determined that the Purchase Agreement and the Asset Sale are advisable and in the best interests of the Company and its stockholders, has approved and declared advisable the amendments to the Certificate of Incorporation described in the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal and the Par Value Reduction Proposal, and recommends that stockholders vote “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal. See “Proposal No. 1 – The Asset Sale Proposal – Reasons for the Asset Sale,” “Proposal No. 2 – The Reverse Stock Split Proposal,” “Proposal No. 3 – The Preferred Stock Proposal,” “Proposal No. 4 – The Authorized Share Increase Proposal,” “Proposal No. 5 – The Par Value Reduction Proposal,” “Proposal No. 6 – Transaction-Related Compensation Proposal,” and “Proposal No. 7 – The Adjournment Proposal.”

Interests of Directors and Executive Officers (see page [●])

Certain of the Company’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, those of stockholders generally. See “Proposal No. 1 – The Asset Sale Proposal – Interests of the Company’s Directors and Executive Officers in the Asset Sale.”

Conditions to Closing (see page [●])

Closing is subject to, among other things: approval of the Asset Sale Proposal by the holders of a majority of the outstanding shares of common stock (the “Vendor Approval”), which cannot be waived without the Purchaser’s consent; completion of the Pre-Closing Reorganization; receipt of required Governmental Approvals; no injunction or legal restraint; accuracy of representations and warranties; performance of covenants; and no Material Adverse Effect.

Timing of Closing; Outside Date (see page [●])

Closing will occur five Business Days after the closing conditions are satisfied or waived, or another agreed date, but no later than January 18, 2027 (the “Outside Date”). We currently expect closing to occur in late December 2026 or early January 2027.

No Solicitation; Fiduciary Out; Matching Right (see page [●])

The Company has agreed not to solicit alternative acquisition proposals. Before the Vendor Approval is obtained, the Company may respond to an unsolicited written proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, and may terminate the Purchase Agreement to accept a Superior Proposal, subject to a five Business Day matching right, payment of a C$500,000 Break Fee and return of the Deposit.

Termination; Break Fee (see page [●])

The Purchase Agreement may be terminated in specified circumstances, including if closing has not occurred by the Outside Date. The Company must pay the Purchaser a C$500,000 Break Fee, and the Deposit will be returned, if the Purchase Agreement is terminated because the Vendor Approval is not obtained, because of the Company’s Willful Breach, or to accept a Superior Proposal.

Indemnification (see page [●])

The Company’s representations and warranties generally survive for 12 months after closing. The Company’s indemnification obligations are subject to a C$2,000,000 deductible, a C$50,000 per-claim de minimis threshold and a cap of 50% of the Purchase Price, which do not apply to certain tax matters.

Abandonment and Reclamation Obligations (see page [●])

Because the Purchaser is acquiring the Corporation, the Canadian business’s abandonment, reclamation and site restoration obligations will remain with the Corporation and will no longer be reflected on the Company’s consolidated balance sheet following closing, subject to the Company’s limited indemnification obligations under the Purchase Agreement.

Regulatory Approvals (see page [●])

No Canadian or U.S. federal or state regulatory approvals are required to complete the Asset Sale, other than the filing of this proxy statement with the SEC and compliance with the DGCL. See “Proposal No. 1 – The Asset Sale Proposal – Regulatory Approvals.”

Material Tax Consequences (see page [●])

The Asset Sale will not result in any U.S. federal income tax consequences to stockholders. Based on its available Canadian and U.S. tax attributes, the Company expects a limited tax impact on the C$9,000,000 base consideration. Aggregate royalty payments and call-option proceeds exceeding the C$5,000,000 value attributed to the 5% Royalty would be subject to tax.

Accounting Treatment (see page [●])

The Canadian oil and natural gas business is expected to be presented as discontinued operations, and the Company expects to recognize a gain on the sale at closing. However, this assessment is preliminary and may change.

No Appraisal Rights (see page [●])

Under the DGCL, stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Risk Factors (see page [●])

The Asset Sale involves risks, including that the value of the 5% Royalty is uncertain, that the Call Affiliate may never exercise the call right, that the Board did not obtain a fairness opinion or an independent valuation of the 5% Royalty, that the Company will have no remaining operating business of significance after the Asset Sale, and that the Asset Sale may not be completed. See “Risk Factors.”

Other Proposals (see page [●])

Reverse Stock Split Proposal. Stockholders are being asked to grant the Board discretionary authority to amend the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split at a ratio within a range of one-for-five to one-for-twenty-five, to be determined by the Board, at any time within one year after stockholder approval, or not at all. The reverse stock split would not itself change the 40,000,000 authorized shares of common stock or the par value of the common stock, which is the subject of the separate Par Value Reduction Proposal. See “Proposal No. 2 – The Reverse Stock Split Proposal.”

Preferred Stock Proposal. Stockholders are being asked to approve an amendment to the Certificate of Incorporation to authorize 10,000,000 shares of “blank check” preferred stock, which the Board could issue in one or more series with terms it determines, without further stockholder approval. The Certificate of Incorporation does not currently authorize any preferred stock. See “Proposal No. 3 – The Preferred Stock Proposal.”

Authorized Share Increase Proposal. Stockholders are being asked to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 200,000,000. See “Proposal No. 4 – The Authorized Share Increase Proposal.”

Par Value Reduction Proposal. Stockholders are being asked to approve an amendment to the Certificate of Incorporation to decrease the par value of the common stock from $0.50 per share to $0.001 per share. The Par Value Reduction would not change the number of authorized or outstanding shares of common stock or the rights of stockholders. See “Proposal No. 5 – The Par Value Reduction Proposal.”

Transaction-Related Compensation Proposal. Stockholders are being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale, as required by Section 14A of the Exchange Act and Rule 14a-21(c). See “Proposal No. 6 – The Transaction-Related Compensation Proposal.”

Adjournment Proposal. Stockholders are being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal or the Transaction-Related Compensation Proposal. See “Proposal No. 7 – The Adjournment Proposal.”

Proposals Not Conditioned on One Another. None of the proposals is conditioned on approval of any other proposal. Approval of the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, and the Par Value Reduction Proposal and the Transaction-Related Compensation Proposal is not a condition to closing of the Asset Sale. The vote on the Transaction-Related Compensation Proposal is advisory and non-binding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders to be held on December 21, 2026 (including any adjournments or postponements thereof, the “Special Meeting”) and the Asset Sale. They may not address all questions that may be important to you. Please read the entire proxy statement, including the annexes and documents incorporated by reference.

Q: Why am I receiving this proxy statement?

A: The Board is soliciting your proxy for use at the Special Meeting. You are receiving this proxy statement because you owned shares of Company common stock at the close of business on , 2026 (the “Record Date”). This proxy statement describes the matters to be voted on and gives you information you need to make an informed decision.

Q: What am I being asked to vote on?

A: You are being asked to vote on seven proposals:

●	Proposal No. 1 (Asset Sale Proposal): to approve the Asset Sale under the Purchase Agreement, which may constitute a sale of all or substantially all of the Company’s property and assets under Section 271 of Delaware General Corporation Law (the “DGCL”);

●	Proposal No. 2 (Reverse Stock Split Proposal): to grant the Board discretionary authority to amend the Certificate of Incorporation to effect a reverse stock split at a ratio within the range described in this proxy statement, within one year after stockholder approval;

●	Proposal No. 3 (Preferred Stock Proposal): to amend the Certificate of Incorporation to authorize 10,000,000 shares of preferred stock;

●	Proposal No. 4 (Authorized Share Increase Proposal): to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 200,000,000;

●	Proposal No. 5 (Par Value Reduction Proposal): to amend the Certificate of Incorporation to decrease the par value of the common stock from $0.50 per share to $0.001 per share;

●	Proposal No. 6 (Transaction-Related Compensation Proposal): to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale; and

●	Proposal No. 7 (Adjournment Proposal): to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Q: Why is stockholder approval required?

A: Section 271 of the DGCL requires stockholder approval of a sale of all or substantially all of a corporation’s property and assets. The Asset Sale may constitute such a sale. In addition, the Purchase Agreement requires approval by the holders of a majority of the outstanding shares of common stock as a condition to closing, which condition cannot be waived without the Purchaser’s consent.

Q: What will I receive in the Asset Sale?

A: Nothing. The consideration will be paid to the Company and the Vendor Subsidiary. You will continue to own your shares of Company common stock.

Q: What will the Company receive in the Asset Sale?

A: The Company will receive C$4,000,000 in cash, subject to working capital and indebtedness adjustments (of which C$1,000,000 is the Deposit already held in escrow), and the Vendor Subsidiary will receive the 5% Royalty, valued at C$5,000,000 for purposes of the transaction. If the Call Affiliate exercises its call right, the Vendor Subsidiary will receive an additional C$5,000,000 in cash for the 5% Royalty, and will keep any royalty payments received before exercise.

Q: Is the 5% Royalty guaranteed to produce any payments?

A: No. The 5% Royalty applies only to the Corporation’s interest in future wells drilled on its lands. Royalty payments will depend on whether, when and how many wells are drilled and on production and commodity prices, none of which the Company will control. The Call Affiliate is not required to exercise the call right.

Q: What will happen to the Company after the Asset Sale?

A: After the Asset Sale, the Company will continue as a public company. Following the completed sale of its remaining Hawaii development interests and the Asset Sale, management intends to devote the majority of its efforts to identifying opportunities to redeploy the Company’s capital and public-company platform at greater scale, including strategic investments, acquisitions and potential business combinations. See “Proposal No. 1 – The Asset Sale Proposal – Business of the Company Following the Asset Sale.”

Q: Are the proposals conditioned on one another?

A: No. Each proposal will be voted on separately, and none is conditioned on approval of any other. If the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal or the Par Value Reduction Proposal is approved, the Board may implement the related amendment whether or not the Asset Sale Proposal is approved or the Asset Sale is completed. Approval of those proposals and the Transaction-Related Compensation Proposal is not a condition to closing of the Asset Sale. The vote on the Transaction-Related Compensation Proposal is advisory and non-binding.

Q: What happens if the Asset Sale is not approved or not completed?

A: The Company will retain the Canadian business and its associated abandonment and reclamation obligations. If the Purchase Agreement is terminated because the Vendor Approval is not obtained, the Company must pay the Purchaser the C$500,000 Break Fee and the Deposit will be returned to the Purchaser.

Q: Why am I being asked to approve the Transaction-Related Compensation Proposal?

A: SEC rules require the Company to seek a non-binding advisory vote on compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the Asset Sale. The vote is advisory and will not be binding on the Company or the Board. Because some or all of the compensation is likely payable under existing contractual arrangements, it may be paid whether or not stockholders approve this proposal, if the Asset Sale is completed. Approval of this proposal is not a condition to completion of the Asset Sale.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on December 21, 2026, at 10:00 a.m., Central Time, at 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046.

Q: Who can vote at the Special Meeting?

A: Only holders of record of common stock, par value $0.50 per share, at the close of business on     , 2026 may vote. On the Record Date,           shares of common stock were issued and outstanding. Each share is entitled to one vote on each proposal.

Q: What constitutes a quorum?

A: A majority of the issued and outstanding shares entitled to vote as of the Record Date, present in person or represented by proxy, constitutes a quorum. Abstentions are counted as present for quorum purposes. Because the Reverse Stock Split Proposal and the Authorized Share Increase Proposal are expected to be “routine” matters, brokers may vote uninstructed shares on those proposals, and those shares will be counted as present for quorum purposes. The Asset Sale Proposal, the Preferred Stock Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal are “non-routine,” and brokers may not vote uninstructed shares on them.

Q: What vote is required to approve each proposal?

●	Asset Sale Proposal: the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 271 of the DGCL. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal.

●	Reverse Stock Split Proposal: the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” it, as permitted by Section 242(d)(2) of the DGCL. Abstentions and broker non-votes, if any, will have no effect.

●	Preferred Stock Proposal: the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 242(b) of the DGCL. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal.

●	Authorized Share Increase Proposal: the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” it, as permitted by Section 242(d)(2) of the DGCL. Abstentions and broker non-votes, if any, will have no effect.

●	Par Value Reduction Proposal: the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 242(b) of the DGCL. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal.

●	Transaction-Related Compensation Proposal: the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, as required by Section 1.7 of the Bylaws. Abstentions will have the same effect as votes “AGAINST” the proposal; failures to vote and broker non-votes will have no effect. The vote is advisory and non-binding.

●	Adjournment Proposal: the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, as required by Section 1.7 of the Bylaws. Abstentions will have the same effect as votes “AGAINST” the proposal; failures to vote and broker non-votes will have no effect.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal.

Q: How do I vote?

A: If you are a stockholder of record, you may vote by Internet or telephone by following the instructions on your proxy card, by completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope, or in person at the Special Meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you must follow the voting instructions provided by your nominee, and you must obtain a legal proxy from your nominee to vote in person at the meeting.

Q: Can I change my vote after I submit my proxy?

A: Yes. You may revoke your proxy at any time before it is voted by (i) delivering a written notice of revocation to the Company’s Secretary, (ii) submitting a later-dated proxy by Internet, telephone or mail, or (iii) attending the Special Meeting and voting in person. Attendance alone will not revoke a proxy. Street-name holders must follow their nominee’s instructions.

Q: What happens if I return a signed proxy card without indicating how to vote?

A: Your shares will be voted “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal and the Adjournment Proposal, in accordance with the Board’s recommendation.

Q: Who will solicit and pay the cost of soliciting proxies?

A: The Company will bear the cost of soliciting proxies. The Company has engaged            to assist in the solicitation for an estimated fee of $            plus reimbursement of expenses. Directors, officers and employees may also solicit proxies in person, by telephone, email or otherwise, without additional compensation.

Q: Am I entitled to appraisal rights?

A: No. Stockholders are not entitled to appraisal rights under the DGCL in connection with the Asset Sale.

Q: When is the Asset Sale expected to close?

A: We expect the Asset Sale to close in late December 2026 or January 2027, promptly after stockholder approval and satisfaction of the other closing conditions, and in any event before the January 18, 2027 Outside Date. We cannot assure you when, or if, the Asset Sale will close.

Q: What is “householding”?

A: The Securities and Exchange Commission (the “SEC”) permits companies and intermediaries to deliver a single set of proxy materials to two or more stockholders sharing an address, unless contrary instructions have been received. If you would like to receive a separate copy of this proxy statement, please contact the Company at the address or telephone number below, and a copy will be delivered promptly.

Q: Who can help answer my questions?

A: If you have questions about the Special Meeting or the Asset Sale, or need assistance voting, please contact           toll free           at or by email at           , or contact the Company at Barnwell Industries, Inc., Attn: Secretary, 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046, telephone (713) 730-7026, email barnwellinfo@brninc.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include statements about the proposed Asset Sale, its completion and timing, purchase price adjustments, net cash proceeds, expected tax treatment and the availability and use of tax attributes, the 5% Royalty and call right, future drilling and royalty income, the transfer of abandonment and reclamation obligations, the anticipated benefits of the Asset Sale, and the Company’s strategy, liquidity, capital allocation and pursuit of strategic investments, acquisitions and potential business combinations. Words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “believe” and similar expressions identify forward-looking statements.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including: failure to obtain stockholder or governmental approvals or to satisfy closing conditions; termination of the Purchase Agreement, including in connection with a Superior Proposal, and any resulting Break Fee; purchase price adjustments, taxes and transaction costs; the availability and timing of tax deductions and the use of tax attributes; indemnification claims; commodity prices and future drilling activity; the amount and timing of royalty payments and whether the call right is exercised; the availability, terms and completion of strategic opportunities; general economic and market conditions; and the other risks described under “Risk Factors” and in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. Forward-looking statements speak only as of the date of this proxy statement, and the Company undertakes no obligation to update them except as required by law.

RISK FACTORS

In addition to the other information in this proxy statement and the risk factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and subsequent Quarterly Reports on Form 10-Q, you should carefully consider the following risks in deciding how to vote:

Risks Relating to the Asset Sale

The value of the 5% Royalty is uncertain, and the Company may receive substantially less than C$5,000,000 for it.

More than half of the base purchase price consists of the 5% Royalty rather than cash. The 5% Royalty applies only to the Corporation’s interest in future wells drilled on its lands. After closing, the Purchaser will control whether, when and how many wells are drilled. If few or no wells are drilled, or if production volumes or commodity prices are low, royalty payments may be minimal or nil. The C$5,000,000 value assigned to the 5% Royalty was agreed for purposes of the transaction and is not an independent appraisal of its fair value.

The Call Affiliate is not obligated to exercise the call right, and it has not yet been formed.

The Call Affiliate may purchase the 5% Royalty for C$5,000,000 at any time after closing, but it is not required to do so. The Call Affiliate is to be incorporated before closing and is expected to have no operating history or assets other than as the Purchaser may provide. The Company has no assurance that the Call Affiliate will have funds available if and when it chooses to exercise the call right.

The Company will depend on the Purchaser and its affiliates for future royalty payments.

Payment of the 5% Royalty depends on the Corporation’s performance under the 5% GORR Agreement after the Corporation is owned by the Purchaser. The Company will have limited information and audit rights and no control over operations. The Purchaser is a privately held corporation, and the Company has not received or included financial information about the Purchaser in this proxy statement.

The Asset Sale may not be completed, and failure to complete it could harm the Company.

Closing of the Asset Sale is subject to conditions, including the Vendor Approval, completion of the Pre-Closing Reorganization, receipt of Governmental Approvals and the absence of a Material Adverse Effect. If the Asset Sale is not completed by January 18, 2027, either party may terminate the Purchase Agreement. If the Asset Sale is not completed, the Company will have incurred significant transaction costs, will retain the Canadian business and its abandonment and reclamation obligations, and its stock price may decline.

The Company may be required to pay a C$500,000 Break Fee.

The Company must pay the Purchaser a C$500,000 Break Fee, and the Deposit will be returned, if the Purchase Agreement is terminated because the Vendor Approval is not obtained, because the Company fails to satisfy closing conditions as a result of its Willful Breach, or to accept a Superior Proposal. The Break Fee, the no-shop and the Purchaser’s matching right may discourage third parties from proposing alternative transactions.

The purchase price is subject to adjustment, and the cash the Company receives at closing may be less than C$4,000,000.

The purchase price will be adjusted for Closing Working Capital and the Indebtedness Amount, both at closing and in a post-closing true-up, and up to 25% of the Withholding Subject Amount may be withheld under Section 116 of the Income Tax Act (Canada) if a clearance certificate is not obtained.

The Company will have continuing indemnification obligations after closing.

The Company’s representations and warranties survive for 12 months after closing, and its indemnification obligations, subject to a C$2,000,000 deductible and a cap of 50% of the Purchase Price, could require the Company to pay the Purchaser after closing. The deductible and cap do not apply to pre-closing taxes, taxes arising from the Pre-Closing Reorganization, purchase price adjustments or Section 116 compliance, and tax-related claims survive until the applicable limitation period expires (five years for Section 116 matters).

Directors and executive officers may have interests in the Asset Sale that differ from yours.

See “Proposal No. 1 – The Asset Sale Proposal – Interests of the Company’s Directors and Executive Officers in the Asset Sale.”

The Board did not obtain a fairness opinion or an independent valuation of the 5% Royalty.

The Board did not obtain an opinion from a financial advisor as to the fairness, from a financial point of view, of the consideration to be received by the Company in the Asset Sale. The C$5,000,000 value of the 5% Royalty was agreed to by the parties for purposes of the transaction and was not determined by an independent appraisal. Stockholders will not have the benefit of an independent financial advisor’s analysis in evaluating whether the consideration is fair to the Company, and the actual value of the 5% Royalty to the Company may be more or less than C$5,000,000.

Risks Relating to the Company Following the Asset Sale

After the Asset Sale, the Company’s operations will consist principally of its interest in the 5% Royalty.

Following the completed sale of its remaining Hawaii development interests in September 2026 and the Asset Sale, the Company’s assets will consist principally of cash, the 5% Royalty, and any surplus reverting from the termination of its defined benefit pension plan. The Company’s future revenues will depend largely on royalty payments it does not control and on its ability to identify and complete strategic investments, acquisitions or business combinations. There can be no assurance that it will do so on favorable terms or at all. The Company may seek to enhance the value of the 5% Royalty, including by providing financing to support drilling on the Corporation’s lands or acquiring additional royalty interests, but there can be no assurance that any such efforts will be undertaken or successful.

The Company could be deemed a “shell company” or an investment company, and its common stock could be delisted.

If, after the Asset Sale, the Company is viewed as having no or nominal operations and its assets consist solely or principally of cash, cash equivalents and nominal other assets, it could be considered a “shell company” under SEC rules, which would limit its use of certain registration forms and the availability of Rule 144 to its stockholders. If the Company invests its cash in securities, it could become subject to regulation under the Investment Company Act of 1940. In addition, NYSE American may consider delisting a company that has sold or otherwise disposed of its principal operating assets or has ceased to be an operating company. The Company believes that its retention of the 5% Royalty reduces, but does not eliminate, this risk.

Management will have broad discretion over the use of the proceeds.

The Company has not identified any specific acquisition or investment, and stockholders will not have an opportunity to evaluate the merits of any future transaction before it is undertaken, except to the extent stockholder approval is required.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held on December 21, 2026, at 10:00 a.m., Central Time, at the Company’s executive offices, 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046.

Purpose of the Special Meeting

At the Special Meeting, stockholders will be asked to consider and vote on the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal and the Adjournment Proposal. The Company is not aware of any other business to be brought before the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of common stock at the close of business on           , 2026 are entitled to notice of and to vote at the Special Meeting. On the Record Date, shares of common stock were issued and outstanding and entitled to vote, each entitled to one vote. A majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions will be counted as present for purposes of determining a quorum.

Vote Required

Asset Sale Proposal. Approval requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 271 of the DGCL and the Purchase Agreement. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the Asset Sale Proposal.

Reverse Stock Split Proposal. Approval requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it, as permitted by Section 242(d)(2) of the DGCL. Abstentions and broker non-votes, if any, will have no effect.

Preferred Stock Proposal. Approval requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 242(b) of the DGCL. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal.

Authorized Share Increase Proposal. Approval requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it, as permitted by Section 242(d)(2) of the DGCL. Abstentions and broker non-votes, if any, will have no effect.

Par Value Reduction Proposal. Approval requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 242(b) of the DGCL. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal.

Transaction-Related Compensation Proposal. Approval requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, as required by Section 1.7 of the Bylaws. Abstentions will have the same effect as votes “AGAINST” the proposal; failures to vote and broker non-votes will have no effect. The vote is advisory and non-binding.

Adjournment Proposal. Approval requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, as required by Section 1.7 of the Bylaws. Abstentions will have the same effect as votes “AGAINST” the proposal. Failures to vote and broker non-votes will have no effect.

Broker Non-Votes. Under applicable stock exchange rules, brokers, banks and other nominees may not vote shares held in street name on “non-routine” matters without instructions from the beneficial owner. The Asset Sale Proposal, the Preferred Stock Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal are non-routine. The Reverse Stock Split Proposal and the Authorized Share Increase Proposal are expected to be routine matters on which nominees may vote uninstructed shares; such shares will be counted as present for quorum purposes, but will not be voted on the non-routine proposals.

Shares Held by Directors and Executive Officers

As of the Record Date, the Company’s directors and executive officers and their affiliates beneficially owned and were entitled to vote           shares of common stock, representing approximately           % of the outstanding shares. We currently expect that all of our directors and executive officers will vote their shares “FOR” each of the proposals. No voting or support agreements have been entered into in connection with the Asset Sale.

Voting; Proxies; Revocation

Stockholders of record may vote by Internet, by telephone, by mail using the enclosed proxy card, or in person at the Special Meeting. Street-name holders should follow the instructions of their broker, bank or other nominee. The Board has designated Craig D. Hopkins and Philip F. Patman, Jr. as proxies. If you sign and return a proxy card without voting instructions, your shares will be voted “FOR” each of the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, the Transaction-Related Compensation Proposal, and the Adjournment Proposal. You may revoke your proxy at any time before it is voted at the Special Meeting by delivering written notice of revocation to the Secretary, submitting a later-dated proxy, or voting in person at the meeting.

Solicitation of Proxies

The Company is paying the costs of soliciting proxies, including preparing, printing and mailing this proxy statement. The Company has engaged           to assist in the solicitation for an estimated fee of $           , plus reimbursement of reasonable expenses. Directors, officers and employees may solicit proxies in person, by telephone, email or otherwise without additional compensation. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Adjournments and Postponements

If a quorum is not present, the holders of a majority in interest of the shares present in person or represented by proxy may adjourn the Special Meeting under the Company’s Amended and Restated By-laws (the “Bylaws”). If a quorum is present but there are insufficient votes to approve the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal, or the Transaction-Related Compensation Proposal, the Special Meeting may be adjourned to solicit additional proxies if the Adjournment Proposal is approved. Notice of the adjourned meeting need not be given if its time and place are announced at the Special Meeting, unless the adjournment is for more than 30 days or a new record date is fixed. Under the Purchase Agreement, if the Company delivers a Superior Proposal Notice less than ten Business Days before the Special Meeting, the Company may, and upon the Purchaser’s request must, postpone the Special Meeting by up to ten Business Days (and in any event before the Outside Date), and may not hold the vote before the matching period expires.

Voting Results

Preliminary voting results will be announced at the Special Meeting, and final results will be reported on a Current Report on Form 8-K within four business days after the Special Meeting.

PROPOSAL NO. 1 – THE ASSET SALE PROPOSAL

The following describes material aspects of the Asset Sale. It may not contain all of the information that is important to you and is qualified by reference to the Purchase Agreement attached as Annex A.

Parties to the Asset Sale

Barnwell Industries, Inc., 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046; telephone (713) 730-7026. Barnwell is a Delaware corporation with operations and interests in energy and related assets. Its common stock trades on the NYSE American under the symbol “BRN.” Barnwell conducts its Canadian oil and natural gas business through its wholly owned subsidiaries Barnwell Canada and Octavian.

2798913 Alberta Ltd., 2121 370 522 130 Avenue SW, Calgary, Alberta T2Z 0G4; telephone +1 403-620-8680. The Purchaser is an Alberta corporation. Barnwell understands that 2798913 Alberta Ltd. was formed largely for the purpose of carrying out this transaction. The Purchaser has represented in the Purchase Agreement that it is not a “non-Canadian” within the meaning of the Investment Canada Act.

General Description of the Asset Sale

On October 5, 2026, the Company entered into the Purchase Agreement with the Purchaser. Under the Purchase Agreement, the Company has agreed to sell its Canadian oil and natural gas business to the Purchaser. The transaction is structured as a sale of the shares of the Canadian operating company and an assignment of a related intercompany note, following the Pre-Closing Reorganization described under “The Purchase Agreement – Pre-Closing Reorganization.” The Company will retain the Retained Assets, consisting of Barnwell Canada’s shares of Barnwell Hawaiian Properties, Inc. and its excess cash and near-cash assets.

In exchange, the Purchaser will pay the Company C$4,000,000 in cash, subject to adjustment, and will cause the Corporation to grant the 5% Royalty to the Vendor Subsidiary. The Call Affiliate will enter into a Call Agreement under which it may purchase the 5% Royalty for C$5,000,000 at any time after closing.

Background of the Asset Sale

Initial discussions with the Purchaser began following an unsolicited inquiry regarding Barnwell’s Twining area assets. The Company subsequently received an unsolicited proposal from the Purchaser, which the Board agreed to evaluate. A non-disclosure agreement was executed and a virtual data room established for due diligence. Following due diligence, the Purchaser reduced its proposed purchase price. The Company subsequently advised the Purchaser that the Company would likely need to pursue a broader marketed sale process.

On January 15, 2026, the Company engaged ATB Capital Markets Corp. (“ATB”) as its financial advisor to assist with a targeted strategic disposition process (the “Strategic Process”), including soliciting, reviewing and evaluating proposals for the Company’s Canadian oil and natural gas business and advising on related negotiations. With advice from ATB, the Board approved a confidential marketing process directed to 48 counterparties that had previously expressed interest or were considered likely to be interested in a corporate or asset transaction.

Beginning in January 2026, ATB, working primarily with the Company’s Chief Financial Officer Philip Patman, Jr. (“Mr. Patman”), contacted these counterparties to assess their interest. Nineteen parties executed confidentiality agreements and were provided access to a virtual data room containing detailed financial and technical information regarding the Company and its assets.

On March 14, 2026, the Board met with ATB to review six proposals received through the Strategic Process, including a proposal from the Purchaser. After considering the proposals, the Company’s short- and long-term business plans and other relevant factors, the Board authorized ATB to continue negotiations with interested counterparties.

On April 9, 2026, following negotiations led primarily by Mr. Patman with advice from ATB, the Company signed a non-binding proposal with the Purchaser, which had submitted the highest bid, and entered into a period of exclusivity. The exclusivity period expired on April 24, 2026 without a definitive agreement having been executed, as the Purchaser was unable to obtain sufficient financing to proceed on the proposed terms. ATB subsequently re-engaged previously interested counterparties and contacted additional potential purchasers.

From April through September 2026, the Board met on multiple occasions and received updates from management and ATB regarding the Strategic Process, discussions with interested counterparties and the Company’s Canadian oil and natural gas operations. Between July 31 and August 20, 2026, the Company received four non-binding proposals that it considered credible, including a revised proposal from the Purchaser that it appeared capable of financing following additional due diligence.

The Company continued to pursue discussions with the other potential purchasers, but none other than Purchaser was able to advance an executable proposal. Following those efforts, the Purchaser was the only party with an executable proposal. Mr. Patman continued negotiations on the Company’s behalf regarding valuation, the form of consideration and transaction timing.

Following those negotiations and a meeting of the Board on September 29, 2026, the Company entered into a definitive agreement to sell its Canadian oil and natural gas assets for a base purchase price of C$9 million, subject to working capital and indebtedness adjustments. The base purchase price consisted of C$4 million in cash and the 5% Royalty, assigned a value of C$5 million. The definitive agreement specified this assigned value for the 5% Royalty of C$5 million, included a C$1 million deposit, a C$500,000 break fee, restrictions on soliciting alternative proposals, provisions permitting the Board to respond to an unsolicited superior proposal subject to notice requirements and the Purchaser’s matching right, and indemnification provisions allocating specified post-closing risks between the parties.

Vote Required

Approval requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote, as required by Section 271 of the DGCL and the Purchase Agreement. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the Asset Sale Proposal.

Recommendation of the Board; Reasons for the Asset Sale

After careful consideration, the Board unanimously (i) determined that the Purchase Agreement and the Asset Sale are advisable and in the best interests of the Company and its stockholders, (ii) approved the Purchase Agreement and the Asset Sale, and (iii) recommended that stockholders vote “FOR” the Asset Sale Proposal.

In reaching its determination, the Board consulted with management and its legal and financial advisors and considered a number of factors, including the following, which it viewed as supporting its decision:

●	Simplification and strategic repositioning. Together with the completed sale of the Company’s remaining Hawaii development interests and the separately announced termination of its defined benefit pension plan, the Asset Sale is intended to simplify the Company, reduce legacy obligations, increase financial flexibility and position the Company to pursue strategic opportunities capable of materially increasing long-term per-share value.

●	Monetization of a subscale business. The Asset Sale allows the Company to monetize a subscale operating business while preserving exposure to future development of the properties.

●	Cash at closing. The Company will receive C$4,000,000 in cash, subject to adjustment, of which C$1,000,000 has already been deposited in escrow.

●	Continued participation through the 5% Royalty. The 5% Royalty gives the Company continued participation in future drilling on all of its Canadian lands.

●	Call right economics. If the Call Affiliate exercises its call right, the Company will receive C$5,000,000 without reduction for royalty payments previously received, which the Board believed gives the Purchaser an economic incentive to exercise the call right rather than continue making royalty payments.

●	Transfer of abandonment and reclamation obligations. The Canadian business’s abandonment, reclamation and site restoration obligations will remain with the Corporation and be removed from the Company’s consolidated balance sheet, subject to the Company’s indemnification obligations.

●	Limited tax impact. Based on its available Canadian and U.S. tax attributes, the Company expects a limited tax impact on the C$9,000,000 base consideration.

●	Certainty of closing. The Purchaser has represented that it has sufficient funds, the Purchase Agreement has no financing condition, and the Purchaser paid a C$1,000,000 Deposit at signing.

●	Ability to respond to superior proposals. Before the Vendor Approval, the Board may respond to unsolicited proposals and terminate the Purchase Agreement to accept a Superior Proposal, subject to the matching right and payment of the C$500,000 Break Fee, which the Board believed was reasonable.

●	Stockholder approval. The Asset Sale is subject to approval by the holders of a majority of the outstanding shares.

●	Alternative proposals. The Board considered the realistic available alternatives, as described in the section entitled “Background of the Asset Sale,” and concluded that the Asset Sale reflected the best option available to the Company.

The Board also considered potentially negative factors, including:

●	that more than half of the base purchase price consists of the 5% Royalty, whose value depends on future drilling and production the Company will not control;

●	that exercise of the call right is at the Call Affiliate’s discretion and is not assured, and that the Call Affiliate has not yet been formed;

●	that the Company’s operations after the Asset Sale, will consist principally of the 5% Royalty, and that management’s plans to redeploy capital may not succeed;

●	the no-shop restrictions, matching right and Break Fee, which may discourage alternative proposals;

●	the Company’s post-closing indemnification obligations, purchase price adjustments and potential Section 116 withholding;

●	the risk that the Asset Sale may not be completed and the costs and disruption of the pending transaction;

●	the interests of certain directors and executive officers in the Asset Sale; and

●	that the Board did not obtain an opinion from a financial advisor as to the fairness, from a financial point of view, of the consideration to be received by the Company in the Asset Sale, or an independent valuation of the 5% Royalty.

This discussion is not intended to be exhaustive. The Board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weight to different factors.

Interests of the Company’s Directors and Executive Officers in the Asset Sale

In considering the Board’s recommendation, stockholders should be aware that certain directors and executive officers may have interests in the Asset Sale that differ from, or are in addition to, those of stockholders generally. The Board was aware of these interests and considered them in approving the Purchase Agreement and recommending the Asset Sale.

●	Craig D. Hopkins, our Chief Executive Officer, President and a director, has been President of Octavian since 2017 and President and Chief Operating Officer of Barnwell Canada since 2020. The Company will pay to him and other Canadian executives the Canadian Sale Bonus (as defined below). Mr. Hopkins is expected to continue with the Corporation at closing, and the responsibility for his employment and resulting compensation will remain with the Corporation.

●	Canadian Sale Bonus. Under employment agreements between Octavian and its four employees, including Mr. Hopkins, each entered into prior to the appointment of Mr. Hopkins as CEO, a bonus pool (the “Canadian Sale Bonus”) may become payable upon completion of the Asset Sale, with the aggregate amount determined under the formula set forth in Schedule B to those agreements. Based on current estimates, the aggregate Canadian Sale Bonus is expected to be C$[600,000] (approximately US$[423,100] at an exchange rate of C$1.00 = US$0.7052, payable in cash and to be allocated among the four employees of Octavian as well as those of Barnwell of Canada. Mr. Hopkins will propose the allocation, subject to Board approval, and is expected to receive approximately C$[150,000] (approximately US$[105,800] an exchange rate of C$1.00 = US$0.7052). See “Proposal No. 6 – The Transaction-Related Compensation Proposal.”

●	Philip F. Patman, Jr., our Chief Financial Officer, Treasurer, Secretary and a director, has no specific transaction bonus or compensation tied to the Asset Sale under his Executive Employment Agreement. He is likely to continue with the Company at closing, and is also likely to assume the title of Chief Executive Officer.

●	Equity awards. The closing of the Asset Sale is likely to constitute a Change in Control under the 2018 Equity Incentive Plan. However, acceleration under the applicable Change in Control provisions also requires a qualifying termination of Mr. Hopkins’s employment, Mr. Patman’s employment, or, for the Non-Executive Directors, non-continuation as a director of the successor entity upon the Change in Control. In no case is this additional condition expected to occur in connection with the Asset Sale. Accordingly, no acceleration of the applicable RSUs or Options is expected under those provisions solely as a result of the Asset Sale.

●	Indemnification and insurance. Directors and officers of the Corporation will deliver resignations and mutual releases at closing, which preserve their rights to existing corporate indemnity and insurance.

For quantification of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale, see “Proposal No. 6 – The Transaction-Related Compensation Proposal – Golden Parachute Compensation.”

Business of the Company Following the Asset Sale

Following the Asset Sale, the Company will continue as a public company and expects its common stock to remain listed on the NYSE American. Management intends to devote the majority of its efforts to identifying opportunities to redeploy the Company’s capital and public-company platform at greater scale, and is evaluating strategic investments, acquisitions and potential business combinations. The Company will hold the 5% Royalty through the Vendor Subsidiary and will retain the Retained Assets.

Accounting Treatment

The results of the Canadian oil and natural gas business are expected to be reported as discontinued operations. Upon closing, the Company expects to derecognize the assets and liabilities of the Corporation, including its asset retirement obligations, record the 5% Royalty at fair value, and recognize a gain equal to the difference between the consideration received and the carrying amount of the net assets sold, less transaction costs.

Material U.S. Federal Income Tax Consequences

Stockholders. The Asset Sale will not result in any U.S. federal income tax consequences to stockholders, because stockholders will not receive any consideration and will retain their shares.

The Company. The Asset Sale will be a taxable transaction to the Company for U.S. federal income tax purposes and a disposition of taxable Canadian property for Canadian tax purposes. Based on its available Canadian and U.S. tax attributes, the Company expects a limited tax impact on the C$9,000,000 base consideration. The Company expects that the assignment of the C$8,750,000 Vendor Promissory Note for an equivalent amount of consideration will not result in a material taxable gain. The Company intends to seek a clearance certificate under Section 116 of the Income Tax Act (Canada) with respect to the disposition of the Corporation Shares, to which C$250,000 of the base purchase price, subject to adjustment, has been allocated. If the required clearance certificate is not obtained prior to closing, 25% of the amount allocated to the Corporation Shares, as adjusted, less any amount covered by a clearance certificate, will be withheld from the purchase price and placed in escrow. The escrowed funds will be released to the Company upon receipt of the applicable clearance certificate or applied toward any required Canadian withholding tax obligations. Aggregate royalty payments and call-option proceeds exceeding the C$5,000,000 value attributed to the 5% Royalty would be subject to tax.

Regulatory Approvals

No Canadian governmental or regulatory approvals are required to complete the Asset Sale. Because the transaction is a sale of shares of the Corporation, licenses held by the Corporation, including Alberta Energy Regulator well licenses, will remain with the Corporation. The Purchaser has represented that it is not a “non-Canadian” within the meaning of the Investment Canada Act. Other than the filing of this proxy statement with the SEC and compliance with the DGCL, no U.S. federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the Asset Sale.

No Appraisal Rights

Under Section 262 of the DGCL, stockholders are not entitled to appraisal rights in connection with a sale of assets, unless the corporation’s certificate of incorporation provides otherwise. The Company’s Certificate of Incorporation, as amended, does not provide for appraisal rights in connection with the Asset Sale.

Past Contacts, Transactions or Negotiations

Except as described under “Background of the Asset Sale” and “Interests of the Company’s Directors and Executive Officers in the Asset Sale,” during the past two fiscal years and the current fiscal year, there have been no material contacts, negotiations or transactions between the Company or its affiliates and the Purchaser or its affiliates concerning a merger, acquisition, tender offer, election of directors or sale of a material amount of assets.

THE PURCHASE AGREEMENT

The following summarizes material provisions of the Purchase Agreement, a copy of which is attached as Annex A and incorporated by reference. This summary is qualified in its entirety by the full text of the Purchase Agreement. The Purchase Agreement has been included to provide stockholders with information regarding its terms and is not intended to provide any other factual information about the Company, the Purchaser or the Corporation. The representations and warranties were made solely for the benefit of the parties, may be subject to limitations agreed by the parties (including qualification by the confidential disclosure letter), may have been made to allocate risk rather than establish facts, and may apply standards of materiality different from those applicable to investors. Stockholders should not rely on them as characterizations of the actual state of facts. All initially capitalized terms contained herein that are not defined herein are defined in the Purchase Agreement.

Pre-Closing Reorganization

Before closing, the Company and its subsidiaries will complete the Pre-Closing Reorganization set out in Schedule C to the Purchase Agreement, under which:

1.	Barnwell Canada will distribute its shares of Barnwell Hawaiian Properties, Inc. and its excess cash or near-cash assets (the Retained Assets) to the Company;

2.	Barnwell Canada will continue as a regular Alberta corporation named “Barnwell of Canada, Limited”;

3.	Barnwell of Canada, Limited and Octavian will complete a long-form horizontal amalgamation;

4.	the Company will contribute to the amalgamated corporation, as a contribution of capital, an intercompany debt in the principal amount of US$3,103,577.72 owed by it to the Company;

5.	the amalgamated corporation will return capital to the Company in the amount of C$8,750,000, paid by issuing the Vendor Promissory Note, a non-interest-bearing, Canadian-dollar demand note; and

6.	the Company will incorporate the Vendor Subsidiary, a wholly owned Alberta corporation, which will be granted the 5% Royalty at closing.

Purchase and Sale

At closing, the Company will sell the Corporation Shares and the Vendor Promissory Note to the Purchaser.

Purchase Price

The Purchase Price is (i) the Base Purchase Price of C$9,000,000, consisting of the Cash Consideration of C$4,000,000 and the 5% Royalty, plus (ii) the Working Capital Difference (which may be negative), minus (iii) the Indebtedness Amount (excluding the Vendor Promissory Note). Target Working Capital is C$0. At closing, the Purchaser will (a) pay the Company the Cash Consideration plus the Working Capital Difference, less the Indebtedness Amount, the Deposit and any Withheld Amount (the “Closing Payment”), (b) pay any Withheld Amount to the Escrow Agent, (c) cause the Corporation to grant the 5% Royalty to the Vendor Subsidiary under the 5% GORR Agreement, and (d) cause the Call Affiliate to execute and deliver the Call Agreement.

At least three Business Days before closing, the Company will deliver a Closing Statement with its good-faith estimate of Closing Working Capital, the Working Capital Difference, the Indebtedness Amount and the Closing Payment. For illustration only, the example calculation attached as Schedule B to the Purchase Agreement, prepared as of June 30, 2026, reflected a Working Capital Difference of C$788,665.59, no Indebtedness Amount and an adjusted Purchase Price of C$9,788,665.59. Actual amounts at closing will differ.

Purchase Price Allocation

The parties have agreed to allocate the Base Purchase Price (i) C$8,750,000 to the Vendor Promissory Note and C$250,000 to the Corporation Shares, and (ii) C$5,000,000 to the 5% Royalty and C$4,000,000 to the Cash Consideration. All adjustments will be allocated to the Corporation Shares (as adjusted, the “Withholding Subject Amount”).

Post-Closing Adjustment

Within 60 days after closing, a Post-Closing Statement will be prepared to adjust the Purchase Price for actual Closing Working Capital, the Indebtedness Amount and related items. Disputed items not resolved by the parties will be referred to an independent accountant (KPMG LLP), acting as an expert and not as an arbitrator, whose determination will be final and binding absent manifest error. The independent accountant’s fees will be shared equally.

Deposit

Concurrently with signing, the Purchaser paid a deposit of C$1,000,000 to the Escrow Agent. If closing occurs, the Deposit (with interest) will be paid to the Company and applied toward the Purchase Price. If the Company terminates because of the Purchaser’s uncured breach, the Deposit will be paid to the Company, in addition to its other rights and remedies. If the Purchaser terminates because of the Company’s uncured breach, the Deposit will be returned to the Purchaser.

Canadian Withholding Tax

If the Company does not deliver to the Purchaser, at least one Business Day before closing, a certificate under Section 116 of the Income Tax Act (Canada) with a certificate limit at least equal to the Withholding Subject Amount, the Purchaser will withhold 25% of the Withholding Subject Amount (or of the excess over the certificate limit) and pay it to the Escrow Agent under the Withholding Tax Escrow Agreement. The Purchase Price is inclusive of any amount withheld, and any excess withheld amount is for the Company’s account.

Closing

Closing will occur on the date that is five Business Days after the conditions to closing are satisfied or waived (other than those to be satisfied at closing), or another date agreed in writing, but in any event not later than the Outside Date of January 18, 2027.

Representations and Warranties

The Company has made customary representations and warranties regarding itself and the Corporation, including organization, authority and enforceability, title to the Corporation Shares, capitalization, financial statements, the reserves report prepared by Insite Petroleum Consultants Ltd. as of September 30, 2025, material contracts, title to assets, wells, environmental matters, taxes, employees, insurance, litigation, solvency and brokers. The Purchaser has made representations regarding organization, authority, sufficiency of funds, anti-corruption, Investment Canada Act status and solvency. Many representations are qualified by materiality, Material Adverse Effect or knowledge.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to have a material and adverse effect on the Corporation’s assets, business, operations or financial condition, taken as a whole, the Corporation Shares or the Company’s ability to consummate the transaction, subject to customary exceptions, including changes in the economy, financial markets or the industry, hostilities and pandemics, changes in law or accounting principles, and the announcement or pendency of the transaction.

Conduct of Business Before Closing

Until closing, the Company will cause the Corporation to conduct its business in the ordinary course in all material respects, maintain its records and insurance, and refrain from specified actions without the Purchaser’s consent (not to be unreasonably withheld), including material expenditures, settlements, encumbrances, equity issuances, indebtedness, derivatives and tax elections.

Efforts; Governmental Approvals

Each party has agreed to use commercially reasonable efforts to consummate the transaction, including obtaining the Governmental Approvals and third-party consents. The Purchaser is responsible for paying or posting any fees, guarantees or security deposits required by any Governmental Authority or third party in connection with such consents and approvals within five Business Days of request.

No Solicitation of Acquisition Proposals

The Company has agreed to cease existing discussions regarding any Acquisition Proposal and not to solicit, knowingly facilitate or encourage any Acquisition Proposal, participate in discussions or provide information regarding one, change the Board’s recommendation, or approve or recommend any Acquisition Proposal. The Company must notify the Purchaser orally and then in writing within 24 hours of receiving any Acquisition Proposal or related request, including its material terms and the identity of the person making it, and keep the Purchaser informed.

Before the Vendor Approval is obtained, if the Company receives an unsolicited written Acquisition Proposal, it may contact the person making it to clarify its terms and may engage in discussions and provide information if the Board first determines in good faith, after consultation with its financial advisors and outside legal counsel, that failing to do so would be inconsistent with its fiduciary duties under Delaware law and that the proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Company enters into a confidentiality and standstill agreement on “market” terms and provides the same information to the Purchaser.

A “Superior Proposal” is a bona fide written Acquisition Proposal, made after signing by an arm’s-length person, to acquire all of the Corporation Shares or all or substantially all of the Corporation’s assets that, among other things, did not result from a material breach of the no-shop, is reasonably capable of being completed without undue delay, is not subject to a financing or due diligence condition, and that the Board determines in good faith, after advice from outside legal counsel and financial advisors, would be more favorable from a financial point of view to the Company and its stockholders than the Asset Sale (including any adjustments proposed by the Purchaser).

Change in Recommendation; Superior Proposals; Matching Right

Before the Vendor Approval, the Board may make a Change in Recommendation and the Company may enter into a definitive agreement for a Superior Proposal only if: (i) the Company has complied in all material respects with the no-shop; (ii) it has delivered a Superior Proposal Notice, including the value the Board ascribes to any non-cash consideration, and a copy of any proposed definitive agreement; (iii) at least five Business Days have elapsed (the “Matching Period”); (iv) after the Matching Period, the Board determines in good faith that the proposal remains a Superior Proposal, taking into account any amendments proposed by the Purchaser, and that failing to act would be inconsistent with its fiduciary duties; and (v) the Company terminates the Purchase Agreement and pays the Break Fee. During the Matching Period, the Company must negotiate in good faith with the Purchaser regarding any proposed amendments. Each material amendment to a Superior Proposal starts a new five Business Day Matching Period.

Conditions to Closing

Mutual conditions: no proceeding by a Governmental Authority seeking to enjoin the transaction; no legal restraint or law preventing it; receipt of the Governmental Approvals; and completion of the Pre-Closing Reorganization.

Purchaser’s conditions: accuracy of the Company’s fundamental representations in all material respects and of its other representations except where the failure has not had a Material Adverse Effect; performance of covenants in all material respects; an officer’s certificate; delivery of closing documents; and no Material Adverse Effect since signing.

Company’s conditions: accuracy of the Purchaser’s representations in all material respects; performance of covenants in all material respects; an officer’s certificate; receipt of the Vendor Approval (which may not be waived without the Purchaser’s consent); payment of the Closing Payment; and delivery of closing documents.

Termination

The Purchase Agreement may be terminated before closing:

●	by mutual written agreement;

●	by the Company, if the Purchaser breaches its representations or covenants such that a closing condition would fail and the breach is incapable of cure by the Outside Date or is not cured within 30 days after notice (unless the Company is itself in material breach);

●	by the Purchaser, on the same basis for a breach by the Company;

●	by either party, if a final and non-appealable order or legal restraint prevents the transaction, or if closing has not occurred by the Outside Date (other than through the terminating party’s failure to comply with its obligations); or

●	by the Company, before the Vendor Approval, to effect a Change in Recommendation with respect to, or enter into a definitive agreement for, a Superior Proposal in compliance with the no-shop, provided the Company pays the Break Fee.

Break Fee; Effect of Termination

In addition to the return of the Deposit, the Company must pay the Purchaser a Break Fee of C$500,000 within ten Business Days of termination if the Purchase Agreement is terminated as a result of the failure to obtain the Vendor Approval or the Company’s failure to satisfy closing conditions as a result of its Willful Breach of its covenants. If the Company terminates the Purchase Agreement to accept a Superior Proposal, it must pay the Break Fee before or concurrently with termination and the Deposit will be returned. The Break Fee is payable only once. The parties have agreed that the Deposit and the Break Fee are liquidated damages and the maximum aggregate amount payable, except for liability for Willful Breach. Following a compliant termination for a Superior Proposal, the Break Fee and the return of the Deposit are the Purchaser’s sole and exclusive remedy.

Indemnification

Subject to the limitations below, after closing the Company will indemnify the Purchaser for losses arising from breaches of the Company’s representations, warranties and covenants, pre-closing taxes of the Corporation (other than those included in Closing Working Capital), the Pre-Closing Reorganization, and the Retained Assets. The Purchaser will indemnify the Company for breaches of its representations, warranties and covenants.

Representations and warranties generally survive for 12 months after closing. Covenants survive until performed (pre-closing covenants for 12 months). Tax matters survive until the applicable limitation period expires, except that Section 116 matters survive for five years.

The Company will not be liable until aggregate losses exceed a C$2,000,000 Deductible, and then only for the excess. Individual claims of C$50,000 or less are excluded and do not count toward the Deductible. The Company’s aggregate liability is capped at 50% of the Purchase Price. These limitations do not apply to pre-closing taxes, taxes arising from the Pre-Closing Reorganization, purchase price adjustments, or failure to comply with Section 116 of the Tax Act. After closing, the indemnities under the Purchase Agreement are the parties’ sole and exclusive remedy except for claims of knowing and intentional fraud, and except that either party may seek an injunction or specific performance to prevent or remedy breaches of the Purchase Agreement.

Abandonment and Reclamation Obligations

Because the Purchaser is acquiring the Corporation, the Corporation will remain responsible for the Abandonment and Reclamation Obligations associated with its wells, facilities and lands, which will no longer be obligations of the Company’s consolidated group following closing, subject to the Company’s indemnification obligations.

Governing Law; Dispute Resolution

The Purchase Agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable there, except that the fiduciary duties of the Board and the corporate authorization and stockholder approval of the transaction are governed by Delaware law. Disputes not resolved by negotiation within 30 days are subject to binding arbitration in Calgary, Alberta under the National Arbitration Rules of the ADR Institute of Canada and the Arbitration Act (Alberta).

Amendment and Waiver

The Purchase Agreement may be amended or waived only in writing signed by the parties. Following receipt of the Vendor Approval, no amendment that by law requires further stockholder approval will be made without that approval.

ANCILLARY AGREEMENTS TO PURCHASE AGREEMENT

5% GORR Agreement. At closing, the Purchaser will cause the Corporation to grant the 5% Royalty to the Vendor Subsidiary, a wholly owned subsidiary of the Company to be formed before closing, under a 5% GORR Agreement substantially in the form attached as Exhibit D to the Purchase Agreement. The 5% Royalty is a 5% gross overriding royalty on the Corporation’s interest in all future wells drilled on the Petroleum and Natural Gas Rights within, upon or under the Lands. The parties have agreed to value the 5% Royalty at C$5,000,000 for purposes of the Purchase Agreement. The 5% Royalty is subject to the Call Affiliate’s right to purchase it under the Call Agreement described below.

Call Agreement. At closing, the Purchaser will cause the Call Affiliate, an affiliate of the Purchaser to be formed before closing, to enter into a Call Agreement with the Vendor Subsidiary substantially in the form attached as Exhibit E to the Purchase Agreement. Under the Call Agreement, the Call Affiliate may purchase the 5% Royalty at any time after closing for C$5,000,000. Royalty payments received before exercise will not reduce that price. Exercise of the call right is at the Call Affiliate’s discretion, and there can be no assurance that it will be exercised.

Deposit Escrow Agreement and Withholding Tax Escrow Agreement. Concurrently with signing the Purchase Agreement, the Company, the Purchaser and the Escrow Agent (the Company’s solicitors) entered into the Deposit Escrow Agreement, under which the C$1,000,000 Deposit is held pending closing or termination. If the Company does not deliver a Section 116 Certificate with a sufficient Certificate Limit at least one Business Day before closing, the Company, the Purchaser and the Escrow Agent will enter into a Withholding Tax Escrow Agreement at closing, substantially in the form attached as Exhibit C to the Purchase Agreement, under which the Escrow Agent will hold any Withheld Amount until it is released to the Company or remitted to the Canada Revenue Agency. See “The Purchase Agreement – Canadian Withholding Tax.”

FINANCIAL INFORMATION

Unaudited Preliminary Pro Forma Condensed Consolidated Financial Information

The following unaudited preliminary pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X and gives effect to the proposed Asset Sale and separately, to the completed sale of the Company’s remaining Hawaii development interests. The Asset Sale is considered a significant disposition for purposes of Article 11 of Regulation S-X and, accordingly, the Company is presenting the following unaudited preliminary pro forma condensed consolidated financial information.

The unaudited preliminary pro forma condensed consolidated balance sheet as of June 30, 2026 gives effect to the Asset Sale as if it had occurred on June 30, 2026. The unaudited preliminary pro forma condensed consolidated statements of operations for the nine months ended June 30, 2026 and the fiscal year ended September 30, 2025 give effect to the Asset Sale as if it had occurred on October 1, 2024.

The unaudited preliminary pro forma condensed consolidated financial information should be read in conjunction with the Company’s historical consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and Quarterly Report on Form 10-Q for the nine months ended June 30, 2026, as applicable.

The unaudited preliminary pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial statements and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on available information and assumptions that management believes are reasonable under the circumstances.

The unaudited preliminary pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company’s financial position or results of operations would have been had the Asset Sale occurred on the dates assumed, nor does it purport to project the Company’s future financial position or results of operations. The actual effects of the Asset Sale may differ materially from those reflected in the unaudited preliminary pro forma condensed consolidated financial information.

BARNWELL INDUSTRIES INC.

Preliminary Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

	As at June 30, 2026	Asset Sale (A)	Notes	Hawaii Sale (B)	Notes	Proforma June 30, 2026
ASSETS
Current assets:
Cash and cash equivalents	4,467,000	1,130,000	(i)	1,653,000	(iv)	7,250,000
Accounts and other receivables, net of allowance for credit losses	1,442,000	(1,397,000)		-		45,000
Other current assets	577,000	(322,000)		-		255,000
Total current assets	6,486,000	(589,000)		1,653,000		7,550,000
Asset for retirement benefits	6,312,000	-		-		6,312,000
Investments	391,000	-		(391,000)		-
Operating lease right-of-use assets	86,000	(86,000)		-		-
Other non-current assets	310,000	(310,000)		-		-
Property and equipment:						-
Proved oil and natural gas properties (full cost method)	73,536,000	(73,536,000)		-		-
Unproved oil and natural gas properties	-	3,520,000	(i)	-		3,520,000
Other property and equipment	286,000	(286,000)		-		-
Total property and equipment	73,822,000	(70,302,000)		-		3,520,000
Accumulated depletion, impairment, depreciation, and amortization	(65,918,000)	65,918,000		-		-
Total property and equipment, net	7,904,000	(4,384,000)		-		3,520,000
Total assets	21,489,000	(5,369,000)		1,262,000		17,382,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	1,215,000	(797,000)		-		418,000
Accrued capital expenditures	47,000	(47,000)		-		-
Accrued compensation	176,000	(43,000)		-		133,000
Accrued operating and other expenses	1,094,000	(1,049,000)		-		45,000
Current portion of asset retirement obligation	513,000	(513,000)		-		-
Other current liabilities	371,000	(83,000)		-		288,000
Total current liabilities	3,416,000	(2,532,000)		-		884,000
Operating lease liabilities	53,000	(53,000)		-		-
Liability for retirement benefits	1,756,000	-		-		1,756,000
Asset retirement obligation	7,309,000	(7,309,000)		-		-
Deferred income tax liabilities	18,000	-		-		18,000
Total liabilities	12,552,000	(9,894,000)		-		2,658,000
Equity:
Common stock	7,298,000	-		-		7,298,000
Additional paid-in capital	10,691,000	-		-		10,691,000
Accumulated deficit	(9,524,000)	7,219,000	(ii)	1,303,000	(v)	(1,002,000)
Accumulated other comprehensive income, net	2,694,000	(2,694,000)	(iii)	-		-
Treasury stock	(2,286,000)	-		-		(2,286,000)
Total stockholders’ equity	8,873,000	4,525,000		1,303,000		14,701,000
Non-controlling interests	64,000	-		(41,000)		23,000
Total equity	8,937,000	4,525,000		1,262,000		14,724,000
Total liabilities and equity	21,489,000	(5,369,000)		1,262,000		17,382,000

BARNWELL INDUSTRIES INC.

Preliminary Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

For the nine months ended June 30, 2026

	Nine months ended June 30, 2026	Asset Sale (C)	Hawaii Sale (D)	Proforma nine months ended June 30, 2026
Revenues:
Oil and natural gas	8,454,000	(8,454,000)	-	-
Sale of interest in leasehold land	70,000	-	(70,000)	-
Gas processing and other	136,000	(112,000)	-	24,000
	8,660,000	(8,566,000)	(70,000)	24,000
Costs and expenses:
Oil and natural gas operating	5,952,000	(5,952,000)	-	-
General and administrative	4,546,000	(1,746,000)	(27,000)	2,773,000
Depletion, depreciation, and amortization	1,699,000	(1,690,000)	-	9,000
Foreign currency loss (gain)	67,000	(67,000)	-	-
Interest expense	1,000	(1,000)	-	-
	12,265,000	(9,456,000)	(27,000)	2,782,000
Loss from continuing operations before equity in income of affiliates and income taxes	(3,605,000)	890,000	(43,000)	(2,758,000)
Equity in income of affiliates	714,000	-	(714,000)	-
Loss from continuing operations before income taxes	(2,891,000)	890,000	(757,000)	(2,758,000)
Income tax provision (benefit)	40,000	(40,000)	-	-
Net loss	(2,931,000)	930,000	(757,000)	(2,758,000)
Less: Net earnings attributable to non-controlling interests	85,000	-	(85,000)	-
Net loss attributable to Barnwell Industries, Inc.	(3,016,000)	930,000	(672,000)	(2,758,000)
Basic and diluted loss per common share attributable to Barnwell Industries, Inc. stockholders:
Net loss attributable to Barnwell Industries, Inc.	$ (0.24)			$ (0.22)
Weighted-average number of common shares outstanding:
Basic and diluted	12,688,620			12,688,620

BARNWELL INDUSTRIES INC.

Preliminary Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

For the year ended September 30, 2025

	Year ended September 30, 2025	Asset Sale (C)	Hawaii Sale (D)	Proforma year ended September 30, 2025
Revenues:
Oil and natural gas	13,563,000	(12,393,000)	-	1,170,000
Gas processing and other	134,000	(129,000)	-	5,000
	13,697,000	(12,522,000)	-	1,175,000
Costs and expenses:
Oil and natural gas operating	8,966,000	(8,547,000)	-	419,000
General and administrative	6,937,000	(2,043,000)	(289,000)	4,605,000
Depletion, depreciation, and amortization	3,146,000	(2,802,000)	-	344,000
Impairment of assets	865,000	-	-	865,000
Foreign currency loss (gain)	192,000	(192,000)	-	-
Interest expense	7,000	(1,000)	-	6,000
Loss on sale of assets	636,000	-	-	636,000
	20,749,000	(13,585,000)	(289,000)	6,875,000
Loss from continuing operations before equity in income of affiliates and income taxes	(7,052,000)	1,063,000	289,000	(5,700,000)
Income tax provision	71,000	(71,000)	-	-
Net loss from continuing operations	(7,123,000)	1,134,000	289,000	(5,700,000)
Net earnings (loss) from discontinued operations	12,000	-	-	12,000
Net loss	(7,111,000)	1,134,000	289,000	(5,688,000)
Less: Net (loss) earnings attributable to non-controlling interests	(8,000)	-	8,000	-
Net loss attributable to Barnwell Industries, Inc. stockholders	(7,103,000)	1,134,000	281,000	(5,688,000)
Basic and diluted loss per common share attributable to Barnwell Industries, Inc. stockholders:
Net loss attributable to Barnwell Industries, Inc.	$ (0.71)			$ (0.57)
Weighted-average number of common shares outstanding:
Basic and diluted	10,056,479			10,056,479

BARNWELL INDUSTRIES INC.

Notes to the Unaudited Preliminary Pro Forma Condensed Consolidated Financial Statements

The Unaudited Preliminary Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2026, and the Unaudited Preliminary Pro Forma Condensed Consolidated Statements of Operations for the nine months ended June 30, 2026 and for the year ended September 30, 2025, include the following adjustments:

(A)	Reflects the Asset Sale pursuant to the Purchase Agreement, adjustments required to record the estimated cash proceeds (net of transaction costs) received in connection with the Asset Sale and recognition of the estimated gain on sale in retained deficit as if the transaction had occurred on June 30, 2026.

(i)	Estimated proceeds in connection with the Asset Sale are as follows:

Cash	2,816,000
5% Royalty	3,520,000
Total consideration	6,336,000
Estimated transaction costs	(880,000)
Net proceeds	5,456,000

Consideration denominated in Canadian dollars has been translated using the June 30, 2026 CAD/USD exchange rate of 0.7040.

No income tax expense has been reflected on the estimated gain on sale because the Company expects available net operating loss carryforwards and other tax attributes to fully offset any resulting taxable income.

The Asset Sale consideration includes the 5% Royalty, which has been assigned a preliminary estimated value of approximately $3,520,000 (C$5,000,000) for purposes of the unaudited preliminary pro forma condensed consolidated financial statements. Management believes this preliminary estimate is reasonable based on the negotiated arm’s-length allocation of C$5,000,000 to the 5% Royalty in the purchase agreement, illustrative valuation analyses prepared by the Company’s financial advisor, and the purchaser’s right to acquire the 5% Royalty for C$5,000,000 following closing. Accordingly, management believes the preliminary estimated value is factually supportable for purposes of the unaudited preliminary pro forma condensed consolidated financial statements. The ultimate value assigned to the GORR may differ from this preliminary estimate.

(ii)	Estimated gain on the Asset Sale, assuming Barnwell completed the sale on June 30, 2026, is as follows:

Net proceeds	5,456,000
Net assets sold	931,000
Accumulated other comprehensive income	2,694,000
Estimated gain on sale	7,219,000

For purposes of the unaudited preliminary pro forma condensed consolidated balance sheet, the estimated gain recognized in retained deficit is based on the net carrying value of the Canadian asset as of June 30, 2026 rather than as of the Closing Date of the transaction. As a result, the estimated gain reflected herein may differ materially from the actual gain on the Asset Sale as of the Closing Date because of the differences in the carrying value of assets and liabilities at the Closing Date.

(iii)	Reflects the reclassification of cumulative foreign currency translation adjustments from accumulated other comprehensive income to earnings upon disposal of the Canadian operations.

(B)	Reflects the sale of the remaining Hawaii development interests (the “Hawaii Sale”) adjustments required to record the estimated cash proceeds (net of transaction costs) received in connection with the Hawaii Sale and recognition of the estimated gain on sale in retained deficit as if the transaction had occurred on June 30, 2026.

The Hawaii sale was completed independently of the Asset Sale and is presented separately solely to illustrate its effect on the historical financial statements. The Hawaii Sale is not part of the Asset Sale transaction being submitted for stockholder approval.

(iv)	Estimated proceeds in connection with the Hawaii Sale are as follows:

Cash	1,547,000
Estimated transaction costs	(10,000)
Net proceeds	1,537,000

(v)	Estimated gain on the Hawaii Sale, assuming Barnwell completed the sale on June 30, 2026, is as follows:

Net proceeds	1,537,000
Net assets sold	234,000
Estimated gain on sale	1,303,000

For purposes of the unaudited preliminary pro forma condensed consolidated balance sheet, the estimated gain recognized in retained deficit is based on the net carrying value of the remaining Hawaii development interests as of June 30, 2026 rather than as of the Closing Date of the transaction. As a result, the estimated gain reflected herein may differ materially from the actual gain on the Hawaii Sale as of the Closing Date because of the differences in the carrying value of assets and liabilities at the Closing Date.

(C)	Reflects the Asset Sale pursuant to the Purchase Agreement.

(D)	Reflects the Hawaii Sale.

Historical Financial Statements of the Company

The Company’s audited consolidated financial statements as of and for the fiscal years ended September 30, 2025 and 2024, and its unaudited condensed consolidated financial statements as of and for the interim periods ended December 31, 2025, March 31, 2026 and June 30, 2026, are attached as Annex F.

PROPOSAL NO. 2 – THE REVERSE STOCK SPLIT PROPOSAL

The Board has approved and declared advisable, and recommends that stockholders approve, a proposal to grant the Board discretionary authority to (i) amend Article Four of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to combine the outstanding shares of common stock into a lesser number of outstanding shares (a “reverse stock split” or the “Reverse Stock Split”) at a specific ratio within a range of one-for-five (1:5) to a maximum of one-for-twenty-five (1:25), with the exact ratio to be determined by the Board in its sole discretion, and (ii) effect the Reverse Stock Split, if at all, within one year of the date the proposal is approved by stockholders. The form of certificate of amendment to effect the Reverse Stock Split (the “Reverse Split Amendment”) is attached as Annex B.

If stockholders approve this proposal, the Board may effect the Reverse Stock Split at any whole-number ratio within the approved range, or may determine not to effect it. If the Reverse Split Amendment is not filed with the Secretary of State of the State of Delaware within one year after stockholder approval, the authority granted by this proposal will terminate. The Reverse Stock Split Proposal is not conditioned on approval of the Asset Sale Proposal or any other proposal.

Reasons for the Reverse Stock Split

The Board believes that the Reverse Stock Split may be in the best interests of the Company and its stockholders because it may (i) increase the per-share trading price of the common stock, which may help the Company maintain its listing on the NYSE American and satisfy the continued listing standards of the NYSE American Company Guide; (ii) make the common stock more attractive to a broader range of institutional and other investors, some of whom have policies that discourage investing in lower-priced stocks; (iii) reduce per-share transaction costs for investors; and (iv) provide flexibility in connection with the strategic investments, acquisitions and potential business combinations the Company is evaluating following the Asset Sale.

There can be no assurance that the Reverse Stock Split, if effected, will have any of these effects. The market price of the common stock after the Reverse Stock Split may not increase in proportion to the reduction in the number of outstanding shares, and may decline. The Reverse Stock Split may also reduce the liquidity of the common stock and increase the number of stockholders who hold odd lots of fewer than 100 shares, which may be more costly to sell.

Board Discretion to Determine the Ratio

In determining whether to effect the Reverse Stock Split and the ratio, the Board may consider, among other things, the historical and projected trading price and trading volume of the common stock, the continued listing requirements of the NYSE American, the number of shares of common stock outstanding, the anticipated effect of the Reverse Stock Split on trading and liquidity, prevailing market conditions, and the Company’s strategic plans.

Principal Effects of the Reverse Stock Split

General. At the effective time of the Reverse Split Amendment, the number of shares of common stock issued and outstanding (or held in treasury) will be reduced, based on the ratio selected by the Board. The Reverse Stock Split will affect all holders of common stock uniformly and will not change any stockholder’s percentage ownership interest or proportionate voting power, except for the effect of the treatment of fractional shares described below. The common stock will continue to be listed on the NYSE American under the symbol “BRN,” with a new CUSIP number.

Authorized shares and par value. The Reverse Split Amendment will not change the number of authorized shares of common stock, which is 40,000,000, or the par value of the common stock, which is $0.50 per share (or $0.001 per share if the Par Value Reduction Proposal is approved and the Par Value Amendment becomes effective). Because the number of outstanding shares will be reduced while the number of authorized shares will remain the same, the number of authorized but unissued shares of common stock available for future issuance will increase relative to the number of outstanding shares. If the Authorized Share Increase Proposal is approved and the Authorized Share Amendment becomes effective, the number of authorized shares of common stock will be 200,000,000.

Equity awards and warrants. Under Section 8 of the 2018 Equity Incentive Plan and the terms of the Company’s outstanding warrants, the number of shares subject to outstanding options, restricted stock units and warrants, the exercise prices of options and warrants, and the number of shares reserved and the individual share limits under the 2018 Equity Incentive Plan will be proportionately adjusted to reflect the Reverse Stock Split.

Fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, record holders and holders at the participant level who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Effectiveness and exchange of shares. The Reverse Stock Split will become effective upon the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware or at any later time specified in it. Shares held in book-entry form or through a broker, bank or other nominee will be adjusted automatically. Holders of stock certificates will receive a letter of transmittal from the Company’s transfer agent with instructions for exchanging their certificates.

Accounting matters. Because the par value per share will not change, the aggregate par value of the outstanding common stock will be reduced in proportion to the Reverse Stock Split ratio and the amount of the reduction will be reclassified to additional paid-in capital. Per-share net income or loss and other per-share amounts will be retroactively adjusted for all periods presented.

Material U.S. federal income tax consequences. The Reverse Stock Split is intended to qualify as a recapitalization for U.S. federal income tax purposes. A stockholder generally should not recognize gain or loss on the Reverse Stock Split. A stockholder’s aggregate tax basis and holding period in the shares held after the Reverse Stock Split generally will be the same as in the shares held before it, except that the tax treatment of any additional fraction of a share received as a result of rounding up is not entirely clear. Stockholders should consult their own tax advisors.

Potential anti-takeover effect. The increase in the proportion of authorized but unissued shares to outstanding shares could, in some circumstances, be used to make a change in control of the Company more difficult, for example by issuing shares that dilute the stock ownership of a person seeking control. The Reverse Stock Split Proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company, and the Board does not intend it to be an anti-takeover device.

No appraisal rights. Stockholders are not entitled to appraisal rights under the DGCL in connection with the Reverse Stock Split.

Interests of directors and executive officers. The Company’s directors and executive officers have no substantial interest in this proposal, other than as holders of common stock and equity awards, which will be adjusted on the same basis as those of other holders.

Vote Required

Because the common stock is listed on the NYSE American and the Company expects the common stock to continue to meet the NYSE American listing requirements relating to the minimum number of holders immediately after the Reverse Stock Split, under Section 242(d)(2) of the DGCL the Reverse Stock Split Proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it. Abstentions and broker non-votes, if any, will have no effect on the outcome. The Reverse Stock Split Proposal is expected to be a “routine” matter on which brokers may vote uninstructed shares.

The Board recommends that you vote “FOR” the Reverse Stock Split Proposal.

PROPOSAL NO. 3 – THE PREFERRED STOCK PROPOSAL

The Board has approved and declared advisable, and recommends that stockholders approve, an amendment to Article Four of the Certificate of Incorporation to authorize 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and to authorize the Board, without further action by stockholders, to provide for the issuance of Preferred Stock in one or more series and to fix the number of shares and the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of each series (so-called “blank check” preferred stock). The form of certificate of amendment (the “Preferred Stock Amendment”) is attached as Annex C.

The Certificate of Incorporation currently authorizes 40,000,000 shares of common stock, par value $0.50 per share, and does not authorize any preferred stock. As of the Record Date,            shares of common stock were outstanding and -------------- shares were reserved for issuance. The Preferred Stock Amendment will not change the number of authorized shares of common stock or the par value of the common stock, which is the subject of the separate Par Value Reduction Proposal. The Preferred Stock Proposal is not conditioned on approval of the Asset Sale Proposal or any other proposal.

Reasons for the Preferred Stock Amendment

The Board believes that authorizing Preferred Stock will give the Company flexibility to raise capital and to structure financings, acquisitions, strategic investments and potential business combinations with securities whose terms can be tailored to market conditions and to the needs of a particular transaction, without the delay and expense of a special meeting of stockholders. The Company has no current plans, arrangements or understandings to issue any shares of Preferred Stock.

Terms of Preferred Stock and Effects on Holders of Common Stock

If the Preferred Stock Amendment is approved, the Board may fix, for each series of Preferred Stock, terms that may include dividend rights and rates, conversion or exchange rights, voting rights, redemption rights and prices, liquidation preferences, sinking fund provisions and the number of shares in the series. The terms of any series could be senior to, and adversely affect, the rights of holders of common stock. For example, the issuance of Preferred Stock could dilute the voting power and earnings per share of holders of common stock, could restrict or prioritize dividends ahead of the common stock, could give holders of Preferred Stock a preference over holders of common stock on liquidation, and could adversely affect the market price of the common stock.

Holders of common stock have no preemptive rights to acquire any shares of Preferred Stock under the Certificate of Incorporation. Any issuance of Preferred Stock will remain subject to applicable law and NYSE American rules, which require stockholder approval of certain issuances, including certain issuances of 20% or more of the outstanding common stock or voting power at a price below the minimum price, and which restrict issuances that disparately reduce the voting rights of existing stockholders.

Potential anti-takeover effect. The Board could issue Preferred Stock with voting, conversion or other terms that could make a merger, tender offer, proxy contest or other change in control of the Company more difficult or costly, including by placing shares with persons friendly to the Board. The Preferred Stock Proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company, and the Board does not intend it to be an anti-takeover device.

Effectiveness. If approved, the Preferred Stock Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company expects to occur promptly after the Special Meeting.

No appraisal rights. Stockholders are not entitled to appraisal rights under the DGCL in connection with the Preferred Stock Amendment.

Interests of directors and executive officers. The Company’s directors and executive officers have no substantial interest in this proposal, other than as holders of common stock.

Vote Required

Under Section 242(b) of the DGCL, approval of the Preferred Stock Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal. The Preferred Stock Proposal is a “non-routine” matter on which brokers may not vote uninstructed shares.

The Board recommends that you vote “FOR” the Preferred Stock Proposal.

PROPOSAL NO. 4 – THE AUTHORIZED SHARE INCREASE PROPOSAL

The Board has approved and declared advisable, and recommends that stockholders approve, an amendment to Article Four of the Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 200,000,000 shares, par value $0.50 per share (or $0.001 per share if the Par Value Reduction Proposal is approved) (the “Authorized Share Increase” and, such proposal, the “Authorized Share Increase Proposal”). The form of certificate of amendment (the “Authorized Share Amendment”) is attached as Annex D. The Authorized Share Increase Proposal is not conditioned on approval of the Asset Sale Proposal or any other proposal.

Current Capitalization

As of the Record Date, of the 40,000,000 authorized shares of common stock, shares were issued, of which shares were outstanding and           shares were held in treasury, and            shares were reserved for issuance, including            shares under the 2018 Equity Incentive Plan and            shares upon exercise of outstanding warrants, leaving approximately            shares authorized, unissued and unreserved. If the Authorized Share Increase is approved, approximately            shares would be authorized, unissued and unreserved. If the Reverse Stock Split is also effected, the number of shares outstanding and reserved will be reduced proportionately, and the number available for issuance will increase further.

Reasons for the Authorized Share Increase

The Board believes that additional authorized shares will give the Company flexibility to issue common stock for general corporate purposes without the delay and expense of a special meeting of stockholders, including to raise capital, to fund or complete strategic investments, acquisitions and potential business combinations following the Asset Sale, to grant equity awards, and for stock dividends or splits. The Company has no current plans, arrangements or understandings to issue any of the additional authorized shares.

Effects of the Authorized Share Increase

The additional shares would have the same rights as the currently authorized common stock. Approval would not by itself affect the rights of existing stockholders, but any future issuance of the additional shares could dilute the voting power, ownership percentage and earnings per share of existing stockholders and could adversely affect the market price of the common stock. The Board could issue the additional shares without further stockholder approval, except as required by law or NYSE American rules, which require stockholder approval of certain issuances, including certain issuances of 20% or more of the outstanding common stock or voting power at a price below the minimum price. Holders of common stock have no preemptive rights under the Certificate of Incorporation.

Potential anti-takeover effect. The additional authorized shares could, in some circumstances, be used to make a change in control of the Company more difficult, for example by issuing shares that dilute the stock ownership of a person seeking control or by placing shares with persons friendly to the Board. The Authorized Share Increase Proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company, and the Board does not intend it to be an anti-takeover device.

Effectiveness. If approved, the Authorized Share Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company expects to occur promptly after the Special Meeting.

No appraisal rights. Stockholders are not entitled to appraisal rights under the DGCL in connection with the Authorized Share Increase.

Interests of directors and executive officers. The Company’s directors and executive officers have no substantial interest in this proposal, other than as holders of common stock and equity awards.

Vote Required

Because the common stock is listed on the NYSE American and the Company expects the common stock to continue to meet the NYSE American listing requirements relating to the minimum number of holders immediately after the Authorized Share Amendment becomes effective, under Section 242(d)(2) of the DGCL the Authorized Share Increase Proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it. Abstentions and broker non-votes, if any, will have no effect on the outcome. The Authorized Share Increase Proposal is expected to be a “routine” matter on which brokers may vote uninstructed shares.

The Board recommends that you vote “FOR” the Authorized Share Increase Proposal.

PROPOSAL NO. 5 – THE PAR VALUE REDUCTION PROPOSAL

The Board has approved and declared advisable, and recommends that stockholders approve, an amendment to Article Four of the Certificate of Incorporation to decrease the par value of the common stock from $0.50 per share to $0.001 per share (the “Par Value Reduction” and, such proposal, the “Par Value Reduction Proposal”). The form of certificate of amendment (the “Par Value Amendment”) is attached as Annex E. The Par Value Reduction Proposal is not conditioned on approval of the Asset Sale Proposal or any other proposal.

Reasons for the Par Value Reduction

The Board believes that the Par Value Reduction is in the best interests of the Company and its stockholders because it will (i) provide the Company greater flexibility in future equity issuances, since under Delaware law shares of stock with a par value may not be issued for consideration less than their par value; (ii) potentially reduce the Delaware franchise taxes payable by the Company, which under certain calculation methods are affected by the aggregate par value of the Company’s authorized and issued shares, particularly if the Authorized Share Increase is approved; and (iii) align the Company’s par value with that commonly used by Delaware public companies. The Company has no current plans, arrangements or understandings to issue shares of common stock in connection with the Par Value Reduction.

Effects of the Par Value Reduction

General. The Par Value Reduction will not change the number of authorized, issued or outstanding shares of common stock, any stockholder’s percentage ownership interest or proportionate voting power, or the rights, preferences or privileges of the common stock. The common stock will continue to be listed on the NYSE American under the symbol “BRN.” Stockholders will not need to exchange their stock certificates, and shares held in book-entry form or through a broker, bank or other nominee will not be affected.

Accounting matters. At the effective time of the Par Value Amendment, the stated capital attributable to the common stock on the Company’s balance sheet will be reduced to an amount equal to the number of shares of common stock outstanding multiplied by $0.001, and the amount of the reduction will be reclassified to additional paid-in capital. The Par Value Reduction will not change the Company’s total stockholders’ equity.

Material U.S. federal income tax consequences. The Par Value Reduction is not expected to result in the recognition of gain or loss by stockholders for U.S. federal income tax purposes. Stockholders should consult their own tax advisors.

Effectiveness. If approved, the Par Value Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company expects to occur promptly after the Special Meeting.

No appraisal rights. Stockholders are not entitled to appraisal rights under the DGCL in connection with the Par Value Reduction.

Interests of directors and executive officers. The Company’s directors and executive officers have no substantial interest in this proposal, other than as holders of common stock and equity awards.

Vote Required

Under Section 242(b) of the DGCL, approval of the Par Value Reduction Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” the proposal. The Par Value Reduction Proposal is expected to be a “non-routine” matter on which brokers may not vote uninstructed shares.

The Board recommends that you vote “FOR” the Par Value Reduction Proposal.

PROPOSAL NO. 6 – THE TRANSACTION–RELATED COMPENSATION PROPOSAL

Section 14A of the Exchange Act and Rule 14a-21(c) thereunder require the Company to seek a non-binding advisory vote from its stockholders to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale, as disclosed in the table below.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Asset Sale and that may be paid or become payable to each of the Company’s named executive officers. The amounts shown are estimates based on the following assumptions: (i) the Asset Sale is completed on November 10, 2026, the assumed closing date solely for purposes of this disclosure; (ii) solely for purposes of the equity award amounts, each named executive officer experiences a qualifying termination immediately following the closing, although no such termination is currently expected; (iii) a price per share of Company common stock of US$0.95, the average closing price over the first five business days following the first public announcement of the Asset Sale on October 5, 2026; and (iv) an exchange rate of C$1.00 = US$0.7052. These amounts are estimates based on assumptions that may or may not prove correct, and the actual amounts, if any, paid to a named executive officer may differ materially from those shown. For a narrative description of the arrangements, see “Proposal No. 1 – The Asset Sale Proposal – Interests of the Company’s Directors and Executive Officers in the Asset Sale.”

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Craig D. Hopkins	105,800	60,800	-	-	-	166,580
Philip F. Patman, Jr.	-	308,671	-	-	-	308,671

(1) Represents the cash portion of the Canadian Sale Bonus allocated to Mr. Hopkins. This amount is “single-trigger” and is payable upon completion of the Asset Sale.

(2) Represents the value of the shares of Company common stock issuable as the stock portion of the Canadian Sale Bonus and the value of unvested options and restricted stock units that would vest only upon a qualifying termination following a Change in Control under the 2018 Equity Incentive Plan (“double-trigger”). No qualifying termination is currently expected. For purposes of calculating equity award values, stock options are valued based on the excess, if any, of the assumed share price over the applicable exercise price. Stock options with an exercise price equal to or greater than the assumed share price are deemed to have no value and are reflected as $0 in the table.

Text of the Resolution

“RESOLVED, that the stockholders of Barnwell Industries, Inc. approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Asset Sale, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement entitled “Proposal No. 6 – The Transaction-Related Compensation Proposal – Golden Parachute Compensation,” including the table and related narrative.”

Effect of the Vote

The vote on the Transaction-Related Compensation Proposal is advisory and will not be binding on the Company or the Board. Because the compensation described above is likely payable under existing contractual arrangements, if the Asset Sale is completed, the compensation will be paid or become payable, subject only to the conditions applicable thereto, whether or not stockholders approve this proposal. The Transaction-Related Compensation Proposal is not conditioned on approval of the Asset Sale Proposal or any other proposal, and its approval is not a condition to completion of the Asset Sale.

Vote Required

Approval of the Transaction-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as votes “AGAINST” the proposal; failures to vote and broker non-votes will have no effect. The Transaction-Related Compensation Proposal is a “non-routine” matter on which brokers may not vote uninstructed shares.

The Board recommends that you vote “FOR” the Transaction-Related Compensation Proposal.

PROPOSAL NO. 7 – THE ADJOURNMENT PROPOSAL

Stockholders are being asked to approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal, the Reverse Stock Split Proposal, the Preferred Stock Proposal, the Authorized Share Increase Proposal, the Par Value Reduction Proposal or the Transaction-Related Compensation Proposal. If the Adjournment Proposal is approved, the Special Meeting could be adjourned to a later date. Any adjournment will be subject to the Bylaws, Delaware law and the Purchase Agreement, including the requirement that closing occur by the Outside Date.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. The Adjournment Proposal is not conditioned on approval of any other proposal.

The Board recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November , 2026 regarding the beneficial ownership of common stock by (i) each person known to the Company to beneficially own more than 5% of the common stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group. Percentages are based on shares outstanding as of November , 2026. Unless otherwise indicated, the address of each director and executive officer is c/o Barnwell Industries, Inc., 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)	Percent Of Class
5% Stockholders
Joseph E. Magaro	401 Riversville Road Greenwich, Connecticut 06831	867,544	5.7%
Ned L. Sherwood	151 Terrapin Point Vero Beach, Florida 32963	2,685,792(2)	17.6%
Bradley L. Radoff	2727 Kirby Drive, Unit 29L Houston, Texas 77098	1,680,271(3)	11.0%
James C. Pappas	1177 West Loop South, Suite 1320 Houston, TX, 77027	724,547(4)	4.7%
Barnwell Industries, Inc. Employee Pension Plan Trust	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	696,296(5)	4.6%
Alexander C. Kinzler	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	939,500	6.1%
Executive Officers and Directors
Joshua S. Horowitz	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	493,634(6)	3.2%
Joshua E. Schechter	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	74,195(7)	0.5%
Kenneth S. Grossman	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	302,175(8)	2.0%
Philip F. Patman, Jr.	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	234,496(9)	1.5%
Craig D. Hopkins	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	169,000(10)	1.1%
Philip J. McPherson	24 Greenway Plaza, Suite 1800Q Houston, Texas 77046	14,666 (11)	0.1%
All directors and executive officers as a group (6 persons)		1,288,166	8.4%

(1) A person is deemed to be the beneficial owner of securities that such person can acquire as of and within the 60 days following the date of this table upon the exercise of options or the vesting of restricted stock units. Each beneficial owner’s percentage of ownership is determined by assuming that options and/or restricted stock units that are held by such person (but not those held by any other person) and which are exercisable or vest as of and within 60 days following the date of this table have been exercised or have vested. Except as indicated in the footnotes that follow, shares listed in the table are held with sole voting and investment power.

(2) Represents shares held as of December 4, 2025, as reported on Schedule 13D filed by Ned L. Sherwood. According to such filing, Mr. Sherwood may be deemed to beneficially own 2,685,792 shares of Common Stock, which includes (i) 2,461,497 shares of Common Stock held by MRMP Managers LLC, of which Mr. Sherwood is the chief investment officer, and (ii) 224,295 shares of Common Stock held by Ned L. Sherwood Revocable Trust, of which Mr. Sherwood is the beneficiary and trustee.

(3) Represents shares reported on Schedule 13D filed by Bradley L. Radoff on November 24, 2025. According to such filing, Mr. Radoff may be deemed to beneficially own i) 1,120,181 shares of Common Stock, which includes (a) 560,090 shares of Common Stock held by the Radoff Family Foundation, of which Mr. Radoff is a director, and (b) 560,091 shares of Common Stock held by Mr. Radoff; and ii) 560,090 warrants to purchase shares of Common Stock, which includes (a) 280,045 warrants held by the Radoff Family Foundation and (b) 280,045 warrants held by Mr. Radoff. The warrants became exercisable within 180 days of the closing of the transaction on November 24, 2025 and are included in beneficial ownership to the extent exercisable within 60 days of the record date.

(4) Represents shares held as of April 17, 2026, as reported on Schedule 13D filed by James C. Pappas, together with JCP Investment Management, LLC, JCP Investment Partnership, LP, JCP Investment Holdings, LLC and JCP Investment Partners, LP (collectively, “JCP”). Mr. Pappas, as the managing member of JCP Investment Management, LLC and the sole member of JCP Investment Holdings, LLC, may be deemed to beneficially own 724,547 shares of common stock, consisting of i) 380,788 shares held by JCP Investment Partnership, LP and ii) 343,759 shares held in the JCP managed accounts

(5) Represents shares held as of September 9, 2025 as reported on a Schedule 13D filed by the Barnwell Industries, Inc. Employees’ Pension Plan Trust. Mr. Kenneth Grossman and Mr. Philip F. Patman, Jr. serve as 2 of 5 trustees of the Barnwell Industries, Inc. Employees’ Pension Plan Trust.

(6) Includes 330,187 shares held by Palm Global Small Cap Master Fund LP (“Palm Global”) and 166,447 shares held directly by Mr. Horowitz. Palm Management (US) LLC, who, as the investment manager of Palm Global, may be deemed to be a beneficial owner of the shares of Common Stock disclosed as directly owned by Palm Global. Due to his position with Palm Global and Palm Management (US) LLC, Mr. Horowitz may be deemed to be a beneficial owner of the shares of Common Stock disclosed as directly owned by Palm Global. Mr. Horowitz has expressly disclaimed such beneficial ownership except to the extent of his pecuniary interest therein. Mr. Horowitz also has restricted stock units representing a total of 107,774 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count.

(7) Mr. Schechter has restricted stock units representing a total of 98,386 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count. Mr. Schechter also has 19,907 warrants to purchase shares of Common Stock. The warrants became exercisable within 180 days of the closing of the transaction on November 24, 2025 and are included in beneficial ownership to the extent exercisable within 60 days of the record date.

(8) Includes 60,000 shares of Common Stock underlying stock options, all of which are currently exercisable. Mr. Grossman also has restricted stock units representing a total of 108,134 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count.

(9) Mr. Patman has restricted stock units representing a total of 324,917 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count. Mr. Patman also has stock options for 506,126 shares of Common Stock, 62,900 of which are currently exercisable. The remaining stock options for 443,226 shares of Common Stock do not vest within 60 days of the date of this table, and, as such, those stock options are excluded from the share count.

(10) Includes 60,000 shares of Common Stock underlying stock options, all of which are currently exercisable and restricted stock units representing a total of 22,000 shares of Common Stock which vest within 60 days of the date of this table. Mr. Hopkins also has restricted stock units representing a total of 64,000 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count.

(11) Mr. McPherson has restricted stock units representing a total of 98,779 shares of Common Stock, none of which vest within 60 days of the date of this table, and, as such, those restricted stock units are excluded from the share count.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

Rule 14a-8 Proposals. Stockholders who wish to submit a proposal for inclusion in the Company’s proxy materials for the 2027 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act must satisfy the requirements of Rule 14a-8, and the proposal must be received at the Company’s principal executive offices no later than March 31, 2027.

Other Proposals and Director Nominations. Stockholders who wish to present a proposal or nominate a director directly at the 2027 Annual Meeting (and not for inclusion in the Company’s proxy materials) must satisfy the requirements of Article I, Section 1.13 of the Bylaws, and notice must be received at the Company’s principal executive offices no earlier than March 1, 2027 and no later than March 31, 2027. The notice must include the information required by the Bylaws, including, with respect to director nominees, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire regarding the nominee’s background and qualifications, including all information that would be required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies for the election of directors in a contested election under Section 14(a) of the Exchange Act, (iii) a representation from the nominee that he or she is not and will not become a party to any undisclosed agreement as to how he or she will act or vote on Board matters, and (iv) disclosure of any agreement or arrangement with any person other than the Company regarding direct or indirect compensation, reimbursement or indemnification for service as a director.

Universal Proxy Rules. In addition to satisfying the requirements of the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors, no later than April 30, 2027.

All proposals, nominations and notices must be delivered to, or mailed and received at, the Company’s principal executive offices: Office of the Corporate Secretary, Barnwell Industries, Inc., 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046. A copy of the Bylaws is available upon written request to the Office of the Corporate Secretary at that address.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. The Company and some brokers household proxy materials unless contrary instructions have been received. If you would like to receive a separate copy of this proxy statement, or wish to stop or start householding, please notify your broker or contact the Company at 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046, Attention: Secretary, telephone (713) 730-7026, and we will deliver a separate copy promptly.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains these filings. The Company’s filings are also available under the “Investors” and “SEC Filings” tabs of its website at http://www.brninc.com.

You may request a copy of these documents, without charge, by writing or calling Barnwell Industries, Inc., Attention: Secretary, 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046, telephone (713) 730-7026, email barnwellinfo@brninc.com. To receive timely delivery before the Special Meeting, please make your request by December      , 2026.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Special Meeting. Under the Bylaws and Delaware law, business transacted at a special meeting is limited to the purposes stated in the notice.

By Order of the Board of Directors,

Craig D. Hopkins	Philip F. Patman, Jr.
Chief Executive Officer, Director	Secretary, Director

November      , 2026

Annex A

EXECUTION VERSION

BARNWELL INDUSTRIES, INC.

- and -

2798913 ALBERTA LTD.

SHARE PURCHASE AND SALE AGREEMENT

October 5, 2026

- ii -

SCHEDULES AND EXHIBITS

Schedule/Exhibit	Description
Schedule A	Part 1 – Land Schedule Part 2 - Wells Part 3 – Major Facilities Part 4 – Proprietary Seismic Data
Schedule B	Closing Statement Example Calculation
Schedule C	Pre-Closing Reorganization Steps
Exhibit A	Form of Officer’s Certificates
Exhibit B	Form of Director / Officer Resignation and Mutual Release
Exhibit C	Form of Withholding Tax Escrow Agreement
Exhibit D	Form of 5% GORR Agreement
Exhibit E	Form of Call Agreement

- iii -

SHARE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of the 5th day of October, 2026,

BETWEEN:

BARNWELL INDUSTRIES, INC., a corporation incorporated under the laws of Delaware (“Vendor”)

- and -

2798913 ALBERTA LTD., a corporation incorporated under the laws of Alberta (“Purchaser”)

WHEREAS:

A.	Vendor is the legal and beneficial owner of all the issued and outstanding common shares in the capital of Barnwell of Canada Limited LLC (“Barnwell”) and Octavian Oil Ltd. (“Octavian”);

B.	Prior to the Closing Date, Vendor, Barnwell, Octavian and certain of their Affiliates will complete the Pre-Closing Reorganization, pursuant to which, inter alia, Barnwell and Octavian will amalgamate to form an Alberta Corporation, named “Barnwell of Canada, Limited” (the “Corporation”); and

C.	Purchaser wishes to acquire all of the issued and outstanding shares in the capital of the Corporation (the “Corporation Shares”) from Vendor, and Vendor wishes to sell the Corporation Shares to Purchaser, on the terms and conditions contained in this Agreement.

NOW THEREFORE in consideration of the premises, payments, mutual covenants and agreements set forth in this Agreement, the Parties covenant and agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“5% GORR Agreement” means the agreement in substantially the form attached hereto as Exhibit D providing for the Corporation’s grant to Vendor Subsidiary of the 5% Royalty.

“5% Royalty” means a 5% gross overriding royalty granted by the Corporation to Vendor Subsidiary on the Corporation’s interest in all future wells drilled on the Petroleum and Natural Gas Rights within, upon or under the Lands, pursuant to the 5% GORR Agreement, with a value of five million dollars ($5,000,000).

“Abandonment and Reclamation Obligations” means all past, present and future obligations under equity, common law, the Title Documents and/or Law to:

(a)	abandon and re-abandon Wells and close, decommission, dismantle and remove structures, foundations, buildings, pipelines, equipment and other facilities located on the Lands or used or previously used in respect of Petroleum Substances: (i) produced or previously produced from the Lands; or (ii) stored or previously stored within, upon or under the Lands; and

(b)	restore, remediate and reclaim the surface locations of the lands on which wells, structures, foundations, buildings, pipelines, equipment, tanks, and other facilities or tangibles described in paragraph (a) above, are or were located and all lands used to gain access to any of them, including all such obligations relating to flare pits, wells, pipelines and facilities that were abandoned or decommissioned prior to the Closing Date that were located on the Lands or that were located on other lands and used in respect of Petroleum Substances: (A) produced or previously produced from the Lands; or (B) stored or previously stored within, upon or under the Lands, in each case, in accordance with good oil and gas industry practices in the province in which such Lands, Wells, and tangible equipment are located, and in compliance with applicable Laws and governing Title Documents.

“Accounts Receivable” means all current accounts receivable of the Corporation whether due or accruing, due or recorded or unrecorded to the extent relating to goods or services provided by or on behalf of the Corporation prior to the Measurement Time, calculated in accordance with the Specified Accounting Principles.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry or the making of any proposal or offer to Vendor, Barnwell, Octavian or the Corporation (including any take-over bid initiated by advertisement or circular) by any Person, or group of Persons acting jointly or in concert (including any “group” within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended, and Rule 13d-5 thereunder), other than Purchaser, whether or not such proposal or offer is subject to due diligence or other conditions and whether such proposal or offer is made orally or in writing, which constitutes, or may reasonably be expected to lead to (in either case, whether in one transaction or a series of transactions): (i) acquisition from Vendor of all or substantially all of the shares of Barnwell and/or Octavian; (ii) the acquisition from Vendor of all or substantially all of the Corporation Shares or the Corporation’s Assets; (iii) an amalgamation, arrangement, merger, business combination, consolidation or similar transaction involving any of Barnwell, Octavian or the Corporation; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution or similar transaction involving any of Barnwell, Octavian or the Corporation; or (v) any other transaction, the consummation of which would reasonably be expected to impede, interfere with or delay the Contemplated Transactions, or prevent the completion of the Contemplated Transactions, or which would or could reasonably be expected to materially reduce the benefits to Purchaser of the Contemplated Transactions;.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person at any time during the period for which the determination of affiliation is being made, where the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any specified Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, following the Closing, the Corporation shall be considered an Affiliate of Purchaser.

“Agreement” means this Share Purchase and Sale Agreement, including the preamble and all Schedules and Exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Base Purchase Price” means nine million dollars ($9,000,000.00).

“Barnwell” has the meaning ascribed to such term in the preamble.

“Break Fee” has the meaning ascribed to such term in Section 2.3.

“Brokered Seismic Data” means Geophysical Data pertaining to the Lands which is owned by a Third Party and licenced (either on exclusive or non-exclusive basis) to the Corporation, which may be subject to restrictions on its deliverability or disclosure by the Corporation in accordance with the terms of the licence agreement(s) applicable to such Geophysical Data.

“Business Day” means a day (excluding Saturday and Sunday) on which banks are generally open for business in the Province of Alberta and the State of Delaware.

“Cap” has the meaning ascribed to such term in Section 10.4(b).

“Call Affiliate” means an Affiliate of Purchaser, to be incorporated prior to Closing.

“Call Agreement” means the agreement in substantially the form attached hereto as Exhibit E providing for the grant by Vendor Subsidiary to the Call Affiliate, of the right to purchase the 5% Royalty, at any time following Closing for a purchase price of five million dollars ($5,000,000).

“Cash” means cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, such amounts calculated in a manner consistent with the Specified Accounting Principles.

“Cash Consideration” means four million dollars ($4,000,000.00).

“Certificate Limit” means in respect of a particular Section 116 Certificate, the amount specified and fixed by the CRA in that Section 116 Certificate.

“Claims” means any and all claims, actions, causes of action, accounts, liens, demands, lawsuits, suits, judgments, awards, decrees, determinations, adjudications, writs, orders, pronouncements, audits, proceedings, arbitrations, mediations, hearings, of every kind, nature or description; and whether based on contract, tort, statute or other legal or equitable theory of recovery and includes any investigations or actions relating to any of the foregoing by or before any Governmental Authority.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means: (a) the date that is five (5) Business Days following the satisfaction (or, to the extent permitted, waiver by the Party entitled to the benefit thereof) of all the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing); or (b) such other date as the Parties may agree upon in writing, but in any event not later than the Outside Date.

“Closing Documents” means all the documents, agreements and instruments that: (a) the Corporation is required to deliver to Purchaser pursuant to Section 5.2(a); (b) Vendor is required to deliver to Purchaser pursuant to Section 5.2(b); and (c) Purchaser is required to deliver to Vendor pursuant to Section 5.2(c).

“Closing Payment” has the meaning ascribed to such term in Section 2.2(b).

“Closing Statement” has the meaning ascribed to such term in Section 2.2(c).

“Closing Working Capital” means the amount equal to Current Assets less Current Liabilities, as of the Measurement Time.

“Confidential Business Information” has the meaning ascribed to such term in Section 8.8(b).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 8.8(a).

“Contemplated Transactions” means all of the transactions contemplated by the Transaction Documents, including the Pre-Closing Reorganization, and the performance by the Parties and their respective Affiliates of their other obligations under the Transaction Documents.

“Contract” means any agreement, contract, lease, license, obligation, understanding, arrangement, promise or undertaking (whether written or oral and whether express or implied) that is or is intended to be legally binding.

“Contractors” means the contractors identified by the Corporation in Section 1.1 of the Disclosure Letter who provide consulting or contract services to the Corporation and whose contracting duties for the Corporation substantially relate to the physical or administrative operation of the Corporation’s Assets, including provision of information technology services or support.

“Corporation” has the meaning ascribed to such term in the preamble.

“Corporation’s Benefit Plans” means all benefit plans for the benefit of the current and former Employees, officers or directors of the Corporation that are currently maintained, sponsored or funded by the Corporation and/or any Affiliate of the Corporation, whether funded or unfunded, insured or self-insured, registered or unregistered, other than plans established pursuant to statute.

“Corporation Shares” has the meaning ascribed to such term in the preamble.

“Corporation’s Assets” means the Corporation’s entire right, title, estate in and to all the assets, properties, securities, claims and rights (including goodwill), wherever located, whether real, personal or mixed, tangible, intangible or contingent, after giving effect to the Pre-Closing Reorganization, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the Corporation, including:

(a)	the Petroleum and Natural Gas Rights;

(b)	the Tangibles;

(c)	the Proprietary Seismic Data; and

(d)	the Miscellaneous Interests,

but excluding in all circumstances, the Retained Assets.

“Corporation’s Insurance Policies” has the meaning ascribed to such term in Section 4.2(cc).

“CRA” means the Canada Revenue Agency.

“Current Assets” means the sum of, without duplication, all current assets of the Corporation, as determined in accordance with the Specified Accounting Principles, including Cash, Accounts Receivable and prepaid expenses and deposits, but excluding the portion of any prepaid expense and deposits held by the Corporation which will not be retained by the Corporation following Closing, Accounts Receivable and other current assets of the Corporation in respect of the Retained Assets, and deferred Tax assets.

“Current Liabilities” means all current liabilities of the Corporation, as determined in accordance with the Specified Accounting Principles, including Vendor’s Transaction Expenses, accounts payable, accrued expenses and liabilities, accrued Taxes, and other accrued liabilities of the Corporation, but excluding all amounts payable in respect of the Indebtedness Amount, the Retained Assets, the current portion of asset retirement obligations and deferred Tax liabilities.

“Deductible” has the meaning ascribed to such term in Section 10.4(b).

“De Minimis Losses” has the meaning ascribed to such term in Section 10.4(b).

“Deposit” has the meaning ascribed to such term in Section 2.3(a).

“Deposit Escrow Agreement” means the deposit escrow agreement entered into among Vendor, Purchaser and Escrow Agent on the date hereof.

“Derivative Transactions” means rate swap transactions, basis swaps, forward rate transaction, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, productions sales transactions or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

“Disclosure Letter” means the written disclosure letter delivered by Vendor and the Corporation to Purchaser upon execution hereof and dated as of the date hereof.

“Disclosure Supplement” has the meaning ascribed to such term in Section 8.2.

“Disputed Item” has the meaning ascribed to such term in Section 3.2(a).

“Effective Time” means the time on the Closing Date when the Closing occurs.

“Employee Information” means the information set out in electronic mail sent by Vendor to Purchaser dated October 1, 2026 regarding the Employees, including the Chief Executive Officer, effective as at a date not earlier than two (2) Business Days prior to the date hereof and setting out for each Employee whether any such Employee is on a leave of absence and expected date of return, if known, job title, whether such Employee is employed on a full or part time basis, hire date and length of service, compensation information, including annual base salary or hourly pay, incentive or bonus entitlement, vacation entitlement, and entitlement to the Corporation’s Benefit Plans.

“Employees” means all individuals employed by the Corporation whether on a full-time, part-time or temporary basis, including for clarity, all officers.

“Encumbrance” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages or similar agreements, options or encumbrances of any kind or character whatsoever.

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms), and any other environmental medium or natural resource.

“Environmental Law” means Laws, Orders and Permits of any Governmental Authority relating to pollution or protection of the Environment and public health and safety, including Laws related to the emission or discharge of materials into the Environment, and to the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means all past, present and future Losses and Claims and other duties and obligations, whether arising under contract, or Environmental Law, arising from, relating to or associated with:

(a)	Abandonment and Reclamation Obligations;

(b)	any damage, pollution, contamination or other adverse situations pertaining to the Environment howsoever and by whomsoever caused and regardless of whether such damage, pollution, contamination or other adverse situations occur or arise in whole or in part prior to, at or subsequent to the date of this Agreement;

(c)	the presence, storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, Release, emission or discharge of any substance into the Environment including water, Hazardous Materials, including any forms of energy, or any corrosion to or deterioration of any structures or other property;

(d)	compliance with or the consequences of any non-compliance with, or violation or breach of, or liability under, any Environmental Law and any Law related to employee and public health and safety matters;

(e)	the removal, assessment, monitoring, sampling, response, abatement, clean-up, investigation and reporting of contamination or pollution of or other adverse effects on the Environment, including compensation of Third Parties for Losses and Liabilities suffered by them in respect thereof;

(f)	sampling, monitoring or assessing the Environment or any potential impacts thereon from any past, present or future activities or operations; or

(g)	obligations to take action to prevent or rectify damage to or otherwise protect, conserve, reclaim, remediate, rectify or restore the Environment, including related human health and safety,

that relate to or arise by virtue of the Corporation’s Assets or the prior, current or future ownership thereof or any past, present or future operations and activities conducted in connection with the Corporation’s Assets or on or in respect of the Lands or the Wells.

“Environmental Notice” means any written complaint, citation, notice, directive or Claim arising from or regarding any actual or alleged noncompliance with any Environmental Law, or any actual or alleged Environmental Liability or any potential responsibility for the assessment, response, removal, remediation, corrective action or monitoring costs related to a Release of any Hazardous Material under Environmental Laws, whether from any Governmental Authority authorized to enforce such Environmental Laws or any Third Party.

“Escrow Agent” means Vendor’s solicitors.

“Estimated Purchase Price” has the meaning ascribed to such term in Section 2.2(b).

“Financial Statements” means: (i) the audited financial statements of the Octavian, Barnwell and Vendor (on a consolidated basis) for the fiscal years ended September 30, 2023, 2024 and 2025, consisting in each case, of a statement of financial position and the accompanying statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows; (ii) unaudited financial statements of Octavian, Barnwell (on a consolidated basis) for the fiscal years ended September 30, 2020, 2023, 2024 and 2025, consisting in each case, of a balance sheet, income statement and cash flow statements; and (iii) unaudited financial statements of the Corporation and Octavian (on a consolidated basis) for the interim fiscal period ended June 30, 2026.

“Geophysical Data” means any seismograms, digital field tapes, stack tapes, copies of processed record sections, operator’s reports, surveyor’s notes, shot point location maps, studies and any other similar seismic material associated with any of the 2-D seismic lines and/or 3-D seismic surveys, vertical seismic profiles and microseismic data analysis, including any interpretations and derivatives thereof.

“Governmental Approvals” means any notices, reports or other filings to be made to, or any clearances, consents or approval of, registrations, Permits or authorizations to be obtained from, any Governmental Authority in connection with the Contemplated Transactions prior to Closing, as set forth in Section 1.1 of the Disclosure Letter.

“Governmental Authority” means any supranational, national, federal, state, regional, provincial, local or municipal administrative, judicial, legislative, executive, regulatory, police or taxing government or governmental or quasi-governmental authority of any nature, including any agency, instrumentality, branch, bureau, department, official or government-owned, government-operated, or government-controlled entity or any court or other tribunal, whether domestic or foreign, including the Alberta Energy Regulator, having jurisdiction or power over any Person, property, operation, transaction or other matter or circumstance.

“Hazardous Material” means any substance that is prohibited, listed, defined, designated or classified under or pursuant to Environmental Laws, including those defined as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant, and specifically including Petroleum Substances or synthetic substitutes therefor, and oilfield waste.

“Indebtedness” means, with respect to any Person without duplication, all indebtedness, liabilities and obligations: (a) for borrowed money, including by way of overdraft or other extensions of credit and all accrued but unpaid interest, penalties, fees and prepayment premiums; (b) comprising bank loans and indebtedness owed under any line of credit, credit agreement or facility or otherwise evidenced by any note, debenture, bond, mortgage or similar instrument (whether or not with respect to the borrowing of money and whether or not payable by, or convertible into, equity); (c) arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs, or the stated amount of letters of credit, letters of guarantee and surety bonds supporting obligations which would otherwise constitute Indebtedness within the meaning of this definition or indemnities issued in connection therewith; (d) for or in respect of capitalized leases, excluding the office lease with Armco Hotels LP dated December 13, 2021; (e) for or in respect of the deferred purchase price of property or services (including all obligations under any acquisition agreement for any earn-out, note payable or other contingent payment); (f) under any currency or interest rate swap, hedge or similar agreement or arrangement (determined as if such instrument were terminated as of the Closing Date); (g) arising under guarantees, indemnities, assurances, legally binding comfort letters or other financial assistance or contingent obligations relating to the indebtedness or other obligations of any other Person which would otherwise constitute Indebtedness within the meaning of this definition; and (h) any declared but unpaid dividends or distributions payable by such Person.

“Indebtedness Amount” means the Indebtedness of the Corporation as of the Measurement Time, excluding the Vendor Promissory Note.

“Indemnified Party” means the party or parties making an indemnity claim under Article 10.

“Indemnifying Party” means the party or parties against whom an indemnity claim is asserted under Article 10.

“Independent Accountant” has the meaning ascribed to such term in Section 3.2(c).

“Land Schedule” means the land schedule in respect of the Corporation dated August 31, 2026, a copy of which is attached hereto as Schedule A.

“Lands” means the lands, formations and associated Petroleum Substances owned by the Corporation at the Effective Time and all lands pooled or unitized therewith, including as set out on the Land Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, notices, directions, other requirement or rule of law of any Governmental Authority.

“Leases” means, collectively, all leases, licenses, permits and other documents of title that grant rights to Petroleum Substances within, upon or under the Lands, and all renewals and extensions of such documents and all documents issued in substitution therefor but only to the extent such documents of title relate to the Lands.

“Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority.

“Losses” means all damages, fines, penalties, deficiencies, losses, costs, expenses (including all penalties and fines), obligations and liabilities (whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise) which such Person suffers, sustains, pays or incurs in connection with such matter and includes Taxes (other than refundable Taxes), reasonable costs of legal counsel (on a full indemnity basis) and other consultants and reasonable costs of investigating and defending Claims arising from such matter, regardless of whether such Claims are sustained.

“Major Facilities” means the facilities described in Schedule A.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to have a material and adverse effect on: (a) the Corporation’s Assets or the business, operations or financial condition of the Corporation, taken as a whole; (b) the Corporation Shares; or (c) the ability of Vendor to consummate the Contemplated Transactions; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes or conditions generally affecting the economy or the financial markets in Canada, the United States or globally; (ii) changes or conditions generally affecting the industries in which the Corporation operates; (iii) armed hostilities, acts of war, acts of sabotage, terrorism, military actions, epidemic, pandemic or other outbreak of illness or public health event (including any Public Health Measures), or any escalation or material worsening thereof following the date hereof; (iv) changes in Laws or Specified Accounting Principles, or in the interpretation thereof; (v) the announcement of this Agreement or the pendency of the Contemplated Transactions (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, vendors, partners, or employees); (vi) compliance by Vendor or its Affiliates or the Corporation with this Agreement or the other Transaction Documents, any actions taken by Vendor or its Affiliates or the Corporation that are required to be taken by Vendor or the Corporation, as applicable, pursuant to this Agreement or the other Transaction Documents or that are requested by Purchaser in writing or to effect the Pre-Closing Reorganization, or any actions not taken by Vendor or its Affiliates or the Corporation at the express written request of Purchaser; (vii) the effect of any action taken by Purchaser or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Corporation’s Assets; (viii) the failure, in and of itself, of the Corporation’s business to meet any projections, forecasts or estimates (provided that any event, occurrence, fact, condition or change that caused or contributed to such failure to meet any projection, forecast or estimate shall not be excluded from the definition of Material Adverse Effect for purposes of this clause (viii)); (ix) the failure of any written consent or approval or authorization to be obtained pursuant to Section 8.1; (x) any decline in crude oil, natural gas or related hydrocarbon prices on a current or forward basis; or (xi) any natural disaster.

“Material Contracts” has the meaning ascribed to such term in Section 4.2(k).

“Measurement Time” means 12:01 a.m. Calgary time on the Closing Date, but after giving effect to the completion of the transactions constituting the Pre-Closing Reorganization.

“Miscellaneous Interests” means all property, assets and rights (other than the Petroleum and Natural Gas Rights, the Tangibles and the Proprietary Seismic Data) pertaining to or used in connection with the Petroleum and Natural Gas Rights or the Tangibles, including the following:

(a)	the Title Documents and all other contracts and agreements and all rights in relation thereto, including the Material Contracts;

(b)	the Surface Rights;

(c)	all subsisting rights to carry out any operations relating to the Lands and all lands that have been pooled or unitized therewith or lands upon which the Tangibles are located including all well licences, rights of way, crossing agreements and easements;

(d)	all Wells, including the wellbores of and casing for the Wells;

(e)	all subsisting disposal and injection leases that relate to the Petroleum and Natural Gas Rights or water rights;

(f)	the Brokered Seismic Data;

(g)	all of the books and records of the Corporation;

(h)	records, files, reports, data, correspondence and other information, including lease, contract, well, production and facilities files and records and emergency response plans; and

(i)	all extensions, renewals, replacements, substitutions or amendments of or to any of the agreements and instruments described in paragraphs (a), (b) and (c) above.

“Non-Party Affiliates” has the meaning ascribed to such term in Section 11.12.

“Octavian” has the meaning ascribed to such term in the preamble.

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with prior custom and practice of the Person to whom such term relates (including with respect to quantity, frequency, terms, values, risks and obligations).

“Outside Date” means January 18, 2027.

“Party” means Vendor and/or Purchaser as the context requires.

“Permits” means, collectively, the various leases, reservations, permits, licenses and other documents of title by virtue of which the Corporation is entitled to explore for, drill for, recover, remove or dispose of Petroleum Substances within, upon or under the Lands, and, includes, if applicable, all renewals and extensions of those documents and all documents issued in substitution therefor.

“Permitted Encumbrances” means:

(a)	liens for Taxes, assessments and governmental charges that are not due or delinquent at the Closing Date, or if due, the validity of which is being contested in good faith by the Corporation;

(b)	inchoate liens claimed or held by any Governmental Authority or a public utility in respect of the payment of Taxes or utilities not yet due and payable;

(c)	undetermined or inchoate liens (including processors’, operators’ and similar liens) incurred or created in the Ordinary Course of Business as security in favour of a Person conducting operations, in respect of any of the Corporation’s Assets for the Corporation’s proportionate share of the costs and expenses of any such operations which are not due or delinquent at the Closing Date, or if due, are being contested in good faith by the Corporation;

(d)	mechanics’, builders’, materialmen’s, and similar liens in respect of services rendered or goods supplied for which payment is not at the Closing Date due and payable, or if due, the validity of which is being contested in good faith by the Corporation;

(e)	easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;

(f)	the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, licence, franchise, grant or permit or by any provision of applicable Law, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(g)	rights of general application reserved to or vested in any Governmental Authority to levy Taxes on Petroleum Substances or the Corporation’s Assets or any of them or the income therefrom, or to control, limit or regulate production rates or the operation or use of any property;

(h)	statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any mines and minerals;

(i)	the terms and conditions of, and Encumbrances arising under, the Title Documents provided that, any Encumbrance created under or pursuant to any such Title Documents will be a Permitted Encumbrance only if it also satisfies another provision of this definition or is set out or referred to in any Schedule, the VDR or the Disclosure Letter;

(j)	any defects or deficiencies in or affecting the title of the Corporation to the Corporation’s Assets disclosed in this Agreement or that are waived or deemed to have been waived pursuant to this Agreement;

(k)	any rights of first refusal or offer, pre-emptive rights of purchaser or similar rights applicable to the Corporation’s Assets which are not triggered by the Contemplated Transactions;

(l)	legally binding requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations on any of the Lands, or otherwise affecting recoverability of Petroleum Substances from the Lands, and which are generally applicable to the oil and gas industry in Alberta;

(m)	any rights reserved to or vested in any Governmental Authority to control, limit or regulate any of the Corporation’s Assets and/or operations in any manner, including legally binding requirements imposed by any applicable Law or Governmental Authority concerning rates of production from operations on any of the Lands or lands pooled or unitized therewith or otherwise affecting recoverability of Petroleum Substances from the Lands or lands pooled or unitized therewith;

(n)	any rights or obligations arising under agreements for the sale, processing, treatment, transportation, transmission or storage of Petroleum Substances produced from the Lands, provided such agreements are disclosed in the Disclosure Letter terminable upon ninety (90) days’ notice or less;

(o)	the reservations, limitations, provisos and conditions in any grants or transfers from the Crown or any other Governmental Authority in respect of any of the Lands or interests therein and exceptions to title under any applicable Law and the express or implied reservations, limitations, provisos and conditions in any original grant from the Crown or any of the Lands or interests therein;

(p)	provisions for penalties and forfeitures which will arise if Vendor elects, after the relevant time, not to participate in operations on the Lands to which the penalty or forfeiture will apply arising under the Title Documents or as set out or referred to in the Land Schedule, any Schedule or the Disclosure Letter;

(q)	any overriding royalties, carried interests, net profits interests, penalty or reductions in interest applicable to the Corporation’s Assets;

(r)	all Encumbrances, obligations, duties, terms and conditions specifically identified or set forth in Section 1.1 of the Disclosure Letter as a “Permitted Encumbrance” or specifically consented to or approved in writing by Purchaser prior to the date of this Agreement or deemed approved or accepted by Purchaser in accordance with any provision of this Agreement”; and

(s)	any other matter, circumstance or thing specifically described in the Schedules, the VDR or the Disclosure Letter;

(t)	any Encumbrance held by any Third Party in respect of which the Corporation delivers a release and/or discharge to Purchaser at or prior to Closing, provided that such Encumbrances are identified in Section 1.1 of the Disclosure Letter.

“Person” means an individual, a corporation, a general, limited or limited liability partnership, a limited liability company, an association, a trust, any other legal entity or organization of any nature or kind whatsoever or Governmental Authority.

“Petroleum and Natural Gas Rights” means all of the right, title, estate and interest (whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”) beneficially owned by the Corporation, following the Pre-Closing Reorganization, pursuant to the Title Documents in or to any of the following, by whatever name the same are known:

(a)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from the Lands or lands pooled or unitized therewith;

(b)	rights to a share of the production of Petroleum Substances from the Lands or lands pooled or unitized therewith;

(c)	rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances from the Lands or lands pooled or unitized therewith;

(d)	the interests set forth in the Land Schedule in and to and in respect of the Leases and the Lands (including any fee simple interests, where specifically indicated); and

(e)	rights to acquire any of the rights or interests described in items (a) to (d) of this definition,

including all interests and rights in or in respect of the Lands known as working interests, fee simple interests, leasehold interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests’ or economic interests and including fractional or undivided interests in any of the foregoing.

“Petroleum Substances” means any and all of crude oil, crude bitumen and products derived therefrom, petroleum, natural gas and all related hydrocarbons (including liquid hydrocarbons and coalbed methane) and all other substances relating to any of the foregoing, whether liquid, gaseous or solid, and whether hydrocarbons or not (except coal but including sulphur and coalbed methane).

“Post-Closing Statement” has the meaning ascribed to such term in Section 3.1.

“Pre-Closing Reorganization” means the completion of the transactions set forth on Schedule C, including the transfer of the Retained Assets to Vendor, to be completed and effective prior to the Closing.

“Pre-Closing Reorganization Steps” has the meaning ascribed to such term in Section 8.7(a).

“Pre-Closing Reorganization Taxes” means any Taxes imposed on or by reason of the Pre-Closing Reorganization.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the end of the day prior to the Closing Date.

“Prime Rate” means the rate per annum equal to the rate quoted by TD Canada Trust on the Closing Date as the reference rate of interest it uses for determining interest rates on Canadian dollar commercial loans in Canada and designated as its prime rate.

“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, commercial, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Proprietary Seismic Data” means the Geophysical Data (including in raw data form and merged data sets) which is either wholly owned by the Corporation or co-owned with one or more Third Party, as set out in Schedule A.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any industry group or any Governmental Authority, including Health Canada, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any epidemic, pandemic or other outbreak of illness or public health event.

“Public Official” means an official, employee or representative of any Governmental Authority (including any state-owned or state-controlled oil company), any public international organization or any political party, as well as any candidate for political office.

“Purchase Price” has the meaning ascribed to such term in Section 2.2(a).

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is or would reasonably be expected to have a material and adverse effect on the ability of Purchaser to consummate the Contemplated Transactions.

“Release” has the meaning prescribed in any Environmental Law and includes any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, placing, pumping, discarding, abandoning, emptying, escaping, leaching or migration of a Hazardous Substance, whether accidental or intentional, into or through the Environment.

“Remittance Date” means the thirtieth (30th) day of the calendar month (or, if such day does not fall on a Business Day, the next following Business Day) following the calendar month that includes the Closing Date.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Resolution Period” has the meaning ascribed to such term in Section 3.2(b).

“Retained Assets” has the meaning ascribed to such term in Schedule C.

“Section 116 Certificate” means a certificate issued by the CRA under subsection 116(2) or 116(4) of the Tax Act in connection with the disposition of the Corporation Shares by Vendor as contemplated in this Agreement.

“Specified Accounting Principles” means United States generally accepted accounting principles adopted by the Financial Accounting Standards Board, in each case using the practices and methodologies used by Octavian and Barnwell, as applicable, to prepare the Financial Statements.

“Straddle Period” means any taxable period which begins before the Closing Date and ends after the Closing Date.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, not less than all of the Corporation Shares or all or substantially all of the assets of the Corporation (after giving effect to the Pre-Closing Reorganization) made after the date hereof, provided that the proposed acquirer is at arm’s length to Vendor and the Corporation, and provided that such Acquisition Proposal: (i) did not result from a material breach of Article 9; (ii) is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; (iii) is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the board of directors of Vendor, after receipt of advice from its financial advisors and outside legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (iv) is not subject to a due diligence condition or access condition, however Vendor may agree to permit access to the books, records or personnel of Corporation which is not more extensive than that which would customarily be provided for confirmatory due diligence purposes, provided such access is given in accordance with this Agreement and in compliance with Article 9; and (v) in respect of which the board of Vendor determines, in its good faith judgment, after receiving the advice of its outside legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to Vendor and its shareholders than the Contemplated Transactions (including any adjustment to the terms and conditions of the Contemplated Transactions proposed by Purchaser pursuant to Section 9.4).

“Surface Rights” means rights of the Corporation to enter upon, use, occupy and enjoy the surface of the Lands, (a) any lands with which the Lands have been pooled or unitized, (b) any lands upon which the Wells or the Tangibles are located, (c) use in connection with the ownership or operation of the Petroleum and Natural Gas Rights, the Tangibles and the Wells, and (d) any lands used to gain access thereto, in each case for purposes related to the use or ownership of the Petroleum and Natural Gas Rights, the Tangibles or the Wells, whether the same are held by right-of-way or otherwise.

“Tangibles” means all of the right, title, interest and estate of the Corporation, following the Pre-Closing Reorganization, whether absolute or contingent, legal or beneficial, present or future, vested or not, in and to the Major Facilities and all other facilities, machinery, equipment, furniture, furnishings, artwork, office equipment, computer hardware, supplies, materials, vehicles, material handling equipment, implements, parts, tools, spare parts and tangible assets owned or used or held by the Corporation, and all other equipment, systems, plants and facilities used, useful or intended for use in producing Petroleum Substances from the Lands or lands pooled or unitized therewith or gathering, compressing, dehydrating, scrubbing, processing, treating, injecting, separating, extracting, collecting, refrigerating, measuring, storing, removing, transporting or shipping such Petroleum Substances; and all other tangible property and assets used, useful or intended for use in producing, storing or injecting Petroleum Substances.

“Target Working Capital” means zero dollars ($0.00).

“Tax Act” means the Income Tax Act (Canada).

“Tax Attributes” means, with respect to any person, the Tax attributes of such person, including losses, resource or other pools, capital cost, undepreciated capital cost, paid-up capital, balances and investment tax credits.

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority including: (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, sales, retail, use, goods and services, harmonized sales, value added, excise, severance, stamp, franchise, occupation, premium, capital stock, real or immovable property, personal or movable property, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, withholding, stamp duties, customs duties, levies, imports or any other taxes or charges of any kind whatsoever; (b) all employment insurance premiums, Canada Pension Plan contributions or premiums, and any other governmental pension plan contributions or premiums; (c) any tax imposed, assessed or collected or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; (d) and any obligation to indemnify or otherwise assume, share or succeed to the tax liability of any Person, whether disputed or not; and (e) any tax indemnity obligation, fine, penalty, interest or other additional amount relating to any of the foregoing amounts.

“Tax Representations” means Section 4.2(w) (Taxes).

“Tax Return” all reports, returns, statements, declarations or schedules filed or required to be filed by the Corporation with a Governmental Authority in connection with the determination or assessment of Taxes or in connection with the administration of, or compliance with any legal requirement relating to Taxes.

“Third Party” means any Person other than the Corporation, Vendor, Purchaser, and their respective Affiliates.

“Third Party Consent” means any consents, waivers, ratifications, or approvals from, or notification requirements to, or other authorizations by, any Third Parties that are required to be received by the Parties prior to Closing in connection with the Contemplated Transactions, but excluding the Governmental Approvals, as set forth in Section 1.1 of the Disclosure Letter.

“Title Documents” means:

(a)	all Leases, subleases, and any replacements, renewals or extensions thereof;

(b)	all certificates of title;

(c)	all agreements relating to the acquisition, ownership, operation or exploitation of the Petroleum and Natural Gas Rights, Tangibles or the Wells, including:

(i)	operating agreements, royalty agreements, farm-out or farm-in agreements, option agreements, participation agreements, pooling agreements, unit agreements, unit operating agreements, assignments, trust declarations, sale and purchase agreements, and asset exchange agreements;

(ii)	all agreements for the purchase, sale, processing, transportation or delivery of Petroleum Substances;

(iii)	agreements pertaining to the Surface Rights;

(iv)	agreements for the construction, ownership and operation of all tangible depreciable property and assets;

(v)	service agreements for the injection or subsurface disposal of other substances, the use of well bores or the operation of any Tangibles or Wells by a Third Party; and

(vi)	permits and other approvals, authorizations or licences required under Applicable Law; and

(vii)	any other documents or agreements granting, reserving or otherwise conferring rights to (A) explore for, drill for, produce, take, use or market Petroleum Substances, (B) share in the production of Petroleum Substances, (C) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (D) rights to acquire any of the rights described in this definition, but only to the extent the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands.

“Transaction Documents” means this Agreement, the Closing Documents and all other agreements, documents and instruments required to be executed and delivered in connection with the Contemplated Transactions.

“VDR” means the virtual data room established by the Corporation (or on its behalf) for the purposes of the Contemplated Transactions as at 6:00 a.m. on October 1, 2026, the contents of which have been contained on memory sticks delivered to Purchaser concurrently with the execution of this Agreement.

“Vendor Approval” means the approval by the holders of a majority of the outstanding common stock of Vendor of the sale, lease or exchange of all or substantially all of Vendors property and assets through the sale of the Corporation Shares in accordance with Section 271 of the Delaware General Corporation Law.

“Vendor Fundamental Representations” means each of 4.1(a) (Organization), Section 4.1(b) (Authority; Binding Effect), Section 4.1(e) (Brokers), Section 4.1(f) (Purchase Rights) 4.1(g) (Title to Corporation Shares), 4.2(a) (Organization), Section 4.2(i) (Capitalization) and 4.2(dd) (Brokers).

“Vendor Promissory Note” means the non-interest bearing, payable on demand, promissory note to be issued by the Corporation to Vendor as part of the Pre-Closing Reorganization, which will be for an amount equal to $8,750.000.00, and subsequently assigned by Vendor to Purchaser at Closing.

“Vendor Subsidiary” means a wholly owned subsidiary of Vendor, to be incorporated prior to Closing in connection with the Pre-Closing Reorganization.

“Vendor’s Transaction Expenses” means, without duplication, to the extent not satisfied in full by Vendor or the Corporation prior to the Closing, the aggregate amount of:

(a)	the Pre-Closing Reorganization Taxes;

(b)	any change of control bonuses or similar payments payable to the Employees or Contractors in connection with the Contemplated Transaction, to the extent such fees and expenses are incurred and/or payable by the Corporation, but excluding for certainty any severance or termination pay or any similar-type of entitlement that is owed to such Employees or Contractors upon the termination of employment or engagement resulting from the completion of the Contemplated Transactions; and

(c)	all fees and expenses incurred in connection with or anticipation of the Contemplated Transactions and the negotiation, execution and delivery of this Agreement and any agreement contemplated hereby or thereby and the consummation of the Contemplated Transactions to the extent such fees and expenses are incurred and/or payable by the Corporation and have not been paid prior to the Closing.

“Wells” means all producing, shut-in, abandoned, capped, suspended, water source, disposal, injection, observation, reclaimed, reclamation exempt or other wells located on the Lands, including all such wells which are currently or were previously used, useful or intended for use in connection with the development, exploitation, or production of Petroleum Substances, including those wells described in Schedule A.

“Willful Breach” means, with respect to any Party, that such Party does one or more of the following:

(d)	such Party willfully takes an action or refuses to perform or take an action prohibited with the knowledge that such refusal or taking such action would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party;

(e)	such Party knowingly and intentionally misrepresents any of the matters covered by its representations or warranties under this Agreement as of the date hereof; or

(f)	such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct such that the conditions set forth in Section 6.2(a) or Section 6.3(a) as applicable to such representation or warranty, would not be satisfied.

For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts, reasonable best efforts or best efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts, reasonable efforts, reasonable best efforts, or best efforts, as applicable, would constitute a willful and intentional breach of this Agreement. In addition, if all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of satisfaction, and would be expected to be satisfied at the Closing) and any Party fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date the Closing should have occurred per the definition of Closing Date, then such Party that fails to consummate the transactions contemplated by this Agreement shall be deemed to be in Willful Breach of this Agreement.

“Withheld Amount” has the meaning set forth in Section 2.4.

“Withholding Subject Amount” has the meaning set forth in Section 2.4.

“Withholding Tax Escrow Agreement” means an escrow agreement, substantially in the form attached as Exhibit C, or as otherwise agreed upon between Vendor and Purchaser, to be entered into among Vendor, Purchaser and the Escrow Agent at Closing to provide for the escrow and release of the Withheld Amount.

“Working Capital Difference” means an amount (which may be a negative number) equal to (a) the Closing Working Capital, minus (b) the Target Working Capital.

1.2	Interpretation

Unless otherwise stated or the context otherwise necessarily requires, in this Agreement:

(a)	words importing the singular number include the plural and vice versa;

(b)	words importing the masculine gender include the feminine and neuter genders;

(c)	if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning;

(d)	the terms “herein”, “hereby”, “hereof”, “hereunder”, “hereto” and similar expressions mean or refer to this Agreement and not to any particular provision of this Agreement;

(e)	the use of the word “include” or “including” shall be deemed to mean “include, without limitation”, or “including, without limitation”, as applicable;

(f)	the phrase “to the extent” shall mean the degree to which the subject matter thereof extends, and such phrase shall not mean simply “if”;

(g)	reference to “material delay” or “materially delay” or any other grammatical formulation thereof, with respect to Closing or the consummation of the other transactions contemplated by this Agreement shall mean a delay beyond the Outside Date;

(h)	the word “or” is not exclusive, and has the inclusive meaning of “and/or”;

(i)	references to any Person (including any Governmental Authority) include such Person’s successors and permitted assigns;

(j)	any reference to a Person in a particular capacity is and is deemed to be a reference to that Person in that capacity and not in any other capacity;

(k)	any information set forth in one section or subsection of the Disclosure Letter shall be deemed to apply to and to qualify the Section or Subsection of this Agreement to which it corresponds in number and each other Section or Subsection of this Agreement to the extent it is reasonably apparent that such information is relevant to such other Section or Subsection. The disclosure of any matter in the Disclosure Letter, the VDR or any Schedule to this Agreement shall not be deemed to constitute an admission by Vendor, or otherwise imply, that any such matter is material or creates measures for materiality for the purposes of this Agreement;

(l)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, replaced, restated or modified and in effect from time to time in accordance with the terms thereof;

(m)	references to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

(n)	references to Articles, Sections or Schedules refer to articles, sections or schedules of this Agreement;

(o)	headings and the table of contents are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof;

(p)	the rule of contractual interpretation known as “contra proferentem” shall not apply to the interpretation or construction of this Agreement, such that in interpreting this Agreement, it shall be irrelevant which Party drafted any particular provision hereof;

(q)	all dollar amounts referred to in this Agreement are in Canadian dollars, unless otherwise indicated herein;

(r)	payments are to be made in Canadian dollars, in immediately available funds;

(s)	unless otherwise indicated, references to the time of day or date mean the local time or date in Calgary, Alberta;

(t)	prior to the implementation of the Pre-Closing Reorganization, “Corporation” refers to each of Barnwell and Octavian, as the context requires, and following the implementation of the Pre-Closing Reorganization, “Corporation” refers to the entity formed following the amalgamation of Barnwell and Octavian;

(u)	unless otherwise specified herein, or as the context may require, computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period; and

(v)	where any payment is to be made, or any other action is to be taken or meeting held, on or as of a day that is not a Business Day, then unless otherwise provided herein, such payment is to be made, or the other action is to be taken or such meeting is to be held, as applicable, on or as of the next following Business Day, unless such next following Business Day falls in the next calendar month, in which event the payment is to be made, or the other action is to be taken, as applicable, on or as of the immediately preceding Business Day.

1.3	Conflicts

If there is any conflict, whether express or implied, or inconsistency between a provision of the body of this Agreement and that of a Schedule, Exhibit or otherwise, the provision of the body of this Agreement shall prevail.

1.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the senior officers of such Party, in each case as officers of such Party and not in their personal capacity, and does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge. Notwithstanding the foregoing, a Party does not have any obligation to make inquiry of any Third Party or Governmental Authority in connection with representations and warranties that are made to its knowledge and no individual shall have any personal liability pursuant to or in connection with this Agreement by virtue of having been named in this Section 1.4

1.5	Schedules and Exhibits

The following Schedules and Exhibits are attached to, form part of and are incorporated in the Agreement:

Schedule/Exhibit	Description
Schedule A	Part 1 – Land Schedule Part 2 - Wells Part 3 – Major Facilities Part 4 – Proprietary Seismic Data
Schedule B	Closing Statement Example Calculation
Schedule C	Pre-Closing Reorganization Steps
Exhibit A	Form of Officer’s Certificates
Exhibit B	Form of Director / Officer Resignation and Mutual Release
Exhibit C	Form of Withholding Tax Escrow Agreement
Exhibit D	Form of 5% GORR Agreement
Exhibit E	Form of Call Agreement

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale

Vendor hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Vendor, at the Effective Time, the Corporation Shares and the Vendor Promissory Note, upon the terms and subject to the terms and conditions set forth in this Agreement.

2.2	Purchase Price

(a)	The aggregate consideration payable by Purchaser to Vendor for the sale of the Corporation Shares and the Vendor Promissory Note shall be an amount equal to the following:

(i)	the Base Purchase Price, consisting of the Cash Consideration and the 5% Royalty; plus

(ii)	the Working Capital Difference; minus

(iii)	the Indebtedness Amount (if any),

(the “ Purchase Price”).

(b)	At Closing, in full satisfaction of the Purchase Price, Purchaser shall:

(i)	pay an amount equal to the Cash Consideration, plus the Working Capital Difference, less the Indebtedness Amount (if any), less the Deposit and the Withheld Amount, if applicable, (the “Closing Payment”) to Vendor, by wire transfer to the account designated by Vendor in the Closing Statement;

(ii)	if applicable, pay an amount equal to the Withheld Amount to Escrow Agent, by wire transfer to the account designated by Escrow Agent in writing prior to the Closing Date;

(iii)	cause the Corporation to grant the 5% Royalty to Vendor Subsidiary by the execution and delivery of the 5% GORR Agreement; and

(iv)	cause the Call Affiliate to execute and deliver the Call Agreement.

(c)	At least three (3) Business Days prior to the Closing Date, Vendor shall provide Purchaser with a statement and associated work papers (collectively, the “Closing Statement”) setting forth its good faith estimate of: (i) the Closing Working Capital; (ii) the Working Capital Difference; (iii) the Indebtedness Amount; (iv) the Closing Payment; and (v) the adjusted Purchase Price (such estimate, the “Estimated Purchase Price”). Vendor shall prepare the Closing Statement in a manner that is materially consistent with Specified Accounting Principles and the example calculation attached hereto as Schedule B, together with supporting worksheets in reasonable detail. Vendor shall act reasonably to assist Purchaser in verifying the amounts and calculations set forth in the Closing Statement, upon request.

2.3	Deposit and Break Fee

(a)	Concurrent with the execution of this Agreement, Purchaser has paid to the Escrow Agent a deposit of one million dollars ($1,000,000) (the “Deposit”), by wire transfer in immediately available funds, which Deposit shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

(b)	The following provisions apply in respect of the Deposit:

(i)	If Closing occurs, the Deposit (and any interest actually earned thereon) shall be paid by the Escrow Agent to Vendor in accordance with the terms of the Deposit Escrow Agreement, with the Deposit (including any interest actually earned thereon) applied towards the Purchase Price.

(ii)	If Closing does not occur and this Agreement is terminated:

(A)	by Vendor pursuant to Section 7.1(b), then in addition to any other rights and remedies to which Vendor may be entitled, the Deposit (including any interest actually earned thereon) shall be paid by the Escrow Agent to Vendor in accordance with the terms of the Deposit Escrow Agreement; or

(B)	by Purchaser pursuant to Section 7.1(c), then the Deposit (including any interest actually earned thereon) shall be paid by the Escrow Agent to Purchaser in accordance with the terms of the Deposit Escrow Agreement.

(c)	In addition to the return of the Deposit pursuant to Section 2.3(b)(ii)(B), in the event that this Agreement is terminated as a result of the failure of Vendor to obtain the Vendor Approval, or as a result of the failure of Vendor to satisfy any of the Closing conditions as a result of a Willful Breach by Vendor of any of its covenants under this Agreement, Vendor shall also pay Purchaser five hundred thousand dollars ($500,000) (the “Break Fee”), as directed by Purchaser in writing (by wire transfer of immediately available funds) within ten (10) Business Days of termination. If Vendor terminates this Agreement pursuant to Section 7.1(e), Vendor shall pay the Break Fee to Purchaser prior to or concurrently with such termination, notwithstanding the ten (10) Business Day payment period above, and the Parties shall concurrently irrevocably instruct the Escrow Agent to return the Deposit, together with any interest actually earned thereon, to Purchaser in accordance with the Deposit Escrow Agreement. In no event shall the Break Fee be payable more than once.

(d)	The Parties acknowledge that the agreements contained in this Section 2.3 in respect the Deposit and the Break Fee are an integral part of the Contemplated Transactions and that without these agreements the Parties would not have entered into this Agreement and that the amounts set out in this Section 2.3 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage and out-of-pocket expenditures which a Party will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event that the Deposit and/or the Break Fee is paid in full to a Party (or as it directs) in the manner provided in this Section 2.3, no other amounts will be due and payable as damages or otherwise by the other Party and the receiving Party hereby accepts that such payments are the maximum aggregate amount that the paying Party shall be required to pay in lieu of any damages or any other payments or remedy which the receiving Party may be entitled to in connection with this Agreement or the Contemplated Transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 2.3 and no payment of the Deposit or the Break Fee, as the case may be, shall relieve or have the effect of relieving a Party in any way for liability for damages incurred or suffered by the other Party as a result of a Willful Breach of this Agreement.

2.4	Purchase Price Allocation

The Parties shall allocate the Base Purchase Price for all purposes as follows:

(a)	between the Vendor Promissory Note and the Corporation Shares:

(i)	Vendor Promissory Note:	$8,750,000.00

(ii)	Corporation Shares:	$250,000.00

TOTAL:	$9,000,000.00

(b)	between the 5% Royalty and the Cash Consideration:

(i)	5% Royalty:	$5,000,000.00

(ii)	Cash Consideration:	$4,000,000.00

TOTAL:	$9,000,000.00

All adjustments to the Purchase Price, including with respect to the Working Capital Difference and the Indebtedness Amount, shall be allocated to Corporation Shares (such amount allocated to the Corporation Shares, as adjusted, the “Withholding Subject Amount”). The Parties shall report each sale and purchase under this Agreement for all federal, provincial and local tax purposes in a manner consistent with the allocation referred to in this Section 2.4.

2.5	Tax Withholdings

(a)	The “Withheld Amount” means:

(i)	where no Section 116 Certificate has been provided to Purchaser by Vendor prior to the Closing Date, twenty five percent (25%) of the Withholding Subject Amount; or

(ii)	where Vendor provides to Purchaser, at least one (1) Business Day before the Closing Date, a Section 116 Certificate and the Certificate Limit on the Closing Date is less than the Withholding Subject Amount, an amount equal to twenty five percent (25%) of the amount by which the Withholding Subject Amount exceeds the Certificate Limit on the Closing Date.

(b)	If Vendor delivers to Purchaser, at least one (1) Business Day before the Closing Date, a Section 116 Certificate with a Certificate Limit that is at least equal to or greater than the Withholding Subject Amount Purchaser shall not deduct and withhold any amount from the Closing Payment.

(c)	If Vendor does not deliver to Purchaser, at least one (1) Business Day before the Closing Date, a Section 116 Certificate with a Certificate Limit that is equal to or greater than the Withholding Subject Amount, Purchaser shall withhold the Withheld Amount from the Withholding Subject Amount otherwise deliverable to Vendor on the Closing Date and pay, or cause to be paid, such Withheld Amount to the Escrow Agent to be held and released in accordance with the provisions of the Withholding Tax Escrow Agreement. For greater certainty, Purchaser and Vendor agree to enter into the Withholding Tax Escrow Agreement at Closing.

(d)	Notwithstanding anything contained herein to the contrary, if a Withheld Amount is being held by the Escrow Agent, and if, prior to the Remittance Date, the CRA issues a letter authorizing Purchaser or the Escrow Agent to, notwithstanding the provisions of the Tax Act, continue to hold the Withheld Amount until the CRA’s review of the application for a Section 116 Certificate has been finalized, the Escrow Agent shall (and shall be instructed by Vendor Purchaser to) continue to hold the Withheld Amount until the earlier of: (i) the date upon which the CRA requests payment of a cash amount; and (ii) the date upon which a Section 116 Certificate is delivered to the Escrow Agent. In absence of a letter from the CRA authorizing Purchaser or the Escrow Agent to, notwithstanding the provisions of the Tax Act, continue to hold the Withheld Amount until the CRA’s review of the application for a Section 116 Certificate has been finalized, Purchaser or the Escrow Agent, as applicable, shall remit the Withheld Amount to the CRA in accordance with the Withholding Tax Escrow Agreement.

(e)	For greater certainty, the Purchase Price is inclusive of any amount required to be deducted or withheld pursuant to Section 116 of the Tax Act, and Purchaser shall not be required to gross up, increase or otherwise compensate Vendor for an such deduction or withholding.

(f)	Any excess amount withheld pursuant to this Section 2.5 shall be for the account of Vendor, and Purchaser shall cooperate with any reasonable requests of Vendor for assistance to seek any refund of such excess amount, which may include corresponding with, the CRA on behalf of Vendor, including to provide copies of this Agreement and other Transaction Documents and information that is in Purchaser’s possession or control.

(g)	If Purchaser is obligated to pay an adjustment to the Purchase Price other than pursuant to Section 3.3(b), Purchaser shall withhold an an amount equal to twenty-five percent (25%) of such adjustment payment and remit such withheld amount to the CRA pursuant to section 116 of the Tax Act; provided that if Vendor has delivered to Purchaser a Section 116 Certificate prior to the date such payment is due, with a certificate limit that is equal or greater than the Withholding Subject Amount (inclusive of such payment), such payment shall be made without withholding.

Article 3
Purchase Price ADJUSTMENT

3.1	Post-Closing Statement

As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall provide Vendor with a statement and associated work papers (the “Post-Closing Statement”) setting forth its good faith calculation of the (a) Closing Working Capital, (b) the Working Capital Difference, (c) the Indebtedness Amount, and (d) the Purchase Price, and in each case, any difference from the estimates included in the Closing Statement. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts and shall be prepared in accordance with the Specified Accounting Principles and the example calculation attached hereto as Schedule B. Purchaser shall permit Vendor and its accountants to review as soon as reasonably practicable upon request, on site or otherwise, during normal business hours, all books and records and work papers reasonably requested by Vendor for its review of the Post-Closing Statement. Purchaser shall make available to Vendor and its accountants the individuals responsible for the preparation of the Post-Closing Statement, as reasonably requested by Vendor and during normal business hours, in order to respond to inquiries of Vendor and its accountants related thereto.

3.2	Disputed Items

(a)	Within thirty (30) days after the Post-Closing Statement has been received by Vendor, Vendor may dispute the amounts reflected on the line items of the Post-Closing Statement (each, a “Disputed Item”); provided, however, that in each case Vendor shall notify Purchaser in writing of each Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis therefor. Unless Vendor delivers a notice of Disputed Items during such thirty (30) day period, the Post-Closing Statement will be final, conclusive and binding upon the Parties.

(b)	If a notice of Disputed Items shall be timely delivered pursuant to Section 3.2(a), then Vendor and Purchaser shall, during the twenty (20) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items. If, during the Resolution Period, Vendor and Purchaser reach an agreement with respect to each Disputed Item, such agreement shall be evidenced in writing and the Post-Closing Statement (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement, with respect to each such agreed Disputed Item.

(c)	If, during the Resolution Period, Vendor and Purchaser cannot reach agreement on a Disputed Item, either Vendor or Purchaser may refer all remaining unresolved Disputed Items to KPMG LLP or, if such firm is unable or unwilling to act, another independent accounting firm or Person upon which Vendor and Purchaser shall mutually agree (the “Independent Accountant”). If KPMG LLP is unable or unwilling to act and no mutual agreement is reached with respect to the selection of the Independent Accountant within ten (10) days of the last day of the Resolution Period, either Vendor or Purchaser can refer such appointment to the Court of King’s Bench of Alberta for resolution, which court shall have the sole and absolute discretion to appoint the Independent Accountant. Vendor and Purchaser shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.

(d)	The Independent Accountant shall review this Agreement and the Disputed Items for the purpose of calculating the Closing Working Capital, the Working Capital Difference, the Indebtedness Amount, and the Vendor’s Transaction Expenses, in each case, only to the extent relevant to the unresolved Disputed Items, and shall make a determination, acting as an expert and not as an arbitrator, with respect to such unresolved Disputed Items within thirty (30) days after its engagement. The Independent Accountant shall deliver to Vendor and Purchaser, within such thirty (30) day period, a report setting forth: (i) its final determination of the unresolved Disputed Items; (ii) its adjustments, if any, to the Post-Closing Statement; and (iii) the calculations supporting such determination and adjustments. Such report shall, absent manifest error, be final, conclusive and binding on the Parties and shall not be subject to appeal by either Party. The fees and expenses of the Independent Accountant shall be shared, one half to Vendor and one half to Purchaser.

3.3	Post-Closing Payment

(a)	If the Estimated Purchase Price exceeds the Purchase Price as set out in the Post-Closing Statement (as finally determined in accordance with Section 3.2), then Vendor shall pay the amount of such difference in accordance with Section 3.3(a). If the Estimated Purchase Price is less than the Purchase Price as set out in the Post-Closing Statement, then Purchaser shall pay the amount of such difference in accordance with Section 3.3(a).

(b)	If Purchaser is obligated to pay an adjustment amount in accordance with Section 3.3(a), Purchaser shall withhold an an amount equal to twenty-five percent (25%) of such payment and remit such withheld amount to the CRA pursuant to section 116 of the Tax Act; provided that if Vendor has delivered to Purchaser a Section 116 Certificate prior to the date such payment is due, with a certificate limit that that is equal or greater than the Withholding Subject Amount (inclusive of such payment), such payment shall be made without withholding.

(c)	All payments to be made pursuant to Section 3.3(a) shall be made within five (5) Business Days after the final Purchase Price has been determined, by wire transfer to the account(s) specified in writing by Purchaser (in the case of payment to Purchaser) or Vendor (in the case of payment to Vendor).

3.4	Overdue Amounts

If a Party fails to pay any amounts due to another Party under this Article 3 when due, interest shall accrue and become due on such unpaid amounts at the Prime Rate plus three percent (3%).

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Vendor’s Representations and Warranties Regarding Vendor

Vendor represents and warrants to Purchaser the matters set out below, subject in all instances to the Disclosure Letter, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in completing the Contemplated Transactions:

(a)	Organization.

(i)	Vendor is a body corporate, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Vendor to perform its obligations under this Agreement or the other Transaction Documents, as applicable, or Vendor to consummate the Contemplated Transactions.

(ii)	Vendor is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except for those jurisdictions where the failure to qualify would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Vendor to perform its obligations under this Agreement or the other Transaction Documents, as applicable, or Vendor to consummate the Contemplated Transactions.

(b)	Authority; Binding Effect.

(i)	Vendor has all necessary power and authority to enter into this Agreement and has all necessary power and authority to enter into the other Transaction Documents to which it is to be a party and to perform its obligations thereunder and to consummate the Contemplated Transactions. Vendor has taken all necessary corporate or other entity action required to duly authorize and approve the Transaction Documents to which Vendor is a party.

(i)	The board of directors of Vendor has unanimously approved the execution and delivery of this Agreement and has resolved, unanimously, to recommend approval of the Contemplated Transactions by the shareholders of Vendor.

(ii)	Assuming the due authorization, execution and delivery of this Agreement by the Corporation, and Purchaser, this Agreement constitutes a legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. Assuming the due authorization, execution and delivery of the Transaction Documents by Purchaser, and the Corporation, as applicable, each Transaction Document to be executed by Vendor, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Vendor, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(c)	Non-Contravention. Provided the Vendor Approval is received, the execution, delivery and performance of the Transaction Documents by Vendor and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the organizational documents of Vendor, (ii) violate any material Law applicable to Vendor or any Order against Vendor, in each case as in effect as of the date of this Agreement and as of the Closing, or (iii) require the consent, notice or other action by a Person under any Contract to which Vendor is a Party, except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Vendor to perform its obligations under this Agreement or the other Transaction Documents, as applicable, or Vendor to consummate the Contemplated Transactions.

(d)	Governmental Consents and Approvals. The execution and delivery of this Agreement by Vendor and the execution and delivery of the other Transaction Documents by Vendor, as applicable, and the performance of its obligations hereunder and thereunder, do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority, except for (i) the Vendor Approval, and (ii) any filings, clearances, consents or approvals, the failure of which to effect or obtain would not reasonably be expected to cause a Material Adverse Effect.

(e)	Brokers. Except as set forth in Section 4.1(e) of the Disclosure Letter, no broker, finder or investment banker engaged by Vendor or its Affiliates is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions for which the Corporation has or would have any liability or obligation (collectively, the “Brokers’ Fees”).

(f)	Purchase Rights. Other than Purchaser as provided in this Agreement, no Person has any rights, contingent or vested, including any right of first refusal, right of first offer or other similar preferential right, to acquire any of the Corporation Shares being sold, assigned, transferred and conveyed by Vendor to Purchaser pursuant to this Agreement.

(g)	Title to Corporation Shares. Vendor owns, as the beneficial and registered owner with good title, and has all necessary power and authority to, sell, assign, transfer and convey its ownership of the Corporation Shares to Purchaser at Closing pursuant to this Agreement. Upon completion of the Contemplated Transactions, Vendor will have transferred to Purchaser good and valid title to all of the Corporation Shares, free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws and the constating documents of the Corporation (which shall have been complied with).

(h)	Anti-Corruption: Vendor has not made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with this Agreement or the Contemplated Transactions, whether directly or knowingly indirectly through any other Person, to or for the use or benefit of any Public Official, where such payment, gift or promise would violate the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United States Foreign Corrupt Practices Act of 1977, or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Vendor and its operations.

(i)	Break Fee. Vendor has available as of the date hereof and will have available to it on the Outside Date, immediately available funds sufficient to pay the Break Fee. The obligation of Vendor to pay the Break Fee arises upon the occurrence of the triggering events specified in this Agreement and is not subject to, conditional upon, or otherwise dependent on the approval of the Contemplated Transactions or any related resolution by the stockholders of Vendor.

4.2	Vendor’s Representations and Warranties Regarding the Corporation

Vendor represents and warrants to Purchaser the matters set out below, subject in all instances to the Disclosure Letter and the Permitted Encumbrances, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in completing the Contemplated Transactions:

(a)	Organization.

(i)	The Corporation is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted except as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

(ii)	The Corporation is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except for those jurisdictions where the failure to qualify would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

(iii)	Section 4.2(a) of the Disclosure Letter sets out the jurisdictions in which the Corporation has assets or has carried out business since October 1, 2022.

(b)	Non-Contravention. Except as set forth in Section 4.2(b) of the Disclosure Letter, the performance and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the organizational documents of the Corporation, (ii) subject to obtaining the Third Party Consents, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Corporation under any Material Contract, result in the creation or the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Corporation’s Assets, or result in the cancellation, modification, revocation or suspension of any material Permit used by or required for the ongoing operation of the Corporation’s Assets, or (iii) violate any material Law applicable to the Corporation or any of the Corporation’s Assets, or any Order against the Corporation or any of the Corporation’s Assets, in each case as in effect as of the date of this Agreement and as of the Effective Time, except, in the case of clauses (ii) and (iii), for any violation, breach, default, termination, cancellation, acceleration, modification, revocation or suspension that would not reasonably be expected to be cause a Material Adverse Effect.

(c)	Bank Accounts. On the Closing Day, the Corporation will not have any bank accounts, term deposits or safety deposit boxes except those listed in Section 4.2(c) of the Disclosure Letter.

(d)	Litigation. Except as disclosed in Section 4.2(d) of the Disclosure Letter, there are no Claims, outstanding judgments, orders, injunctions, investigations or other proceedings, including appeals and applications for review, in progress or to Vendor’s knowledge pending or threatened, against or relating to the Corporation before any Governmental Authority, which if determined adversely to the Corporation, would have a Material Adverse Effect. To Vendor’s knowledge, there is not any factual or legal basis on which any such proceeding may be commenced with any reasonable likelihood of success.

(e)	Governmental Consents and Approvals. The performance and the consummation of the Contemplated Transactions, do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority, except for (i) the Vendor Approval, (ii) the Governmental Approvals, and (iii) any filings, clearances, consents or approvals, the failure of which to effect or obtain would not reasonably be expected to cause a Material Adverse Effect.

(f)	Off-Balance Sheet Arrangements. The Corporation is not a party to any off-balance sheet arrangements, as that term is understood under Specified Accounting Principles.

(g)	Reserves Report.

(i)	Vendor or the Corporation made available to Insite Petroleum Consultants Ltd. (“Insite”), prior to the issuance of the reserves report effective September 30, 2025 in respect of the reserves of Barnwell and Octavian (the “Reserves Report”), for the purpose of preparing the Reserves Report, all information requested by Insite, which information, to Vendor’s knowledge, did not contain any material misrepresentation at the time such information was so provided. Neither Vendor nor the Corporation omitted any information necessary to make any information provided to Insite provided not misleading as the respective dates thereof and there has been no material adverse change in any of the material information provided since the date thereof. Except as set out in Section 4.2(g) of the Disclosure Letter, Vendor believes that the Reserves Report reasonably presents the quantity and related pre-tax net present value of estimated future net revenue, on an aggregate basis, of the oil and natural gas reserves attributed to the crude oil, natural gas liquids and natural gas properties evaluated in the Reserves Report as at September 30, 2025, based upon information available at the time the Reserves Report was prepared and the pricing and other assumptions set out therein.

(ii)	Except with respect to changes in commodity prices and royalties, the effect of actual production of oil, natural gas and other petroleum substances on reserves estimates and as otherwise disclosed to Purchaser, Vendor has no knowledge of any adverse material change in any production, cost, reserves or other relevant information provided to Insite since the dates that such information was so provided.

(h)	Processing and Transportation Commitments. Section 4.2(h) of the Disclosure Letter contains a complete and accurate list of all of the Third Party processing and transportation agreements of the Corporation which cannot be terminated within 31 days or less without penalty. Other than as set forth in Section 4.2(h) of the Disclosure Letter, the Corporation has no Third Party processing or transportation agreements or any obligations to deliver sales volumes to any other Person which cannot be terminated in 31 days or less without penalty.

(i)	Capitalization.

(i)	Barnwell has authorized an unlimited number of common shares. The aggregate number of shares of Barnwell issued and outstanding are set out in Section 4.2(i) of the Disclosure Letter. Except as set forth immediately above and as disclosed in Section 4.2(i) of the Disclosure Letter, there are no securities of Barnwell outstanding and no options, warrants or other rights, agreements or commitments of any character whatsoever (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance, or requiring the issuance, sale or transfer by Barnwell, of any shares of Barnwell or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Barnwell, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of Barnwell for which Barnwell could have any liability or obligation. All of the outstanding common shares of Barnwell have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Except as set out in Section 4.2(i) of the Disclosure Letter, and Purchaser’s rights under this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by applicable Law, pre-emptive or contractual granted by Barnwell) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued securities of Barnwell.

(ii)	Octavian has authorized an unlimited number of common shares. The aggregate number of shares of Octavian issued and outstanding are set out in Section 4.2(i) of the Disclosure Letter. Except as set forth immediately above and as disclosed in Section 4.2(i) of the Disclosure Letter, there are no securities of Octavian outstanding and no options, warrants or other rights, agreements or commitments of any character whatsoever (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance, or requiring the issuance, sale or transfer by Octavian, of any shares of Octavian or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Octavian, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of Octavian for which Octavian could have any liability or obligation. All of the outstanding common shares of Octavian have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Except as set out in Section 4.2(i) of the Disclosure Letter, and Purchaser’s rights under this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by applicable Law, pre-emptive or contractual granted by Octavian) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued securities of Octavian.

(iii)	The Corporation will have authorized an unlimited number of Corporation Shares as of the Closing. The aggregate number of Corporation Shares to be issued and outstanding pursuant to the Pre-Closing Reorganization are set out in Section 4.2(i) of the Disclosure Letter (as such Disclosure Letter may be updated from time to time prior to the Effective Time in accordance with Section 8.2). Except as set forth immediately above and as disclosed in Section 4.2(i) of the Disclosure Letter, as of the Closing there will be no securities of the Corporation outstanding and no options, warrants or other rights, agreements or commitments of any character whatsoever (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance, or requiring the issuance, sale or transfer by the Corporation, of any shares of the Corporation (including the Corporation Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Corporation (including the Corporation Shares), nor will there be any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of the Corporation for which the Corporation could have any liability or obligation. All of the Corporation Shares outstanding as of the Closing will have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Except as set out in Section 4.2(i) of the Disclosure Letter, and Purchaser’s rights under this Agreement, no Person has any Contract, option or warrant or any right or privilege (whether by applicable Law, pre-emptive or contractual granted by the Corporation) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued securities of the Corporation.

(j)	Financial Information.

(i)	The Financial Statements have been provided by Barnwell and Octavian to Purchaser and have been prepared in accordance with the Specified Accounting Principles and present fairly:

(A)	the assets, liabilities and financial position of the Corporation on a consolidated basis as at the dates of the applicable Financial Statements; and

(B)	the results of operations of the Corporation on a consolidated basis during the periods covered by the applicable Financial Statements.

(ii)	Neither Barnwell nor Octavian have any liabilities that would be required by Specified Accounting Principles to be reflected on a balance sheet, other than liabilities that (A) are reflected or reserved against in the Financial Statements, (B) were incurred since June 30, 2026 in the Ordinary Course of Business provided that the aggregate amount of same is less than $220,000, (C) were incurred in connection with the Contemplated Transactions and are Vendor’s Transaction Expenses, (D) are reflected in Section 4.2(y) “Outstanding AFEs” of the Disclosure Letter; or (E) are set forth in Section 4.2(j) of the Disclosure Letter. Neither Barnwell nor Octavian have reserved any amounts in respect of potential liabilities which may arise in connection with the matters disclosed in Section 4.2(d) of the Disclosure Letter.

(iii)	Section 4.2(j) of the Disclosure Letter sets forth all Indebtedness of Barnwell and Octavian as of the date hereof (other than Indebtedness to be settled or otherwise eliminated in connection with the Pre-Closing Reorganization).

(iv)	Following the completion of the Pre-Closing Reorganization, except for the Vendor Promissory Note, no director, employee or other non-arm’s length party of the Corporation or its Affiliates will be indebted to the Corporation.

(v)	As at June 30, 2026, the remainder of Current Assets less Current Liabilities for Barnwell and Octavian combined was not less than negative twelve thousand and seventy-six dollars and eighty-two cents $(12,076.82).

(k)	Material Contracts. Section 4.2(k) of the Disclosure Letter sets out a list of all of the following Contracts (collectively, the “Material Contracts”), current and complete copies of which have been provided to Purchaser prior to the date hereof:

(i)	all Contracts that purport to limit any right of the Corporation to (A) engage in any line of business, or (B) compete with any Person or operate in any location;

(ii)	all Contracts which are material to the business of the Corporation as currently conducted and which entitle a party to rights of termination, the terms or conditions of which may or will be altered, or which entitle a party to any fee, payment, penalty or increased consideration, in each case as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including, any seismic license or similar agreements;

(iii)	all Contracts made with any First Nations, Métis or Indigenous groups or communities in the vicinity of the Corporation’s Assets;

(iv)	all marketing Contracts and Contracts relating to Derivative Transactions with respect to transactions to occur after the date of this Agreement;

(v)	all Contracts that contain an area of mutual interest clause that is material to the business of the Corporation following the Pre-Closing Reorganization;

(vi)	all Contracts in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition of assets or securities or other equity interests of another Person;

(vii)	any standstill or similar Contract currently restricting the ability of the Corporation to offer to purchase or purchase the assets or equity securities of another Person;

(viii)	any Contract between the Corporation, on the one hand, and Vendor or an Affiliate or related party of Vendor or an Affiliate of the Vendor, on the other hand (after giving effect to the Pre-Closing Reorganization);

(ix)	any Contract for the lease of office premises by the Corporation other than any such lease that is terminable without penalty or payment on not more than six months’ notice;

(x)	any promissory notes, loans, Contracts, indentures, evidences of Indebtedness or other instruments related to the lending of money, whether as borrower, lender or guarantor, in excess of twenty five thousand ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate, other than the Vendor Promissory Note and Indebtedness that will be repaid in full or otherwise eliminated as part of the Pre-Closing Reorganization; or

(xi)	any Contracts that will, or may reasonably be expected to, result in a requirement of the Corporation to expend more than an aggregate of two million dollars ($2,000,000) in the next twelve (12) months.

Each of the Material Contracts constitutes a legally valid and binding agreement of the Corporation, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies) and neither the Corporation nor, to the Vendor’s knowledge, any other party thereto is in material default in the observance or performance of any material term or obligation to be performed by it under any such Material Contract and, to the Vendor’s knowledge, no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a material default.

(l)	Title to the Corporation’s Assets. Vendor does not represent or warrant title to the Corporation’s Assets, but does represent and warrant that, subject to the Permitted Encumbrances or as set out in Section 4.2(l) of the Disclosure Letter:

(i)	the Corporation has not assigned, pledged, alienated or encumbered the Corporation Assets or any part or portion thereof;

(ii)	subject to the applicable Title Documents, the Corporation is entitled to enter into and upon, hold and enjoy the Corporation’s Assets for the residue of the terms of the applicable Title Documents and all renewals or extensions thereof for its own use and benefit, without any lawful interruption by any Person claiming by, through or under the Corporation or Vendor; except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(iii)	to its knowledge, the Petroleum and Natural Gas Rights are free and clear of adverse claims created by, through or under the Corporation or Vendor and none of the Petroleum and Natural Gas Rights are subject to reduction or conversion to an interest of any other size or nature by reference to payout of any well or otherwise pursuant to any right or interest created by, through or under the Corporation or Vendor;

(iv)	neither Vendor nor the Corporation has done no act or thing and Vendor is not aware of any circumstance, matter or thing whereby any of the Corporation’s Assets may be reduced, cancelled or determined; and

(v)	the Corporation’s Assets will be, at the Effective Time, free and clear of all Encumbrances created by, through or under the Corporation of Vendor.

(m)	No Default. To Vendor’s knowledge, the Corporation has not received notice that it has failed to comply with, perform, observe or satisfy any material term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Corporation Assets are subject, where such failure would reasonably be expected to have a have a Material Adverse Effect.

(n)	ROFRs. There are no outstanding rights of first refusal or other pre-emptive rights of purchase which entitle any person to acquire any material rights, title, interests, property, licenses or assets of the Corporation that will be triggered by the completion of the Contemplated Transactions.

(o)	No Reduction of Interests. Except as described in Section 4.2(o) of the Disclosure Letter or the Land Schedule, to Vendor’s knowledge, none of the Corporation’s Assets is subject to reduction by reference to payout of, or production penalty on, any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under the Corporation, except to the extent that all such reductions or changes to an interest would not in the aggregate have a Material Adverse Effect.

(p)	Wells. To Vendor’s knowledge:

(i)	all wells located on any lands in which the Corporation has an interest, or lands with which such lands have been pooled or unitized, which have been abandoned, have been abandoned in accordance, in all material respects, with applicable Laws regarding the abandonment of wells;

(ii)	Part 2 of the Land Schedule provides a full, accurate and complete list of the wells to which the Corporation holds an interest;

(iii)	none of the wells in which the Corporation holds an interest has been produced in excess of applicable production allowables imposed under any applicable Laws by any Governmental Authority; and

(iv)	the Corporation has not received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Authority and, to Vendor’s knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction.

(q)	Lands. To Vendor’s knowledge, there are no materials Lands which are not set out in the Land Schedule.

(r)	Subsidiaries. Following the completion of the Pre-Closing Reorganization, the Corporation will have no subsidiaries.

(s)	Compliance with Laws. Except as set forth in Section 4.2(s) of the Disclosure Letter, the Corporation is and has been since October 1, 2022 in compliance with all Laws applicable to the Corporation and the Corporation’s Assets, except as would not reasonably be expected to cause a Material Adverse Effect. The representation and warranty set forth in this Section 4.2(s) shall not be deemed to relate to environmental matters, employment matters, or tax matters.

(t)	Environmental Matters. Except as disclosed in Section 4.2(t) of the Disclosure Letter and except for such matters that would not reasonably be expected to cause a Material Adverse Effect:

(i)	since October 1, 2022 there has been no Release of Hazardous Material or on or underneath the Lands with respect to the operations of the Corporation;

(ii)	the Corporation is and has been since October 1, 2022 not in violation of any applicable Environmental Law or Permit relating to the Corporation’s Assets;

(iii)	since October 1, 2022 the Corporation has not received any Environmental Notice arising from or relating to the Corporation’s Assets; and

(iv)	no Order or Proceeding has been issued or is pending against, or to the Vendor’s knowledge is threatened against, the Corporation relating to a violation of any applicable Environmental Law, or Permit issued thereunder, or to a Release of Hazardous Materials (in each such case, to the extent related to the Corporation’s Assets).

The representations and warranties in Section 4.2(p) and this Section 4.2(t) are the only representations or warranties of Vendor with respect to matters related to the Environment or Environmental Laws.

(u)	Certain Proceedings. Except as set forth in Section 4.2(u) of the Disclosure Letter:

(i)	no Proceeding is ongoing, pending or, to the Vendor’s knowledge, threatened against the Corporation relating to or affecting the Corporation or the Corporation’s Assets; and

(ii)	the Corporation is not subject to any outstanding Order relating to the Corporation’s Assets.

The representations and warranties set forth in this Section 4.2(u) shall not be deemed to relate to environmental matters or tax matters.

(v)	Permits. Except as set out in Section 4.2(v) of the Disclosure Letter, to Vendor’s knowledge (as that knowledge exists on the date hereof), the Corporation has obtained and is in material compliance with all material Permits that are applicable to or held by the Corporation, or are necessary to conduct its business as of the Effective Time. All such material Permits are valid and subsisting and are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists which (with notice or lapse of time or both) may constitute or result in a violation of any such Permit except where such violation would not have a Material Adverse Effect on the Corporation. No proceedings are pending or, to the knowledge of Vendor, threatened, which could result in the revocation or limitation of any such material Permit, and all material steps have been taken and filings made on a timely basis with respect to each such Permit and its renewal.

(w)	Taxes. Except as set forth in Section 4.2(w) of the Disclosure Letter:

(i)	the Corporation is and has been since October 1, 2020 in compliance with all Laws regarding Taxes applicable to the Corporation and the Corporation’s Assets, except as would not reasonably be expected to cause a Material Adverse Effect;

(ii)	the Corporation has paid on a timely basis all material Taxes and instalments on account of Taxes required to be paid by it on or before the Closing Date;

(iii)	the provision for Taxes in the Financial Statements constitutes an adequate provision for the payment of all unpaid Taxes in accordance with Specified Accounting Principles in respect of all periods up to and including the applicable period to which the Financial Statements relate;

(iv)	the Corporation has filed on a timely basis all material Tax Returns required to be filed by or on behalf of it on or before the Closing Date in respect of all Taxes, and all such Tax Returns are complete and accurate in all material respects;

(v)	the Corporation has made available to Purchaser a true copy of all Tax Returns filed by the Corporation in respect of its financial years ended during the calendar years 2025, 2024 and 2023 and all notices of assessment, notices of reassessment, tax slips and forms (including T5 and NR4), and proposal letters from any Governmental Authority (including the Government of Alberta) relating to Taxes for such periods;

(vi)	there are no waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Taxes by the Corporation or the levying of any assessment by any Governmental Authority with which the Corporation has filed a Tax Return;

(vii)	the Corporation has withheld, deducted, or collected and remitted in a timely manner to the appropriate Governmental Authority all Taxes or other amounts required to be deducted, withheld, or collected and remitted by it;

(viii)	the Corporation is not subject to any outstanding Order relating to Taxes;

(ix)	there are no Proceedings ongoing, pending or, to the Vendor’s knowledge, threatened against the Corporation in respect of Taxes, nor are any matters under discussion with any Governmental Authority relating to Taxes asserted by any such Governmental Authority;

(x)	there are no circumstances existing which could result in the application of section 78 or sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Tax Laws;

(xi)	no claim has been made by any Governmental Authority in writing in any jurisdiction in which the Corporation does not file a Tax Return, that the Corporation is required to file such a Tax Return;

(xii)	no transaction, event or circumstance has occurred prior to the Closing Date that would reasonably be expected to result in an acquisition of control of the Corporation for purposes of the Tax Act, except as contemplated by the Contemplated Transactions, and no Tax Attributes of the Corporation have been reduced, restricted, suspended or eliminated as a result of any such transaction, event or circumstance;

(xiii)	the Corporation has not made, revoked or amended, nor agreed to make, revoke or amend, any material election, designation, waiver or settlement under applicable Tax Laws that would be binding on the Corporation for any taxation period ending after the Closing Date, except as disclosed in Section 4.2(w) of the Disclosure Letter or as contemplated by the Contemplated Transactions;

(xiv)	the Corporation is registered for purposes of Part IX of the Excise Tax Act (Canada) and for the purposes of the Provincial Sales Tax Act (Saskatchewan), has charged, collected, remitted and reported all GST/HST/PST required to be charged, collected, remitted and reported by it, and is not liable for any assessments, penalties or interest in respect of GST/HST/PST; and

(xv)	the Corporation has complied with subsection 89(14) of the Tax Act in respect of any dividend designated by it as an “eligible dividend” (as defined in the Tax Act) at the time of such designation and payment, and no liability under section 185.1 of the Tax Act has arisen or will arise in respect of any excessive eligible dividend designation (as defined in subsection 89(1) of the Tax Act; and

(xvi)	the Corporation has no requirements to incur and/or renounce any Canadian exploration expense or Canadian development expense, each as defined under the Tax Act.

The representations and warranties contained in this Section 4.2(w) shall constitute the only representations and warranties with respect to Taxes.

(x)	Security. Except as disclosed in Section 4.2(x) of the Disclosure Letter, the Corporation has not posted any security with any Governmental Authority for the performance of any Permit required by applicable Laws in connection with the ownership, operation or maintenance of its businesses, properties or assets.

(y)	Books and Records. To Vendor’s knowledge, the corporate records, financial books, minute books, books of account and other records of the Corporation (excepting the minute book of Barnwell) (whether of a financial or accounting nature or otherwise) in all material respects: (i) have been maintained in accordance with applicable statutory requirements and prudent business practices and are complete and up-to-date in all material respects as at the date hereof; (ii) are stated in reasonable detail and accurately and fairly reflect the material transaction and disposition of the assets of the Corporation; and (iii) accurately and fairly reflect the basis for the Financial Statements.

(z)	Outstanding AFEs. Except as disclosed in Section 4.2(z) of the Disclosure Letter, as of the date hereof there is no authorization for expenditure, cash call or similar approval approved by the Corporation pursuant to which the Corporation will be obliged to a Third Party to make or advance money in respect of expenditures with respect to the Corporation’s Assets, the Corporation’s share of which is reasonably expected to exceed one hundred and fifty thousand ($150,000) dollars.

(aa)	Taxes and Royalties Paid. To Vendor’s knowledge, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Petroleum Substances, or the receipt of proceeds therefrom, payable in either Canada or the United States in respect of the Corporation’s Assets and other payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect Corporation’s Assets have been: (i) duly paid in a timely manner; (ii) duly performed; or (iii) provided for in the accounts of the Corporation. Vendor has disclosed full and complete copies of all material documentation in relation thereto in the VDR.

(bb)	Employment Matters.

(i)	The Employee Information contains a true and accurate list of all Employees employed by the Corporation effective as at a date not earlier than two (2) Business Days prior to the hereof;

(ii)	Other than as set out and described in the Employee Information, the Chief Executive Officer’s employment contract included in the Employee Information is the sole and complete agreement between the Corporation and the Chief Executive Officer in respect of his employment with the Corporation and there are not other arrangements or understandings between the Corporation and the Chief Executive Officer in respect thereto;

(iii)	The Corporation is in material compliance with all applicable Laws respecting employment and employment practices, including with respect to employment standards, occupational health and safety, human rights, labour relations and workers’ compensation, and there are no outstanding or, to the Vendor’s knowledge, threatened Claims against the Corporation by or on behalf of any current or former Employee or Contractor;

(iv)	There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation relating to the Employees and Contractors, or any former employees or contractors, and all workers’ compensation premiums in respect of the Employees have been paid;

(v)	There is no collective agreement, letter of understanding or other legally binding commitment with or to any labour union, trade union or employee organization or group which might qualify as a trade union with respect to the Employees;

(vi)	As of the date hereof, there is no strike, labour dispute, work slowdown or work stoppage ongoing or to the Vendor’s knowledge threatened against the Corporation by its Employees or Contractors, nor has there been any such strike, labour dispute, work slowdown or work stoppage within the last three (3) years.

(vii)	All amounts due and owing or accrued due, but not yet owing, for all Employee or Contractor compensation, including salary, wages, fees, bonuses, commissions, vacation pay, other incentive payments, that are attributable to the period prior to the Measurement Time will be paid at or prior to the Closing, or if accrued, shall be accurately reflected in the books and records of the Corporation in all material respects;

(viii)	The Corporation has furnished to Purchaser copies of all the Corporation’s Benefit Plans, together with current employee booklets;

(ix)	The Corporation’s Benefit Plan has been, in all material respects, administered and funded in accordance with all applicable Laws and the terms of the Corporation’s Benefit Plan; and

(x)	The Corporation is not engaged in any unfair labour practice nor is there any pending or to, the knowledge of Vendor, threatened, complaint, grievance or arbitration proceeding against the Corporation regarding any unfair labour practice.

(cc)	Insurance. Section 4.2(cc) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material insurance policies maintained by the Corporation relating to the Corporation’s Assets or with respect to which the Corporation is a named insured or otherwise the beneficiary of coverage (collectively, the “Corporation’s Insurance Policies”). The Corporation’s Insurance Policies cover the risks customarily insured against by junior oil and natural gas producers in western Canada. The Corporation’s Insurance Policies are in full force and effect on the date of this Agreement, all premiums due and payable with respect to the Corporation’s Insurance Policies have been paid. The Corporation’s Insurance Policies remain in force and effect and shall not be cancelled or otherwise terminated as a result of the Contemplated Transactions.

(dd)	Brokers. No broker, finder or investment banker engaged by Vendor or its Affiliates is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions for which Purchaser or the Corporation has or would have any liability or obligation.

(ee)	Anti-Corruption: To the Vendor’s knowledge, during the past five (5) years, neither the Corporation nor any person acting on behalf of the Corporation has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any Public Official, or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United States Foreign Corrupt Practices Act of 1977, or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation and its operations.

(ff)	Derivative Transactions: The Corporation has no obligations or liabilities, direct or indirect, vested or contingent in respect of any Derivative Transactions.

(gg)	Disclosure. Vendor has not knowingly withheld from Purchaser any material information or documents in its possession concerning the Corporation or the Corporation Assets, and Vendor did not omit to provide any information that would reasonably be expected to cause any information provided by Vendor to be misleading.

(hh)	Restriction on Business Activities. To Vendor’s knowledge, (i) there is no agreement, judgment, injunction, order or decree binding upon the Corporation that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Corporation or the conduct of business by the Corporation as currently conducted., and (ii) the execution, delivery and performance of this Agreement does not and will not result in the restriction of the Corporation from engaging in its business as currently conducted or from competing with any Person or in any geographical area and do not and will not result in a Material Adverse Effect in respect of the Corporation.

(ii)	Guarantee and Indemnification. Except for the Vendor Promissory Note, following the Pre-Closing Reorganization, the Corporation is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation.

(jj)	Release of Fiduciary Duty. Neither Vendor nor any of its Affiliates have agreed or consented to the release of any its directors or officers from any fiduciary duty owed by such person to Vendor, its Affiliates or any of their respective shareholders, including without limitation, as would allow any such person to pursue any corporate opportunities that would otherwise be the property of the Corporation.

(kk)	Operations. All operations conducted by the Corporation and, to the knowledge of Vendor, all operations conducted by Third Parties on or in respect of the Corporation’s Assets have been conducted, in all material respects, in compliance with good oilfield practices.

(ll)	Non-Arm’s Length Transactions. No director, officer or insider of, other non-arm’s length party to, the Corporation (or any associate or Affiliate thereof) has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, carried interest, participation interest or any other interest whatsoever that is based on production from, or in respect, of any properties of the Corporation. The Corporation is not indebted to any of the directors, officers or employees of, or consultants of the Corporation or its Affiliates, except for the Vendor Promissory Note and amount due as normal compensation or reimbursement of ordinary business expenses.

(mm)	Solvency. No step has been taken by any Person against the Corporation to wind it up, appoint a controller or administrator, seize or take possession of any of its assets, or make any arrangement, compromise, or composition with any of its creditors. The Corporation is solvent under the laws of the jurisdiction of its organization and able to pay all of its debts as and when they become due and payable.

4.3	No Additional Representations and Warranties

(a)	Purchaser acknowledges and confirms that Vendor does not make a representation or warranty of any kind or nature, express or implied, at law or in equity, except as expressly set forth in Sections 4.1 and 4.2 respectively, including with respect to: (i) the VDR; (ii) any Taxes in respect of any period (or portion thereof) that commences on or after the Closing Date or the amount, availability or use of any Tax Attributes; (iii) the quantity, quality or recoverability of Petroleum Substances within, upon or under the Lands; (iv) any forward-looking statements, estimates of prices or future cash flows arising from the sale of Petroleum Substances produced from the Lands or estimates of other revenues attributable to the Corporation’s Assets or the availability or continued availability of transportation to sell those Petroleum Substances; (v) the environmental matters related to any Corporation’s Assets or any Environmental Liability and any assessments or evaluations of the accuracy, completeness, volume, nature or estimated cost of the work required to fully satisfy and discharge the Environmental Liabilities; (vi) any express or implied warranty regarding the Corporation’s title to any of the Corporation’s Assets; (vii) any engineering, geological or other interpretations or economic evaluations of the Corporation’s Assets; (viii) the quality of any data or information supplied by Vendor or the Corporation to Purchaser; (ix) the Environmental condition of any of the Corporation’s Assets or any Environmental Liability; (x) the accuracy or completeness of any authorization for expenditure, cash call or similar approval which estimates any capital expenditures, including reclamation, remediation or abandonment costs; (xi) the quality, condition, fitness, suitability, serviceability or merchantability of all or any of the Corporation’s Assets; and (xii) the value of the Corporation, the Corporation Shares or the Corporation’s Assets, or the future revenues applicable thereto or any Losses relating to or associated with the Corporation, the Corporation Shares, the Corporation’s Assets or the Contemplated Transactions.

(b)	Without limiting the generality of the foregoing, Vendor hereby expressly negates and disclaims, and shall not be liable for, any and all representations or warranties which may have been made or alleged to have been made in any other document or instrument or in any statement or information made or communicated to Purchaser in any manner, except for those expressly set forth in Sections 4.1 and 4.2. Except as expressly set forth in Sections 4.1 and 4.2 respectively, all of the Corporation’s Assets to be transferred or the liabilities to be assumed in accordance with this Agreement shall be transferred or assumed on an “as is, where is” and “with all known and unknown faults” basis, and all implied warranties of merchantability, fitness for a particular purpose, conformity to models or samples of materials, or otherwise are hereby expressly disclaimed.

(c)	Purchaser acknowledges and confirms that except as expressly provided in this Agreement that: (i) it has made its own independent investigation, review, analysis, evaluations and inspection of the Corporation, the Corporation’s Assets, the Corporation Shares, the Environmental Liabilities and the VDR, including a review of the Corporation’s title to the Corporation’s Assets and the state and condition thereof; and (ii) will have relied on its own investigation, review, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Corporation’s Assets the Corporation’s title thereto and the extent and value of the Petroleum Substances attributable to the Lands.

4.4	Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Vendor the matters set out below, and acknowledges and confirms that Vendor is relying upon such representations and warranties in completing the Contemplated Transactions:

(a)	Organization.

(i)	Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents, as applicable, or Purchaser to consummate the Contemplated Transactions.

(ii)	Purchaser is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Purchaser to perform its respective obligations under this Agreement or the Transaction Documents, as applicable, or Purchaser to consummate the Contemplated Transactions.

(b)	Authority; Binding Effect.

(i)	Purchaser has all necessary power and authority to enter into this Agreement and Purchaser has all necessary power and authority to enter into the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Purchaser has taken all necessary corporate or other entity action required to duly authorize and approve the Transaction Documents to which Purchaser is a party.

(ii)	Assuming the due authorization, execution and delivery of this Agreement by the Corporation and Vendor, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. Assuming the due authorization, execution and delivery of the Transaction Documents by Vendor and the Corporation, as applicable, each Transaction Document to be executed by Purchaser, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(c)	Non-Contravention. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation of the Contemplated Transactions, do not and will not: (i) violate any provision of the organizational documents of Purchaser (as such organizational documents of Purchaser are in effect as of the date of this Agreement and as of the Closing); (ii) violate any material Law applicable to Purchaser or any Order against Purchaser, in each case as in effect as of the date of this Agreement and as of the Closing, or (iii) require the consent, notice or other action by any Person under any Contract to which Purchaser is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents, as applicable, or Purchaser to consummate the Contemplated Transactions.

(d)	Governmental Consents and Approvals. The execution and delivery of this Agreement by Purchaser and the execution and delivery of the other Transaction Documents by Purchaser, and the performance of its obligations hereunder and thereunder, do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority.

(e)	Certain Proceedings. As of the date of this Agreement, no Proceeding is pending, or to the knowledge of Purchaser, threatened against any Purchaser, which (i) would have a Purchaser Material Adverse Effect; or (ii) would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement and the Contemplated Transactions. As of the date hereof, Purchaser is not subject to any outstanding Order which would have a Purchaser Material Adverse Effect.

(f)	Brokers. No broker, finder or investment banker engaged by Purchaser or its Affiliate is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions for which the Corporation or Vendor has or would have any liability or obligation.

(g)	Purchaser’s Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Corporation, the Corporation Shares, the Corporation’s Assets, the Environmental Liabilities and the VDR and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Corporation and Vendor for such purpose. Purchaser acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Vendor and the Corporation set forth in Section 4.1 and Section 4.2 respectively (including related portions of the Disclosure Letter), and (ii) neither Vendor, the Corporation nor any other Person has made any representation or warranty as to the Corporation, the Corporation Shares, the Corporation’s Assets or this Agreement, except as expressly set forth in Section 4.1 and Section 4.2 (including the related portions of the Disclosure Letter).

(h)	Approvals. All board of directors or other internal approvals that are required by Purchaser in connection with the Contemplated Transaction have been or will be obtained by Closing.

(i)	Sufficiency of Funds. Purchaser has available as of the date hereof and will have available at Closing and after Closing, as applicable, immediately available funds sufficient to pay the Purchase Price and the fees and expenses of Purchaser related to the Contemplated Transactions.

(j)	Anti-Corruption: Purchaser has not made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with this Agreement or the Contemplated Transactions, whether directly or knowingly indirectly through any other Person, to or for the use or benefit of any Public Official or any political party or political party official or candidate for office, where such payment, gift or promise would violate the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United States Foreign Corrupt Practices Act of 1977, or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Purchaser and its operations.

(k)	ICA Status. Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

(l)	Solvency. No step has been taken by any Person against Purchaser to wind it up, appoint a controller or administrator, seize or take possession of any of its assets, or make any arrangement, compromise, or composition with any of its creditors. Purchaser is solvent under the laws of the jurisdiction of its organization and able to pay all of its debts as and when they become due and payable.

Article 5
CLOSING

5.1	Closing

(a)	Subject to the terms and conditions of this Agreement, the Closing will take place remotely via the electronic exchange of documents and signatures on the Closing Date.

(b)	To the extent reasonably requested by a Party, original documents will be exchanged by the Parties as quickly as possible following the Closing Date, provided however that the share certificates representing the Corporation Shares endorsed for transfer to Purchaser shall be delivered at the Closing.

5.2	Closing Deliverables

(a)	At the Closing, Vendor and Purchaser shall each deliver a direction to the Escrow Agent directing the Escrow Agent to deliver the Deposit to Vendor.

(b)	At or prior to the Closing, Vendor shall deliver or cause to be delivered to Purchaser:

(i)	the Closing Statement, at the time set forth in Section 2.2(b);

(ii)	the 5% GORR Agreement, duly executed by Vendor Subsidiary;

(iii)	the Call Agreement, duly executed by Vendor Subsidiary;

(iv)	the Section 116 Certificate, or in the alternative, the Withholding Tax Escrow Agreement, duly executed by Vendor;

(v)	the Transaction Documents provided for by this Agreement to which Vendor is party, duly executed by Vendor;

(vi)	the certificate to be delivered pursuant to Section 6.2(c) in the form attached hereto as Exhibit A, duly executed by Vendor;

(vii)	a certified copy of resolutions duly passed by the board of directors of Vendor approving this Agreement and the consummation of the Contemplated Transactions;

(viii)	original share certificates evidencing the Corporation Shares, duly endorsed in blank or with stock powers duly executed by Vendor, in proper form for transfer;

(ix)	an assignment agreement for the Vendor Promissory Note, duly executed by Vendor and acknowledged by the Corporation;

(x)	evidence satisfactory to Purchaser that the Pre-Closing Reorganization has been effected in compliance with Schedule C;

(xi)	a certificate of status issued by the Government of Alberta certifying that the Corporation is valid and subsisting and in good standing with respect to the filing of annual returns

(xii)	certified resolutions duly passed by the board of directors of the Corporation approving the consummation of the Contemplated Transactions;

(xiii)	certified minutes of the meeting of holders of common stock of Vendor reflecting receipt of the Vendor Approval;

(xiv)	resignations and mutual releases of each director and officer of the Corporation in the form attached hereto as Exhibit B;

(xv)	a receipt for the Closing Payment, duly executed by Vendor;

(xvi)	the corporate records, financial books, minute books, books of account and other records of the Corporation; and

(xvii)	all such other documents and instruments as Purchaser may reasonably require or which are contemplated in this Agreement to be delivered to Purchaser at Closing.

(c)	At the Closing, Purchaser shall deliver or cause to be delivered to Vendor:

(i)	the Closing Payment pursuant to Section 2.2(b)(i);

(ii)	the 5% GORR Agreement, duly executed by the Corporation pursuant to Section 2.2(b)(iii);

(iii)	the Call Agreement, duly executed by the Call Affiliate pursuant to Section 2.2(b)(iv);

(iv)	the Transaction Documents to which Purchaser is a party, duly executed by Purchaser;

(v)	the certificate to be delivered pursuant to Section 6.3(c) in the form attached hereto as Exhibit A, duly executed by an officer of Purchaser;

(vi)	an assignment agreement for the Vendor Promissory Note, duly executed by Purchaser;

(vii)	a certified copy of resolutions duly passed by the board of directors of Purchaser approving this Agreement and the consummation of the Contemplated Transactions;

(viii)	a receipt for the Corporation Shares, duly executed by Purchaser; and

(ix)	all such other documents and instruments as Vendor may reasonably require or which are contemplated in this Agreement to be delivered to Vendor at Closing.

Article 6
CONDITIONS PRECEDENT

6.1	Mutual Conditions

The respective obligations of each of the Parties to consummate the Contemplated Transactions shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing:

(a)	No Proceeding. No Proceeding instituted by any Governmental Authority in any jurisdiction which seeks to prevent or enjoin in any respect the Contemplated Transactions shall have been commenced and be continuing;

(b)	No Legal Restraint. No Legal Restraint or Law shall be in effect preventing the Contemplated Transactions;

(c)	Governmental Approvals. All Governmental Approvals set forth in Section 1.1 of the Disclosure Letter shall have been obtained; and

(d)	Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated as set out in Schedule C, as may be amended in accordance with Section 8.7(b) of this Agreement.

6.2	Purchaser’s Conditions

The obligation of Purchaser to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver of each of the following additional conditions precedent at or prior to the Closing (each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part):

(a)	Truth and Accuracy of Representations and Warranties. The (i) Vendor Fundamental Representations shall be true and correct in all material respects (except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct in all material respects), and (ii) other representations and warranties of Vendor contained in Section 4.1 and Section 4.2 respectively shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of the Closing Date (except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct in all respects as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or a Material Adverse Effect) has not had a Material Adverse Effect;

(b)	Performance of Covenants. Vendor shall have performed in all material respects the obligations contained in this Agreement and in each of the Transaction Documents which are required to be performed by Vendor at or before the Closing;

(c)	Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized officer of Vendor, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied in respect of Vendor;

(d)	Closing Documents. Purchaser shall have received delivery of all the Closing Documents which Vendor is required to deliver pursuant to Section 5.2(b); and

(e)	No Material Adverse Effect. No Material Adverse Effect will have occurred from the date of this Agreement to the Closing Date.

6.3	Vendor’s Conditions

The obligation of Vendor to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver of each of the following additional conditions precedent at or prior to the Closing (each of which is acknowledged to be inserted for the exclusive benefit of Vendor and, other than the condition set out in Section 6.3(d) which may not be waived without the consent of Purchaser, may be waived by Vendor in whole or in part):

(a)	Truth and Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Section 4.4 shall be true and correct in all material respects (without giving effect to any qualification contained therein as to materiality or a Purchaser Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of the Closing Date (except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct in all respects as of such date);

(b)	Performance of Covenants. Purchaser shall have performed in all material respects the obligations contained in this Agreement and in each of the Transaction Documents which are required to be performed by Purchaser at or before the Closing;

(c)	Officer’s Certificate. Vendor shall have received a certificate signed by an authorized officer of Purchaser certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d)	Vendor Approval. The Vendor Approval shall have been received;

(e)	Payment. The Closing Payment shall have been paid to Vendor by Purchaser in accordance with this Agreement; and

(f)	Closing Documents. Vendor have received delivery of all the Closing Documents which Purchaser is required to deliver pursuant to Section 5.2(c).

6.4	Frustration of Closing Conditions

No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s (or such Party’s Affiliates’) failure to act in good faith or to use its required efforts to cause the Closing to occur, in accordance with and subject to any limitations set forth in Section 8.1.

Article 7
TERMINATION

7.1	Termination Events

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)	by the mutual written agreement of the Parties;

(b)	by Vendor if Purchaser has breached any of its representations, warranties or failed to perform any of its covenants or other agreements contained in this Agreement or in any of the other Transaction Documents, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.3, and (ii) (x) cannot be cured by the Outside Date, or (y) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following receipt of written notice from Vendor of such breach or failure to perform or any shorter period of time that remains between the date of such written notice and the Outside Date; provided that Vendor shall have no right to terminate this Agreement pursuant to this Section 7.1(b) if Vendor is then in material breach of any of its representations or warranties or has materially failed to perform any of its covenants or other agreements in this Agreement or in any of the other Transaction Documents;

(c)	by Purchaser if Vendor has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement or in any of the other Transaction Documents, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.2, and (ii) (x) cannot be cured by the Outside Date, or (y) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following receipt of written notice from Purchaser of such breach or failure to perform or any shorter period of time that remains between the date of such written notice and the Outside Date; provided that Purchaser shall have no right to terminate this Agreement pursuant to this Section 7.1(c) if Purchaser is then in material breach of any of its representations or warranties or has materially failed to perform any of its covenants or other agreements in this Agreement or in any of the other Transaction Documents;

(d)	by either Vendor or Purchaser if (i) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment due to (x) the final and non-appealable entry of any Order preventing or enjoining the Contemplated Transactions, or (y) the final and non-appealable entry of any Legal Restraint preventing the Contemplated Transactions, or (ii) the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) to comply with its obligations under this Agreement) on or before the Outside Date; or

(e)	by Vendor, prior to receipt of the Vendor Approval, if the board of directors of Vendor resolves to withdraw, amend, modify or qualify, in a manner adverse to Purchaser, its approval or recommendation of the Agreement or the Contemplated Transactions (a “Change in Recommendation”) with respect to a Superior Proposal, or resolves to authorize Vendor or the Corporation to enter into a definitive agreement with respect to a Superior Proposal, in each case in accordance with Section 9.3(a); provided that in all cases, Vendor is, and has at all relevant times been, in compliance in all material respects with Article 9 and that prior to or concurrent with such termination, Vendor pays the Break Fee in accordance with Section 2.3. For clarity, a termination by Vendor under this Section 7.1(e) shall not constitute a breach or Willful Breach. Notwithstanding anything else in this Agreement, following a termination effected in compliance with this Section 7.1(e), the Break Fee and return of the Deposit and interest shall be Purchaser’s sole and exclusive remedy arising from that permitted termination and the compliant actions leading to it. This limitation shall not release liability for any independently actionable Willful Breach, including a Willful Breach of the non-solicitation obligations above.

7.2	Effect of Termination

If this Agreement is terminated as permitted under Section 7.1 this Agreement shall forthwith become void and be of no further force or effect, the Deposit shall be dealt with in accordance with Section 2.3, and no Party shall have any liability or further obligation to the other hereunder except the that (i) the obligations with respect to Section 2.3, this Section 7.2, Section 8.4(b), Section 8.8, Article 11 and the Confidentiality Agreement shall survive such termination, and (ii) the Parties shall be liable for any Willful Breach of this Agreement.

Article 8
OTHER COVENANTS OF THE PARTIES

8.1	Efforts of the Parties

(a)	Upon the terms and subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to, as promptly as possible, take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable Laws or otherwise proper and advisable to consummate and make effective the Contemplated Transactions, including:

(i)	to comply promptly with all legal requirements which may be imposed on it in connection with the Contemplated Transactions (which actions shall include, furnishing all information required by applicable Law in connection with obtaining the Governmental Approvals);

(ii)	to give notice to and make filings with all applicable Third Parties in order to obtain the Third Party Consents;

(iii)	to effect all registrations and filings with Governmental Authorities required under any Law applicable to such Party or any of its Affiliates in connection with this Agreement and the Contemplated Transactions or the taking of any related action contemplated by this Agreement and the Contemplated Transactions; and

(iv)	to execute and deliver any additional agreements or instruments reasonably necessary to consummate the Contemplated Transactions and give effect to the purposes of this Agreement,

provided that in no event shall any Party be required to waive any condition to Closing in Article 6. Each Party shall reasonably cooperate with the other Parties in promptly seeking to obtain all such consents, authorizations, orders and approvals and clearances. From and after the date hereof and until all consents, authorizations, orders, approvals and clearances required from any Governmental Authority in connection with the Contemplated Transactions have been obtained, the Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such consent, authorization, order, approval or clearance from any Governmental Authority.

(b)	The Parties shall use commercially reasonable efforts to give notices to, make filings with or obtain any consent, authorization or approval of any public or private Third Party or Governmental Authority that may be or become necessary, proper or advisable for the applicable Party’s execution and delivery of this Agreement or any other Transaction Document and the performance of its obligations pursuant to this Agreement and the other Transaction Documents, including the Third Party Consents and Governmental Approvals; provided, however that notwithstanding the foregoing, Purchaser shall be required to pay or post any required fees, guarantees or security deposits to any Third Party or Governmental Authority from whom consent, authorization or approval is requested in connection with the Contemplated Transactions, including the Third Party Consents and Governmental Approvals, within five (5) Business Days of such request.

8.2	Update of Schedules

From time to time prior to the Closing Date, Vendor shall:

(a)	supplement or amend the Disclosure Letter with respect to (i) the issuance of the Corporation Shares following the Pre-Closing Reorganization, if required, and (ii) any event, development, occurrence or non-occurrence of an event which has occurred or which Vendor’s becomes aware of after the date hereof and prior to the Closing Date, provided that such event is permitted by Section 8.5; and

(b)	shall promptly provide notice to Purchaser of any event that has occurred that with or without notice or lapse of time or both would constitute a material breach or default (whether by lapse of time or notice or both) by Vendor under the Transaction Documents or any fact or circumstance that would reasonably be expected to make the satisfaction of any condition in Article 6 impossible or unlikely,

(each such supplement, amendment and/or notice under this sub-clause, a “Disclosure Supplement”), provided, however, that if such event, condition, development, occurrence or non-occurrence of any event which is the subject of a Disclosure Supplement constitutes a Material Adverse Effect or gives rise to a termination right pursuant to Section 7.1(c), then Purchaser shall have the right to terminate this Agreement pursuant to Section 7.1(c).

8.3	Tax Matters

(a)	Vendor shall cause to be prepared for filing by the Corporation all Tax Returns that the Corporation is required to file after the Closing Date for any Pre-Closing Tax Period. Purchaser shall cooperate with Vendor to enable it to cause to be prepared all Tax Returns that are to be prepared pursuant to this Section 8.3(a). Such Tax Returns shall be complete and accurate and, to the extent permitted by applicable Law: (i) shall be prepared on a basis consistent with the past practices and procedures of the Corporation; (ii) shall reflect any amounts deductible on account of Vendor’s Transaction Expenses or the release and discharge of Indebtedness; and (iii) shall maximize any discretionary deductions (without creating a loss). Vendor shall provide to Purchaser for its review and approval, acting reasonably, a draft of such Tax Returns no later than thirty (30) days, in the case of an income Tax Return, and ten (10) days, in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Governmental Authority. Purchaser shall notify Vendor in writing within ten (10) days in the case of an income Tax Return, and within five (5) days in the case of any other Tax Return, after delivery of such Tax Return if Purchaser has any reasonable comments with respect to items set forth in such Tax Return, which Vendor shall consider in good faith but shall not be required to incorporate.

(b)	Vendor shall cause to be prepared for filing by the Corporation, complete and accurate Straddle Period Tax Returns for each Straddle Period of the Corporation on a basis consistent with past practices and procedures of the Corporation subject to applicable Law, provided that Purchaser and Vendor agree to take commercially reasonable actions to ensure that the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: (i) in the case of any Taxes that are based upon or measured by income, receipts, profits or wages, that are imposed in connection with the sale or other transfer of property or services, or that are required to be withheld or collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the end of the day prior to the Closing Date, except that any amounts deductible as Vendor’s Transaction Expenses or due to the release and discharge of Indebtedness shall be allocated to the Pre-Closing Tax Period; and (ii) in the case of other Taxes, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the day prior to the Closing Date, and the denominator of which is the total number of days in the taxable period. Vendor shall provide to Purchaser for its review and approval, acting reasonably, a draft of such Tax Returns no later than thirty (30) days, in the case of an income Tax Return, and ten (10) days, in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Governmental Authority. Purchaser shall notify Vendor in writing within fifteen (15) days in the case of an income Tax Return, and within five (f) days in the case of any other Tax Return, after delivery of such Tax Return if it has any reasonable comments with respect to items set forth in such Tax Return.

(c)	None of Purchaser nor any of its Affiliates shall (or shall cause or permit the Corporation to) without the prior written consent of Vendor: (i) amend, refile or otherwise modify any Tax Return or make any Tax election relating in whole or in part to the Corporation with respect to any Pre-Closing Tax Period, or (ii) make or initiate any voluntary contact with any Taxing authority relating in whole or in part to the Corporation with respect to any Pre-Closing Tax Period, provided that such consent shall not be unreasonably withheld, conditioned or delayed where such amendment, refiling, election or contact is required to mitigate, contest or defend any Tax liability for which Vendor is responsible under Article 9.

(d)	If the Corporation receives any refund of Taxes (including any interest thereon) in respect of any Pre-Closing Tax Period which is not accounted for in the settlement of Closing Working Capital, Purchaser will promptly pay such amount to Vendor as Vendor may direct in writing. Any payment made pursuant to this Section 8.3(d) will be treated as an adjustment to the Purchase Price for all purposes unless otherwise required by Law.

(e)	Purchaser and Vendor shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or preparation of Tax Returns and any material audit, litigation or other Proceeding related to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding and making employees available during regular business hours on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall retain any and all documents and data that it may reasonably be required to provide to Vendor under this Section 8.3(e) for a period of seven years following Closing. Vendor shall be entitled (at its own expense and cost) to require Purchaser to arrange for the transfer or reproduction of such documents and data.

(f)	If it is determined following the Closing that the Corporation has made an excessive eligible dividend designation (as defined in subsection 89(1) of the Tax Act) in respect of any period ending on or before the Closing Time, Vendor shall concur in the making of an election under subsection 185.1(2) of the Tax Act, and Purchaser shall cause such election to be made by the Corporation (or any Successor thereto) in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(g)	If Vendor or Purchaser determines, or becomes aware that

(i)	an “advisor” (as defined under subsection 237.3(1) of the Tax Act) has determined, that the transactions contemplated by this Agreement (or the series of transactions for purposes of the Tax Act that includes the transactions contemplated by this Agreement) are subject to a reporting requirement under section 237.3 of the Tax Act, including as a result of legislative amendments to the Tax Act to be enacted following Closing, or

(ii)	the transactions contemplated by this Agreement are, or may be, required to be disclosed or reported by a tax advisor, legal advisor, accounting advisor, financial advisor or other representative of either party to the Internal Revenue Service as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any successor provision, then Vendor or Purchaser, as the case may be, will promptly inform the other Party of its intent, or its advisor’s intent, to comply with such reporting requirement and the Parties will cooperate reasonably and in good faith to make such reporting in a comprehensive and timely manner in the form required by applicable Law.

(h)	The Parties agree that no portion of the Purchase Price shall be allocable to any covenant contained in this Article 8.

8.4	Access, Information and Documents

(a)	From the date hereof until the Closing, upon reasonable advance notice from Purchaser, the Corporation shall permit Purchaser and its authorized representatives to have reasonable access, during regular business hours, to the assets, facilities, personnel, Contracts, books and records and other documents and data relating to the Corporation and the Corporation’s Assets; provided, however, that (i) no such access (or related activities or investigations) shall unreasonably interfere with the Corporation’s normal operation of its businesses, and (ii) access to personnel of the Corporation shall be subject to the prior approval of the Corporation as to the scope and duration of such access and the specific personnel involved, such approval not to be unreasonably withheld, conditioned or delayed.

(b)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to permit Purchaser or its Affiliates and representatives to:

(i)	have access to any files, records, contracts or documents of the Corporation, Vendor or any of its Affiliates relating to (A) the Corporation, Vendor or any of their respective Affiliates’ inter-company or intra-company pricing information, internal transfer prices or inventory valuation procedures and records, (B) the negotiation or drafting of the Transaction Documents, (C) particular terms of any Contracts to the extent that disclosure of such terms, in the reasonable judgment of Vendor, could risk violating any antitrust or similar applicable Law, or (D) information that is subject to confidentiality restrictions or attorney-client or other legal privilege; or

(ii)	conduct any physical or invasive inspections, investigations, tests or assessments, or any environmental tests, including any sampling or other invasive investigation of the soil, water, air, soil gas, surface water, groundwater, building materials or other environmental media at any property of the Corporation or its Affiliates or related to the Corporation’s Assets.

(c)	Purchaser shall ensure that the access permitted pursuant to this Section 8.4 will be solely in connection with the Contemplated Transactions. During such access, Purchaser and its Affiliates and representatives shall comply with the Corporation’s applicable policies and procedures, including any policies adopted by the Corporation in connection with any epidemic, pandemic or other outbreak of illness (including any Public Health Measures). If, at any time, the Corporation believes that any representative of Purchaser has not complied with such applicable policies and procedures, then the Corporation may immediately terminate such representative’s access. Purchaser shall indemnify and hold harmless the Corporation, Vendor and their respective Affiliates from and against all Losses which arise out of or result from Purchaser’s or its Affiliates’ and representatives’ site visits and access to any property of the Corporation or its Affiliates, except to the extent arising from or relating to the Corporation, Vendor or any of their respective Affiliates’ gross negligence or willful misconduct.

(d)	Purchaser and its Affiliates and representatives shall not, prior to the Closing, contact any customer, vendor, supplier, lessor or employee of, or any other Person having business dealings with, the Corporation with respect to the Corporation’s Assets or with respect to any aspect of the Contemplated Transactions, except where it has received the prior written consent of the Corporation. Notwithstanding the foregoing, this Section 8.4(d) shall not limit or otherwise restrict Purchaser or its Affiliates and representatives from contacting or having business dealings with any such Person with whom Purchaser or such Affiliate has or may have business dealings, so long as such contact or business dealings relate to Purchaser’s or its Affiliates’ operation of their respective businesses and not to the Corporation or Vendor’s business dealings with such Person with respect to the Corporation, the Corporation’s Assets or with respect to any aspect of the Contemplated Transactions.

8.5	Conduct of the Corporation’s Business

From the date hereof until the Closing, except as required by applicable Law, as otherwise contemplated by this Agreement or the other Transaction Documents (including the Pre-Closing Reorganization), or as Purchaser may otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)	Vendor shall cause the Corporation to conduct its business in the ordinary course in all material respects;

(b)	Vendor shall cause the Corporation to maintain its corporate records, financial books, minute books, books of account and other records of the Corporation in the Ordinary Course of Business;

(c)	Vendor shall cause the Corporation to not cancel or terminate the Corporation’s Insurance Policies or lapse any of the coverage thereunder, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equivalent to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect and shall pay all premiums in respect of such insurance policies that become due prior to the Closing Date and Vendor shall act reasonably to consult with Purchaser with respect to all such matters prior to taking any action in respect thereof;

(d)	Vendor shall recommend the approval of the Contemplated Transactions by the shareholders of Vendor; and

(e)	Vendor shall not permit the Corporation to:

(i)	voluntarily incur, create or assume any Encumbrance with respect to any of the Corporation’s Assets other than Permitted Encumbrances;

(ii)	acquire, dispose of or fail to maintain any material asset used in connection with the Corporation’s business other than in the Ordinary Course of Business;

(iii)	terminate, suspend, amend or modify in any material respect, any Permit related to the Corporation’s business, except (A) as required by applicable Law or a Governmental Authority, or (B) in the Ordinary Course of Business;

(iv)	authorize or effect any amendment to or change the organizational documents of the Corporation, except for such amendments or changes to the composition of the officers, directors or managers of the Corporation in order to effect the Pre-Closing Reorganization and as set forth in Section 8.5 of the Disclosure Letter;

(v)	issue, authorize the issuance of or consent to the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities or redeem, repurchase or otherwise acquire any securities of the Corporation;

(vi)	make any capital expenditures or incur any obligations or liabilities in connection with any capital expenditures that, in each case, individually or in the aggregate, would exceed two hundred and twenty thousand dollars ($220,000) other than capital expenditures or authority for expenditures that are set forth in Section 8.5 of the Disclosure Letter;

(vii)	waive, release, assign, settle or compromise any Claim, in an aggregate amount that exceeds two hundred and twenty thousand dollars ($220,000);

(viii)	except for the Vendor Promissory Note or Indebtedness incurred in connection with intercompany loans that will be satisfied as part of the Pre-Closing Reorganization, incur any Indebtedness for borrowed money or except for the issuance of shares issued pursuant to the Pre-Closing Reorganization that will be sold to Purchaser provided that Closing occurs, deliver or sell or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind or issue or authorize issuance of any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligation of any Person other than as may occur by operation of the Title Documents;

(ix)	modify in any material respects any payment terms (including the level of pricing of services and products) with any customers or suppliers pursuant to any Material Contracts existing on the date of this Agreement or Contract entered into prior to the Closing in compliance with this Agreement that would be a Material Contract if such Contract was in existence as of the date of this Agreement;

(x)	increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, or independent contractor of the Corporation, except for such increases or bonuses that were disclosed to Purchaser prior to the date of this Agreement;

(xi)	enter into Derivative Transactions;

(xii)	agree to take any of the foregoing actions; or

(xiii)	make, change or revoke any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Taxes, adopt or change any method of accounting for Tax purposes or Tax accounting period, initiate any voluntary disclosure with, or request any ruling from, any Governmental Authority in respect of Taxes, or incur any material amount of Tax outside the Ordinary Course of Business.

Notwithstanding the foregoing and without requiring the consent of Purchaser, Vendor and its Affiliates may, in their reasonable discretion, take any and all actions necessary or advisable to (i) prevent or minimize injury to persons or damage to property or the Corporation’s Assets in the case of an emergency, (ii) address, prevent or minimize a health, environmental or safety concern involving the Corporation’s Assets, or (iii) respond to any epidemic, pandemic or other outbreak of illness or public health event (including any Public Health Measures).

The Vendor ensure that Cash is held by the Corporation as of the Closing Date in a sufficient amount to pay the Corporation’s liabilities for thirty (30) days after the Closing, including any Vendor’s Transaction Expenses, and will cause all Cash in excess of that amount to be paid to the Shareholder as a dividend or return of capital prior to the Closing. The amount of Cash held in the Corporation on the Closing Date will be a Current Asset of the Corporation pursuant and will be adjusted in accordance with the Closing Working Capital adjustment.

8.6	No Liability on Vendor

Effective upon Closing, Purchaser shall have no Claim against Vendor for any action taken or refrained from being taken (or caused to be taken or refrained from being taken) during the period from the date of this Agreement to the Effective Time pursuant to the terms of Section 8.5, with the intention that, if Closing occurs, all such actions or omissions shall be at the risk and expense of Purchaser, except to the extent arising as a direct consequence of the gross negligence or wilful misconduct of Vendor or any of its Affiliates, provided, however, that for the purpose of this Section 8.6, an act or omission will not be regarded as gross negligence or wilful misconduct to the extent that it was done or omitted to be done in accordance with Purchaser’s instructions or approval insofar as the act or omission otherwise constituting gross negligence or wilful misconduct was inherent in those instructions or that approval.

8.7	Pre-Closing Reorganization; Termination of Intercompany Arrangements

(a)	On or prior to the Closing Date and in any event prior to the Effective Time, Vendor and the Corporation shall, and shall cause certain of their respective Affiliates to, consummate the Pre-Closing Reorganization as set forth in Schedule C (the “Pre-Closing Reorganization Steps”).

(b)	Vendor and the Corporation shall not modify the Pre-Closing Reorganization Steps and shall not, and shall cause their respective Affiliates not to, enter into any transaction on terms and conditions different from those set out in the Pre-Closing Reorganization Steps, in each case, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c)	Except for this Agreement and the Vendor Promissory Note, Vendor and the Corporation shall terminate all Contracts between the Corporation and one or more of Vendor, any Affiliates of Vendor (other than the Corporation) and any related party of Vendor and its Affiliates (each, an “Interested Party”) with effect on or prior to the Closing Date, including but not limited to any of the Corporation’s Benefit Plans that are provided or offered by Vendor or its Affiliates for the benefit of Employees or Contractor (other than those Corporation’s Benefit Plans provided and administered entirely by the Corporation), such that each such Contract shall be of no further force or effect immediately following the Closing, in each case without any remaining liability of any kind or nature on the part of the Corporation, Purchaser, or any of their respective Affiliates to any Interested Party as a result of or in connection with such Contract (including the termination of such Contract).

8.8	Confidentiality

(a)	Purchaser acknowledges that the information being provided to it in connection with the Contemplated Transactions and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and Vendor, dated as of January 26, 2026 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Corporation and the Corporation’s Assets; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of the Corporation, Vendor or any of their Representatives, concerning Vendor (other than solely with respect to the Corporation and the Corporation’s Assets) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement (but subject to the term therein), any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding, and that Vendor may enforce the Confidentiality Agreement against Purchaser.

(b)	Vendor hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives and agents to disclose, at any time during the period of time beginning on the Closing Date and ending on the first anniversary of the Closing Date, directly or indirectly, without the prior written consent of Purchaser, to any Third Party any confidential or proprietary information included in the Corporation’s Assets (“Confidential Business Information”); provided, however, that the term Confidential Business Information will not include any information:

(i)	that becomes available to Vendor, an Affiliate of Vendor or any of their respective Representatives from and after the Closing, from a Third Party source that is not known by Vendor to be under any obligations of confidentiality in respect of such information;

(ii)	that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof); or

(iii)	that is or was derived independently by Vendor, an Affiliate of Vendor or any of their respective Representatives without use of Confidential Business Information.

In addition, the foregoing shall not prohibit Vendor, an Affiliate of Vendor or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with or enforcing the terms of any of the Transaction Documents or in connection with the Retained Assets, (B) disclosing Confidential Business Information to its financing sources, general or limited partners, or other investors or prospective investors who are subject to confidentiality restrictions, or legal, financial, tax and other professional advisors, or (C) disclosing Confidential Business Information that Vendor or its Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose (provided that Vendor will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 8.8(b)). This Section 8.8(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Vendor or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

Article 9
Additional agreements

9.1	Non-Solicitation

(a)	Except as expressly provided by this Article 9, Vendor shall, and shall cause Octavian and Barnwell to, immediately cease and cause to be terminated all existing discussions or negotiations (including, without limitation, through any of its Representatives, if any, with any Third Parties (other than Purchaser) initiated before the date of this Agreement with respect to any Acquisition Proposal and shall discontinue providing access to any of its confidential information and not allow or establish further access to any of its confidential information, or any data room, virtual or otherwise and shall (pursuant to and in accordance with each applicable confidentiality agreement) promptly request, and exercise all rights it has to require the return or destruction of all information provided to any Person in respect of any inquiry proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(b)	Except as expressly provided by this Article 9, Vendor shall not, and shall cause Octavian and Barnwell to not, directly or indirectly, do, or authorize or permit any of its respective Representatives to do, any of the following:

(i)	solicit, assist or knowingly facilitate, initiate or encourage or take any action to solicit or knowingly facilitate, initiate, entertain or encourage any Acquisition Proposal, or engage in any communication regarding the making of any proposal or offer that constitutes or may constitute or may reasonably be expected to lead to an Acquisition Proposal, including, without limitation, by way of furnishing information;

(ii)	withdraw or modify, or propose to withdraw or modify, in any manner adverse to Purchaser, the approval of the Contemplated Transactions by the board of directors of Vendor or the recommendation of the board of directors of Vendor that the shareholders approve the Contemplated Transactions;

(iii)	enter into or participate in any negotiations or any discussions regarding an Acquisition Proposal, or furnish or provide access to any information with respect to its securities, business, properties, operations or conditions (financial or otherwise) in connection with or in furtherance of an Acquisition Proposal, or otherwise cooperate in any way with, or assist or knowingly participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing; or

(iv)	accept, recommend, approve, agree to, endorse or propose publicly to accept, approve recommend, agree to or endorse or take no position or remain neutral with respect to, any Acquisition Proposal.

(c)	Vendor covenants and agrees that Vendor shall, and shall cause Octavian and Barnwell to: (i)take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement or covenant to which Vendor, Octavian, Barnwell or the Corporation is a party; and (ii) not release, any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Vendor, Octavian, Barnwell and / or the Corporation, as applicable, under any confidentiality agreement, standstill, non-disclosure, use, business purposes or similar agreement or covenant to which Vendor, Octavian, Barnwell or the Corporation is a party, without the prior written consent of Purchaser (which may be withheld or delayed in Purchaser’s sole and absolute discretion) (it being acknowledged by Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 9.1(c). Notwithstanding the foregoing, prior to obtaining the Vendor Approval, Vendor may waive or decline to enforce a standstill or similar restriction solely to the extent necessary to permit a Person to make a confidential Acquisition Proposal to the board of directors of Vendor if that board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Delaware law. Vendor shall promptly notify Purchaser of any such waiver or non-enforcement. No such waiver or non-enforcement shall permit solicitation otherwise prohibited by this Article 9.

(d)	If, after the date of this Agreement, Vendor, Octavian, Barnwell, the Corporation or any of their respective Representatives, receives any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute an Acquisition Proposal, or any request for copies of, or access to, or disclosure of, confidential information relating to the Corporation (including information, access or disclosure relating to the properties, facilities, books or records of the Corporation) in connection with an Acquisition Proposal, Vendor shall, notwithstanding any confidentiality terms set out in the Acquisition Proposal, promptly notify Purchaser, at first orally, and then, within twenty-four (24) hours, in writing of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and a copy of any written Acquisition Proposal. Vendor shall keep Purchaser informed of the status of developments and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

9.2	Responding to an Acquisition Proposal

Notwithstanding Section 9.1 if, at any time prior to obtaining the Vendor Approval, Vendor, Octavian, Barnwell or the Corporation receives a written Acquisition Proposal, Vendor:

(a)	may contact the Person making such Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal;

(b)	may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and may provide copies of, access to, or disclosure of, information, properties, facilities, books or records of the Corporation, if and only if, in the case of this Section 9.2(b):

(i)	the board of directors of Vendor first determines in good faith, after consultation with its financial advisors and outside legal counsel, that: (A) failure to take such action would be inconsistent with its fiduciary duties under Delaware law; and (B) such unsolicited Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(ii)	such Person was not restricted from making the Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Vendor or the Corporation, other than a restriction waived or not enforced in accordance with Section 9.1(c);

(iii)	Vendor has been, and continues to be, in compliance with its obligations under this Article 9;

(iv)	before providing any such copies, access or disclosure, Vendor enters into a confidentiality and standstill agreement with such Person that contains a “market” standstill provision and is otherwise on terms that are no less favourable to Vendor than those found in “market” confidentiality and standstill agreements, provided that such agreement shall not prohibit Acquisition Proposals to the board of directors of Vendor or prevent Vendor from complying with this Article 9, and any such copies, access or disclosure provided to such Person shall have been (or simultaneously be) provided to Purchaser; and

(v)	before providing any such copies, access or disclosure, Vendor provides Purchaser with a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 9.2(b)(iv); and

(c)	must comply, to the extent applicable, with Rules 14d-9 and 14e-2(a) under the United States Securities Exchange Act of 1934, as amended, and other applicable United States securities Laws, and make appropriate disclosure to its shareholders. Notwithstanding anything to the contrary in this Agreement, Vendor may at any time make any disclosure required by applicable Law or that its board of directors determines in good faith, after consultation with outside legal counsel, is necessary to comply with its fiduciary duties under Delaware law. A factual disclosure of the receipt of an Acquisition Proposal and the operation of this Article 9, or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f), shall not, in and of itself, constitute a Change in Recommendation. Any Change in Recommendation with respect to a Superior Proposal remains subject to Section 9.3(a).

9.3	Responding to a Superior Proposal

(a)	If Vendor or the Corporation receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Vendor Approval, the board of directors of Vendor may, or may cause Vendor to, make a Change in Recommendation and accept, recommend, approve or enter into a definitive agreement to implement such Superior Proposal, if and only if:

(i)	Vendor has been, and continues to be, in compliance in all material respects with its obligations under this Article 9;

(ii)	Vendor or its Representatives have delivered to Purchaser a written notice of the determination of the board of directors of Vendor that it has received a Superior Proposal and of the intention to accept, recommend, approve or enter into a definitive agreement to implement such Superior Proposal, including a notice as to the value in financial terms that the board of directors has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

(iii)	Vendor or its Representatives have provided Purchaser with a copy of any proposed definitive agreement for the Superior Proposal;

(iv)	at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which Purchaser received the Superior Proposal Notice and the date on which Purchaser received a copy of the definitive agreement (if any) for the Superior Proposal;

(v)	after the Matching Period, Vendor’s board of directors has determined, in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Contemplated Transactions as proposed to be amended by Purchaser under Section 9.4) and that failure to take the proposed action would be inconsistent with its fiduciary duties under Delaware law; and

(vi)	prior to or concurrently with making a Change in Recommendation or entering into a definitive agreement with respect to a Superior Proposal, Vendor terminates this Agreement pursuant to Section 7.1(e) and pays the Break Fee pursuant to Section 2.3.

(b)	If Vendor provides a Superior Proposal Notice to Purchaser after a date that is less than ten (10) Business Days before Vendor’s shareholder meeting, Vendor shall be entitled to, and shall upon request from Purchaser, postpone the Vendor’s shareholder meeting to a date that is not more than 10 Business Days after the scheduled date of the Vendor’s shareholder meeting (and, in any event, prior to the Outside Date), subject to applicable Law and Vendor’s organizational documents. Vendor shall not hold the vote to obtain Vendor Approval before the expiration of any Matching Period then in effect and the completion of the determinations required by Section 9.3(a)(v).

(c)	The Vendor’s board of directors shall, subject to Section 9.2(c), promptly reaffirm its recommendation in favour of the Contemplated Transactions by news release after any Acquisition Proposal which board of directors has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the board of directors determines that a proposed amendment to the terms of this Agreement as contemplated under Section 9.4 would result in an Acquisition Proposal no longer being a Superior Proposal. Vendor shall provide Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by Purchaser and its counsel.

9.4	Right to Match

(a)	During the Matching Period, or such longer period as Vendor may approve (in its sole discretion) in writing for such purpose: (i) the board of directors of Vendor shall review any offer made by Purchaser to amend the terms of this Agreement and the Contemplated Transactions in good faith, after consultation with outside legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) if Purchaser proposes to amend the terms of the transactions contemplated by this Agreement, Vendor shall negotiate in good faith with Purchaser to make such amendments to the terms of this Agreement and the Contemplated Transactions as would enable Purchaser to proceed with the Contemplated Transactions on such amended terms. If, as a consequence of the foregoing, the board of directors of Vendor determines that such Acquisition Proposal would cease to be a Superior Proposal, Vendor shall promptly so advise Purchaser and Vendor and Purchaser shall amend this Agreement to reflect such offer made by Purchaser and shall take or cause to be taken all such actions as are necessary to give effect to the foregoing.

(b)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Vendor or other material terms or conditions thereof shall constitute a new Acquisition Proposal for purposes of Section 9.3(a)(iv) and this Section 9.4 and Purchaser shall be afforded a new five (5) Business Day Matching Period from the date on which Purchaser received the Superior Proposal Notice with respect to the new Superior Proposal from Vendor.

Article 10
INDEMNIFICATION

10.1	Survival

No claim (an “Indemnification Claim”) by a Person for indemnification pursuant to this Agreement will be made or be enforceable whether by legal proceedings or otherwise, unless written notice of such Indemnification Claim (in the form of an Indemnification Notice) is given by such Person to the Party from whom indemnification is sought within the applicable Survival Period. For the purposes of this Agreement, “Survival Period” means:

(a)	subject to Section 9.1(c), for an Indemnification Claim relating to the representations and warranties contained herein, twelve (12) months from the Closing Date;

(b)	subject to Section 9.1(c), for an Indemnification Claim relating to all covenants and agreements of the Parties contained herein and in each of the Transaction Documents, until such covenants and agreements are fully performed or for the period explicitly specified herein or therein; provided, however, that any covenants and agreements that are to be performed pursuant to their terms at or prior to the Effective Time shall survive the Closing until the date that is twelve (12) months from the Closing Date and shall thereafter terminate; and

(c)	for all representations, warranties, covenants and indemnities relating to Taxes (including Section 116 matters and the Pre-Closing Reorganization), the expiry of the applicable limitation period (including any extension, waiver or reassessment thereof) under applicable Tax Laws, excepting all representations, warranties, covenants and indemnities relating to section 116 of the Tax Act, which shall expire five (5) years from the Closing Date.

In the event written notice of a claim for indemnification under this Article 10 shall have been duly given to the applicable Party within the applicable Survival Period specified in this Section 10.1, the representations, warranties, covenants or agreements that the subject of such indemnification claim shall survive (solely with respect to the subject matter of such indemnification claim) until such time as such claim is finally resolved in accordance with the terms hereof.

10.2	Indemnification by Vendor

Subject to the limitations set forth in this Agreement, Vendor shall, from and after the Closing, be liable to Purchaser for, and as a separate and independent covenant indemnify and hold harmless Purchaser from and against, any and all Losses suffered or incurred by it and from against all Claims made against it, which arise out of or result from:

(a)	any breach of the representations and warranties made by Vendor in this Agreement or in any other Transaction Document;

(b)	any breach or non-fulfillment of any covenant, obligation or agreement of Vendor in this Agreement or any other Transaction Document;

(c)	any Taxes of the Corporation in respect of any Pre-Closing Tax Period, other than Taxes that are included as Current Liabilities in the calculation of the Closing Working Capital, after giving effect to and taking into account any Tax Attributes of the Corporation in existence at the commencement of the Closing Date that could reduce or offset Taxes, income or taxable income in respect of a Pre-Closing Tax Period;

(d)	the Pre-Closing Reorganization; or

(e)	the Retained Assets.

Vendor’s indemnification obligations under this Section 10.2 shall, subject to the last sentence of Section 10.1 and Section 10.4, terminate upon expiration of the applicable Survival Periods.

10.3	Indemnification by Purchaser

Subject to the limitations set forth in this Agreement, Purchaser shall, from and after the Closing, be liable to Vendor for, and as a separate and independent covenant indemnify and hold harmless Vendor from and against, any and all Losses suffered or incurred by it and from against all Claims made against it, which arise out of or result from:

(a)	any breach of the representations and warranties made by Purchaser in this Agreement or any other Transaction Document; or

(b)	any breach or non-fulfillment of any covenant, obligation or agreement of Purchaser in this Agreement or any other Transaction Document.

Purchaser’s indemnification obligations under this Section 10.3 shall, subject to the last sentence of Section 10.1 and Section 10.4, terminate upon expiration of the applicable Survival Periods.

10.4	Certain Limitations

(a)	No claim for indemnification may be asserted against a Party for breach of any representation, warranty, covenant or agreement contained herein or in any of the other Transaction Documents, unless:

(i)	written notice of such claim is received by Vendor or Purchaser, as applicable, within thirty (30) days of the applicable Indemnified Party first becoming aware of the fact, matter or circumstance giving rise to such claim of indemnification, and, in any event, on or prior to the expiration date of any applicable Survival Period; and

(ii)	such written notice sets forth a description in reasonable detail the facts, matters and circumstances giving rise to such claim of indemnification which the Party submitting the claim for indemnification alleges to have occurred, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto.

(b)	Vendor shall not be liable under this Article 10 unless and until the cumulative aggregate amount of all Losses and Claims in respect thereof exceeds two million dollars ($2,000,000) (the “Deductible”), in which event Vendor shall only be liable for such amounts in excess of the Deductible; provided, however, that Vendor shall not be liable under this Article 10 for any individual Losses or Claims which do not exceed fifty thousand dollars ($50,000.00) (“De Minimis Losses”), which De Minimis Losses shall not be counted toward the Deductible and in no event shall Vendor have any liability hereunder for any such De Minimis Losses. Notwithstanding anything to the contrary contained in this Agreement, Vendor’s aggregate liability for all Losses and Claims under this Article 10 shall not exceed fifty percent (50%) of the Purchase Price (the “Cap”). The Parties hereby acknowledge that the Cap shall be a single amount applicable to the aggregate amount of all claims for indemnification by Purchaser arising under this Article 10, and that any indemnification payments made by or on behalf of Vendor pursuant to this Article 10 shall reduce the remaining amounts available under the Cap for all such claims.

(c)	Notwithstanding anything contained in this Agreement to the contrary, the limitations set out in this Section 9.4, including the Deductible, the De Minimis Losses and the Cap, shall not apply to any Losses arising from or relating to:

(i)	any Taxes of the Corporation attributable to any Pre-Closing Tax Period;

(ii)	any Taxes imposed on or by reason of the Pre-Closing Reorganization;

(iii)	any payment or adjustment pursuant to Article 3; or

(iv)	any failure to comply with section 116 of the Tax Act.

(d)	Notwithstanding anything in this Agreement to the contrary, no Party nor any of its Non-Party Affiliates shall be liable to another Party or its Non-Party Affiliates pursuant to this Article 10 for special, punitive, exemplary, consequential or indirect damages, including loss of future revenue income or profits, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault, except to the extent one of the Parties hereto is held liable for such damages to a Third Party and such Party is entitled to be indemnified by any of the other Parties hereto pursuant to this Article 10.

(e)	The amount of any Losses and Claims for which indemnification is provided under this Article 10 shall be computed net of:

(i)	any insurance or other proceeds actually received by the Indemnified Party in connection with such Losses or Claims;

(ii)	any Tax benefit realized or expected to be realized (including as a result of any deduction or credit) by the Indemnified Party or any of its Affiliates as a result of such Losses or Claims; and

(iii)	any indemnity, contribution or other similar payment the Indemnified Party is entitled to receive from any Person with respect to such Losses or Claims.

Each Indemnified Party agrees that it shall use its commercially reasonable efforts to pursue claims under any applicable insurance policies and against other Third Parties who may be responsible for Losses or Claims.

(f)	No claim shall be made or be enforceable against Indemnifying Party under this Article 10 for any Losses or Claims arising out of:

(i)	any fact, matter or circumstance known to the Indemnified Party at Closing and, without limiting the generality of the foregoing, Vendor shall not be liable to the extent that the relevant fact, matter or circumstance which causes any claim (and Vendor’s and the Corporation’s representations and warranties shall be qualified by any fact, matter or thing that) is disclosed:

(A)	in any document, report or written or oral communication delivered to Purchaser, its Affiliates or their respective Representatives prior to the date hereof; or

(B)	in a Schedule to this Agreement, the VDR or the Disclosure Letter.

(ii)	any passing of, or any change in, on or after the date of this Agreement, any applicable Law (including any passing of, or change in, applicable Law on or after the date of this Agreement which takes place retrospectively);

(iii)	any act, default, omission, transaction, or arrangement by the Indemnified Party or any of its Non-Party Affiliates (or any of its or their respective Representatives or successors in title) on or after the date of this Agreement (except as expressly permitted or required pursuant to this Agreement);

(iv)	fraud, bad faith, or gross negligence or willful misconduct of the Indemnified Party or any of its Non-Party Affiliates (or any of its or their respective Representatives or successors in title); or

(v)	any matter or thing done, or omitted to be done, by the Indemnifying Parties pursuant to, or in compliance with, the terms of this Agreement or any other document to be entered into as part of the Contemplated Transactions, or otherwise at the Indemnified Party’s request in writing or with the Indemnified Party’s written consent.

(g)	The amount of any payments made by or on behalf of a Party under this Article 10 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(h)	Notwithstanding anything to the contrary in this Agreement, Purchaser and Vendor shall not be entitled to claim any Losses or Claims under Section 10.2 or Section 10.3 arising from claims based on the determination of Purchase Price, as it is the Parties’ intent that the procedures set forth in Section 3.2 shall provide the sole and exclusive remedies for such claims and that Purchaser shall not have recourse pursuant to Section 10.2 for breaches of representations, warranties or covenants contained in this Agreement to the extent the subject matter giving rise to any such claim was settled pursuant to Section 3.2 or with respect to any matter to the extent that a specific accrual or reserve for the amount of such Loss or Claim was reflected in the Financial Statements or the calculation of the Purchase Price (including the adjustments pursuant to Article 3).

(i)	Notwithstanding anything to the contrary in this Article 10, Vendor shall not be liable under this Article 10 in respect of any Losses or Claims on account of Taxes (i) in respect of any Pre-Closing Tax Period to the extent such Taxes reduced the Purchase Price, (ii) relating to the adjustment, disallowance, use or availability of Tax Attributes, or any Liability for Taxes in respect of a taxable period (or portion thereof) that commences on or after the Closing Date, including as a result of the inability to utilize, or other limitation in respect of, any such Tax Attributes or (iii) related to an action of Purchaser in violation of Section 8.3(c).

(j)	No Indemnified Party shall be entitled to double recovery for any Loss or Claim under this Article 9 even though such Loss or Claim may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and obligations of the Indemnifying Parties under this Agreement.

(k)	No Indemnifying Party shall be liable under this Article 10 in respect of any Losses or Claims that are contingent unless and until such contingent Losses or Claims cease to be contingent and liability, costs, expenses or damages are actually suffered, incurred or accrued in connection therewith (whether or not any payment is then due); provided that the Indemnified Party may deliver a written notice of claim in respect of any such contingent Losses to the applicable Indemnifying Party prior to the end of the applicable Survival Period, if any, for indemnification set forth in Section 10.1 with respect to such claim, in which case such claim will not be barred by the expiration of the relevant Survival Period and will survive until finally resolved.

(l)	Upon payment of any Losses or Claims with respect to a claim pursuant to this Article 10, the Indemnifying Party shall be subrogated to the extent of such payment (and to recover costs or expenses incurred by the Indemnifying Party in enforcing such recovery rights against such Person) to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim for indemnification. The Indemnified Party shall assign such rights to and otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of Indemnifying Party, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

(m)	Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any Losses that it may suffer or incur by reason of the breach by another Party of any representation, warranty or covenant of that other Party under this Agreement. If any Losses can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, an Indemnified Party shall take all commercially reasonable steps to enforce such recovery, settlement or payment. If the Indemnified Party fails to make all commercially reasonable efforts to mitigate any such Losses, then the applicable Indemnifying Parties shall not be required to indemnify the Indemnified Party for the Losses that could have been avoided if the Indemnified Party had made such efforts.

10.5	Sole and Exclusive Remedy

From and after the Closing and except as:

(a)	otherwise provided in in this Article 10; or

(b)	for knowing and intentional fraud by the applicable Party,

the indemnities provided in this Article 10 shall be the sole and exclusive remedy of Purchaser and its Non-Party Affiliates against Vendor and its Non-Party Affiliates or Vendor and their Non-Party Affiliates against Purchaser and its Non-Party Affiliates, as the case may be, at Law or in equity relating to this Agreement, the Contemplated Transactions, the Transaction Documents, the Corporation, the Corporation Shares, the Corporation’s Assets and any liabilities or obligations of the Corporation or any applicable Law or otherwise; provided, however, that nothing in this Agreement shall prevent any Party from seeking an injunction or injunctions to prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof. In furtherance of the foregoing, Purchaser hereby releases Vendor and its Non-Party Affiliates and waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims for equitable relief related to the breach of any covenant or agreement of Vendor contained in this Agreement requiring performance after the Closing) Purchaser or any Affiliates of Purchaser may have against Vendor or its Non-Party Affiliates relating to this Agreement, the Contemplated Transactions, the Transaction Documents and any other document or certificate delivered in connection herewith, the Corporation, the Corporation Shares, the Corporation’s Assets and any liabilities or obligations of the Corporation or any applicable Law or otherwise, except pursuant to the indemnification provisions set forth in this Article 10 or for knowing and intentional fraud by the applicable Party.

10.6	Third Party Claims

(a)	Each Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party claim which may give rise to any indemnity obligation under this Article 10, together with the estimated amount of such claim (if reasonably estimable), and the Indemnifying Party shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within fifteen (15) days of receipt of the Indemnified Party’s written notice. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of any such Third Party claim if such Third Party claim seeks remedies other than monetary damages which remedies, if reasonably likely to be awarded in connection with such Third Party claim, would materially and adversely impact the business operations of the Indemnified Party.

(b)	If the Indemnifying Party declines, fails or is not permitted by the terms of this Agreement to assume the defense of such Third Party claim within such fifteen (15) day period, the Indemnified Party may employ counsel of its choosing to represent or defend it in any such Third Party claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel. If the Indemnified Party desires to participate in the defense of any Third Party Claim assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall be entitled to control any such defense; provided, further, that the Indemnifying Party shall pay such Indemnified Party’s reasonable legal expenses if the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and such Indemnified Party shall have been advised by its counsel in writing that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party.

(c)	Neither Purchaser nor Vendor shall, without the prior written consent of Purchaser or Vendor, as applicable, settle, compromise or offer to settle or compromise any such claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Party or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other Party and its Affiliates for any liability or obligation arising out of such claim or any related claim.

(d)	The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable best efforts to keep the other Party reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(e)	The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (subject to applicable Laws), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any solicitor-client privilege, litigation privilege or other legal privilege or protection. For the avoidance of doubt, nothing in this Section 10.6 shall be construed as a waiver by the Indemnified Party or the Indemnifying Party of any privilege or protection, including any privilege or protection associated with the use of separate counsel by the Indemnified Party or the Indemnifying Party.

Article 11
MISCELLANEOUS

11.1	Partial Invalidity

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

11.2	Notice

All notices, consents and other instruments which are required or may be given pursuant to this Agreement must be given in writing and delivered personally or by email as follows:

If to Vendor:

To:          Barnwell Industries, Inc.

Suite 1800Q, 24 Greenway Plaza

Houston, Texas 77046

Attention:      Phil Patman, Chief Financial Officer

E-mail:             ppatman@brninc.com

with a copy (which shall not constitute notice) to:

Burnet, Duckworth & Palmer LLP

2400, 525 - 8th Avenue SW

Calgary, AB T2P 1G1

Attention:      Brittney Thompson

E-mail:             bnt@bdplaw.com

If to Purchaser:	To: 2798913 Alberta Ltd. 2121 370 522 130 Avenue SW Calgary, Alberta T2Z 0G4 Attention: Martin Cheyne E-mail: mcheyne@deefour.ca with a copy (which shall not constitute notice) to: DLA Piper (Canada) LLP 1000. 250 – 2nd Street SW Calgary, Alberta T2P 0C1 Attention: Daniel E. Kenney E-mail: daniel.kenney@ca.dlapiper.com or in accordance with the latest unrevoked instructions delivered by one Party to the other. All notices will be deemed to have been duly given at the time of delivery or, in the case of email, on the day of transmittal thereof if given during normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day (and unless, in the case of email, the sender receives an automatic reply indicating a failure of delivery).

11.3	Amendments and Waivers

No supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by any Party in exercising any right, remedy, power or privilege arising hereunder shall operate or be construed as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.4	Consequential Losses

Notwithstanding anything to the contrary in this Agreement, no Party shall be liable for or liable to indemnify another Party in respect of any consequential losses suffered, sustained or incurred by another Party or any of that other Party’s directors, officers, shareholders, employees or agents howsoever arising under or in connection with this Agreement, including any termination of this Agreement prior to the Closing.

11.5	Expenses

Except as otherwise provided in this Agreement, each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Corporation Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

11.6	Entire Agreement

The Agreement (including Annexes, Schedules and Exhibits), together with the Disclosure Letter and the other Transaction Documents, comprise the entire agreement among the Parties with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements and understandings, oral or written, with respect to such subject matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and any other written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter, the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

11.7	Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Corporation Shares and the Corporation’s Assets or any part or portion thereof.

11.8	Governing Law; Arbitration

(a)	This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the Laws of the Province of Alberta and applicable Laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Notwithstanding the foregoing, the fiduciary duties of the board of directors of Vendor and the corporate authorization and shareholder approval of the Contemplated Transactions by Vendor shall be governed by the Laws of the State of Delaware, including the Delaware General Corporation Law and applicable Delaware common law.

(b)	Subject to Section 3.2 and Section 11.8(c), the Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

(c)	Subject to Section 3.2, all Claims and disputes among the Parties or certain of them arising in relation to this Agreement, including disputes over the interpretation or enforceability of any provision of this Agreement, shall be resolved through the negotiation of the Parties, in good faith. If after thirty (30) days of attempting to resolve the dispute, any Party to the dispute may serve the other Party or Parties to the dispute written notice that it demands that such matter be referred to arbitration. Each such arbitration shall be conducted in accordance with the following:

(i)	The Parties to the dispute shall meet within five (5) days of the receipt of a notice issued by one Party to the dispute requesting arbitration of an applicable matter to attempt to agree on a single arbitration qualified by experience, education and training to determine such matter. If the Parties to the dispute are unable to agree on the selection of the arbitrator, the Party to the dispute which issued such notice requesting an arbitration shall forthwith make an application to a justice of the Court of King’s Bench of the Province of Alberta pursuant to the Arbitration Act (Alberta) for the appointment of a single arbitrator, and failing such action on the part of the Party to the dispute which issued such notice, any other Party to the dispute may make such application.

(ii)	The arbitration shall be conducted in the City of Calgary, Alberta and English shall be the language of the arbitration.

(iii)	The arbitrator selected pursuant to Section 11.8(c)(i) shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within thirty (30) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

(iv)	The arbitrator shall, and shall be entitled to, make findings of fact and make conclusions of law in rendering a decision.

(v)	The arbitration shall be final and binding on the Parties to the dispute.

(vi)	Except to the extent modified by the other provisions of this Section 11.8(c), the arbitrator shall conduct the arbitration pursuant to the National Arbitration Rules of the ADR Institute of Canada Inc. and the provisions of the Arbitration Act (Alberta).

11.9	Time is of Essence

Time shall be of the essence in this Agreement.

11.10	Assignment

No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Purchaser (in the case of assignment by Vendor or the Corporation) or Vendor (in the case of assignment by Purchaser).

11.11	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.12	Non-Recourse Parties

Except as expressly set forth in any of the Transaction Document, all Claims, Proceedings or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties. No Person who is not a named Party to this Agreement, including any other past, present or future director, officer, employee, incorporator, sponsor, member, partner, agent, equityholder, Affiliate or Representative of any named party to this Agreement, or any of their successors and assigns, or any past, present or future director, officer, employee, incorporator, sponsor, member, partner, agent, equityholder, Affiliate or Representative of the foregoing (collectively, other than the Parties, the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of a Person against any of its Non-Party Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim, Proceeding or cause of action based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance; and each Party waives and releases all (and agrees that neither it nor any of its Non-Party Affiliates shall commence any claim or Proceeding in respect of any) such liabilities, claims and obligations against any such Non-Party Affiliates.

11.13	Further Assurances

From the Closing until the first anniversary of the Closing Date, and from time to time at the request of the other Party, Purchaser shall, and shall cause its Affiliates to, and Vendor shall, and shall cause its Affiliates to, without further consideration, execute and deliver such documents, instruments and assurances of transfer, conveyance, assignment and assumption, in addition to the Transaction Documents, and take such further actions as may reasonably be necessary to carry out the provisions of this Agreement; provided, however, that that the Party requesting such further assurances will pay all costs and expenses of any Third Parties engaged by the other Party to effect the foregoing and promptly reimburse that Party for all reasonable out of pocket Third Party costs, expenses and fees incurred in connection with carrying out its obligations under this Section 11.13.

11.14	Announcements

At all times prior to Closing, any press release or public statement or announcement (a “Public Statement”) with respect to this Agreement and the transactions contemplated herein will be made only with the prior written consent and joint approval of Vendor and Purchaser (the “Approving Parties”), not to be unreasonably withheld or delayed, unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement will give the other Approving Party prompt notice of the information to be disclosed and reasonable opportunity to review and comment on the proposed disclosure. After the Closing, any Public Statement by a Party will be made only with the prior written consent and approval of the other Parties unless the Public Statement is required by Law or by any stock exchange, in which case the notifying Party will give the other Parties prompt notice of the information to be disclosed and reasonable opportunity to review and comment on the proposed disclosure.

11.15	Counterpart Execution

This Agreement may be executed in as many counterparts as are deemed necessary, and may be delivered in electronic pdf form or other electronic means, and when so executed and delivered, each such counterpart is as valid and binding on all Parties as every other such counterpart. If a Party delivers a counterpart in electronic pdf form or other electronic means, that Party shall promptly thereafter deliver to the other Party an originally executed counterpart.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

2798913 ALBERTA LTD.		BARNWELL INDUSTRIES, INC.
Per:		Per:
	Name:		Name:
	Title:		Title:

This is the Execution Page to the Share Purchase and Sale Agreement between
Barnwell Industries, Inc. and 279813 Alberta Ltd.

SCHEDULE A

Part 1 – Land Schedule

Part 2 - Wells

Part 3 – Major Facilities

Part 4 – Proprietary Seismic Data

Part 1 – Land Schedule

See attached.

Part 2 - Wells

See attached.

Part 3 – Major Facilities

See attached.

Part 4 – Proprietary Seismic Data

See attached.

SCHEDULE B

Closing Statement Example Calculation

Share Purchase and Sale Agreement between Barnwell Industries Inc. and 2798913 Alberta Ltd.
Closing Statement Example Calculation
As of June 30, 2026

This Schedule is for illustrative purposes only as of June 30, 2026 and subject to adjustments up to the Measurement Date.

(i) Closing Working Capital

In CAD$
Cash	$1,144,574.67	Excess Cash will be dividended out prior to Closing
Accounts receivable	1,984,278.00
Prepaid expenses and deposits	456,873.37
Current assets	3,585,726.04

Vendor’s Transaction Expenses	•
Accounts payable	999,225.25
Accrued expenses	1,797,835.20
Current liabilities	2,797,060.45

Closing Working Capital	$788,665.59

(ii) Working Capital Difference

Target Working Capital	$0.00
Working Capital Difference	$788,665.59

(iii) Indebtedness Amount

Indebtedness amount	$0.00

(iv) Closing Payment

Cash consideration	$4,000,000.00
Plus Working Capital Difference	788,665.59
Less the Indebtedness Amount	-
Less the Deposit	1,000,000.00)
Less the Withheld Amount (25% of the Withholding Subject Amount)	-
Closing Payment	$3,788,665.59

(v) Adjusted Purchase Price

Purchase Price	9,000,000.00
Plus Working Capital Difference	788,665.59
Less the Indebtedness Amount	-
Adjusted Purchase Price	$9,788,665.59

SCHEDULE C

Pre-Closing Reorganization Steps

1.	Barnwell of Canada Limited LLC (“BOC LLC”) will distribute its shares in Barnwell Hawaiian Properties, Inc. (the “Retained Assets”) and its excess cash or near cash assets to Vendor.

2.	BOC LLC will continue as a regular Alberta corporation named “Barnwell of Canada, Limited” (“BOC AB”). The stated capital of the BOC AB common shares will be set at C$1.00 in aggregate.

3.	BOC AB and Octavian Oil Limited (“OOL”) will complete a long-form horizontal amalgamation to form “Amalco”. The stated capital of the Amalco shares will be the aggregate PUC of the predecessor corporations (i.e., C$10,000,101, being the sum of OOL’s PUC of C$10,000,100 and BOC AB’s PUC of C$1.00).

4.	Vendor will contribute a debt with a principal amount of US$3,103,577.72 owing by Amalco to Vendor (“Amalco-BII Debt”) to Amalco as a contribution of capital. The stated capital of the Amalco common shares will be increased by the fair market value and principal amount of the Amalco-BII Debt (converted at the Bank of Canada USD-CAD exchange rate on the date of the contribution).

5.	Amalco will return capital on its common shares to Vendor in an amount equal to C$8,750.000.00 and will pay this amount by issuing a non-interest-bearing, Canadian-dollar denominated promissory note, payable on demand to Vendor (the Vendor Promissory Note), which will be assigned to Purchaser at Closing.

6.	Vendor will incorporate a wholly owned Alberta corporate subsidiary which will be granted the 5% Royalty by the Corporation at Closing.

EXHIBIT A

Form of Officer’s Certificates

VENDOR OFFICER CERTIFICATE

TO: 2798913 Alberta Ltd. (“Purchaser”)

RE:	Share Purchase and Sale Agreement dated [ · ], 2026 between Barnwell Industries, Inc. (“Vendor”) and Purchaser (the “Sale Agreement”)

The undersigned, [ · ], being the [ · ] of Vendor, hereby certifies, for and on behalf of Vendor, and not in their personal capacity and without personal liability, as follows:

1.	The undersigned is personally familiar, in their capacity as an officer of Vendor, with the matters hereinafter certified.

2.	This certificate is made and delivered pursuant to Section 6.2(c)(i) of the Sale Agreement.

3.	The definitions contained in the Sale Agreement are adopted in this Certificate and wherever used shall have the meanings ascribed to them in the Sale Agreement.

4.	Each of the Vendor Fundamental Representations is true and correct in all respects other than de minimis inaccuracies as of the date of this Certificate, or, if such representations and warranties expressly related to an earlier or a particular date, was true and correct in all respects, other than de minimis inaccuracies, as of such other date.

5.	Each of Vendor’s representations and warranties set forth in Section 4.1 and 4.2 of the Sale Agreement (other than the Vendor Fundamental Representations) is true and correct in all respects as of the date of this Certificate, except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect, or, if such representations and warranties expressly related to an earlier or a particular date, was true and correct in all respects as of such other date, except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect (in each case, without giving effect to any qualification contained therein as to materiality or a Material Adverse Effect).

6.	All obligations of Vendor contained in the Sale Agreement and in each of the Transaction Documents which are required to be performed by Vendor at or before the Closing have been performed or complied with, in all material respects.

7.	Each of Vendor’s conditions set forth in Section 6.3 of the Sale Agreement have been be satisfied or waived as of the Closing Time.

DATED at _______________, ______________, as of the ___ day of _______________, 2026.

BARNWELL INDUSTRIES, INC. Per: __________________________________ Name: Title:

PURCHASER OFFICER CERTIFICATE

TO:	Barnwell Industries, Inc. (“Vendor”)

RE:	Share Purchase and Sale Agreement dated [ · ], 2026, between 2798913 Alberta Ltd (“Purchaser”) and Vendor (the “Sale Agreement”)

The undersigned, [ · ], being the [ · ] of [ · ] hereby certifies, for and on behalf of Purchaser and not in his/her personal capacity and without personal liability, as follows:

1.	The undersigned is personally familiar, in his/her capacity as an officer of Purchaser, with the matters hereinafter certified.

2.	This certificate is made and delivered pursuant to Section 6.3(c) of the Sale Agreement.

3.	The definitions contained in the Sale Agreement are adopted in this Certificate and wherever used shall have the meanings ascribed to them in the Sale Agreement.

4.	Each of Purchaser’s representations and warranties set forth in Section 4.4 of the Sale Agreement is true and correct in all material respects as of the date of this Certificate, or, if such representations and warranties expressly related to an earlier or a particular date, was true and correct in all material respects as of such other date (in each case, without giving effect to any qualification contained therein as to materiality or a Purchaser Material Adverse Effect).

5.	All obligations of Purchaser contained in the Sale Agreement and in each of the Transaction Documents which are required to be performed by Purchaser at or before the Closing have been performed or complied with, in all material respects.

6.	Each of Purchaser’s conditions set forth in Section 6.2 of the Sale Agreement have been be satisfied or waived as of the Closing Time.

DATED at _______________, ______________, as of the ___ day of _______________, 2026.

2798913 ALBERTA LTD.
Per:
Name: Title:

EXHIBIT B

Form of Director / Officer Resignation and Mutual Release

RESIGNATION AND MUTUAL RELEASE

TO:	Barnwell of Canada, Limited (the “Corporation”)
AND TO:	[●] (the “Individual”)
EFFECTIVE:	At the time of Closing on [●], 2026 at (the “Closing Date”)
RE:	Share Purchase and Sale Agreement dated [●], 2026 between Barnwell Industries, Inc. (“Vendor”) and 2798913 Alberta Ltd. (“Purchaser”) (the “Purchase Agreement”)

WHEREAS the Individual is resigning from [his / her] position as [a director and/or officer] of the Corporation with effect as of the Closing Date;

AND WHEREAS in addition to resigning as [a director and/or officer] of the Corporation, the Individual has agreed to release the Corporation on the terms and conditions contained in this resignation and mutual release (the “Mutual Release”);

AND WHEREAS the Corporation has agreed to release the Individual on the terms and conditions contained in this Mutual Release;

NOW THEREFORE, in consideration of the respective releases, covenants and agreements contained in this Mutual Release and other good and valuable consideration, the sufficiency of which are acknowledged, the parties hereto agree as follows:

1.	Resignation

The Individual hereby resigns as [a director and/or officer] of the Corporation, effective as of the Closing Date.

2.	Release by the Individual Releasor

(a)	Subject to Section 2(b), the Individual, on behalf of [himself /herself] and on behalf of [his/her] heirs, personal representatives, administrators, executors and assigns (collectively, the “Individual Releasor”), irrevocably and unconditionally remises, releases, waives and forever discharges the Corporation and each of its successors, partners, subsidiaries and affiliates and each of their respective current and former officers, directors, employees, agents, representatives, administrators, consultants, shareholders, insurers or assigns of the foregoing, and each of their respective successors, heirs, personal representatives, administrators, executors and assigns (collectively, the “Corporate Releasee”) from any and all liability of every nature and kind whatsoever or howsoever arising, whether, in each case, known or unknown, anticipated or unanticipated, suspected or unsuspected, accrued or unaccrued, absolute or contingent, due or become due, by reason of or arising out of any cause matter or thing whatsoever which the Individual Releasor has had, now has or may hereafter have for or because of any matter or thing done, suffered to be done, or omitted to be done up to and including the Closing Date, and in particular, without in any way restricting the generality of the foregoing, in respect of all manner of actions, cause of actions, claims or demands, past, present or future, directly or indirectly, whether ascertained or unascertained, pursuant to, connected with or otherwise related, in any way whatsoever, to the Individual having acted as [a director and/or officer] of the Corporation on or prior to the Closing Date, services performed by the Individual at the request of the Corporation prior to the Closing Date or the cessation of such Individual being [a director and/or officer] of the Corporation on or prior to the Closing Date, including any and all claims for monies advanced, termination pay, change of control payments, compensation, expenses, allowances, shares, share options, director’s fees, any remuneration or amounts owing under any applicable legislation governing or relating to the Individual’s appointment as [a director and/or officer] or any other benefits relating to the Individual acting as [a director and/or officer] of the Corporation (collectively, “Individual Claims”).

(b)	This Mutual Release will not affect or constitute a release of any Individual Releasor’s right to enforce [his / her] rights in respect of:

(i)	any corporate indemnity existing by law, agreement, resolution or pursuant to any constating documents of the Corporation provided in the Individual Releasor’s favour in connection with the Individual Releasor having acted as [a director and/or officer] of the Corporation on or prior to the Closing Date;

(ii)	the Individual Releasor’s entitlement to insurance, including run-off insurance, if any, maintained by the Corporation for the benefit or protection of the Corporation’s current and former directors and/or officers, including, without limitation, directors’ and officers’ liability insurance, as applicable;

(iii)	fraud, bad faith or wilful misconduct on the part of the Corporate Releasee; or

(iv)	any other claim against the Corporation Releasee by the Individual that may not be released by the Individual under applicable law.

3.	Release by Corporate Releasor

(a)	Subject to Section 3(b), the Corporation, on behalf of itself and on behalf of each of its successors, partners, predecessors (including for certainty, Barnwell of Canada, Limited and Octavian Oil Ltd.), subsidiaries and affiliates and all of its respective current and former officers, directors, employees, agents, representatives, administrators, consultants, shareholders, insurers or assigns and each of their respective successors, heirs, personal representatives, administrators, executors and assigns (collectively, the “Corporate Releasor”), irrevocably and unconditionally remises, releases, waives and forever discharges the Individual, and each of [his/her] heirs, personal representatives, administrators, executors and assigns (collectively, the “Individual Releasee”) from any and all liability of every nature and kind whatsoever or howsoever arising, whether, in each case, known or unknown, anticipated or unanticipated, suspected or unsuspected, accrued or unaccrued, absolute or contingent, due or to become due, by reason of or arising out of any cause, matter or thing whatsoever which the Corporate Releasor has had, now has or may hereafter have for or because of any matter or thing done, suffered to be done, or omitted to be done up to and including the Closing Date and in particular, without in any way restricting the generality of the foregoing, in respect of all manner of actions, cause of actions, claims or demands, past, present or future, directly or indirectly, whether ascertained or unascertained, pursuant to, connected with, or otherwise related, in any way whatsoever to the Individual having acted as [a director and/or officer] of the Corporation on or prior to the Closing Date, services performed by the Individual at the request of the Corporation prior to the Closing Date or the cessation of the Individual being [a director and/or officer] of the Corporation on or prior to the Closing Date (collectively, “Corporate Claims”).

(b)	This Mutual Release will not affect or constitute a release of any Corporate Releasor’s right to enforce its rights in respect of:

(i)	any acts of fraud, gross negligence, willful misconduct, theft or criminal conduct of the Individual Releasee in their capacity as [a director and/or officer] of the Corporation;

(ii)	any breach of fiduciary duties or confidentiality that survive the resignation of the Individual Releasee as [a director and/or officer] of the Corporation, howsoever and whenever arising;

(iii)	any failure to act honestly and in good faith with a view to the best interests of the Corporation; or

(iv)	any other claim against the Individual by the Corporate Releasor that may not be released by the Corporate Releasor under applicable law.

4.	Covenant Not to Sue

Each of the Individual Releasor and the Corporate Releasor covenants, undertakes and agrees not to, directly or indirectly, make, assert, encourage, assist or join any claim or demand, or commence, cause to commence, or maintain any actions or proceedings whatsoever against the Corporate Releasees and Individual Releasee, respectively, that relate to the subject matter released pursuant to Section 2 and Section 3. Each of the Individual Releasor and the Corporate Releasor further covenants, undertakes and agrees not to, directly or indirectly, make, assert, encourage, assist or join any claim or demand, or commence, cause to commence, or maintain any actions or proceedings whatsoever against other person, corporation or other legal entity that may result in a claim for contribution, indemnity, damages or other relief being brought against any Corporate Releasee in the case of the Individual Releasor, or any Individual Releasee in the case of the Corporate Releasor, related to the subject matter released pursuant to Section 2 and Section 3, respectively.

The parties voluntarily accept the terms of this Mutual Release for the purpose of making full and final compromise, adjustment and settlement of all subject matter released pursuant to Section 2 and Section 3. Each of the parties hereby covenant and agree that if the Individual Releasor or the Corporate Releasor hereafter makes any claim, action or proceedings or commences or threatens to commence any claim, action or proceedings against any of the Corporate Releasee or the Individual Releasee, respectively, for or by reason of the subject matter released pursuant to Section 2 and Section 3, respectively, this Mutual Release may be raised, without opposition, as an estoppel and complete bar to any such claim, action or proceeding.

5.	Representations and Warranties

(a)	Each of the Individual Releasor and the Corporate Releasor represents and warrants as of the date hereof that it has not asserted any claim for indemnification, contribution or other relief against any person or entity in respect of the matters for which this Mutual Release has been provided.

(b)	Each of the Individual Releasor and the Corporate Releasor represents, warrants, and covenants that it has not assigned or transferred, or agreed to assign or transfer, and will not assign or transfer all, or any part of, or any interest in, any claim, demand, dispute, causes of action or liability of any nature whatsoever to any person that are remised, waived, released or discharged by Section 2 and Section 3, respectively.

(c)	Each party hereto further represents and warrants that it has the full authority to bind all releasors it is purporting to bind and agrees this Mutual Release will be binding on all such parties.

6.	Effective Date

This Mutual Release shall become effective as at the Closing Date.

7.	Successors and Assigns

Subject to Section 5(b), the parties agree that the provisions hereof shall be binding upon and enure to the benefit of the parties and their respective heirs, personal representatives, administrators, executor successors and permitted assigns.

8.	Independent Legal Advice Acknowledgment

Each of the parties hereto acknowledges that they have read the terms of this Mutual Release, that they understand that it represents a full and final waiver, release and discharge of all Individual Claims or Corporate Claims, as applicable, except as expressly set out in this Mutual Release, and that they have each executed this Mutual Release freely and voluntarily, without any other inducement, and without any coercion, threat, duress or undue influence.

Each of the parties hereto acknowledges that it has been afforded the opportunity to seek independent legal advice with respect to this Mutual Release and the matters addressed therein and, in the event that any party has executed this Mutual Release without the benefit of independent legal advice, such party fully understands the provisions of this Mutual Release and hereby waives the right to receive any such independent legal advice and acknowledges, confirms, and agrees that such party was advised to seek, and has had the opportunity to seek, and was not prevented nor discouraged by the Corporation or any other Corporate Releasee from seeking independent legal advice prior to the execution and delivery of this Mutual Release. The Individual Releasor acknowledges that, in the event that the Individual Releasor did not avail himself or herself of that opportunity prior to the signing of this Mutual Release, he or she did so voluntarily and agrees that his or her failure to obtain independent legal advice should not be used by him or her as a defence to the enforcement of this Mutual Release.

9.	Severability

If any arbitrator or court of competent jurisdiction determines that any provision of this Mutual Release, or portion thereof, to be illegal, void, invalid or unenforceable, that provision, or portion thereof, will be deemed severed from this Mutual Release without affecting the validity, enforceability or effect of any of the remaining provisions of this Mutual Release, or parts thereof, which shall remain in full force and effect or affecting the validity or enforceability of such provision in any other jurisdiction.

10.	Governing Law

This Mutual Release will be governed by and construed, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties hereby irrevocably submit and attorn to the exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Mutual Release.

11.	Electronic Delivery

This Mutual Release may be delivered in original or electronic form, and in counterpart, and when so executed and delivered will be deemed to be an original and all counterparts together constitute one agreement.

12.	Definitions

Capitalized terms not defined herein shall have the meaning ascribed thereto in the Purchase Agreement unless the context otherwise requires.

The parties have hereby executed this Resignation and Mutual Release effective as of the Closing Date.

[●]
BARNWELL OF CANADA, LIMITED

Per:
Name: Title:

This is the Execution Page to the Resignation and Mutual Release between Barnwell of Canada, Limited and [●]

EXHIBIT C

Form of Withholding Tax Escrow Agreement

See attached.

EXHIBIT D

Form of 5% GORR Agreement

See attached.

EXHIBIT E

Form of Call Agreement

See attached.

ANNEX B

FORM OF REVERSE STOCK SPLIT AMENDMENT TO CHARTER

The reverse stock split ratio will be a whole number between five (5) and twenty-five (25), as determined by the Board of Directors in its sole discretion, and will be inserted in this Certificate of Amendment at the time of filing. If the Board of Directors does not file this Certificate of Amendment within one year after stockholder approval, the authority granted will terminate.

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

BARNWELL INDUSTRIES, INC.

Barnwell Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Barnwell Industries, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation set forth below, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their consideration.

THIRD: Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph at the end thereof:

“Effective at [●], Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each [●] shares of common stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically combined and reclassified into one (1) share of common stock, without any action by the holder thereof. No fractional shares shall be issued in connection with such combination. Any holder who would otherwise be entitled to receive a fractional share as a result of such combination shall instead be entitled to receive one whole share of common stock in lieu of such fractional share, with such rounding applied at the participant level. Each certificate that immediately prior to the Effective Time represented shares of common stock shall thereafter represent the number of shares of common stock into which the shares represented by such certificate shall have been combined, subject to the treatment of fractional shares described above.”

FOURTH: The foregoing amendment was duly adopted at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective at the Effective Time (as defined above).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this ____ day of ____________, 202[●].

BARNWELL INDUSTRIES, INC.

By: ______________________________

Name:

Title:

B-1

ANNEX C

FORM OF PREFERRED STOCK AMENDMENT TO CHARTER

If the Authorized Share Increase Proposal and/or the Par Value Reduction Proposal is also approved at the Special Meeting, the number of authorized shares of common stock and the par value of the common stock set forth in this Certificate of Amendment will reflect the amendments so approved, and the amendments approved pursuant to the Preferred Stock Proposal, the Authorized Share Increase Proposal and the Par Value Reduction Proposal may be effected by a single certificate of amendment. If neither of those proposals is approved, the number of authorized shares of common stock will remain 40,000,000 and the par value of the common stock will remain $0.50 per share.

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

BARNWELL INDUSTRIES, INC.

Barnwell Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Barnwell Industries, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation set forth below, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their consideration.

THIRD: Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [50,000,000][210,000,000] shares, consisting of (i) [40,000,000][200,000,000] shares of Common Stock, par value [$0.50][$0.001] per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share.

The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof and by filing a certificate of designations pursuant to Section 151 of the General Corporation Law of the State of Delaware, to provide, out of the unissued shares of Preferred Stock, for the issuance of Preferred Stock in one or more series, and with respect to each such series, to fix the number of shares constituting such series and the designations, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.”

FOURTH: The foregoing amendment was duly adopted at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this ____ day of ____________, 202[●].

BARNWELL INDUSTRIES, INC.

By: ______________________________

Name:

Title:

C-1

ANNEX D

FORM OF AUTHORIZED COMMON STOCK AMENDMENT TO CHARTER

If the Par Value Reduction Proposal is also approved at the Special Meeting, the par value of the common stock set forth in this Certificate of Amendment will be $0.001 per share, and the amendments approved pursuant to the Authorized Share Increase Proposal and the Par Value Reduction Proposal may be effected by a single certificate of amendment. If the Par Value Reduction Proposal is not approved, the par value will remain $0.50 per share. If the Preferred Stock Proposal is also approved, this Certificate of Amendment will be conformed to reflect the authorized shares of preferred stock.

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

BARNWELL INDUSTRIES, INC.

Barnwell Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Barnwell Industries, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation set forth below, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their consideration.

THIRD: The first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows: “The total number of shares which the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of common stock, par value [$0.50][$0.001] per share.”

[Upon the effectiveness of this Certificate of Amendment, each share of common stock of the Corporation, par value $0.50 per share, issued and outstanding or held in treasury shall, without any further action by the Corporation or the holder thereof, continue to be one share of common stock of the Corporation, par value $0.001 per share. The number of issued and outstanding shares of common stock shall not be changed by this Certificate of Amendment.]

FOURTH: The foregoing amendment was duly adopted at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this ____ day of ____________, 202[●].

BARNWELL INDUSTRIES, INC.

By: ______________________________

Name:

Title:

D-1

ANNEX E

FORM OF PAR VALUE REDUCTION AMENDMENT TO CHARTER

If the Authorized Share Increase Proposal is also approved at the Special Meeting, the number of authorized shares of common stock set forth in this Certificate of Amendment will be 200,000,000, and the amendments approved pursuant to the Authorized Share Increase Proposal and the Par Value Reduction Proposal may be effected by a single certificate of amendment. If the Authorized Share Increase Proposal is not approved, the number of authorized shares of common stock will remain 40,000,000. If the Preferred Stock Proposal is also approved, this Certificate of Amendment will be conformed to reflect the authorized shares of preferred stock.

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

BARNWELL INDUSTRIES, INC.

Barnwell Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Barnwell Industries, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation set forth below, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their consideration.

THIRD: The first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows: “The total number of shares which the Corporation is authorized to issue is [Forty Million (40,000,000)][Two Hundred Million (200,000,000)] shares of common stock, par value $0.001 per share.”

Upon the effectiveness of this Certificate of Amendment, each share of common stock of the Corporation, par value $0.50 per share, issued and outstanding or held in treasury shall, without any further action by the Corporation or the holder thereof, continue to be one share of common stock of the Corporation, par value $0.001 per share. The number of issued and outstanding shares of common stock shall not be changed by this Certificate of Amendment.

FOURTH: The foregoing amendment was duly adopted at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this ____ day of ____________, 202[●].

BARNWELL INDUSTRIES, INC.

By: ______________________________

Name:

Title:

E-1

ANNEX F
PART I - FINANCIAL INFORMATION

]ITEM 1.    FINANCIAL STATEMENTS

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2026	September 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$4,467,000	$2,886,000
Accounts and other receivables, net of allowance for credit losses of: $48,000 at June 30, 2026; $49,000 at September 30, 2025	1,442,000	1,621,000
Note receivable	—	300,000
Other current assets	577,000	423,000
Total current assets	6,486,000	5,230,000
Asset for retirement benefits	6,312,000	5,928,000
Investments	391,000	—
Operating lease right-of-use assets	86,000	145,000
Other non-current assets	310,000	347,000
Property and equipment:
Proved oil and natural gas properties (full cost method)	73,536,000	74,511,000
Other property and equipment	286,000	500,000
Total property and equipment	73,822,000	75,011,000
Accumulated depletion, impairment, depreciation, and amortization	(65,918,000)	(65,849,000)
Total property and equipment, net	7,904,000	9,162,000
Total assets	$21,489,000	$20,812,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,215,000	$1,936,000
Accounts payable - related party	—	246,000
Accrued capital expenditures	47,000	185,000
Accrued compensation	176,000	264,000
Accrued operating and other expenses	1,094,000	1,022,000
Current portion of asset retirement obligation	513,000	613,000
Other current liabilities	371,000	460,000
Total current liabilities	3,416,000	4,726,000
Operating lease liabilities	53,000	93,000
Liability for retirement benefits	1,756,000	1,791,000
Asset retirement obligation	7,309,000	7,162,000
Deferred income tax liabilities	18,000	18,000
Total liabilities	12,552,000	13,790,000
Commitments and contingencies (Note 16)
Equity:
Common stock, par value $0.50 per share; authorized, 40,000,000 shares: 14,595,960 issued at June 30, 2026; 10,241,434 issued at September 30, 2025	7,298,000	5,121,000
Additional paid-in capital	10,691,000	8,039,000
(Accumulated deficit) retained earnings	(9,524,000)	(6,508,000)
Accumulated other comprehensive income, net	2,694,000	2,642,000
Treasury stock, at cost: 167,900 shares at June 30, 2026 and September 30, 2025	(2,286,000)	(2,286,000)
Total stockholders’ equity	8,873,000	7,008,000
Non-controlling interests	64,000	14,000
Total equity	8,937,000	7,022,000
Total liabilities and equity	$21,489,000	$20,812,000

See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Revenues:
Oil and natural gas	$3,341,000	$3,153,000	$8,454,000	$10,593,000
Sale of interest in leasehold land	—	—	70,000	—
Gas processing and other	38,000	39,000	136,000	102,000
	3,379,000	3,192,000	8,660,000	10,695,000
Costs and expenses:
Oil and natural gas operating	2,038,000	2,082,000	5,952,000	6,564,000
General and administrative	1,409,000	1,868,000	4,546,000	5,193,000
Depletion, depreciation, and amortization	546,000	844,000	1,699,000	2,502,000
Impairment of assets	—	200,000	—	865,000
Foreign currency loss (gain)	56,000	(219,000)	67,000	122,000
Interest expense	1,000	4,000	1,000	5,000
	4,050,000	4,779,000	12,265,000	15,251,000
Loss from continuing operations before equity in income of affiliates and income taxes	(671,000)	(1,587,000)	(3,605,000)	(4,556,000)
Equity in income of affiliates	376,000	—	714,000	—
Loss from continuing operations before income taxes	(295,000)	(1,587,000)	(2,891,000)	(4,556,000)
Income tax provision (benefit)	108,000	(34,000)	40,000	135,000
Net loss from continuing operations	(403,000)	(1,553,000)	(2,931,000)	(4,691,000)
Net earnings from discontinued operations	—	—	—	12,000
Net loss	(403,000)	(1,553,000)	(2,931,000)	(4,679,000)
Less: Net earnings (loss) attributable to non-controlling interests	37,000	(3,000)	85,000	(5,000)
Net loss attributable to Barnwell Industries, Inc.	$(440,000)	$(1,550,000)	$(3,016,000)	$(4,674,000)
Basic and diluted loss per common share attributable to Barnwell Industries, Inc. stockholders:
Net loss from continuing operations attributable to Barnwell Industries, Inc.	$(0.03)	$(0.15)	$(0.24)	$(0.47)
Net earnings from discontinued operations	—	—	—	—
Net loss attributable to Barnwell Industries, Inc.	$(0.03)	$(0.15)	$(0.24)	$(0.47)
Weighted-average number of common shares outstanding:
Basic and diluted	14,313,866	10,053,534	12,688,620	10,051,390

See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Net loss	$(403,000)	$(1,553,000)	$(2,931,000)	$(4,679,000)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of taxes of $0	40,000	(37,000)	52,000	53,000
Total other comprehensive income (loss)	40,000	(37,000)	52,000	53,000
Total comprehensive loss	(363,000)	(1,590,000)	(2,879,000)	(4,626,000)
Less: Comprehensive (income) loss attributable to non-controlling interests	(37,000)	3,000	(85,000)	5,000
Comprehensive loss attributable to Barnwell Industries, Inc.	$(400,000)	$(1,587,000)	$(2,964,000)	$(4,621,000)

See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
Three months ended June 30, 2026 and 2025
(Unaudited)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Non-controlling Interests	Total Equity
Balance at March 31, 2025	10,053,534	$5,111,000	$7,806,000	$(2,529,000)	$2,033,000	$(2,286,000)	$20,000	$10,155,000
Net loss	—	—	—	(1,550,000)	—	—	(3,000)	(1,553,000)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	(37,000)	—	—	(37,000)
Share-based compensation	—	—	18,000	—	—	—	—	18,000
Balance at June 30, 2025	10,053,534	$5,111,000	$7,824,000	$(4,079,000)	$1,996,000	$(2,286,000)	$17,000	$8,583,000

Balance at March 31, 2026	13,505,217	$6,837,000	$10,011,000	$(9,084,000)	$2,654,000	$(2,286,000)	$27,000	$8,159,000
Net loss	—	—	—	(440,000)	—	—	37,000	(403,000)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	40,000	—	—	40,000
Share-based compensation	—	—	125,000	—	—	—	—	125,000
Issuance of common stock for restricted stock units vested	38,750	20,000	(20,000)	—	—	—	—	—
Issuance of common stock, net of issuance costs	884,093	441,000	575,000	—	—	—	—	1,016,000
Balance at June 30, 2026	14,428,060	$7,298,000	$10,691,000	$(9,524,000)	$2,694,000	$(2,286,000)	$64,000	$8,937,000

See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
Nine months ended June 30, 2026 and 2025
(Unaudited)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Non-controlling Interests	Total Equity
Balance at September 30, 2024	10,028,090	$5,098,000	$7,690,000	$595,000	$1,943,000	$(2,286,000)	$22,000	$13,062,000
Net (loss)	—	—	—	(4,674,000)	—	—	(5,000)	(4,679,000)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	53,000	—	—	53,000
Share-based compensation	—	—	147,000	—	—	—	—	147,000
Issuance of common stock for restricted stock units vested	25,444	13,000	(13,000)	—	—	—	—	—
Balance at June 30, 2025	10,053,534	$5,111,000	$7,824,000	$(4,079,000)	$1,996,000	$(2,286,000)	$17,000	$8,583,000

Balance at September 30, 2025	10,073,534	$5,121,000	$8,039,000	$(6,508,000)	$2,642,000	$(2,286,000)	$14,000	$7,022,000
Net loss	—	—	—	(3,016,000)	—	—	85,000	(2,931,000)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	52,000	—	—	52,000
Distributions to non-controlling interests	—	—	—	—	—	—	(35,000)	(35,000)
Share-based compensation	—	—	347,000	—	—	—	—	347,000
Issuance of common stock for services	83,207	42,000	59,000	—	—	—	—	101,000
Issuance of common stock for restricted stock units vested	239,682	120,000	(120,000)	—	—	—	—	—
Issuance of common stock, net of issuance costs	4,031,637	2,015,000	2,366,000	—	—	—	—	4,381,000
Balance at June 30, 2026	14,428,060	$7,298,000	$10,691,000	$(9,524,000)	$2,694,000	$(2,286,000)	$64,000	$8,937,000

See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended June 30,
	2026	2025
Cash flows from operating activities of continuing operations:
Net loss	$(2,931,000)	$(4,679,000)
Net earnings from discontinued operations	—	12,000
Net loss from continuing operations	(2,931,000)	(4,691,000)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Depletion, depreciation, and amortization	1,699,000	2,502,000
Impairment of assets	—	865,000
Equity in income of affiliates	(714,000)	—
Retirement benefits income	(306,000)	(236,000)
Non-cash rent income	(7,000)	(1,000)
Accretion of asset retirement obligation	558,000	597,000
Deferred income tax (benefit) expense	—	(51,000)
Asset retirement obligation payments	(678,000)	(356,000)
Share-based compensation expense	347,000	147,000
Common stock issued for services	101,000	—
Retirement plan contributions and payments	(182,000)	(3,000)
Credit loss (reversal) expense	(4,000)	(8,000)
Foreign currency loss	67,000	122,000
(Decrease) increase from changes in current assets and liabilities	(1,049,000)	(50,000)
Net cash (used in) provided by operating activities from continuing operations	(3,099,000)	(1,163,000)
Cash flows from investing activities of continuing operations:
Distribution from equity investees in excess of earnings	323,000	—
Proceeds from the sale of oil and natural gas assets	—	282,000
Capital expenditures - oil and natural gas	(269,000)	(2,954,000)
Dividend received from discontinued operations	—	250,000
Cash divested from the sale of discontinued operations, net of proceeds	—	(163,000)
Payments received on note receivable related to the sale of discontinued operations	300,000	350,000
Net cash provided by (used in) investing activities from continuing operations	354,000	(2,235,000)
Cash flows from financing activities of continuing operations:
Repayments for insurance premium financing	—	(60,000)
Proceeds from issuance of stock, net of costs	4,381,000	—
Distributions to non-controlling interests	(35,000)	—
Net cash provided by financing activities from continuing operations	4,346,000	(60,000)
Cash flows from discontinued operations:
Net cash used in operating activities	—	(95,000)
Net cash provided by investing activities	—	538,000
Net cash used in financing activities	—	(250,000)
Net cash provided by discontinued operations	—	193,000
Effect of exchange rate changes on cash and cash equivalents	(20,000)	(86,000)
Net (decrease) increase in cash and cash equivalents	1,581,000	(3,351,000)
Cash and cash equivalents at beginning of period	2,886,000	4,505,000
Cash and cash equivalents of continuing operations at end of period	$4,467,000	$1,154,000
See Notes to Condensed Consolidated Financial Statements

BARNWELL INDUSTRIES, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Barnwell Industries, Inc. and all majority-owned subsidiaries (collectively referred to herein as “Barnwell,” “we,” “our,” “us,” or the “Company”), including a 77.6%-owned land investment general partnership ("Kaupulehu Developments") and a 75%-owned land investment partnership (KD Kona 2013 LLLP). All significant intercompany accounts and transactions have been eliminated.

    Undivided interests in oil and natural gas exploration and production joint ventures are consolidated on a proportionate basis. Barnwell’s investments in both unconsolidated entities in which a significant, but less than controlling, interest is held and in variable interest entities in which the Company is not deemed to be the primary beneficiary, are accounted for by the equity method.

Unless otherwise indicated, all references to “dollars” in this Form 10-Q are to U.S. dollars.

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements and notes have been prepared by Barnwell in accordance with the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. These condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes thereto included in Barnwell’s September 30, 2025 Annual Report on Form 10-K (our “2025 Annual Report”). The Condensed Consolidated Balance Sheet as of September 30, 2025 has been derived from audited consolidated financial statements.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at June 30, 2026, results of operations, comprehensive loss, and equity for the three and nine months ended June 30, 2026 and 2025, and cash flows for the nine months ended June 30, 2026 and 2025, have been made. The results of operations for the period ended June 30, 2026 are not necessarily indicative of the operating results for the full year.

Use of Estimates in the Preparation of Condensed Consolidated Financial Statements

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management of Barnwell to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates. Significant assumptions are required in the valuation of deferred tax assets, asset retirement obligations, proved oil and natural gas reserves, and such assumptions may impact the amount at which such items are recorded.

Significant Accounting Policies

There have been no changes to Barnwell's significant accounting policies as described in the Notes to Consolidated Financial Statements included in Item 8 of the Company's 2025 Annual Report.

2.    GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for the twelve-month period following the date of issuance of these condensed consolidated financial statements.

3.    DISCONTINUED OPERATIONS

On March 14, 2025, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with three unrelated individuals (collectively, the “Buyer”) whereby the Buyer acquired all of the shares of capital stock of Water Resources (the “Shares”) owned by the Company. The sale and purchase of the Shares closed (the “Closing”) simultaneously with the execution and delivery of the Purchase Agreement by each of the parties thereto on March 14, 2025. The aggregate purchase price for the Shares was $1,050,000, which was paid at Closing by the Buyer as follows: an initial aggregate cash payment of $250,000 and the delivery of a non-interest bearing promissory note with a principal amount of $800,000 (the “Promissory Note”). As of June 30, 2026, the Promissory Note, including $28,000 of accrued interest, was fully repaid (Note receivable of $300,000 as at September 30, 2025). The final payment was extended from March 15, 2026 to June 15, 2026. The annual interest rate on the Promissory Note increased from 0% to 12% beginning August 15, 2025 and to 18% beginning December 15, 2025. Beginning March 15, 2026, outstanding interest was treated as part of the principal, and future interest compounded annually. $100,000 was paid on December 15, 2025, $50,000 on February 13, 2026, and $150,000 on June 15, 2026 as scheduled.

Water Resources drilled water wells and installed and repaired water pumping systems in Hawaii and represented our contract drilling segment. As a result of the sale, the Company has classified the related assets and liabilities and the results of its contract drilling business as discontinued operations in the condensed consolidated financial statements for all periods presented. Prior to the sale, the Company did not have any assurances that a sale of Water Resources was likely to occur. The Company recorded a loss of $193,000 on the sale of Water Resources, which was included in the results from discontinued operations for the year ended September 30, 2025. There was no impact from the sale of Water Resources on the provision for income taxes.

The following table presents the financial results from discontinued operations presented in the Condensed Consolidated Statements of Operations.

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Revenues:
Contract drilling	$—	$—	$—	$1,156,000
	—	—	—	1,156,000
Costs and expenses:
Contract drilling operating	—	—	—	1,239,000
General and administrative	—	—	—	209,000
Depreciation and amortization	—	—	—	40,000
Interest expense	—	—	—	1,000
Gain on sale of assets (1)	—	—	—	(538,000)
	—	—	—	951,000
Loss from discontinued operations before income taxes	—	—	—	205,000
Loss on sale of discontinued operations	—	—	—	(193,000)
Net earnings from discontinued operations	$—	$—	$—	$12,000
(1) In February 2025, the Company completed the sale of a contract drilling segment drilling rig and related ancillary equipment to an independent third party for proceeds of $538,000, net of related costs. The drilling rig and related ancillary equipment were fully depreciated and had a net book value of zero and as a result of the sale, the Company recognized a $538,000 gain during the nine months ended June 30, 2025 which was recorded in discontinued operations.

There are no assets or liabilities of discontinued operations included in the Condensed Consolidated Balance Sheets.

4.    LOSS PER COMMON SHARE

Basic loss per share is computed using the weighted-average number of common shares outstanding for the period. Diluted loss per share is calculated using the treasury stock method to reflect the assumed issuance of common shares for all potentially dilutive securities, which consist of outstanding stock options and nonvested restricted stock units. Potentially dilutive shares are excluded from the computation of diluted loss per share if their effect is anti-dilutive.

Warrants to purchase 1,029,104 shares of common stock, options to purchase 440,000 shares of common stock and 467,218 restricted stock units, on a weighted average basis, were excluded from the computation of diluted shares for the three months ended June 30, 2026, as their inclusion would have been anti-dilutive. Options to purchase 465,000 shares of common stock and 214,270 restricted stock units were excluded from the computation of diluted shares for the three months ended June 30, 2025, as their inclusion would have been anti-dilutive.

Warrants to purchase 810,467 shares of common stock, options to purchase 497,161 shares of common stock and 430,942 restricted stock units, on a weighted average basis, were excluded from the computation of diluted shares for the nine months ended June 30, 2026, as their inclusion would have been anti-dilutive. Options to purchase 465,000 shares of common stock and 229,740 restricted stock units were excluded from the computation of diluted shares for the nine months ended June 30, 2025, as their inclusion would have been anti-dilutive.

Reconciliations between net loss attributable to Barnwell stockholders and common shares outstanding of the basic and diluted net loss per share computations are detailed in the following table:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss from continuing operations	$(403,000)	$(1,553,000)	$(2,931,000)	$(4,691,000)
Less: Net earnings (loss) attributable to non-controlling interests of continuing operations	37,000	(3,000)	85,000	(5,000)
Net loss from continuing operations attributable to Barnwell Industries, Inc.	(440,000)	(1,550,000)	(3,016,000)	(4,686,000)
Net earnings from discontinued operations	—	—	—	12,000
Net loss attributable to Barnwell Industries, Inc.	$(440,000)	$(1,550,000)	$(3,016,000)	$(4,674,000)

Denominator:
Basic weighted-average number of common shares outstanding	14,313,866	10,053,534	12,688,620	10,051,390
Effect of dilutive securities - common stock options and restricted stock units	—	—	—	—
Diluted weighted-average number of common shares outstanding	14,313,866	10,053,534	12,688,620	10,051,390

Basic and diluted loss per common share:
Net loss per common share from continuing operations attributable to Barnwell Industries, Inc. stockholders	$(0.03)	$(0.15)	$(0.24)	$(0.47)
Net loss per common share from discontinued operations	—	—	—	—
Net loss per common share attributable to Barnwell Industries, Inc. stockholders	$(0.03)	$(0.15)	$(0.24)	$(0.47)

5.                           ACCOUNTS AND OTHER RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

Insurance Recovery Receivable

In the quarter ended June 30, 2025, the Company filed an insurance claim for $348,000 with our insurance carrier for the reimbursement of certain legal fees incurred that are covered under our directors and officers’ liability insurance policies. In November 2025, $250,000 was received, leaving a $98,000 receivable. In the three months ended March 31, 2026, the Company's insurance carrier confirmed $176,000 would be received, resulting the recognition of an additional $78,000 gain. The full amount was received in the three months ended June 30, 2026, resulting in gains of nil and $78,000 recognized during the three and nine months ended June 30, 2026, respectively. The insurance recovery receivable is included in "Accounts and other receivables, net of allowance for credit losses" in the accompanying Condensed Consolidated Balance Sheets and the related gain was recorded in “General and administrative” expenses in the accompanying Condensed Consolidated Statements of Operations.

Allowance for Credit Losses

The following table summarizes the activity in the balance of allowance for credit losses related to accounts and other receivables:

	Nine months ended June 30,
	2026	2025
Allowance for credit losses at beginning of period	$49,000	$141,000
(Reversal of) provision for expected credit losses	—	(8,000)
Write-offs charged against the allowance	—	(77,000)
Foreign currency translation adjustment	(1,000)	(6,000)
Allowance for credit losses at end of period	$48,000	$50,000

6.    INVESTMENTS

Investment in Kukio Resort Land Development Partnerships

On November 27, 2013, Barnwell, through a wholly-owned subsidiary, entered into two limited liability limited partnerships, KD Kona 2013 LLLP (“KD Kona”) and KKM Makai, LLLP (“KKM”), and indirectly acquired a 19.6% non-controlling ownership interest in each of KD Kukio Resorts, LLLP, KD Maniniowali, LLLP and KD Kaupulehu, LLLP (“KDK”) for $5,140,000. These entities, collectively referred to hereinafter as the “Kukio Resort Land Development Partnerships,” own certain real estate and development rights interests in the Kukio, Maniniowali and Kaupulehu portions of Kukio Resort, a private residential community on the Kona coast of the island of Hawaii, as well as Kukio Resort’s real estate sales office operations. KDK holds interests in KD Acquisition, LLLP (“KD I”) and KD Acquisition II, LP, formerly KD Acquisition II, LLLP (“KD II”). KD I is the developer of Kaupulehu Lot 4A Increment I (“Increment I”), and KD II is the developer of Kaupulehu Lot 4A Increment II (“Increment II”). Barnwell’s ownership interests in the Kukio Resort Land Development Partnerships is accounted for using the equity method of accounting.

In March 2019, KD II admitted a new development partner, Replay Kaupulehu Development, LLC (“Replay”), a party unrelated to Barnwell, in an effort to move forward with development of the remainder of Increment II at Kaupulehu. KDK and Replay hold ownership interests of 55% and 45%, respectively, of

KD II and Barnwell has a 10.8% indirect non-controlling ownership interest in KD II through KDK, which is accounted for using the equity method of accounting. Barnwell continues to have an indirect 19.6% non-controlling ownership interest in KD Kukio Resorts, LLLP, KD Maniniowali, LLLP, and KD I.

The Kukio Resort Land Development Partnerships derive income from the sale of residential parcels in Increment I, which is now completely sold, as well as from commissions on real estate sales by the real estate sales office and revenues resulting from the sale of private club memberships. The last two single-family lots of the 80 lots developed within Increment I were sold in the quarter ended March 31, 2024.

Increment II is not yet under development, and there is no assurance that development of such acreage will in fact occur. No definitive development plans have been made by KD II, the developer of Increment II, as of the date of this report.

    Barnwell has the right to receive distributions from the Kukio Resort Land Development Partnerships via its non-controlling interest in KD Kona and KKM, based on its respective partnership sharing ratios of 75% and 34.45%, respectively. During the three and nine months ended June 30, 2026, the Company received cash distributions of nil and $323,000, respectively (resulting in net amounts of nil and $288,000, after distributing nil and $35,000 to non-controlling interests) from the Kukio Resort Land Development Partnerships. Comparatively, there were no cash distributions received during the three and nine months ended June 30, 2025.

Equity in income of affiliates was $376,000 and $714,000 for the three and nine months ended June 30, 2026, respectively, as compared to nil for the three and nine months ended June 30, 2025.

Summarized financial information for the Kukio Resort Land Development Partnerships is as follows:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Revenue	$4,936,000	$169,000	$11,380,000	$5,761,000
Gross profit	$2,374,000	$(46,000)	$5,532,000	$2,612,000
Net earnings	$1,704,000	$(538,000)	$3,717,000	$1,013,000

In the quarter ended June 30, 2021, the Company received cumulative distributions from the Kukio Resort Land Development Partnerships in excess of our investment balance and in accordance with applicable accounting guidance, the Company suspended its equity method earnings recognition and the Kukio Resort Land Development Partnerships investment balance was reduced to nil with the distributions received in excess of our investment balance recorded as equity in income of affiliates because the distributions are not refundable by agreement or by law and the Company is not liable for the obligations of or otherwise committed to provide financial support to the Kukio Resort Land Development Partnerships. During periods in which equity‑method earnings were suspended, future equity‑method earnings were not recognized until the Company’s share of the Kukio Partnerships’ cumulative earnings subsequent to the suspension exceeded the amount of previously recognized excess distributions. During this suspended period, distributions received were recorded as equity in income of affiliates.

During the three months ended March 31, 2026, the Company's share of earnings from the Kukio Resort Land Development Partnerships exceeded distributions received and previously recognized excess distributions. Accordingly, the Company resumed equity-method earnings recognition during the period. For the three and nine months ended June 30, 2026, the Company recognized equity in income of affiliates only to the extent its share of net earnings exceeded cumulative excess distributions recognized during the suspended periods. As a result, $376,000 and $714,000 was recognized as equity in income from affiliates during the three and nine months ended June 30, 2026, respectively (three and nine months ended June 30, 2025 - nil and nil), which resulted in an investment balance of $391,000 as at June 30, 2026 (nil as at September 30, 2025).

Cumulative distributions received from Kukio Resort Land Development Partnerships in excess of our investment balance was $106,000 at September 30, 2025.

Sale of Interest in Leasehold Land

Kaupulehu Developments holds rights to receive payments from KD I and KD II resulting from the sale of lots and/or residential units within Increment I, which is now fully sold, and within Increment II, which is not yet developed (see Note 18).

With respect to Increment I, Kaupulehu Developments was entitled to receive payments from KD I based on 10% of the gross receipts from KD I’s sales of single-family residential lots in Increment I. The last two single-family lots of the 80 lots developed within Increment I were sold in the quarter ended March 31, 2024.

Under the terms of the Increment II agreement with KD II, Kaupulehu Developments is entitled to 15% of the distributions of KD II, the cost of which is to be solely borne by KDK out of its 55% ownership interest in KD II, plus a priority payout of 10% of KDK’s cumulative net profits derived from Increment II sales subsequent to Phase 2A, up to a maximum of $3,000,000 as to the priority payout. Such interests are limited to distributions or net profits interests and Barnwell does not have any partnership interests in KD II or KDK through its interest in Kaupulehu Developments. The arrangement also gives Barnwell rights to three single-family residential lots in Phase 2A of Increment II, and four single-family residential lots in phases subsequent to Phase 2A when such lots are developed by KD II, all at no cost to Barnwell. Barnwell is committed to commence construction of improvements within 90 days of the transfer of the four lots in the phases subsequent to Phase 2A as a condition of the transfer of such lots. Also, in addition to Barnwell’s existing obligations to pay professional fees to certain parties based on percentages of its gross receipts, Kaupulehu Developments is obligated to pay an amount equal to 0.72% and 0.20% of the cumulative net profits of KD II to KD Development and a pool of various individuals, respectively, all of whom are partners of KKM and are unrelated to Barnwell, in compensation for the agreement of these parties to admit the new development partner for Increment II. Such compensation will be reflected as the obligation becomes probable and the amount of the obligation can be reasonably estimated.

There is no assurance with regards to any payments in the future from Increment II to be received or that the remaining acreage within Increment II will be developed. No definitive development plans have been made by KD II, the developer of Increment II, as of the date of this report.

Contracts to Sell Interests in Increment II

In November 2025, Kaupulehu Developments entered into an agreement with Mr. David Johnston, the son of Mr. Terry Johnston, a partner in Kaupulehu Developments, to surrender any and all remaining rights of Kaupulehu Developments for Increment II for the total consideration of $2,000,000. The purchaser paid an initial $70,000, which was recognized as revenue during the nine months ended June 30, 2026 as it represented nonrefundable consideration earned upon execution of the agreement. Additionally, the purchaser has the right to extend the closing by up to 2 years by making a $70,000 payment in each of the next 2 years, with those payments applied against the $2,000,000 purchase price. The transaction remains subject to the purchaser's election to proceed and other closing conditions. Because the agreement is subject to substantive contingencies and closing conditions that have not been satisfied, the criteria for revenue recognition under ASC 606 have not been met for the remaining $1,930,000. Accordingly, no additional revenue has been recognized in the condensed consolidated financial statements.

Also in November 2025, pursuant to a unit purchase agreement, KDK agreed to sell KDK’s interests in Increment II to Mr. David Johnston for $2,109,000. The unit purchase agreement is subject to due diligence, and there is no certainty that the transaction will close. Furthermore, there is also no assurance on the timing or amounts that the general partner of KDK would distribute upon a closing. There are substantive contingencies and closing conditions that have not been satisfied, therefore the criteria for revenue recognition has not been met, and no revenue has been recognized in the condensed consolidated financial statements.

On July 31, 2026, Barnwell Hawaiian Properties, Inc., a Delaware corporation and a subsidiary of the Company (“BHP”), together with Kaupulehu Developments, entered into a Purchase and Sale Agreement (the “PSA”) with Mr. David Johnston, as purchaser. BHP and Kaupulehu Developments are each severally, and not jointly, sellers under the PSA (together, the “Sellers”). Under the Purchase Agreement, the Sellers agreed to sell to Mr. Johnston at closing: (i) BHP’s 34.45% limited partner interest in KKM and BHP’s 75% general partner interest in KD Kona (together, the “Partner Interests”); (ii) Kaupulehu Developments’ rights in KD II and Increment II under a Retained Rights Agreement dated March 7, 2019; and (iii) Kaupulehu Developments’ rights under an Agreement to Terminate Project Rights dated November 17, 2025 between Mr. Johnston and Kaupulehu Developments. The aggregate purchase price is $1,770,000 in cash, payable at closing, allocated $770,000 to the Partner Interests and $1,000,000 to the remaining rights described above. After giving effect to the minority interest held by Cambridge Hawaii LP in Kaupulehu Developments, net consideration to the Company is estimated at approximately $1,550,000, and a pre-closing distribution of $500,000 by KKM to its partners is expected to result in a further distribution of approximately $160,000 to the Company. Closing is expected to occur on or before September 15, 2026, subject to customary closing conditions, including the accuracy of the parties’ representations and warranties, the absence of any restraining proceeding, the KKM distribution described above, and the absence of a material adverse change with respect to KKM or KD Kona. Either party may terminate the PSA if a condition to its obligation to close is not satisfied or waived, or if closing has not occurred within five business days after the closing date, subject to certain exceptions. The Sellers’ representations and warranties are limited and survive for six months after closing, and each Seller’s aggregate liability is capped at 10% of the purchase price allocated to the assets it sold, subject to a $25,000 claim threshold, in each case other than for actual fraud. The PSA is governed by Hawaii law. Upon closing, the Company expects to achieve a complete exit from all of its known remaining Hawaii real estate-related interests, subject to minimal administrative winding up activities, although there can be no assurance that the closing will occur on the anticipated timeline or at all. See Note 20 “Subsequent Events” for additional information.

Investment in Leasehold Land Interest - Lot 4C

Kaupulehu Developments held an interest in an area of approximately 1,000 acres of vacant leasehold land zoned conservation located adjacent to Lot 4A, which currently has no development potential without both a development agreement with the lessor and zoning reclassification. The lease expired by its terms in December 2025.

7.    OIL AND NATURAL GAS PROPERTIES AND ASSET RETIREMENT OBLIGATIONS

Oil and Natural Gas Property Dispositions

There were no significant oil and natural gas property dispositions during the three and nine months ended June 30, 2026. The $282,000 of proceeds from the sale of oil and natural gas properties included in the Condensed Consolidated Statement of Cash Flows for the nine months ended June 30, 2025 represents proceeds that were credited to our cash in October 2024 from a sale of properties that closed in late September 2024.

On August 8, 2025, Barnwell entered into an agreement with an independent third party to sell all of its working interests in its U.S. oil and natural gas assets for a sales price of $2,300,000. The sales price per the agreement was adjusted for customary purchase price adjustments to reflect the economic activity from the effective date of July 1, 2025 to the closing date August 8, 2025. The U.S. oil and natural gas assets were located in the states of Texas and Oklahoma and were owned by wholly-owned subsidiaries of Barnwell. As a result of the sale, the Company no longer owns any oil and natural gas assets in the U.S., however, the Company will continue to explore for oil and natural gas opportunities in the U.S.

On August 28, 2025, Barnwell entered into and completed a purchase and sale agreement with an independent third party and sold its interests in certain oil and natural gas properties located in the Medicine River area of Alberta, Canada. The sales price per the agreement was adjusted for customary purchase price adjustments to $288,000 in order to, among other things, reflect an economic closing date of September 30, 2025. The final determination of the customary adjustments to the purchase price has not yet been made; however, it is not expected to result in a material adjustment. The proceeds were credited to the full cost pool, with no gain or loss recognized, as the sale did not result in a significant alteration of the relationship between capitalized costs and proved reserves.

Impairment of Oil and Natural Gas Properties

Under the full cost method of accounting, the Company performs quarterly oil and natural gas ceiling test calculations. Changes in the 12-month rolling average first-day-of-the-month prices for oil, natural gas and natural gas liquids prices (except where prices are defined by contractual arrangements), the value of reserve additions as compared to the amount of capital expenditures to obtain them, and changes in production rates and estimated levels of reserves, future development costs and the market value of unproved properties, impact the determination of the maximum carrying value of oil and natural gas properties.

During the three and nine months ended June 30, 2026, there were no impairments. During the three and nine months ended June 30, 2025, the Company incurred non-cash impairments for its U.S. operations oil and natural gas properties of $200,000 and $865,000, respectively.

Asset Retirement Obligations

In 2021, the Company entered into an agreement with Canada’s Orphan Well Association (“OWA”), where the Company was required to pay abandonment and reclamation costs for certain properties in advance through two cash deposits, one for abandonment and one for reclamation. Barnwell has provided $975,000 in cumulative cash deposits to the OWA since the program began in the fall of 2021, and any amount remaining after completion of the abandonments was to be refunded to the Company, and then upon commencement of the reclamation program a new deposit was to be made for those estimated costs. To date, the excess deposits that relate to abandonment work have not yet been refunded but have been used to fund the reclamation part of the program and the Company now estimates that a portion of the unused deposit will instead be applied to future reclamation work over the next several years. The estimated current portion of the unused deposit was $170,000 and $173,000 at June 30, 2026 and September 30, 2025, respectively, and is included in “Other current assets” on the Company’s Condensed Consolidated Balance Sheets. The non-current portion of the unused deposit of $218,000 along with $92,000 of non-current receivables at June 30, 2026, is included in “Other non-current assets” on the Company’s Condensed Consolidated Balance Sheets (September 30, 2025 - $222,000 and $61,000, respectively).

8.    RETIREMENT PLANS

Barnwell sponsors a noncontributory defined benefit pension plan (“Pension Plan”) covering substantially all of its U.S. employees and a noncontributory Supplemental Executive Retirement Plan (“SERP”), which covers certain current and former employees of Barnwell for amounts exceeding the limits allowed under the Pension Plan. Effective December 31, 2019, the accrual of benefits for all participants in the Pension Plan and SERP was frozen and the plans were closed to new participants from that point forward.

The following tables detail the components of net periodic benefit (income) cost for Barnwell’s retirement plans:

	Pension Plan		SERP
	Three months ended June 30,
	2026	2025	2026	2025
Interest cost	$102,000	$98,000	$26,000	$24,000
Expected return on plan assets	(218,000)	(200,000)	—	—
Amortization of net actuarial gain	(12,000)	—	—	—
Net periodic benefit (income) cost	$(128,000)	$(102,000)	$26,000	$24,000

	Pension Plan		SERP
	Nine months ended June 30,
	2026	2025	2026	2025
Interest cost	$306,000	$293,000	$78,000	$71,000
Expected return on plan assets	(653,000)	(600,000)	—	—
Amortization of net actuarial gain	(37,000)	—	—	—
Net periodic benefit (income) cost	$(384,000)	$(307,000)	$78,000	$71,000

The net periodic benefit (income) cost is included in “General and administrative” expenses in the Company's Condensed Consolidated Statements of Operations.

Currently, no contributions are planned to be made to the Pension Plan during fiscal 2026. The SERP plan is unfunded and Barnwell funds benefits when payments are made. Expected payments under the SERP for fiscal 2026 are expected to be $261,000. Fluctuations in actual equity market returns as well as changes in general interest rates will result in changes in the market value of plan assets and may result in increased or decreased retirement benefits costs and contributions in future periods.

A portion of the Pension Plan’s investments is in publicly traded stocks, one of which is Barnwell’s common stock. At June 30, 2026 and September 30, 2025, the Pension Plan held 676,296 and 666,077 shares, respectively, of Barnwell common stock (see Note 18 for additional details).

9.    INCOME TAXES

The components of loss from continuing operations before income taxes, after adjusting the loss for non-controlling interests, are as follows:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
United States	$(458,000)	$(1,402,000)	$(2,086,000)	$(4,075,000)
Canada	126,000	(182,000)	(890,000)	(476,000)
	$(332,000)	$(1,584,000)	$(2,976,000)	$(4,551,000)

The components of the income tax (benefit) provision from continuing operations are as follows:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Current	$108,000	$(17,000)	$40,000	$186,000
Deferred	—	(17,000)	—	(51,000)
	$108,000	$(34,000)	$40,000	$135,000

Consolidated taxes do not bear a customary relationship to pretax results due primarily to the fact that the Company is taxed separately in Canada based on Canadian source operations and in the U.S. based on consolidated operations, and essentially all deferred tax assets, net of relevant offsetting deferred tax liabilities, are not estimated to have a future benefit as tax credits or deductions. The Company operates two subsidiaries in Canada, one of which is a U.S. corporation operating as a branch in Canada that is treated as a non-resident for Canadian tax purposes and thus has operating results that cannot be offset against or combined with the other Canadian subsidiary that files as a resident for Canadian tax purposes. Income from our non-controlling interest in the Kukio Resort Land Development Partnerships is treated as non-unitary for state of Hawaii unitary filing purposes, thus unitary Hawaii losses provide limited sheltering of such non-unitary income.

10.    SEGMENT INFORMATION

As disclosed in Note 3 “Discontinued Operations,” on March 14, 2025, the Company completed the sale of Water Resources, which represented the Company’s contract drilling segment. The financial results of the Company’s contract drilling business have been presented as discontinued operations and therefore are excluded from segment reporting. Accordingly, Barnwell’s continuing operations include the following two principal business segments:

Oil and Natural Gas Segment - Barnwell engages in oil and natural gas development, production, acquisitions and sales in Canada. Additionally, through its wholly-owned subsidiaries, Barnwell was, until August 8, 2025, involved in several non-operated oil and natural gas investments in Oklahoma and Texas.

Land Investment Segment - Barnwell owns leasehold land interests in Hawaii.

The following table presents certain financial information related to Barnwell’s reporting segments. All revenues reported are from external customers with no intersegment sales or transfers.

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Revenues:
Oil and natural gas	$3,341,000	$3,153,000	$8,454,000	$10,593,000
Land investment	—	—	70,000	—
Other	26,000	25,000	71,000	58,000
Total before interest income	3,367,000	3,178,000	8,595,000	10,651,000
Interest income	12,000	14,000	65,000	44,000
Total revenues	$3,379,000	$3,192,000	$8,660,000	$10,695,000
Cost and expenses:
Oil and natural gas	$2,038,000	$2,082,000	$5,952,000	$6,564,000
Depletion, depreciation, and amortization:
Oil and natural gas	$546,000	$844,000	$1,690,000	$2,501,000
Other	—	—	9,000	1,000
Total depletion, depreciation, and amortization	$546,000	$844,000	$1,699,000	$2,502,000
Impairment:
Oil and natural gas	$—	$200,000	$—	$865,000
Operating profit (before general and administrative expenses):
Oil and natural gas	$757,000	$27,000	$812,000	$663,000
Land investment	—	—	70,000	—
Other	26,000	25,000	62,000	57,000
Total operating profit	783,000	52,000	944,000	720,000
Equity in income of affiliates:
Land investment	376,000	—	714,000	—
General and administrative expenses	(1,409,000)	(1,868,000)	(4,546,000)	(5,193,000)
Foreign currency gain (loss)	(56,000)	219,000	(67,000)	(122,000)
Interest expense	(1,000)	(4,000)	(1,000)	(5,000)
Interest income	12,000	14,000	65,000	44,000
Loss from continuing operations before income taxes	$(295,000)	$(1,587,000)	$(2,891,000)	$(4,556,000)

Capital Expenditures:

	Nine months ended June 30,
	2026	2025
Oil and natural gas	$19,000	$2,704,000
Other	—	—
Total	$19,000	$2,704,000

    Oil and natural gas capital expenditures include acquisitions as well as changes to capitalized asset retirement obligations, including revisions of asset retirement obligations (see Note 7 for additional details).

Assets By Segment:

	June 30, 2026	September 30, 2025
Oil and natural gas (1)
Canada	$7,904,000	$11,118,000
Other:
Cash and cash equivalents	4,467,000	2,886,000
Asset for retirement benefits	6,312,000	5,928,000
Corporate and other	2,806,000	880,000
Total	$21,489,000	$20,812,000
______________
(1)          Primarily located in the province of Alberta, Canada.

Long-Lived Assets By Geographic Area:

	June 30, 2026	September 30, 2025
United States	$6,703,000	$5,965,000
Canada	8,300,000	9,617,000
Total	$15,003,000	$15,582,000

Revenue By Geographic Area:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
United States	$—	$347,000	$70,000	$1,078,000
Canada	3,367,000	2,831,000	8,525,000	9,573,000
Total (before interest income)	$3,367,000	$3,178,000	$8,595,000	$10,651,000

11.    REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

    The following tables provide information about disaggregated revenue by revenue streams, reportable segments, geographical region, and timing of revenue recognition based upon continuing operations for the three and nine months ended June 30, 2026 and 2025.

	Three months ended June 30, 2026
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$2,574,000	$—	$—	$2,574,000
Natural gas	435,000	—	—	435,000
Natural gas liquids	332,000	—	—	332,000
Other	—	—	26,000	26,000
Total revenues before interest income	$3,341,000	$—	$26,000	$3,367,000
Geographical regions:
United States	$—	$—	$—	$—
Canada	3,341,000	—	26,000	3,367,000
Total revenues before interest income	$3,341,000	$—	$26,000	$3,367,000
Timing of revenue recognition:
Goods transferred at a point in time	$3,341,000	$—	$26,000	$3,367,000

	Three months ended June 30, 2025
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$2,360,000	$—	$—	$2,360,000
Natural gas	430,000	—	—	430,000
Natural gas liquids	363,000	—	—	363,000
Other	—	—	25,000	25,000
Total revenues before interest income	$3,153,000	$—	$25,000	$3,178,000
Geographical regions:
United States	$347,000	$—	$—	$347,000
Canada	2,806,000	—	25,000	2,831,000
Total revenues before interest income	$3,153,000	$—	$25,000	$3,178,000
Timing of revenue recognition:
Goods transferred at a point in time	$3,153,000	$—	$25,000	$3,178,000

	Nine months ended June 30, 2026
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$6,260,000	$—	$—	$6,260,000
Natural gas	1,375,000	—	—	1,375,000
Natural gas liquids	819,000	—	—	819,000
Other	—	70,000	71,000	141,000
Total revenues before interest income	$8,454,000	$70,000	$71,000	$8,595,000
Geographical regions:
United States	$—	$70,000	$—	$70,000
Canada	8,454,000	—	71,000	8,525,000
Total revenues before interest income	$8,454,000	$70,000	$71,000	$8,595,000
Timing of revenue recognition:
Goods transferred at a point in time	$8,454,000	$70,000	$71,000	$8,595,000

	Nine months ended June 30, 2025
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$8,104,000	$—	$—	$8,104,000
Natural gas	1,267,000	—	—	1,267,000
Natural gas liquids	1,222,000	—	—	1,222,000
Contingent residual payments	—	—	—	—
Other	—	—	58,000	58,000
Total revenues before interest income	$10,593,000	$—	$58,000	$10,651,000
Geographical regions:
United States	$1,078,000	$—	$—	$1,078,000
Canada	9,515,000	—	58,000	9,573,000
Total revenues before interest income	$10,593,000	$—	$58,000	$10,651,000
Timing of revenue recognition:
Goods transferred at a point in time	$10,593,000	$—	$58,000	$10,651,000

Contract Balances

    The following table provides the balances of our receivables from contracts with customers which is included in "Accounts and other receivables, net of allowance for credit losses" in the accompanying Condensed Consolidated Balance Sheets.

	June 30, 2026	September 30, 2025
Accounts receivables from contracts with customers	$1,008,000	$913,000

12.    ACCUMULATED OTHER COMPREHENSIVE INCOME

The changes in each component of accumulated other comprehensive income were as follows:

	Three months ended June 30,		Nine months ended June 30,
	2026	2025	2026	2025
Foreign currency translation:
Beginning accumulated foreign currency translation	$307,000	$310,000	$295,000	$220,000
Change in cumulative translation adjustment	40,000	(37,000)	52,000	53,000
Net current period other comprehensive income (loss)	40,000	(37,000)	52,000	53,000
Ending accumulated foreign currency translation	347,000	273,000	347,000	273,000
Retirement plans:
Beginning and ending accumulated retirement plans benefit income	2,347,000	1,723,000	2,347,000	1,723,000
Accumulated other comprehensive income, net of taxes	$2,694,000	$1,996,000	$2,694,000	$1,996,000

    The amortization of net actuarial gain for the retirement plans are included in the computation of net periodic benefit (income) cost which is a component of “General and administrative” expenses on the accompanying Condensed Consolidated Statements of Operations (see Note 8 for additional details).

13.    FAIR VALUE MEASUREMENTS

The carrying values of cash and cash equivalents, accounts and other receivables, note receivable, accounts payable and accrued current liabilities approximate their fair values due to the short-term nature of the instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The estimated fair values of oil and natural gas properties and the asset retirement obligation incurred in the drilling of oil and natural gas wells or assumed in the acquisitions of additional oil and natural gas working interests are based on an estimated discounted cash flow model and market assumptions. The assumptions used in the calculation of estimated discounted cash flows were primarily Level 3 assumptions; assumptions included future commodity prices, projections of estimated quantities of oil and natural gas reserves, expectations for timing and amount of future development, operating and asset retirement costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

Barnwell estimates the fair value of asset retirement obligations based on the projected discounted future cash outflows required to settle abandonment and restoration liabilities. Such an estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, what constitutes adequate restoration, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental and political environments. Abandonment and restoration cost estimates are determined in conjunction with Barnwell’s reserve engineers based on historical information regarding costs incurred to abandon and restore similar well sites, information regarding current market conditions and costs, and knowledge of subject well sites and properties. Asset retirement obligation fair value measurements in the current period were Level 3 fair value measurements.

14.                                   DEBT

Insurance Premium Financing

In March 2025, the Company entered into a short-term financing agreement with a third-party to finance the Company’s directors and officers insurance premium in the amount of $183,000, with a term of 11 months and an annual interest rate of 9.4%. The Company made a down payment of $15,000 and was required to make monthly principal and interest payments of $16,000 over the term of the agreement, which was set to mature in February 2026. The insurance premium financing was repaid in full in September 2025. As at June 30, 2026 and September 30, 2025, the Company has no debt.

15.                                   STOCKHOLDERS' EQUITY

Private Placement Offering

On November 24, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (the “Purchasers”), including certain members of the Board of Directors of the Company pursuant to which the Company agreed to issue and sell an aggregate of: (i) 2,221,141 shares of its common stock, and (ii) warrants (the “Common Warrants”) to purchase up to 1,029,104 shares of the Company's common stock (the “Warrant Shares”) in a private placement offering of the Company’s securities (the “Offering”). The directors of the Company participating as Purchasers in the Offering and certain other Purchasers did not receive any Common Warrants. The Offering closed on November 28, 2025 (the “Closing Date”) and the gross proceeds received from the Offering were approximately $2,443,000. Net proceeds from the offering were $2,408,000, with $35,000 issuance costs incurred to register for resale such common stock and Warrant Shares.

The price of the shares of common stock sold in the private placement was $1.10 per share. The Common Warrants have an exercise price of $1.65 per share, can be exercised starting one hundred eighty (180) days following the date of closing of the Offering (the “Initial Exercise Date”) and will be exercisable for three years following the Initial Exercise Date. The Company estimated the fair value of a Common Warrant on the grant date to be $0.30, totaling an aggregate of $309,000, using a Black-Scholes model. The Company allocated $4,000 of issuance costs to the Common Warrants, resulting in a net Common Warrant value of $305,000.

In connection with the transaction, and conditioned upon the closing of the Offering, one of the Purchasers, Mr. Bradley L. Radoff, had the right to appoint a director to the Company’s board of directors (the "Board"). Accordingly, the Company has appointed Mr. Radoff’s designee, Mr. Joshua E. Schechter, to the Board, effective November 28, 2025, to serve until the Company’s next annual meeting of stockholders.

The Company filed a registration statement on Form S-3 (File No. 333-292684) with the Securities and Exchange Commission (the "SEC") on January 12, 2026 ("January 2026 Registration Statement"), which was declared effective on January 30, 2026. The registration statement includes a resale prospectus covering up to 3,250,245 shares of the Company’s common stock issued or issuable pursuant to the Securities Purchase Agreement, consisting of 2,221,141 shares of common stock and up to 1,029,104 Warrant Shares, which may be offered from time to time by the selling stockholders named therein.

At-the-Market Equity Offering Program

The aforementioned January 2026 Registration Statement also included a "shelf prospectus" pursuant to which the Company may offer and sell up to $50,000,000 in securities, in aggregate. On February 25, 2026, the Company entered into a sales agreement (the "Sales Agreement") with Roth Capital Partners, LLC (the "Sales Agent"), relating to the shares of our common stock, par value $0.50 per share, under which the Company may, from time to time, sell shares of the Company’s common stock having an aggregate offering price of up to $50,000,000 in “at the market” offerings through or to the Sales Agent. Due to the offering limitations applicable to the Company under General Instruction I.B.6. of Form S-3 and the Company's public float as calculated in accordance therewith as of February 25, 2026, the Company agreed to limit the issuance and sales of securities under this facility to $3,200,000 worth of shares of common stock.

On April 9, 2026, pursuant to SEC Rule 424(b)(5), the Company filed a prospectus supplement amending and supplementing its prospectus supplement dated January 30, 2026 under Form S-3. This prospectus supplement increased the limit on the issuance and sales of securities under its Sales Agreement with the Sales Agent to $4,298,000.

During the three months ended June 30, 2026, the Company issued and sold an aggregate of 884,093 shares under the Sales Agreement. Gross proceeds totaled $1,164,000, reflecting an average gross sales price of $1.32 per share. Net proceeds totaled $1,017,000, with $29,000 in commissions and $118,000 in fees associated with issuance costs, including legal and accounting costs.

During the nine months ended June 30, 2026, the Company issued and sold an aggregate of 1,810,496 shares under the Sales Agreement. Gross proceeds totaled $2,297,000, reflecting an average gross sales price of $1.27 per share. Net proceeds totaled $1,973,000, with $57,000 in commissions and $267,000 in fees associated with issuance costs, including legal and accounting costs.

Common Stock Issued for Services

On October 27, 2025, Barnwell Industries, Inc. appointed Philip Patman, Jr. as the Company’s Executive Vice President Finance and in connection with Mr. Patman’s appointment, the Company entered into an executive employment agreement with Mr. Patman, dated, and effective, as of October 27, 2025 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, on October 27, 2025, Mr. Patman received a stock award of 83,207 shares of the Company’s common stock. The fair value of the share on grant date were $101,000 ($1.21 per share using the closing price of the Company’s common stock on October 27, 2025).

Stock Options

On October 27, 2025, the Board of the Company issued 185,000 incentive stock options to Mr. Patman, dated, and effective, as of October 27, 2025 under the Employment Agreement, vesting according to the following schedule: 34% of the total on October 27, 2026; 33% of the total on October 27, 2027; and 33% of the total on October 27, 2028. The stock option has a term of ten years and an exercise price of $1.21 per share (the closing price of the Company’s common stock on October 27, 2025).

The following assumptions were used in estimating the fair value for equity-classified stock options granted on October 27, 2025:

Number of shares	185,000
Expected volatility	62.0%
Expected dividends	None
Expected term (in years)	6.0
Risk-free interest rate	3.61%
Expected forfeitures	None
Fair value per share	$0.73

The application of alternative assumptions could produce significantly different estimates of the fair value of share-based compensation, and consequently, the related costs reported in the “General and administrative” expenses in the Condensed Consolidated Statements of Operations.

The following table summarizes Barnwell’s equity-classified stock options activity from October 1, 2025 through June 30, 2026:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at October 1, 2025	415,000	$3.38
Granted	185,000	1.21
Exercised	—	—
Expired/Forfeited	(160,000)	3.45
Outstanding at June 30, 2026	440,000	$2.44	6.6	$—
Exercisable at June 30, 2026	255,000	$3.33	4.6	$—
Compensation cost for stock option awards is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period. During the three and nine months ended June 30, 2026, the Company recognized share-based compensation expense related to stock options of $21,000 and $56,000, respectively. There was no share-based compensation expense related to stock options during the three and nine months ended June 30, 2025. The remaining unrecognized compensation cost related to stock options as of June 30, 2026 was $78,000 (nil - September 30, 2025).

Restricted Stock Units

On October 8, 2025, the Board granted a total of 133,335 restricted stock units to the independent directors of the Board as partial payment of director fees for their service as members of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting dates.

On October 27, 2025, the Board granted a total of 83,208 restricted stock unit awards pursuant to the Employment Agreement, vesting according to the following schedule: 34% of the total on October 27, 2026; 33% of the total on October 27, 2027; and 33% of the total on October 27, 2028, subject to the director’s continued service through the applicable vesting dates.

On December 3, 2025, the Board granted a total of 43,860 restricted stock units to the appointed independent director of the Board as partial payment of director fees for his service as a member of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting dates.

On December 10, 2025, the Board granted a total of 28,038 restricted stock units to an officer and several directors of the Board as partial payment of compensation for their service as an officer and members of the Board. The restricted stock units vest over a one year period, subject to the person's continued service through the applicable vesting dates.

On January 26, 2026, the Board granted a total of 75,000 shares of restricted stock to an independent consultant as payment for consulting services rendered to the Company. The restricted shares vest in equal monthly installments over a one‑year period beginning in January 2026, subject to the consultant’s continued service through the applicable vesting dates.
The following table summarizes Barnwell’s restricted stock unit activity from October 1, 2025 through June 30, 2026:

Restricted Stock Units	Shares	Weighted-Average Grant Date Fair Value
Nonvested at October 1, 2025	154,174	$2.07
Granted	363,441	1.22
Vested	(79,500)	1.66
Forfeited	—	—
Nonvested at June 30, 2026	438,115	$1.44

Compensation cost for restricted stock unit awards is measured at fair value and is recognized as an expense over the requisite service period. During the three and nine months ended June 30, 2026, the Company recognized share-based compensation expense related to restricted stock units of $104,000 and $291,000, respectively. During the three and nine months ended June 30, 2025, the Company recognized share-based compensation expense related to restricted stock units of $18,000 and $147,000, respectively. As of June 30, 2026, the total remaining unrecognized compensation cost related to nonvested restricted stock units was $303,000, which is expected to be recognized over the weighted-average remaining requisite service period of 1.1 years.

Limited-Duration Shareholder Rights Plan

On January 26, 2026, the Company’s then-existing shareholder rights plan expired in accordance with its terms.

As of January 30, 2026, the Company adopted a new shareholder rights plan (“Rights Plan”) by entering into a Rights Agreement (the “Rights Agreement”), dated as of January 30, 2026, between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent. Pursuant to the Rights Plan, the Board authorized and declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock, payable to holders of record as of the close of business on February 13, 2026.

Under the Rights Agreement, each outstanding share of common stock carries one preferred share purchase right. Subject to certain exceptions, the Rights become exercisable if a person or group acquires beneficial ownership of 20% or more of the Company’s outstanding common stock. Shareholders who beneficially owned 20% or more of the Company’s outstanding common stock as of the adoption date of the Rights Plan will not trigger the Rights Plan unless they acquire beneficial ownership of additional shares representing more than 0.25% of the Company’s outstanding common stock, subject to certain exceptions. The Rights Plan expired on July 29, 2026.

The preceding description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K that was filed with the SEC on January 30, 2026.

2018 Equity Incentive Plan

On June 29, 2026 Barnwell’s stockholders approved an amendment to the Company’s 2018 Equity Incentive Plan (the "2018 Plan") to increase the total number of shares of stock authorized for awards granted under the 2018 Plan from 1,600,000 to 3,080,000 shares, in addition to other amendments.

16.    CONTINGENCIES

Legal and Regulatory Matters

Barnwell is routinely involved in disputes with third parties that occasionally require litigation. In addition, Barnwell is required to maintain compliance with all current governmental controls and regulations in the ordinary course of business. Barnwell’s management is not aware of any claims or litigation involving Barnwell that are likely to have a material adverse effect on its results of operations, financial position or liquidity. In this connection, the shareholder consent solicitation and proxy contest litigation previously disclosed by Barnwell was resolved in the Company's favor in May 2025, and there was no appeal.

17.    INFORMATION RELATING TO THE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended June 30,
	2026	2025
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,000	$—
Income taxes, net of refunds	$54,000	$148,000
Supplemental disclosure of non-cash financing activities:
Prepaid insurance funded directly by short-term premium financing borrowing	$—	$168,000

Capital expenditure accruals related to oil and natural gas exploration and development decreased $137,000 and $2,187,000 during the nine months ended June 30, 2026 and 2025, respectively. Additionally, capital expenditure accruals related to oil and natural gas asset retirement obligations increased nil and $164,000 during the nine months ended June 30, 2026 and 2025, respectively.

18.    RELATED PARTY TRANSACTIONS

Kaupulehu Developments is entitled to receive payments from the sales of lots and/or residential units by KD I and KD II. KD I and KD II are part of the Kukio Resort Land Development Partnerships in which Barnwell holds indirect 19.6% and 10.8% non-controlling ownership interests, respectively, accounted for under the equity method of investment. The percentage of sales payments are part of transactions which took place in 2004 and 2006 where Kaupulehu Developments sold its leasehold interests in Increment I and Increment II to KD I's and KD II's predecessors in interest, respectively, which was prior to Barnwell’s affiliation with KD I and KD II which commenced on November 27, 2013, the acquisition date of our ownership interest in the Kukio Resort Land Development Partnerships. Changes to the arrangement above, effective March 7, 2019, are discussed in Note 6.

Barnwell Pension Plan

Effective June 2025, the Pension Plan owned more than 5% of the Company's common shares outstanding. On July 3, 2025, the Barnwell Industries, Inc. Employees’ Pension Plan Trust filed a Schedule 13D with the Securities and Exchange Commission, reporting beneficial ownership of 520,350 shares of Barnwell common stock representing more than 5% of the Company’s common shares outstanding. As of September 30, 2025, the Pension Plan held 666,077 shares of Barnwell common stock. As of June 30, 2026, the Pension Plan held 676,296 shares of Barnwell common stock. All the shares purchased by the Pension Plan were made on the open market through a brokerage account.

Account payable - related parties

During fiscal year 2025, a Special Committee of the Board of the Company engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to provide legal services related to various governance matters, including proxy and consent solicitations and related litigation involving a significant stockholder. A partner of Skadden who advised the Company is the brother of a member of the Board.

The Company incurred $871,000 of legal fees with Skadden during fiscal year 2025. These amounts were fully recognized as legal expenses in the Company’s consolidated statements of operations in the periods in which the services were rendered. The identified matter relates solely to the classification of the related payable on the balance sheet and the omission of related‑party disclosure in previously issued financial statements.

During the quarter ended March 31, 2026, the Company corrected the classification of the related payable to accounts payable - related parties and included the required related‑party disclosures. This correction had no impact on the Company’s consolidated statements of operations, cash flows, or previously reported net income for any period presented.

At June 30, 2026, the Company had nil of accounts payable due to Skadden. At September 30, 2025, the Company had $246,000 of accounts payable due to Skadden, which is classified as "Accounts payable - related party" in the accompanying Condensed Consolidated Balance Sheets.

19.                           REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company identified certain errors in its previously issued September 30, 2025 consolidated balance sheet related to the presentation and disclosure of legal fees related to various governance matters, including proxy and consent solicitations and related litigation involving a significant stockholder. A partner of Skadden engaged by the Company was an immediate family member of a member of the Board.

Management evaluated these errors in accordance with SEC Staff Accounting Bulletin Number 99, Materiality (“SAB 99”), which is since codified in Accounting Standards Codification 250, Accounting Changes and Error Corrections (“ASC 250”).

The Company performed a quantitative and qualitative assessment of the errors and determined that the errors did not have a material impact to previously issued financial statements. These amounts were fully recognized as legal expenses in the Company’s consolidated statements of operations in the periods in which the services were rendered. The identified matter relates solely to the classification of the related-party payable on the balance sheets and statements of cash flows and the omission of related‑party disclosure in previously issued financial statements. Management noted that the presentation and disclosure errors identified resulted in a net zero impact to total operating costs and expenses, income from operations, or net income. Therefore, these immaterial errors have been corrected in the current period in accordance with the guidance under SAB 99 and ASC 250.

The unaudited condensed balance sheet at September 30, 2025 has been revised to correct the errors described above in accordance with SEC SAB Topic 1.M, as codified in ASC 250.

20.                           SUBSEQUENT EVENTS
On July 29, 2026, the Company's Limited-Duration Shareholder Rights Plan expired.

On July 31, 2026, BHP and Kaupulehu Developments entered into a Purchase and Sale Agreement with Mr. David Johnston to sell substantially all of the Company’s remaining Hawaii real estate-related interests, including BHP’s interests in KKM and KD Kona and Kaupulehu Developments’ rights in KD II and Increment II, for an aggregate purchase price of $1,770,000 in cash, subject to customary closing conditions expected to be satisfied on or before September 15, 2026. See Note 6 “Investments” for additional information regarding this transaction.

ITEM 8.         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Barnwell Industries, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries (collectively, the Company) as of September 30, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended September 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Estimation of proved reserves impacting the recognition and valuation of depletion expense and impairment of oil and gas properties

Critical Accounting Matter Description

As described in Note 1 to the financial statements, the Company accounts for its oil and gas properties using the full cost method of accounting which requires management to make estimates of proved reserve volumes and future revenues and expenses to calculate depletion expense and measure its oil and gas properties for potential impairment. To estimate the volume of proved reserves and future revenues, management makes significant estimates and assumptions, including forecasting the production decline rate of producing properties. In addition, the estimation of proved reserves is also impacted by management’s judgments and estimates regarding the financial performance of wells associated with proved reserves to determine if wells are expected, with reasonable certainty, to be economical under the appropriate pricing assumptions required in the estimation of depletion expense and potential impairment measurements. We identified the estimation of proved reserves of oil and gas properties, due to its impact on depletion expense and impairment evaluation, as a critical audit matter.

The principal consideration for our determination that the estimation of proved reserves is a critical audit matter is that changes in certain inputs and assumptions, which require a high degree of subjectivity necessary to estimate the volume and future revenues of the Company’s proved reserves could have a significant impact on the measurement of depletion expense or the impairment assessment. In turn, auditing those inputs and assumptions required subjective and complex auditor judgement.

How the Critical Audit Matter was Addressed in the Audit

We obtained an understanding of the design and implementation of management’s controls and our audit procedures related to the estimation of proved reserves included the following, among others.
•We evaluated the level of knowledge, skill, and ability of the Company’s reservoir engineering specialists and their relationship to the Company, made inquiries of those reservoir engineers regarding the process followed and judgments made to estimate the Company’s proved reserve volumes, and read the reserve report prepared by the Company’s specialists.

•To the extent key, sensitive inputs and assumptions used to determine proved reserve volumes and other cash flow inputs and assumptions are derived from Company’s accounting records, such as commodity pricing, historical pricing differentials, operating costs, and working and net revenue interests, we tested management’s process for determining the assumptions, including examining the underlying support, on a sample basis. Specifically, our audit procedures involved testing management’s assumptions, to the extent key, as follows:
•Compared the estimated pricing differentials used in the reserve report to realized prices related to revenue transactions recorded in the current year and examined contractual support for the pricing differentials;
•Evaluated the forecasted operating costs at year-end compared to historical operating costs;
•Evaluated the working and net revenue interests used in the reserve report by inspecting a sample of ownership interests;

•Applied analytical procedures to the reserve report by comparing to historical actual results and to the prior year reserve report.

/s/ WEAVER AND TIDWELL, L.L.P.

We have served as the Company’s auditor since 2020.

Dallas, Texas

December 22, 2025

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,886,000	$4,285,000
Accounts and other receivables, net of allowance for credit losses of: $49,000 at September 30, 2025; $141,000 at September 30, 2024	1,621,000	2,190,000
Note receivable	300,000	—
Other current assets	423,000	873,000
Current assets of discontinued operations	—	1,535,000
Total current assets	5,230,000	8,883,000
Asset for retirement benefits	5,928,000	4,899,000
Operating lease right-of-use assets	145,000	39,000
Other non-current assets	347,000	—
Property and equipment:
Proved oil and natural gas properties, net (full cost method)	9,153,000	16,554,000
Other property and equipment, net	9,000	12,000
Total property and equipment, net	9,162,000	16,566,000
Non-current assets of discontinued operations	—	282,000
Total assets	$20,812,000	$30,669,000
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,182,000	$1,785,000
Accrued capital expenditures	185,000	2,407,000
Accrued compensation	264,000	526,000
Accrued operating and other expenses	1,022,000	1,465,000
Current portion of asset retirement obligation	613,000	798,000
Other current liabilities	460,000	301,000
Current liabilities of discontinued operations	—	530,000
Total current liabilities	4,726,000	7,812,000
Operating lease liabilities	93,000	7,000
Liability for retirement benefits	1,791,000	1,898,000
Asset retirement obligation	7,162,000	7,790,000
Deferred income tax liabilities	18,000	100,000
Total liabilities	13,790,000	17,607,000
Commitments and contingencies (Note 18)
Equity:
Common stock, par value $0.50 per share; authorized, 40,000,000 shares:
10,241,434 issued at September 30, 2025; 10,195,990 issued at September 30, 2024	5,121,000	5,098,000
Additional paid-in capital	8,039,000	7,690,000
(Accumulated deficit) retained earnings	(6,508,000)	595,000
Accumulated other comprehensive income, net	2,642,000	1,943,000
Treasury stock, at cost:
167,900 shares at September 30, 2025 and 2024	(2,286,000)	(2,286,000)
Total stockholders’ equity	7,008,000	13,040,000
Non-controlling interests	14,000	22,000
Total equity	7,022,000	13,062,000
Total liabilities and equity	$20,812,000	$30,669,000
See Notes to Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,
	2025	2024
Revenues:
Oil and natural gas	$13,563,000	$17,396,000
Sale of interest in leasehold land	—	500,000
Gas processing and other	134,000	179,000
	13,697,000	18,075,000
Costs and expenses:
Oil and natural gas operating	8,966,000	9,849,000
General and administrative	6,937,000	5,130,000
Depletion, depreciation, and amortization	3,146,000	4,950,000
Impairment of assets	865,000	2,885,000
Foreign currency loss (gain)	192,000	(10,000)
Interest expense	7,000	—
Loss on sale of assets	636,000	—
	20,749,000	22,804,000
Loss from continuing operations before equity in income of affiliates and income taxes	(7,052,000)	(4,729,000)
Equity in income of affiliates	—	1,071,000
Loss from continuing operations before income taxes	(7,052,000)	(3,658,000)
Income tax provision	71,000	213,000
Net loss from continuing operations	(7,123,000)	(3,871,000)
Net earnings (loss) from discontinued operations	12,000	(1,460,000)
Net loss	(7,111,000)	(5,331,000)
Less: Net (loss) earnings attributable to non-controlling interests	(8,000)	234,000
Net loss attributable to Barnwell Industries, Inc. stockholders	$(7,103,000)	$(5,565,000)
Basic and diluted loss per common share attributable to Barnwell Industries, Inc. stockholders:
Net loss from continuing operations attributable to Barnwell Industries, Inc.	$(0.71)	$(0.41)
Net loss from discontinued operations	—	(0.15)
Net loss attributable to Barnwell Industries, Inc.	$(0.71)	$(0.56)
Weighted-average number of common shares outstanding:
Basic and diluted	10,056,479	10,017,997

See Notes to Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended September 30,
	2025	2024
Net loss	$(7,111,000)	$(5,331,000)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of taxes of $0	75,000	—
Retirement plans:
Amortization of accumulated other comprehensive gain into net periodic benefit cost, net of taxes of $0	—	(85,000)
Net actuarial gain (loss) arising during the period, net of taxes of $0	624,000	(76,000)
Total other comprehensive income (loss)	699,000	(161,000)
Total comprehensive loss	(6,412,000)	(5,492,000)
Less: Comprehensive loss (income) attributable to non-controlling interests	8,000	(234,000)
Comprehensive loss attributable to Barnwell Industries, Inc.	$(6,404,000)	$(5,726,000)

See Notes to Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
Years ended September 30, 2025 and 2024

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Non-controlling Interests	Total Equity
Balance at September 30, 2023	9,990,778	$5,079,000	$7,687,000	$6,160,000	$2,104,000	$(2,286,000)	$13,000	$18,757,000
Net (loss) earnings	—	—	—	(5,565,000)	—	—	234,000	(5,331,000)
Distributions to non-controlling interests	—	—	—	—	—	—	(226,000)	(226,000)
Acquisition of non-controlling interest	—	—	(186,000)	—	—	—	1,000	(185,000)
Share-based compensation	—	—	208,000	—	—	—	—	208,000
Issuance of common stock for restricted stock units vested	37,312	19,000	(19,000)	—	—	—	—	—
Retirement plans:
Amortization of accumulated other comprehensive gain into net periodic benefit cost, net of taxes of $0	—	—	—	—	(85,000)	—	—	(85,000)
Net actuarial gain arising during the period, net of taxes of $0	—	—	—	—	(76,000)	—	—	(76,000)
Balance at September 30, 2024	10,028,090	5,098,000	7,690,000	595,000	1,943,000	(2,286,000)	22,000	13,062,000
Net loss	—	—	—	(7,103,000)	—	—	(8,000)	(7,111,000)
Foreign currency translation adjustments, net of taxes of $0	—	—	—	—	75,000	—	—	75,000
Share-based compensation	—	—	372,000	—	—	—	—	372,000
Issuance of common stock for restricted stock units vested	45,444	23,000	(23,000)	—	—	—	—	—
Retirement plans:
Net actuarial loss arising during the period, net of taxes of $0	—	—	—	—	624,000	—	—	624,000
Balance at September 30, 2025	10,073,534	$5,121,000	$8,039,000	$(6,508,000)	$2,642,000	$(2,286,000)	$14,000	$7,022,000
 See Notes to Consolidated Financial Statements

BARNWELL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2025	2024
Cash flows from operating activities of continuing operations:
Net loss	$(7,111,000)	$(5,331,000)
Net earnings (loss) from discontinued operations	12,000	(1,460,000)
Net loss from continuing operations	(7,123,000)	(3,871,000)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Depletion, depreciation, and amortization	3,146,000	4,950,000
Impairment of assets	865,000	2,885,000
Loss on sale of oil and natural gas properties	636,000	—
Sale of interest in leasehold land, net of fees paid	—	(439,000)
Distributions of income from equity investees	—	1,071,000
Equity in income of affiliates	—	(1,071,000)
Retirement benefits income	(315,000)	(345,000)
Accretion of asset retirement obligation	808,000	900,000
Deferred income tax (benefit) expense	(82,000)	42,000
Asset retirement obligation payments	(483,000)	(1,139,000)
Share-based compensation expense	372,000	208,000
Non-cash rent income	(8,000)	(28,000)
Retirement plan contributions and payments	(3,000)	(4,000)
Credit loss (reversal) expense	(2,000)	85,000
Foreign currency loss (gain)	192,000	(10,000)
Increase from changes in current assets and liabilities	224,000	2,100,000
Net cash (used in) provided by operating activities from continuing operations	(1,773,000)	5,334,000
Cash flows from investing activities of continuing operations:
Acquisition of non-controlling interest	—	(185,000)
Proceeds from sale of interest in leasehold land, net of fees paid	—	439,000
Proceeds from the sale of oil and natural gas assets	2,722,000	441,000
Capital expenditures - oil and natural gas	(3,074,000)	(3,514,000)
Net cash used in investing activities from continuing operations	(352,000)	(2,819,000)
Cash flows from financing activities of continuing operations:
Repayments for insurance premium financing	(168,000)	—
Distributions to non-controlling interests	—	(226,000)
Net cash used in financing activities from continuing operations	(168,000)	(226,000)
Cash flows from discontinued operations:
Net cash used in operating activities	(95,000)	(624,000)
Net cash provided by (used in) investing activities	1,125,000	(13,000)
Net cash used in financing activities	(250,000)	—
Net cash provided by (used in) discontinued operations	780,000	(637,000)
Effect of exchange rate changes on cash and cash equivalents	(106,000)	23,000
Net (decrease) increase in cash and cash equivalents	(1,619,000)	1,675,000
Cash and cash equivalents at beginning of year	4,505,000	2,830,000
Less: Cash and cash equivalents of discontinued operations at end of year	—	(220,000)
Cash and cash equivalents of continuing operations at end of year	$2,886,000	$4,285,000
See Notes to Consolidated Financial Statements

BARNWELL INDUSTRIES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2025 AND 2024

1.                                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Barnwell’s continuing operations is engaged in the following lines of business: 1) acquiring, developing, producing and selling oil and natural gas in Canada and the U.S. and 2) leasehold land interests in Hawaii.

Principles of Consolidation

The consolidated financial statements include the accounts of Barnwell Industries, Inc. and all majority-owned subsidiaries (collectively referred to herein as “Barnwell,” “we,” “our,” “us,” or the “Company”), including a 77.6%-owned land investment general partnership (Kaupulehu Developments) and a 75%-owned land investment partnership (KD Kona). All significant intercompany accounts and transactions have been eliminated.

Undivided interests in oil and natural gas exploration and production joint ventures are consolidated on a proportionate basis. Barnwell’s investments in both unconsolidated entities in which a significant, but less than controlling, interest is held and in VIEs in which the Company is not deemed to be the primary beneficiary are accounted for by the equity method.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management of Barnwell to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates. Significant assumptions are required in the valuation of deferred tax assets, asset retirement obligations, and proved oil and natural gas reserves, and such assumptions may impact the amount at which such items are recorded.

Discontinued Operations

On March 14, 2025, the Company entered into and completed the sale of its wholly-owned subsidiary, Water Resources International, Inc. (“Water Resources”). Water Resources drills water wells and installs and repairs water pumping systems in Hawaii and represented our contract drilling segment. As a result of the sale, the Company has classified the related assets and liabilities and the results of its contract drilling business as discontinued operations in the consolidated financial statements for all periods presented. Prior to the sale, the Company did not have any assurances that a sale of Water Resources was likely to occur. See Note 3 “Discontinued Operations” for further discussion and additional disclosures related to discontinued operations. Unless otherwise noted, the discussions in the Notes to Consolidated Financial Statements refers to the Company’s continuing operations.

Revenue Recognition

Barnwell operates in and derives revenue from the following two principal business segments:

•Oil and Natural Gas Segment - Barnwell engages in oil and natural gas development, production, acquisitions and sales in Canada and the U.S.

•Land Investment Segment - Barnwell owns land interests in Hawaii.

Oil and Natural Gas - Barnwell’s investments in oil and natural gas properties are located in Alberta, Canada. These property interests are principally held under governmental leases or licenses. Barnwell sells the large majority of its oil, natural gas and natural gas liquids production under short-term contracts between itself and marketers based on prices indexed to market prices and recognizes revenue at a point in time when the oil, natural gas and natural gas liquids are delivered, as this is where Barnwell’s performance obligation is satisfied and title has passed to the customer. Barnwell’s investments in oil and natural gas properties in Oklahoma and Texas were sold on August 8, 2025.

    Land Investment - Barnwell is entitled to receive contingent residual payments from the entities that previously purchased Barnwell’s land investment interests under contracts entered into in prior years. The residual payments under those contracts become due when the entities sell lots and/or residential units in the areas that were previously sold under the aforementioned contracts or when a preferred payment threshold is achieved. The residual payments received by Barnwell are recognized as revenue when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. We maintain bank account balances with high quality financial institutions which often exceed insured limits. We have not experienced any losses with these accounts and believe that we are not exposed to any significant credit risk on cash.

Accounts and Other Receivables

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for credit losses is Barnwell’s best estimate of the amount of current expected credit losses in Barnwell’s existing accounts receivable and is based on the aging of the receivable balances, analysis of historical credit loss rates, and current and future economic conditions affecting collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Barnwell does not have any off-balance sheet credit exposure related to its customers.

Insurance Recoveries

The Company maintains directors and officers liability insurance coverage. Receipts from insurance claim reimbursements under the liability coverage, up to the amount of costs recognized are considered recoveries. These recoveries are accounted for when they are probable of receipt. Insurance recoveries are not recognized prior to the recognition of the related costs incurred. Any insurance receivable for recoveries is recorded separately from the corresponding liability, and only if recovery is determined to be probable and reasonably estimable.

Investments in Real Estate

Barnwell accounts for sales of Increment I and Increment II leasehold land interests under the full accrual method. Gains from such sales were recognized when the buyer’s investments were adequate to demonstrate a commitment to pay for the property, risks and rewards of ownership transferred to the buyer, and Barnwell did not have a substantial continuing involvement with the property sold. With regard to payments Kaupulehu Developments is entitled to receive from KD I and KD II, the percentage of sales payments from KD I and KD II and percentage of distributions from KD II are contingent future profits which will be recognized when they are realized. All costs of the sales of Increment I and Increment II leasehold land interests were recognized at the time of sale and were not deferred to future periods when any contingent profits will be recognized.

Variable Interest Entities

The consolidation of VIEs is required when an enterprise has a controlling financial interest and is therefore the VIE’s primary beneficiary. A controlling financial interest will have both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether an entity is a VIE and, if so, whether the Company is the primary beneficiary, may require significant judgment.

Barnwell analyzes its entities in which it has a variable interest to determine whether the entities are VIEs and, if so, whether the Company is the primary beneficiary. This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. Our unconsolidated affiliates that have been determined to be VIEs are accounted under the equity method because we do not have a controlling financial interest and are therefore not the VIE’s primary beneficiary (see Note 6).

Equity Method Investments

Affiliated companies, which are limited partnerships or similar entities, in which Barnwell holds more than a 3% to 5% ownership interest and does not control, are accounted for as equity method investments. Equity method investment adjustments include Barnwell’s proportionate share of investee income or loss, adjustments to recognize certain differences between Barnwell’s carrying value and Barnwell’s equity in net assets of the investee at the date of investment, impairments and other adjustments required by the equity method. Gains or losses are realized when such investments are sold. Barnwell classifies distributions received from equity method investments using the cumulative earnings approach in the Consolidated Statements of Cash Flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment and are classified within operating cash flows and those in excess of that amount are treated as returns of investment and are classified within investing cash flows.

Investments in equity method investees are evaluated for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amounts of the impairment losses, if any. When an impairment test demonstrates that the fair value of an investment is less than its carrying value, management will determine whether the impairment is either temporary or other-than-temporary. Examples of factors which may be indicative of an other-than-temporary impairment include (a) the length of time and extent to which fair value has been less than carrying value, (b) the financial condition and near-term prospects of the investee, and (c) the intent and ability to retain the investment in the investee for a period of time sufficient to allow for any anticipated recovery in fair value. If the decline in fair value is determined by management to be other-than-temporary, the carrying value of the investment is written down to its estimated fair value as of the balance sheet date of the reporting period in which the assessment is made.

Oil and Natural Gas Properties

Barnwell uses the full cost method of accounting under which all costs incurred in the acquisition, exploration and development of oil and natural gas reserves, including costs related to unsuccessful wells and estimated future site restoration and abandonment, are capitalized. We capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities.

The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

Costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

All items classified as unevaluated and unproved properties are assessed on a quarterly basis for possible impairment or reduction in value. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to, the following: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization.

Under the full cost method of accounting, we review the carrying value of our oil and natural gas properties, on a country-by-country basis, each quarter in what is commonly referred to as the ceiling test. Under the ceiling test, capitalized costs, net of accumulated depletion and oil and natural gas related deferred income taxes, may not exceed an amount equal to the sum of 1) the discounted present value (at 10%), using average first-day-of-the-month prices during the 12-month period ending as of the balance sheet date held constant over the life of the reserves (except where prices are defined by contractual arrangements), of Barnwell’s estimated future net cash flows from estimated production of proved oil and natural gas reserves as determined by independent petroleum reserve engineers, less estimated future expenditures to be incurred in developing and producing the proved reserves but excluding future cash outflows associated with settling asset retirement obligations with the exception of those associated with proved undeveloped reserves from wells that are to be drilled in the future; plus 2) the cost of major development projects and unproven properties not subject to depletion, if any; plus 3) the lower of cost or estimated fair value of unproven properties included in costs subject to depletion; less 4) related income tax effects. If net capitalized costs exceed this limit, the excess is expensed. Depletion is computed using the units-of-production method whereby capitalized costs, net of estimated salvage values, plus estimated future costs to develop proved reserves and satisfy asset retirement obligations, are amortized over the total estimated proved reserves on a country-by-country basis. Investments in major development projects are not depleted until either proved reserves are associated with the projects or impairment has been determined. Proceeds from the disposition of oil and natural gas properties are credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves in a particular country.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

Barnwell’s sales reflect its working interest share after royalties. Barnwell’s production is generally delivered and sold at the plant gate. Barnwell does not have transportation volume commitments with pipelines and does not have natural gas imbalances related to natural gas balancing arrangements with its partners.

Long-lived Assets

Long-lived assets to be held and used, other than oil and natural gas properties, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the asset to the future net cash flows expected to result from use of the asset (undiscounted and without interest charges). If it is determined that the asset may not be recoverable, impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of by sale are classified as held for sale and are reported at the lower of the asset carrying value or fair value, less cost to sell.

Other property and equipment is depreciated using the straight-line method based on estimated useful lives.

Share-based Compensation

Share-based compensation cost for Barnwell’s equity-classified stock options, restricted stock units, and common stock issued for services is measured at fair value and is recognized as an expense over the requisite service period. For stock options, Barnwell utilizes a closed-form valuation model to determine the fair value of each option award. Expected volatilities are based on the historical volatility of Barnwell’s stock over a period consistent with that of the expected terms of the options. The expected terms of the options represent expectations of future employee exercise and are estimated based on factors such as vesting periods, contractual expiration dates, historical trends in Barnwell’s stock price, and historical exercise behavior. If the Company does not have sufficient historical data regarding employee exercise behavior, the “simplified method” as permitted by the SEC’s Staff Accounting Bulletin No. 110, Share-Based Payment is utilized to estimate the expected terms of the options. The risk-free rates for periods within the contractual life of the options are based on the yields of U.S. Treasury instruments with terms comparable to the estimated option terms. Expected dividends are based on historical dividend payments. For restricted stock units, Barnwell utilizes the closing market price of the Company’s common stock on the grant date reduced by the present value of the dividends expected to be paid on the underlying shares of common stock during the requisite service period (as these awards are not entitled to receive dividends until vested) to determine the fair value of each restricted stock unit award. For common stock issued for services, Barnwell utilizes the closing market price of the Company’s common stock on the grant date to determine the fair value of the common stock issued for services. The Company's policy is to recognize forfeitures as they occur.

Retirement Plans

Barnwell accounts for its defined benefit pension plan and Supplemental Executive Retirement Plan by recognizing the over-funded or under-funded status as an asset or liability in its Consolidated Balance Sheets and recognizes changes in that funded status in the year in which the changes occur through comprehensive income. See further discussion at Note 9.

The estimation of Barnwell’s retirement plan obligations, costs and liabilities requires management to estimate the amount and timing of cash outflows for projected future payments and cash inflows for maturities and expected returns on plan assets. These assumptions may have an effect on the amount and timing of future contributions.

At the end of each year, Barnwell determines the discount rate to be used to calculate the present value of plan liabilities and the net periodic benefit cost. The discount rate is an estimate of the current interest rate at which the retirement plan liabilities could be effectively settled at the end of the year. In estimating this rate, Barnwell performs a cash-flow matching discount rate analysis developed using high-quality corporate bonds yield. The discount rate used to value the future benefit obligation as of each year-end is the rate used to determine the periodic benefit cost in the following year.

The expected long-term return on assets assumption for the pension plans represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. The actual fair value of plan assets and estimated rate of return is used to determine the expected investment return during the year. The estimated rate of return on plan assets is based on an estimate of future experience for plan asset returns, the mix of plan assets, current market conditions, and expectations for future market conditions. A decrease (increase) of 50 basis points in the expected return on assets assumption would increase (decrease) pension expense by approximately $69,000 based on the assets of the plan at September 30, 2025.

The effects of changing assumptions are included in unamortized net gains and losses, which directly affect accumulated other comprehensive income. These unamortized gains and losses in excess of certain thresholds are amortized and reclassified to (loss) income over the average remaining service life of active employees.

Asset Retirement Obligation

Barnwell accounts for asset retirement obligations by recognizing the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Barnwell estimates the fair value of asset retirement obligations based on the projected discounted future cash outflows required to settle abandonment and restoration liabilities. Such an estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, what constitutes adequate restoration, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental and political environments. Abandonment and restoration cost estimates are determined in conjunction with Barnwell’s reserve engineers based on historical information regarding costs incurred to abandon and restore similar well sites, information regarding current market conditions and costs, and knowledge of subject well sites and properties. These assumptions represent Level 3 inputs.

Barnwell’s estimated site restoration and abandonment costs of its oil and natural gas properties are capitalized as part of the carrying amount of oil and natural gas properties and depleted over the life of the related reserves. When the assumptions used to estimate a recorded asset retirement obligation change, a revision is recorded to both the asset retirement obligation and the capitalized cost of asset retirements. The liability is accreted at the end of each period through charges to oil and natural gas operating expense.

Income Taxes

Income taxes are determined using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax impacts of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Management evaluates its potential exposures from tax positions taken that have been or could be challenged by taxing authorities. These potential exposures result because taxing authorities may take positions that differ from those taken by management in the interpretation and application of statutes, regulations and rules. Management considers the possibility of alternative outcomes based upon past experience, previous actions by taxing authorities (e.g., actions taken in other jurisdictions) and advice from tax experts. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority on a jurisdiction-by-jurisdiction basis. Liabilities for unrecognized tax benefits related to such tax positions are included in long-term liabilities unless the tax position is expected to be settled within the upcoming year, in which case the liabilities are included in current liabilities. Interest and penalties related to uncertain tax positions are included in income tax expense.

Our operations in Texas are subject to a franchise tax assessed by the state of Texas which is presented as income tax expense.

Environmental

Barnwell is subject to extensive environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and maintenance of surface conditions and may require Barnwell to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Barnwell recognizes an insurance receivable related to environmental expenditures when collection of the receivable is deemed probable. Any recognition of an insurance receivable is recorded by crediting and offsetting the original charge. Any differential arising between insurance recoveries and insurance receivables is expensed or capitalized, consistent with the original treatment.

Derivative Instruments

Barnwell may utilize physical forward commodity contracts to mitigate market price risk on its oil and natural gas output when deemed appropriate. Purchase and sale contracts with a fixed price determined at inception are recorded on the Consolidated Balance Sheets as derivative financial instruments if such contracts are readily convertible to cash - unless the contracts are eligible for and elected as the normal purchases and normal sales exception (“NPNS”); in which case, the contracts are recorded on an accrual basis and the Company recognizes the amounts relating to such transactions during the period when the commodities are physically delivered. The Company generally applies the NPNS exception to eligible oil and natural gas contracts to purchase or sell quantities it expects to use or sell in the normal course of business. The Company has not traded in any derivative contracts other than where the NPNS exception is applied, and it does not apply hedge accounting.

Foreign Currency Translations and Transactions

Assets and liabilities of foreign subsidiaries are translated at the year-end exchange rate. Operating results of foreign subsidiaries are translated at average exchange rates during the period. Translation adjustments have no effect on net income and are included in “Accumulated other comprehensive income, net” in the accompanying Consolidated Balance Sheets.

Foreign currency gains or losses on intercompany loans and advances that are not considered long-term investments in nature because management intends to settle these intercompany balances in the future are included in our statements of operations.

Fair Value Measurements

Fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

•Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities in active markets and have the highest priority.

•Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•Level 3: Unobservable inputs for the financial asset or liability and have the lowest priority.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands reportable segment disclosure requirements on an annual and interim basis, primarily through enhanced disclosures about significant segment expenses. The Company adopted the provisions of this ASU in the annual reporting period for fiscal year ended September 30, 2025. The adoption of this update did not have an impact on Barnwell’s consolidated financial statements.

2.                                   GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for the twelve-month period following the date of issuance of these consolidated financial statements.

Our ability to sustain our business in the future will depend on sufficient oil and natural gas operating cash flows which are dependent on oil and natural gas prices, which can and in the past have fluctuated significantly, and on oil and natural gas operating expenses which are both variable and fixed. A sufficient level of oil and natural gas operating cash flows are necessary to fund discretionary oil and natural gas capital expenditures which must be economically successful to provide sufficient returns to grow reserves and production or at a minimum replace declining production from aging wells. Such a level of oil and natural gas capital expenditures will require funding from external debt and/or equity sources that are not currently in place, but those sources may not be feasible or sufficient. In addition, we will need sufficient cash flows to fund our non-discretionary outflows such as oil and natural gas asset retirement obligations, ongoing oil and natural gas operating expenses and general and administrative expenses, both those related to our oil and natural gas operations and those related to our being a public company.

In the quarters ended March 31, 2025 and June 30, 2025, continuing uncertainties regarding the sufficiency of our cash balances and future cash inflows due largely to a reduction in oil and natural gas prices and recent shareholder consent solicitation and proxy contest costs incurred, raised substantial doubt about our ability to meet our estimated cash outflows or continue as a going concern. However, due to the gross proceeds of $2,443,000 raised in the private placement offering in November 2025, management has determined that there is no longer substantial doubt regarding the Company's ability to continue as a going concern for one year from the filing of this Annual Report on Form 10-K.

3.    DISCONTINUED OPERATIONS

Sale of Water Resources

On March 14, 2025, the Company entered into a Stock Purchase Agreement with three unrelated individuals (collectively, the “Buyer”) whereby the Buyer acquired all of the shares of capital stock of Water Resources (the “Shares”) owned by the Company (the “Purchase Agreement”). The sale and purchase of the Shares closed (the “Closing”) simultaneously with the execution and delivery of the Purchase Agreement by each of the parties thereto on March 14, 2025. The aggregate purchase price for the Shares was $1,050,000, which was paid at Closing by the Buyer as follows: an initial aggregate cash payment of $250,000 and the delivery of a non-interest bearing promissory note with a principal amount of $800,000 (the “Promissory Note”). The principal payments on the Promissory Note were to be paid in installments on the following schedule: $200,000 on May 15, 2025; and $150,000 on June 16, 2025, July 15, 2025, August 15, 2025, and September 15, 2025. The Promissory Note is secured by certain specified assets of Water Resources and personal guarantees of the purchasers.

In August 2025, the Promissory Note was amended to the following schedule: $100,000 on December 15, 2025; $50,000 on February 15, 2026; and $150,000 on March 15, 2026 and to increase the annual interest rate on the Promissory Note from zero to 12% beginning August 15, 2025 and to 18% beginning December 15, 2025. As of September 30, 2025, the balance of the Promissory Note was $300,000 and is presented as “Note receivable” on the Consolidated Balance Sheets.

Water Resources drills water wells and installs and repairs water pumping systems in Hawaii and represented our contract drilling segment. As a result of the sale, the Company has classified the related assets and liabilities and the results of its contract drilling business as discontinued operations in the consolidated financial statements for all periods presented. Prior to the sale, the Company did not have any assurances that a sale of Water Resources was likely to occur. The Company recorded a loss of $193,000 on the sale of Water Resources, which was included in the results from discontinued operations for the year ended September 30, 2025. There was no impact from the sale of Water Resources on the provision for income taxes.

The following table presents the financial results from discontinued operations presented in the Consolidated Statements of Operations.

	Year ended September 30,
	2025	2024
Revenues:
Contract drilling	$1,156,000	$3,612,000
Other	—	37,000
	1,156,000	3,649,000
Costs and expenses:
Contract drilling operating	1,239,000	4,483,000
General and administrative	209,000	468,000
Depletion, depreciation, and amortization	40,000	156,000
Interest expense	1,000	2,000
Gain on sale of assets (1)	(538,000)	—
	951,000	5,109,000
Earnings (loss) from discontinued operations before income taxes	205,000	(1,460,000)
Loss on sale of discontinued operations	(193,000)	—
Income tax provision	—	—
Net earnings (loss) from discontinued operations	$12,000	$(1,460,000)
________________________

(1)          In February 2025, the Company completed the sale of a contract drilling segment drilling rig and related ancillary equipment to an independent third party for proceeds of $538,000, net of related costs. The drilling rig and related ancillary equipment were fully depreciated and had a net book value of zero and as a result of the sale, the Company recognized a $538,000 gain during the the year ended September 30, 2025 which was recorded in discontinued operations.

The following table presents the carrying amounts of the assets and liabilities of discontinued operations on the Consolidated Balance Sheets.

	September 30,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$—	$220,000
Accounts and other receivables, net of allowance for credit losses of: $0 at September 30, 2025; $234,000 at September 30, 2024	—	580,000
Assets held for sale	—	69,000
Other current assets	—	666,000
Total current assets of discontinued operations	$—	$1,535,000

Non-current assets:
Property and equipment:
Drilling rigs and other property and equipment	—	3,170,000
Accumulated depreciation, impairment, and amortization	—	(2,888,000)
Total non-current assets of discontinued operations	$—	$282,000

LIABILITIES
Current liabilities:
Accounts payable	$—	$37,000
Accrued compensation	—	124,000
Accrued operating and other expenses	—	369,000
Total current liabilities of discontinued operations	$—	$530,000

4.                                   LOSS PER COMMON SHARE

Basic loss per share is computed using the weighted-average number of common shares outstanding for the period. Diluted loss per share is calculated using the treasury stock method to reflect the assumed issuance of common shares for all potentially dilutive securities, which consist of outstanding stock options and nonvested restricted stock units. Potentially dilutive shares are excluded from the computation of diluted loss per share if their effect is anti-dilutive.

Options to purchase 454,452 shares of common stock and 218,300 restricted stock units were excluded from the computation of diluted shares for the year ended September 30, 2025, as their inclusion would have been anti-dilutive. Options to purchase 465,000 shares of common stock and 98,795 restricted stock units were excluded from the computation of diluted shares for the year ended September 30, 2024, as their inclusion would have been anti-dilutive.

Reconciliations between net loss attributable to Barnwell stockholders and common shares outstanding of the basic and diluted net loss per share computations are detailed in the following tables:

	Year ended September 30,
	2025	2024
Numerator:
Net loss from continuing operations	$(7,123,000)	$(3,871,000)
Less: Net (loss) earnings attributable to non-controlling interests of continuing operations	(8,000)	234,000
Net loss from continuing operations attributable to Barnwell Industries, Inc.	(7,115,000)	(4,105,000)
Net earnings (loss) from discontinued operations	12,000	(1,460,000)
Net loss attributable to Barnwell Industries, Inc.	$(7,103,000)	$(5,565,000)

Denominator:
Basic weighted-average number of common shares outstanding	10,056,479	10,017,997
Effect of dilutive securities - common stock options and restricted stock units	—	—
Diluted weighted-average number of common shares outstanding	10,056,479	10,017,997

Basic and diluted loss per common share:
Net loss per common share from continuing operations attributable to Barnwell Industries, Inc. stockholders	$(0.71)	$(0.41)
Net loss per common share from discontinued operations	—	(0.15)
Net loss per common share attributable to Barnwell Industries, Inc. stockholders	$(0.71)	$(0.56)

5.                           ACCOUNTS AND OTHER RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

Insurance Recovery Receivable

In the quarter ended June 30, 2025, the Company filed an insurance claim for $348,000 with our insurance carrier for the reimbursement of certain legal fees incurred that are covered under our directors and officers’ liability insurance policies. Accordingly, the Company determined that an insurance recovery from our insurance carrier was probable and reasonably estimable and therefore recorded an estimated accrued insurance recovery receivable of $348,000 at June 30, 2025 and no subsequent revision to the accrual has been recorded as of September 30, 2025. The insurance recovery receivable is included in "Accounts and other receivables, net of allowance for credit losses," in the accompanying Consolidated Balance Sheet and the related legal expense recovery was recorded in “General and administrative” expenses in the accompanying Consolidated Statements of Operations.

The estimated accrued insurance recovery receivable amount is management's best estimate of the probable recoverable amount under the insurance policies. While the insurer has confirmed that certain costs incurred by the Company are eligible for claim under the Company's insurance policies, the amount ultimately recoverable through insurance is dependent upon the insurer's completion of their review of eligible legal costs incurred and the recoverable amount may differ from management's estimate.

Allowance for Credit Losses

The following table summarizes the activity in the balance of allowance for credit losses related to accounts and other receivables:

	Year ended September 30,
	2025	2024
Allowance for credit losses at beginning of period	$141,000	$50,000
(Reversal of) provision for expected losses	(2,000)	85,000
Write-offs charged against the allowance	(84,000)	(10,000)
Recoveries of amounts previously written off	—	16,000
Foreign currency translation adjustment	(6,000)	—
Allowance for credit losses at end of period	$49,000	$141,000

6.                                 INVESTMENTS

Investment in Kukio Resort Land Development Partnerships

On November 27, 2013, Barnwell, through a wholly-owned subsidiary, entered into two limited liability limited partnerships, KD Kona and KKM, and indirectly acquired a 19.6% non-controlling ownership interest in each of KD Kukio Resorts, KD Maniniowali, and KDK for $5,140,000. The Kukio Resort Land Development Partnerships own certain real estate and development rights interests in the Kukio, Maniniowali and Kaupulehu portions of Kukio Resort, a private residential community on the Kona coast of the island of Hawaii, as well as Kukio Resort’s real estate sales office operations. KDK holds interests in KD I and KD II. KD I is the developer of Increment I and KD II is the developer of Increment II. Barnwell's ownership interests in the Kukio Resort Land Development Partnerships is accounted for using the equity method of accounting.

In March 2019, KD II admitted a new development partner, Replay, a party unrelated to Barnwell, in an effort to move forward with development of the remainder of Increment II at Kaupulehu. KDK and Replay hold ownership interests of 55% and 45%, respectively, of KD II and Barnwell has a 10.8% indirect non-controlling ownership interest in KD II through KDK, which is accounted for using the equity method of accounting. Barnwell continues to have an indirect 19.6% non-controlling ownership interest in KD Kukio Resorts, KD Maniniowali, and KD I.

The partnerships derive income from the sale of residential parcels in Increment I, which is now completely sold, as well as from commissions on real estate resales by the real estate sales office and revenues resulting from the sale of a few remaining private club memberships. The last two remaining single-family lots of the 80 lots developed within Increment I were sold in the quarter ended March 31, 2024.
Increment II is not yet under development, and there is no assurance that development of such acreage will in fact occur. No definitive development plans have been made by KD II, the developer of Increment II, as of the date of this report.

In November 2025, Kaupulehu Developments entered into an agreement with Mr. David Johnston, the son of Mr. Terry Johnston, a partner in Kaupulehu Developments, to surrender any and all remaining rights for Increment II for $2,000,000 of which $70,000 was received. Additionally, the purchaser has the right to extend the closing by up to two years by making a $70,000 payment in each of the next two years, with those payments applied against the $2,000,000 purchase price. The closing of this transaction is entirely dependent on the purchaser and therefore may not happen.

Subsequent to fiscal 2025, pursuant to a unit purchase agreement KDK, of which Barnwell holds a 19.6% interest, agreed to sell KDK’s interests in Increment II to Mr. David Johnston for $2,109,000. The unit purchase agreement is subject to due diligence, and there is no certainty that the transaction will close. Furthermore, there is also no assurance on the timing or amounts that the general partner of KDK would distribute upon a closing.

Barnwell has the right to receive distributions from the Kukio Resort Land Development Partnerships via its non-controlling interests in KD Kona and KKM, based on its respective partnership sharing ratios of 75% and 34.45%, respectively. No cash distributions were received during the year ended September 30, 2025. During the year ended September 30, 2024, Barnwell received cash distributions of $1,071,000 (resulting in a net amount of $953,000, after distributing $118,000 to non-controlling interests) from the Kukio Resort Land Development Partnerships.

 Equity in income of affiliates was nil for the year ended September 30, 2025, as compared to equity in income of affiliates of $1,071,000 for the year ended September 30, 2024.

Summarized financial information for the Kukio Resort Land Development Partnerships is as follows:

	Year ended September 30,
	2025	2024
Revenue	$7,236,000	$13,555,000
Gross profit	$3,234,000	$8,651,000
Net earnings	$1,208,000	$6,437,000

In the quarter ended June 30, 2021, the Company received cumulative distributions from the Kukio Resort Land Development Partnerships in excess of our investment balance and in accordance with applicable accounting guidance, the Company suspended its equity method earnings recognition and the Kukio Resort Land Development Partnerships’ investment balance was reduced to zero with the distributions received in excess of our investment balance recorded as equity in income of affiliates because the distributions are not refundable by agreement or by law and the Company is not liable for the obligations of or otherwise committed to provide financial support to the Kukio Resort Land Development Partnerships. The Company will record future equity method earnings only after our share of the Kukio Resort Land Development Partnerships’ cumulative earnings in excess of distributions during the suspended period exceeds our share of the Kukio Resort Land Development Partnerships’ income recognized for the excess distributions, and during this suspended period any distributions received will be recorded as equity in income of affiliates. Accordingly, no equity in income of affiliates was recognized in the year ended September 30, 2025.

Cumulative distributions received from the Kukio Resort Land Development Partnerships in excess of our investment balance was $106,000 at September 30, 2025 and $373,000 at September 30, 2024.

Sale of Interest in Leasehold Land

Kaupulehu Developments holds rights to receive payments from KD I and KD II resulting from the sale of lots and/or residential units within Increment I, which is now fully sold, and within Increment II, which is not yet developed (see Note 20).

With respect to Increment I, Kaupulehu Developments was entitled to receive payments from KD I based on 10% of the gross receipts from KD I’s sales of single-family residential lots in Increment I. The last two single-family lots of the 80 lots developed within Increment I were sold in the quarter ended March 31, 2024.

    Under the terms of the Increment II agreement with KD II, Kaupulehu Developments is entitled to 15% of the distributions of KD II, the cost of which is to be solely borne by KDK out of its 55% ownership interest in KD II, plus a priority payout of 10% of KDK’s cumulative net profits derived from Increment II sales subsequent to Phase 2A, up to a maximum of $3,000,000 as to the priority payout. Such interests are limited to distributions or net profits interests and Barnwell does not have any partnership interests in KD II or KDK through its interest in Kaupulehu Developments. The arrangement also gives Barnwell rights to three single-family residential lots in Phase 2A of Increment II, and four single-family residential lots in phases subsequent to Phase 2A when such lots are developed by KD II, all at no cost to Barnwell. Barnwell is committed to commence construction of improvements within 90 days of the transfer of the four lots in the phases subsequent to Phase 2A as a condition of the transfer of such lots. Also, in addition to Barnwell’s existing obligations to pay professional fees to certain parties based on percentages of its gross receipts, Kaupulehu Developments is obligated to pay an amount equal to 0.72% and 0.20% of the cumulative net profits of KD II to KD Development and a pool of various individuals, respectively, all of whom are partners of KKM and are unrelated to Barnwell, in compensation for the agreement of these parties to admit the new development partner for Increment II. Such compensation will be reflected as the obligation becomes probable and the amount of the obligation can be reasonably estimated.

The following table summarizes the Increment I revenues from KD I and the amount of fees directly related to such revenues (see Note 18 “Commitments and Contingencies - Other Matters”):

	Year ended September 30,
	2025	2024
Sale of interest in leasehold land:
Revenues - sale of interest in leasehold land	$—	$500,000
Fees - included in general and administrative expenses	—	(61,000)
Sale of interest in leasehold land, net of fees paid	$—	$439,000

There is no assurance with regards to the amounts of future payments from Increment II to be received or that the remaining acreage within Increment II will be developed. No definitive development plans have been made by KD II, the developer of Increment II, as of the date of this report.

Investment in Leasehold Land Interest – Lot 4C

Kaupulehu Developments holds an interest in an area of approximately 1,000 acres of vacant leasehold land zoned conservation located adjacent to Lot 4A, which currently has no development potential without both a development agreement with the lessor and zoning reclassification. The lease terminates in December 2025.

7.                                   OIL AND NATURAL GAS PROPERTIES

Fiscal 2025 Oil and Natural Gas Property Dispositions

On August 8, 2025, Barnwell entered into an agreement with an independent third party to sell all of its working interests in its U.S. oil and natural gas assets for a sales price of $2,300,000. The sales price per the agreement was adjusted for customary purchase price adjustments to reflect the economic activity from the effective date of July 1, 2025 to the closing date August 8, 2025. The Company recognized a loss on the sale of $636,000 before related income taxes in the year ended September 30, 2025. The U.S. oil and natural gas assets were located in the states of Texas and Oklahoma and were owned by wholly-owned subsidiaries of Barnwell. As a result of the sale, the Company no longer owns any oil and natural gas assets in the U.S., however, the Company will continue to explore for oil and natural gas opportunities in the U.S.

On August 28, 2025, Barnwell entered into and completed a purchase and sale agreement with an independent third party and sold its interests in certain oil and natural gas properties located in the Medicine River area of Alberta, Canada. The sales price per the agreement was adjusted for customary purchase price adjustments to $288,000 in order to, among other things, reflect an economic closing date of September 30, 2025. The final determination of the customary adjustments to the purchase price has not yet been made; however, it is not expected to result in a material adjustment. The proceeds were credited to the full cost pool, with no gain or loss recognized, as the sale did not result in a significant alteration of the relationship between capitalized costs and proved reserves.

Fiscal 2024 Oil and Natural Gas Property Dispositions
In April 2024, Barnwell entered into and completed a purchase and sale agreement with an independent third party and sold its interests in certain oil and natural gas properties located in the Kaybob area of Alberta, Canada. The sales price per the agreement was adjusted for customary purchase price adjustments to $441,000 in order to, among other things, reflect an economic effective date of May 1, 2024. The proceeds were credited to the full cost pool, with no gain or loss recognized, as the sale did not result in a significant alteration of the relationship between capitalized costs and proved reserves.

In July 2024, Barnwell entered into and completed an agreement with an independent third party to convey interests in certain oil and natural gas properties located in the Bonanza and Balsam areas of Alberta, Canada. In consideration for the sale of the working interests in these properties, Barnwell retained a 4% overriding royalty on these properties and the buyer assumed the asset retirement obligations associated with these properties. There were no cash proceeds from the sale and no gain or loss was recognized on this conveyance as this did not result in a significant alteration of the relationship between capitalized costs and proved reserves. With the disposition of the working interest, Barnwell reduced the full cost pool and abandonment liabilities associated with the working interests conveyed by approximately $153,000.

In September 2024, Barnwell entered into and completed a purchase and sale agreement with an independent third party and sold its interests in certain oil and natural gas properties located in the Wood River area of Alberta, Canada. The sales price per the agreement was adjusted for customary purchase price adjustments to $292,000 in order to, among other things, reflect an economic effective closing date of September 30, 2024. From the sales proceeds, $38,000 was remitted directly to the Canada Revenue Agency by the buyers for potential amounts due for Barnwell’s Canadian income taxes related to the sale. The proceeds from the sale was credited to our cash in October 2024 and is reflected in the Statement of Cash Flows for the year ended September 30, 2025. No gain or loss was recognized on this disposition as the sale proceeds were credited to the full cost pool and did not result in a significant alteration of the relationship between capitalized costs and proved reserves.

Impairment of Oil and Natural Gas Properties

Under the full cost method of accounting, the Company performs quarterly oil and natural gas ceiling test calculations. Changes in the 12-month rolling average first-day-of-the-month prices for oil, natural gas and natural gas liquids prices (except where prices are defined by contractual arrangements), the value of reserve additions as compared to the amount of capital expenditures to obtain them, and changes in production rates and estimated levels of reserves, future development costs and the market value of unproved properties, impact the determination of the maximum carrying value of oil and natural gas properties.

During the year ended September 30, 2025, the Company incurred a non-cash ceiling test impairment for our U.S. oil and natural gas properties of $865,000. During the year ended September 30, 2024, the Company incurred a non-cash ceiling test impairment of $2,885,000, which included impairments for our U.S. and Canadian oil and natural gas properties of $721,000 and $2,164,000, respectively.

As discussed above, the ceiling test uses a 12-month historical rolling average first-day-of-the-month prices. As such, declines in the 12-month historical rolling average first-day-of-the-month prices used in our ceiling test calculation in future periods could result in impairment write-downs in future periods in the absence of any offsetting factors that are not currently known or projected. Based on the oil and gas prices for October 1, November 1 and December 1 of 2025, the oil prices used in the 12-month historical rolling first-day-of-the-month average for the ceiling test at December 31, 2025 are likely to be lower than at September 30, 2025. As such, we may incur a further impairment charge in the first quarter of fiscal 2026 ending December 31, 2025. The Company is currently unable to estimate a range of the amount of any potential future impairment write-downs as variables that impact the ceiling limitation are dependent upon actual results of activity through the end of December 2025.

8.                                   PROPERTY AND EQUIPMENT AND ASSET RETIREMENT OBLIGATION
Barnwell’s property and equipment is detailed as follows:

	Estimated Useful Lives	Gross Property and Equipment	Accumulated Depletion, Depreciation, Amortization, and Impairment	Net Property and Equipment
At September 30, 2025:
Proved oil and natural gas properties (full cost method)		$74,511,000	$(65,358,000)	$9,153,000
Other property and equipment	3 – 10 years	500,000	(491,000)	9,000
Total		$75,011,000	$(65,849,000)	$9,162,000

	Estimated Useful Lives	Gross Property and Equipment	Accumulated Depletion, Depreciation, Amortization, and Impairment	Net Property and Equipment
At September 30, 2024:
Proved oil and natural gas properties (full cost method)		$83,557,000	$(67,003,000)	$16,554,000
Other property and equipment	3 – 10 years	509,000	(497,000)	12,000
Total		$84,066,000	$(67,500,000)	$16,566,000

See Note 7 for discussion of acquisitions and divestitures of oil and natural gas properties in fiscal 2025 and 2024.

Asset Retirement Obligation

Barnwell recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The following is a reconciliation of the asset retirement obligation:

	Year ended September 30,
	2025	2024
Asset retirement obligation as of beginning of year	$8,588,000	$9,833,000
Obligations incurred on new wells drilled or acquired	—	37,000
Liabilities associated with properties sold	(209,000)	(442,000)
Revision of estimated obligation	(694,000)	(614,000)
Accretion expense	808,000	900,000
Payments	(483,000)	(1,139,000)
Foreign currency translation adjustment	(235,000)	13,000
Asset retirement obligation as of end of year	7,775,000	8,588,000
Less current portion	(613,000)	(798,000)
Asset retirement obligation, long-term	$7,162,000	$7,790,000

Asset retirement obligations were reduced by $209,000 and $442,000 in fiscal 2025 and 2024, respectively, for those obligations that were assumed by purchasers of Barnwell's oil and natural gas properties (see Note 7 for additional details on dispositions). Asset retirement obligations were also reduced by $694,000 and $614,000 in fiscal 2025 and 2024, respectively, primarily due to revisions related to the estimated timing of future abandonments. Asset retirement obligations also increased by nil and $37,000 in fiscal 2025 and 2024, respectively, due primarily to our wells drilled and acquisitions. The asset retirement obligation reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with Barnwell's oil and natural gas properties. Barnwell estimates the ultimate productive life of the properties, a credit-adjusted risk-free rate, and an inflation factor in order to determine the current present value of this obligation. The credit-adjusted risk-free rate for the entire asset retirement obligation is a blended rate which ranges from 6% to 13.5%.

In September 2019, the AER issued an abandonment/closure order for all wells and facilities in the Manyberries area which had been largely operated by LGX, an operating company that went into receivership in 2016. The estimated asset retirement obligation for the Company's interest in the wells and facilities in the Manyberries area is included in “Asset retirement obligation” in the Consolidated Balance Sheets.

After the abandonment/closure order was issued for Manyberries, the OWA created a WIP program for specific areas where there are a significant number of orphaned wells to abandon. The OWA has the ability and expertise to abandon wells using its internal resources and network of service providers resulting in efficiencies that companies such as Barnwell would not be able to obtain on its own. Under the WIP program, the Company would be required to provide payment for only Barnwell’s working interest share, however, all WIP’s would have to participate in the program for the OWA to begin its work. In March 2021, the Company was notified by the OWA that Barnwell’s Manyberries wells were confirmed to be in the WIP program.

Under the agreement with the OWA, the Company was required to pay the abandonment and reclamation costs in advance through a cash deposit. Barnwell has provided $975,000 in cumulative cash deposits to the OWA since the program began in the fall of 2021, and any amount remaining after completion of the abandonments was to be refunded to the Company, and then upon commencement of the reclamation program a new deposit was to be made for those estimated costs. To date, the excess deposits that relate to abandonment work have not yet been refunded but have been used to fund the reclamation part of the program and the Company now estimates that a portion of the unused deposit will instead be applied to future reclamation work over the next several years. The estimated current portion of the unused deposit was $173,000 and $527,000 as of September 30, 2025 and 2024, respectively, and is included in “Other current assets” on the Company’s Consolidated Balance Sheets. The non-current portion of the unused deposit of $222,000 along with $61,000 of non-current receivables at September 30, 2025, is included in “Other non-current assets” on the Company’s Consolidated Balance Sheet at September 30, 2025.

9.                                   RETIREMENT PLANS

Barnwell sponsors a noncontributory defined benefit pension plan (“Pension Plan”) covering substantially all of its U.S. employees, with benefits based on years of service and the employee’s highest consecutive 5 years average earnings. Barnwell’s funding policy is intended to provide for both benefits attributed to service to date and for those expected to be earned in the future. In addition, Barnwell sponsors a Supplemental Executive Retirement Plan (“SERP”), a noncontributory supplemental retirement benefit plan which covers certain current and former employees of Barnwell for amounts exceeding the limits allowed under the Pension Plan. Effective December 31, 2019, the accrual of benefits for all participants in the Pension Plan and SERP was frozen and the plans were closed to new participants from that point forward.

The following tables detail the changes in benefit obligations, fair values of plan assets and reconciliations of the funded status of the retirement plans:

	Pension Plan		SERP
	September 30,
	2025	2024	2025	2024
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$8,195,000	$7,511,000	$1,974,000	$1,734,000
Interest cost	390,000	411,000	95,000	95,000
Actuarial (gain) loss	(90,000)	520,000	(5,000)	149,000
Benefits paid	(394,000)	(247,000)	(3,000)	(4,000)
Benefit obligation at end of year	8,101,000	8,195,000	2,061,000	1,974,000
Change in Plan Assets:
Fair value of plan assets at beginning of year	13,094,000	11,982,000	—	—
Actual return on plan assets	1,329,000	1,359,000	—	—
Benefits paid	(394,000)	(247,000)	—	—
Fair value of plan assets at end of year	14,029,000	13,094,000	—	—
Funded status	$5,928,000	$4,899,000	$(2,061,000)	$(1,974,000)

	Pension Plan		SERP
	September 30,
	2025	2024	2025	2024
Amounts recognized in the Consolidated Balance Sheets:
Noncurrent assets	$5,928,000	$4,899,000	$—	$—
Current liabilities	—	—	(270,000)	(76,000)
Noncurrent liabilities	—	—	(1,791,000)	(1,898,000)
Net amount	$5,928,000	$4,899,000	$(2,061,000)	$(1,974,000)
Amounts recognized in accumulated other comprehensive income before income taxes:
Net actuarial gain	$(1,871,000)	$(1,251,000)	$(100,000)	$(96,000)
Accumulated other comprehensive income	$(1,871,000)	$(1,251,000)	$(100,000)	$(96,000)

The accumulated benefit obligation for the Pension Plan was $8,101,000 and $8,195,000 at September 30, 2025 and 2024, respectively. The accumulated benefit obligation for the SERP was $2,061,000 and $1,974,000 at September 30, 2025 and 2024, respectively. The accumulated benefit obligations are the same as the projected benefit obligations due to the Pension Plan and SERP being frozen as of December 31, 2019.

Currently, no contributions are planned to be made to the Pension Plan during fiscal 2026. The SERP plan is unfunded and Barnwell funds benefits when payments are made. Expected payments under the SERP for fiscal 2026 are expected to be $270,000. Fluctuations in actual market returns as well as changes in general interest rates will result in changes in the market value of plan assets and may result in increased or decreased retirement benefits costs and contributions in future periods.

The Pension Plan actuarial gains in fiscal 2025 were primarily due to an increase in the discount rate and actual investment returns that were greater than the assumed rate of return. The SERP actuarial gains in fiscal 2025 were primarily due to an increase in the discount rate.

The Pension Plan actuarial losses in fiscal 2024 were primarily due to a decrease in the discount rate, partially offset by an actuarial gain resulting from actual investment returns that were greater than the assumed rate of return. The SERP actuarial losses in fiscal 2024 were primarily due to a decrease in the discount rate.

The following table presents the weighted-average assumptions used to determine benefit obligations and net benefit (income) costs:

	Pension Plan		SERP
	Year ended September 30,
	2025	2024	2025	2024
Assumptions used to determine fiscal year-end benefit obligations:
Discount rate	5.16%	4.88%	5.16%	4.88%
Rate of compensation increase	N/A	N/A	N/A	N/A
Assumptions used to determine net benefit costs (years ended):
Discount rate	4.88%	5.62%	4.88%	5.62%
Expected return on plan assets	6.20%	6.50%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

We select a discount rate by reference to yields from the Willis Towers Watson RATE:Link 10-90 yield curve at our consolidated balance sheet date. The expected return on plan assets is based on an actuarial model which takes into consideration our investment mix and market conditions.

The components of net periodic benefit (income) cost are as follows:

	Pension Plan		SERP
	Year ended September 30,
	2025	2024	2025	2024
Net periodic benefit (income) cost for the year:
Interest cost	$390,000	$411,000	$95,000	$95,000
Expected return on plan assets	(800,000)	(766,000)	—	—
Amortization of net actuarial gain	—	—	—	(85,000)
Net periodic benefit (income) cost	$(410,000)	$(355,000)	$95,000	$10,000

The benefits expected to be paid under the retirement plans as of September 30, 2025 are as follows:

	Pension Plan	SERP
Expected Benefit Payments:
Fiscal year ending September 30, 2026	$424,000	$270,000
Fiscal year ending September 30, 2027	$592,000	$167,000
Fiscal year ending September 30, 2028	$630,000	$172,000
Fiscal year ending September 30, 2029	$666,000	$176,000
Fiscal year ending September 30, 2030	$656,000	$174,000
Fiscal years ending September 30, 2031 through 2035	$3,224,000	$827,000

Plan Assets

The trustees of the Pension Plan communicate periodically with the Pension Plan’s professional investment advisors to establish investment policies, direct investments and select investment options. The overall investment objective of the Pension Plan is to attain a diversified combination of investments that provides long-term growth in the assets of the plan to fund future benefit obligations while managing risk in order to meet current benefit obligations. Generally, interest and dividends received provide cash flows to fund current benefit obligations. Longer-term obligations are generally estimated to be provided for by growth in equity securities. The Pension Plan’s investment policy permits investments in a diversified mix of U.S. and international equities, fixed income securities, other investments, and cash equivalents.

The Pension Plan’s investments in fixed income securities include preferred securities and corporate bonds. The Pension Plan’s investments in equity securities primarily include domestic companies and is comprised of companies with market capitalization categorized as follows: 61% micro-cap; 22% small-cap; 8% mid-cap; and 9% large-cap. The Pension Plan’s other investment is a note receivable from an unrelated private company.

A portion of the Pension Plan’s investments is in publicly traded stocks, one of which is Barnwell’s common stock. As of September 30, 2025 and 2024, the Pension Plan held 666,077 and 413,148 shares, respectively, of Barnwell common stock (see Note 20 for additional details).

The Company’s year-end target allocation, by asset category, and the actual asset allocations were as follows:

	Target	September 30,
Asset Category	Allocation	2025	2024
Cash and cash equivalents	0% - 25%	1%	4%
Fixed income securities	15% - 40%	15%	19%
Equity securities	45% - 75%	80%	73%
Other investment	0% - 10%	4%	4%

Actual investment allocations may vary from our target allocations from time to time due to prevailing market conditions. The trustees periodically review our actual investment allocations and rebalance our investments to our target allocations as dictated by current and anticipated market conditions and required cash flows.

We categorize plan assets into three levels based upon the assumptions used to price the assets. Level 1 provides the most reliable measure of fair value, whereas Level 3 requires significant management judgment in determining the fair value. Equity securities and exchange-traded funds are valued by obtaining quoted prices on recognized and highly liquid exchanges. Fixed income securities are valued based upon the closing price reported in the active market in which the security is traded. All of our plan assets, except for the note receivable from a private company, are categorized as Level 1 assets, and as such, the actual market value is used to determine the fair value of assets. The fair value of the note receivable from an unrelated private company is valued based upon the terms of the note receivable’s agreement and unobservable inputs such as management’s consideration of the counterparty’s credit risk and as such, is categorized as a Level 3 asset.

The following tables set forth by level, within the fair value hierarchy, pension plan assets at their fair value:

		Fair Value Measurements Using:
September 30, 2025	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash	$179,000	$179,000	$—	$—
Preferred securities	2,154,000	2,154,000	—	—
Equities	11,201,000	11,201,000	—	—
Note receivable from an unrelated private company	495,000	—	—	495,000
Total	$14,029,000	$13,534,000	$—	$495,000

		Fair Value Measurements Using:
September 30, 2024	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash	$531,000	$531,000	$—	$—
U.S. treasury and government securities	516,000	516,000	—	—
Fixed income exchange-traded funds	1,872,000	1,872,000	—	—
Preferred securities	88,000	88,000	—	—
Equities	9,516,000	9,516,000	—	—
Note receivable from an unrelated private company	571,000	—	—	571,000
Total	$13,094,000	$12,523,000	$—	$571,000

The following sets forth a summary of changes in the fair value of the pension Level 3 note receivable asset:

	Year ended September 30,
	2025	2024
Balance at beginning of year	$571,000	$—
Issuance of note receivable from an unrelated private company	—	571,000
Interest income	129,000	—
Payments received	(205,000)	—
Balance at end of year	$495,000	$571,000

10.                           INCOME TAXES

The components of loss from continuing operations before income taxes, after adjusting the loss for non-controlling interests, are as follows:

	Year ended September 30,
	2025	2024
United States	$(5,980,000)	$(1,360,000)
Canada	(1,064,000)	(2,532,000)
	$(7,044,000)	$(3,892,000)

The components of the income tax provision related to the above losses are as follows:

	Year ended September 30,
	2025	2024
Current provision:
United States – State
Before operating loss carryforwards	$82,000	$23,000
Benefit of operating loss carryforwards	—	—
After operating loss carryforwards	82,000	23,000
Canadian
Before operating loss carryforwards	71,000	148,000
Benefit of operating loss carryforwards	—	—
After operating loss carryforwards	71,000	148,000
Total current	153,000	171,000
Deferred (benefit) provision:
United States – State	(82,000)	42,000
Total deferred	(82,000)	42,000
	$71,000	$213,000
Consolidated taxes do not bear a customary relationship to pretax results due primarily to the fact that the Company is taxed separately in Canada based on Canadian source operations and in the U.S. based on consolidated operations, and essentially all deferred tax assets, net of relevant offsetting deferred tax liabilities, are not estimated to have a future benefit as tax credits or deductions. The Company operates two subsidiaries in Canada, one of which is a U.S. corporation operating as a branch in Canada that is treated as a non-resident for Canadian tax purposes and thus has operating results that cannot be offset against or combined with the other Canadian subsidiary that files as a resident for Canadian tax purposes. Income from our non-controlling interest in the Kukio Resort Land Development Partnerships is treated as non-unitary for state of Hawaii unitary filing purposes, thus unitary Hawaii losses provide limited sheltering of such non-unitary income. Income from our investment in the Oklahoma oil venture is 100% allocable to Oklahoma. As such, Barnwell receives no benefit from consolidated or unitary losses and, therefore, is subject to Oklahoma state taxes. Our operations in Texas are subject to a franchise tax assessed by the state of Texas, however no significant amounts have been incurred to date.
On July 4, 2025, the President of the United States signed into law the One Big Beautiful Bill Act ("OBBBA"). The legislation, among other things, makes permanent, extends or modifies certain provisions under the 2017 Tax Cuts and Jobs Act, including a permanent extension of 100% bonus depreciation for certain capital expenditures. The Company has determined that there are no tax law changes in the OBBBA that significantly impact the Company’s current and deferred income taxes.

A reconciliation between the reported income tax expense and the amount computed by multiplying the loss attributable to Barnwell before income taxes by the U.S. federal tax rate of 21% is as follows:

	Year ended September 30,
	2025	2024
Tax benefit computed by applying statutory rate	$(1,477,000)	$(1,124,000)
Increase in the valuation allowance	1,426,000	1,383,000
Additional effect of the foreign tax provision on the total tax provision	(28,000)	(129,000)
U.S. state income tax provision (benefit), net of federal effect	(16,000)	70,000
U.S. state provision to tax return adjustments	(2,000)	(12,000)
Other	168,000	25,000
	$71,000	$213,000

The change in the valuation allowance shown in the table above excludes the impact of changes in the valuation allowance of items that are incorporated within the respective reconciliation line items elsewhere in the table.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	September 30,
	2025	2024
Deferred income tax assets:
Foreign tax credit carryover under U.S. tax law	$—	$916,000
U.S. federal net operating loss carryover	9,463,000	10,382,000
U.S. state unitary net operating loss carryovers	484,000	1,334,000
Canadian net operating loss carryovers	1,490,000	1,331,000
Tax basis of investment in land in excess of book basis under U.S. tax law	11,000	11,000
Tax basis of investment in subsidiary in excess of book basis under U.S. tax law	376,000	—
Property and equipment accumulated book depreciation and depletion in excess of tax under Canadian tax law	123,000	—
Property and equipment accumulated book depreciation and depletion in excess of tax under U.S. tax law	661,000	548,000
Asset retirement obligation accrued for books but not for tax under U.S. tax law	835,000	907,000
Asset retirement obligation accrued for books but not for tax under Canadian tax law	1,941,000	2,141,000
Other liabilities accrued for books but not for tax under U.S. tax law	523,000	669,000
Foreign currency loss under U.S. tax law	76,000	68,000
Foreign currency loss under Canadian tax law	36,000	79,000
Other	195,000	168,000
Total gross deferred income tax assets	16,214,000	18,554,000
Less valuation allowance	(12,391,000)	(13,896,000)
Net deferred income tax assets	3,823,000	4,658,000
Deferred income tax liabilities:
Property and equipment accumulated tax depreciation and depletion in excess of book under Canadian tax law	—	(117,000)
Book basis of investment in land development partnerships in excess of tax basis under U.S. tax law	(64,000)	(282,000)
Book basis of investment in land development partnerships in excess of tax basis under U.S. state non-unitary tax law	(19,000)	(86,000)
U.S. oil and gas property and equipment accumulated tax depreciation and depletion in excess of book under U.S. tax law	—	(698,000)
U.S. oil and gas property and equipment accumulated tax depreciation and depletion in excess of book under U.S. state tax law	—	(16,000)
U.S. tax law impact of foreign branch deferred tax asset under Canadian tax law	(2,374,000)	(2,215,000)
Asset for retirement benefits	(1,245,000)	(1,029,000)
Other	(139,000)	(315,000)
Total deferred income tax liabilities	(3,841,000)	(4,758,000)
Net deferred income tax liability	$(18,000)	$(100,000)

Reported as:
Deferred income tax assets	$—	$—
Deferred income tax liabilities	(18,000)	(100,000)
Net deferred income tax liability	$(18,000)	$(100,000)

The total valuation allowance decreased $1,505,000 for the year ended September 30, 2025. The decrease was due to current fiscal year operational activity that resulted in changes in deferred tax asset and liability balances, and there were no changes in judgment about the realizability of related deferred tax assets in future years. Of the total net decrease in the valuation allowance for fiscal 2025, $1,354,000 was recognized as an income tax benefit and $151,000 was credited to accumulated other comprehensive income.
Net deferred tax assets at September 30, 2025 of $3,823,000 consists of the portion of deferred tax assets that are estimated to be partially realized through corresponding concurrent reversals of deferred tax liabilities related to the Kukio Resort Land Development Partnerships' excess of book income over taxable income, foreign branch deferred taxes, asset for retirement benefits accrued for books but not for tax under U.S. tax law, and certain other minor deferred tax liabilities.
At September 30, 2025, Barnwell had U.S. federal net operating loss carryovers, U.S. state net operating loss carryovers and Canadian net operating loss carryovers totaling $45,063,000, $7,565,000 and $5,551,000, respectively. The U.S. federal net operating loss carryovers generated through September 30, 2018 expire in fiscal years 2032-2038, the U.S. state unitary net operating loss carryovers generated through September 30, 2017 expire in fiscal years 2033-2037, and the Canadian net operating loss carryovers expire in fiscal years 2039-2045. The U.S. federal net operating loss carryovers generated in fiscal years 2019-2025 and the U.S. state net operating loss carryovers generated in fiscal years 2018-2025 have no expiry, however utilization of the U.S. state and U.S. federal net operating loss carryovers generated in these and future years are limited to 80% of taxable income.
FASB ASC Topic 740, Income Taxes, prescribes a threshold for recognizing the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority.
Barnwell files U.S. federal income tax returns, income tax returns in various U.S. states, and Canadian federal and provincial tax returns. A number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. We believe that our unrecognized tax benefits are reflected on a more likely than not basis. We evaluate uncertain tax positions based on ongoing facts and circumstances. Any change in judgment related to the expected resolution of uncertain tax positions is recognized in earnings in the period in which such change occurs. Interest and penalties, if any, related to unrecognized tax benefits are recorded as a component of income tax expense. Settlement of any particular position could require the use of cash. Favorable or unfavorable resolution for an amount less than or greater than the amount estimated by Barnwell will result in a decrease or increase to income tax expense in the period of resolution.

There were no changes in unrecognized tax benefits during the years ended September 30, 2025 or 2024.

	Year ended September 30,
	2025	2024
Balance at beginning of year	$62,000	$62,000
Effect of tax positions taken in prior years	—	—
Accrued interest related to tax positions taken	—	—
Balance at end of year	$62,000	$62,000
Uncertain tax positions at September 30, 2025 are related to the potential assessment of penalties and interest for the failure to file a certain foreign information form with each of our U.S. federal income tax returns for fiscal years 2019, 2020 and 2021. The Company filed amended U.S. federal income tax returns which included the missing form and statement of reasonable cause for these years in September and October 2023 and requested abatement of any potential penalties and interest which could subsequently be assessed. The Company is awaiting a response from the IRS and the probability of success of the abatement request remains uncertain.
Included below is a summary of the tax years, by jurisdiction, that remain subject to examination by taxing authorities at September 30, 2025:

Jurisdiction	Fiscal Years Open
U.S. federal	2019 – 2024
Various U.S. states	2022 – 2024
Canada federal	2017 – 2024
Various Canadian provinces	2017 – 2024

11.                           SEGMENT AND GEOGRAPHIC INFORMATION

As disclosed in Note 3 “Discontinued Operations,” on March 14, 2025, the Company completed the sale of Water Resources, which represented the Company’s contract drilling segment. The financial results of the Company’s contract drilling business has been presented as discontinued operations and therefore is excluded from segment reporting. Accordingly, Barnwell’s continuing operations include the following two principal business segments:

Oil and Natural Gas Segment - Barnwell engages in oil and natural gas development, production, acquisitions and sales in Canada and in the U.S.

Land Investment Segment - Barnwell owns leasehold land interests in Hawaii.

The Company’s Chief Operating Decision Maker is the Chief Executive Officer, who utilizes segment revenues and expenses and segment operating profit or loss to assess performance and allocate resources to each segment. General and administrative expenses are reviewed on a consolidated basis.

The following table presents certain financial information related to Barnwell’s reporting segments. All revenues reported are from external customers with no intersegment sales or transfers.

	Year ended September 30,
	2025	2024
Revenues:
Oil and natural gas	$13,563,000	$17,396,000
Land investment	—	500,000
Other	80,000	91,000
Total before interest income	13,643,000	17,987,000
Interest income	54,000	88,000
Total revenues	$13,697,000	$18,075,000
Cost and expenses:
Oil and natural gas	$8,966,000	$9,849,000
Depletion, depreciation, and amortization:
Oil and natural gas	$3,144,000	$4,947,000
Other	2,000	3,000
Total depletion, depreciation, and amortization	$3,146,000	$4,950,000
Impairment:
Oil and natural gas	$865,000	$2,885,000
Operating profit (loss) (before general and administrative expenses):
Oil and natural gas	$588,000	$(285,000)
Land investment	—	500,000
Other	78,000	88,000
Loss on sale of assets	(636,000)	—
Total operating profit	30,000	303,000
Equity in income of affiliates:
Land investment	—	1,071,000
General and administrative expenses	(6,937,000)	(5,130,000)
Foreign currency (loss) gain	(192,000)	10,000
Interest expense	(7,000)	—
Interest income	54,000	88,000
Loss from continuing operations before income taxes	$(7,052,000)	$(3,658,000)

Capital Expenditures:

	Year ended September 30,
	2025	2024
Oil and natural gas	$254,000	$4,228,000
Other	—	—
Total	$254,000	$4,228,000
    Oil and natural gas capital expenditures include acquisitions as well as changes to capitalized asset retirement obligations, including revisions of asset retirement obligations (see Note 8 for additional details).

Assets By Segment:

	September 30,
	2025	2024
Oil and natural gas (1)
Canada	$11,118,000	$15,218,000
United States	—	4,190,000
Other:
Cash and cash equivalents	2,886,000	4,285,000
Asset for retirement benefits	5,928,000	4,899,000
Corporate and other	880,000	260,000
Total	$20,812,000	$28,852,000
______________

(1)          Primarily located in the province of Alberta, Canada.

Long-Lived Assets By Geographic Area:

	September 30,
	2025	2024
United States	$5,965,000	$8,932,000
Canada	9,617,000	12,572,000
Total	$15,582,000	$21,504,000

Revenue By Geographic Area:

	Year ended September 30,
	2025	2024
United States	$1,172,000	$2,803,000
Canada	12,471,000	15,184,000
Total (before interest income)	$13,643,000	$17,987,000

12.    REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

    The following tables provide information about disaggregated revenue by revenue streams, reportable segments, geographical region, and timing of revenue recognition based upon continuing operations for the years ended September 30, 2025 and 2024.

	Year ended September 30, 2025
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$10,476,000	$—	$—	$10,476,000
Natural gas	1,499,000	—	—	1,499,000
Natural gas liquids	1,588,000	—	—	1,588,000
Other	—	—	80,000	80,000
Total revenues before interest income	$13,563,000	$—	$80,000	$13,643,000
Geographical regions:
United States	$1,171,000	$—	$1,000	$1,172,000
Canada	12,392,000	—	79,000	12,471,000
Total revenues before interest income	$13,563,000	$—	$80,000	$13,643,000
Timing of revenue recognition:
Goods transferred at a point in time	$13,563,000	$—	$80,000	$13,643,000

	Year ended September 30, 2024
	Oil and natural gas	Land investment	Other	Total
Revenue streams:
Oil	$13,509,000	$—	$—	$13,509,000
Natural gas	2,007,000	—	—	2,007,000
Natural gas liquids	1,880,000	—	—	1,880,000
Contingent residual payments	—	500,000	—	500,000
Other	—	—	91,000	91,000
Total revenues before interest income	$17,396,000	$500,000	$91,000	$17,987,000
Geographical regions:
United States	$2,303,000	$500,000	$—	$2,803,000
Canada	15,093,000	—	91,000	15,184,000
Total revenues before interest income	$17,396,000	$500,000	$91,000	$17,987,000
Timing of revenue recognition:
Goods transferred at a point in time	$17,396,000	$500,000	$91,000	$17,987,000

Contract Balances

    The following table provides the balances of our receivables from contracts with customers which is included in "Accounts and other receivables, net of allowance for credit losses," in the accompanying Consolidated Balance Sheets.

	September 30,
	2025	2024	2023
Accounts receivables from contracts with customers	$913,000	$1,472,000	$2,344,000

13.                           ACCUMULATED OTHER COMPREHENSIVE INCOME

Components of accumulated other comprehensive income, net of taxes, are as follows:

	Year ended September 30,
	2025	2024
Foreign currency translation:
Beginning accumulated foreign currency translation	$220,000	$220,000
Change in cumulative translation adjustment before reclassifications	75,000	—
Income taxes	—	—
Net current period other comprehensive income	75,000	—
Ending accumulated foreign currency translation	295,000	220,000
Retirement plans:
Beginning accumulated retirement plans benefit income	1,723,000	1,884,000
Amortization of net actuarial gain	—	(85,000)
Net actuarial gain (loss) arising during the period	624,000	(76,000)
Income taxes	—	—
Net current period other comprehensive income (loss)	624,000	(161,000)
Ending accumulated retirement plans benefit income	2,347,000	1,723,000
Accumulated other comprehensive income, net of taxes	$2,642,000	$1,943,000

The amortization of net actuarial gain for the retirement plans are included in the computation of net periodic benefit (income) cost which is a component of “General and administrative” expenses on the accompanying Consolidated Statements of Operations (see Note 9 for additional details).

14.                           FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts and other receivables, note receivable, accounts payable and accrued current liabilities approximate their fair values due to the short-term nature of the instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The estimated fair values of oil and natural gas properties and the asset retirement obligation incurred in the drilling of oil and natural gas wells or assumed in the acquisitions of additional oil and natural gas working interests are based on an estimated discounted cash flow model and market assumptions. The assumptions used in the calculation of estimated discounted cash flows were primarily Level 3 assumptions; assumptions included future commodity prices, projections of estimated quantities of oil and natural gas reserves, expectations for timing and amount of future development, operating and asset retirement costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

Barnwell estimates the fair value of asset retirement obligations based on the projected discounted future cash outflows required to settle abandonment and restoration liabilities. Such an estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, what constitutes adequate restoration, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental and political environments. Abandonment and restoration cost estimates are determined in conjunction with Barnwell’s reserve engineers based on historical information regarding costs incurred to abandon and restore similar well sites, information regarding current market conditions and costs, and knowledge of subject well sites and properties. Asset retirement obligation fair value measurements in the current period were Level 3 fair value measurements. As further described in Note 8, the Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Asset retirement obligations are not measured at fair value subsequent to initial recognition.

15.    DEBT

Insurance Premium Financing

In March 2025, the Company entered into a short-term financing agreement with a third-party to finance the Company’s directors and officers insurance premium in the amount of $183,000, with a term of 11 months and an annual interest rate of 9.4%. The Company had made a down payment of $15,000 and was required to make monthly principal and interest payments of $16,000 over the term of the agreement, which was set to mature in February 2026. The insurance premium financing was repaid in full in September 2025.

16.    LEASES

The Company’s right-of-use (“ROU”) assets and lease liabilities at September 30, 2025, primarily relate to non-cancelable operating leases for our Hawaii corporate and Canadian office spaces and our leasehold land interest for Lot 4C held by Kaupulehu Developments. Management determines if a contract is or contains a lease at inception of the contract or modification of the contract. A contract is or contains a lease if the contract conveys the right to control the use of the asset for a period in exchange for consideration.

    Operating lease ROU assets and liabilities are recognized based on the present value of future minimum lease payments over the expected lease term at commencement date. The Company’s leases do not provide a readily determinable implicit rate; therefore, management uses the Company’s incremental borrowing rate to discount lease payments based on information available at lease commencement. Our lease terms may include options to extend or terminate the lease when it is reasonably certain we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the expected lease terms. The Company has lease agreements with lease and non-lease components and the non-lease components are excluded in the calculation of the ROU asset and lease liability and expensed as incurred. None of the Company’s lease agreements contain material residual value guarantees or material restrictions or covenants. A ROU asset and corresponding lease liability is not recorded for leases with an initial term of 12 months or less (short-term leases) as the Company recognizes lease expense for these leases as incurred over the lease term.

Leases recorded on the consolidated balance sheet consist of the following:

	September 30,
	2025	2024
Assets:
Operating lease right-of-use assets	$145,000	$39,000
Total right-of-use assets	$145,000	$39,000
Liabilities:
Current portion of operating lease liabilities (1)	$78,000	$68,000
Operating lease liabilities	93,000	7,000
Total lease liabilities	$171,000	$75,000
______________

(1)          Amount included in “Other Current Liabilities” in the Consolidated Balance Sheets.

The components of lease expense are as follows:

	Year ended September 30,
	2025	2024
Operating lease cost	$114,000	$87,000
Variable lease cost	155,000	142,000
Total lease cost	$269,000	$229,000

Supplemental information related to leases is as follows:

	September 30,
	2025	2024
Cash paid related to operating lease liabilities	$142,000	$114,000
Operating leases:
Weighted-average remaining lease term (in years)	2.2	0.9
Weighted-average discount rate	8.20%	6.99%

The remaining lease payments for our operating leases as of September 30, 2025, are as follows:

Fiscal year ending:
2026	$88,000
2027	59,000
2028	36,000
2029	—
2030	—
Thereafter	—
Total lease payments	183,000
Less: amounts representing interest	(12,000)
Present value of lease liabilities	$171,000

The lease payments for the Lot 4C leasehold land zoned conservation were subject to renegotiation as of January 1, 2006. Per the lease agreement, the lease payments will remain unchanged pending an appraisal, whereupon the lease rent could be adjusted to fair market value. Barnwell does not know the amount of the new lease payments which could be effective upon performance of the appraisal; they may remain unchanged or increase, and Barnwell currently expects the adjustment, if any, to not be material.

The future lease payment disclosures above assume the minimum lease payments for leasehold land in effect at December 31, 2005 remain unchanged through December 2025, the end of the lease term.

17.                                   STOCKHOLDERS' EQUITY

Share-based Payment Arrangements

2018 Equity Incentive Plan

The stockholder-approved 2018 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors and provides for the issuance of incentive stock options, nonstatutory stock options, stock options with stock appreciation rights, restricted stock, restricted stock units and performance units, qualified performance-based awards, and stock grants to employees, consultants and non-employee members of the Board of Directors. 1,600,000 shares of Barnwell common stock have been reserved for issuance and as of September 30, 2025, a total of 751,724 shares remain available for grant.

Barnwell currently has a policy of issuing new shares to satisfy share option exercises when the optionee requests shares.

In October 2025, the Board of Directors of the Company granted a total of 133,335 restricted stock units to the independent directors of the Board as partial payment of director fees for their service as members of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting date.

On October 27, 2025, Barnwell Industries, Inc. appointed Philip Patman, Jr. as the Company’s Executive Vice President – Finance and in connection with Mr. Patman’s appointment, the Company entered into an executive employment agreement with Mr. Patman, dated, and effective, as of October 27, 2025 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, on October 27, 2025, Mr. Patman received the following awards which were issued pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time: a stock award of 83,207 shares of the Company’s common stock; a restricted stock unit award for 83,208 shares of the Company’s common stock (the “Initial RSU Award”); and an incentive stock option to purchase 185,000 shares of the Company’s common stock (the “Initial Stock Option” and, together with the Initial RSU Award, the “Initial Equity Awards”). Both Initial Equity Awards vest according to the following schedule: 34% of the total on October 27, 2026; 33% of the total on October 27, 2027; and 33% of the total on October 27, 2028. The Initial Stock Option has a term of ten years and an exercise price of $1.21 per share (the closing price of the Company’s common stock on October 27, 2025).

As of December 8, 2025, 266,974 shares remain available for grant under the 2018 Equity Incentive Plan.

Stock Options

In February 2021, the Company’s Board of Directors (the “Board”) granted options to purchase 665,000 shares of common stock, 310,000 shares to independent directors and 355,000 shares to employees. 605,000 shares of the stock options granted have an exercise price equal to the closing market price of Barnwell’s stock on the date of grant of $3.33, vest annually over three years, and expire in ten years from the date of grant. 60,000 shares of the stock options granted have an exercise price of $3.66 (110% of the closing market price on the date of grant for options granted to affiliates), vest annually over three years, and expire in five years from the date of grant. Of the 665,000 shares of common stock granted, 150,000 vested stock options expired and 100,000 shares were forfeited, both of which were as a result of director departures since the date of grant.

The following assumptions were used in estimating the fair value for equity-classified stock options granted in the year ended September 30, 2021:

	> 10% Owner-Employee	Others
Number of shares	60,000	605,000
Expected volatility	127.4%	105.8%
Expected dividends	None	None
Expected term (in years)	3.5	6.0
Risk-free interest rate	0.19%	0.82%
Expected forfeitures	None	None
Fair value per share	$2.51	$2.70

The application of alternative assumptions could produce significantly different estimates of the fair value of share-based compensation, and consequently, the related costs reported in the “General and administrative” expenses in the Consolidated Statements of Operations.

The following table summarizes Barnwell’s equity-classified stock options activity from October 1, 2024 through September 30, 2025:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at October 1, 2024	465,000	$3.37
Granted	—	—
Exercised	—	—
Expired/Forfeited	(50,000)	3.33
Outstanding at September 30, 2025	415,000	$3.38	4.6	$—
Exercisable at September 30, 2025	415,000	$3.38	4.6	$—

Compensation cost for stock option awards is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period. During the years ended September 30, 2025 and 2024, the Company recognized share-based compensation expense related to stock options of nil and $50,000, respectively. There was no impact on income taxes for the years ended September 30, 2025 and 2024 due to a full valuation allowance on the related deferred tax asset. There is no remaining unrecognized compensation cost related to stock options as of September 30, 2025.

Restricted Stock Units

On November 2, 2023, the Board granted a total of 76,336 restricted stock units to the independent directors of the Board as partial payment of director fees for their service as members of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting dates; provided that, any unvested restricted stock would vest upon a director’s death, disability, a change in control of the Company resulting in the director not continuing as a director or the director not being renominated for election even though he was willing to stand for re-election.

On May 16, 2024, the Board granted 60,000 restricted stock units to the Company’s President and Chief Executive Officer. The restricted stock units vest ratably over a three-year period, subject to the employee’s continued service through the applicable vesting dates.

On October 24, 2024, the Board granted a total of 105,820 restricted stock units to the independent directors of the Board as partial payment of director fees for their service as members of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting dates.

On January 19, 2025, the Board granted a total of 66,000 restricted stock units to the Company's President and Chief Executive Officer. The restricted stock units vest ratably over a three-year period, subject to the employee’s continued service through the applicable vesting dates.

The following table summarizes Barnwell’s restricted stock units activity from October 1, 2024 through September 30, 2025:

Restricted Stock Units	Shares	Weighted-Average Grant Date Fair Value
Nonvested at October 1, 2024	110,892	$2.63
Granted	171,820	1.82
Vested (1)	(50,182)	2.37
Forfeited	(78,356)	2.13
Nonvested at September 30, 2025	154,174	$2.07
______________

(1)          The underlying common stock for 30,182 vested restricted stock units were not yet issued as of September 30, 2025; in October 2025, the Company issued 30,182 shares of common stock for these vested restricted stock units.

Compensation cost for restricted stock unit awards is measured at fair value and is recognized as an expense over the requisite service period. During the years ended September 30, 2025 and 2024, the Company recognized share-based compensation expense related to vested restricted stock units of $195,000 and $158,000, respectively. There was no impact on income taxes for the years ended September 30, 2025 and 2024 due to a net operating loss and net operating loss carryforwards with a full valuation allowance in the relevant taxing jurisdiction. As of September 30, 2025, the total remaining unrecognized compensation cost related to nonvested restricted stock units was $151,000, which is expected to be recognized over the weighted-average remaining requisite service period of 1.5 years.

Common Stock Issued for Services

On September 29, 2025, the Board approved and ratified a common stock grant to directors Kenneth Grossman and Joshua Horowitz for their services on behalf of the Company and the Board pertaining to the various legal actions between Ned L. Sherwood and certain of his affiliates and the Company and the 2025 shareholder proxy contest. Each director was granted 65,000 shares of Barnwell common stock and the total value of the all the shares granted was $177,000 which was valued using the closing price of Barnwell's common stock on September 29, 2025, the date of grant.

Limited-Duration Shareholder Rights Plan

On January 26, 2025, the Board adopted a shareholder rights plan and declared a dividend of one right (a “Right”) in respect of each of the Company’s issued and outstanding shares of common stock, par value $0.50 per share (“Common Stock”). The dividend was payable to the shareholders of record at the close of business on February 7, 2025. Each Right initially entitled the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one share of Common Stock, at a price equal to $9.00, subject to certain adjustments (as adjusted from time to time, the “Exercise Price”). The terms of the Rights are set forth in the Rights Agreement, dated as of January 26, 2025 (as it may be amended from time to time, the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (or any successor rights agent, the “Rights Agent”).

In general terms, the Rights Agreement imposes significant dilution upon any person or group (other than the Company or certain related persons) that is or becomes the beneficial owner of 20% (the “Triggering Percentage”) or more of the Company’s outstanding Common Stock without the prior approval of the Board. A person or group that becomes the beneficial owner of the Triggering Percentage or more is called an “Acquiring Person.” Any Rights held by an Acquiring Person will be null and void and may not be exercised. Shareholders that beneficially own the Triggering Percentage or more of the Company’s outstanding Common Stock on the date the plan is adopted, are not considered Acquiring Persons; however, such Shareholders generally may not acquire, or obtain the right to acquire, beneficial ownership of 0.25% or more additional shares of the Company’s outstanding Common Stock. The term “beneficial ownership” is defined in the Rights Agreement and includes, among other things, certain securities that may be exercised or converted into shares of Common Stock and certain derivative arrangements.

The Rights will expire prior to the earliest of (i) the close of business on January 26, 2026 (subject to the shareholders of the Company approving an extension of the Rights Agreement through a date on or prior to January 26, 2028); (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement; (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement; and (iv) upon the occurrence of certain transactions.

This description of the Rights Agreement herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 27, 2025.

18.                           COMMITMENTS AND CONTINGENCIES

Incentive compensation plan

Barnwell established incentive compensation plans to compensate the four oil and natural gas segment Canadian executive officers. The value of the plans are directly related to our oil and natural gas segment's free cash flows from Canadian properties and the divestiture of Canadian oil and natural gas assets. As of September 30, 2025, Barnwell has accrued approximately $118,000 in bonus compensation under these plans and the amount is reported in “Accrued compensation” on the Consolidated Balance Sheet.

Environmental Matters

Because of the inherent uncertainties associated with environmental assessment and remediation activities, future expenses to remediate sites identified in the future, if any, could be incurred. Barnwell's management is not currently aware of any significant environmental contingent liabilities requiring disclosure or accrual.

Legal and Regulatory Matters

Barnwell is routinely involved in disputes with third parties that occasionally require litigation. In addition, Barnwell is required to maintain compliance with all current governmental controls and regulations in the ordinary course of business. Barnwell’s management is not aware of any claims or litigation involving Barnwell that are likely to have a material adverse effect on its results of operations, financial position or liquidity, other than the shareholder contest actions discussed elsewhere in this filing.

Other Matters

Barnwell is obligated to pay Nearco Enterprises Ltd. 10.4%, net of non-controlling interests' share, of Kaupulehu Developments’ gross receipts from real estate transactions. This fee represents compensation for promotion and marketing of Kaupulehu Developments’ property and were determined based on the estimated fair value of such services. These fees are included in general and administrative expenses.

Barnwell is obligated to pay its external real estate legal counsel’s estate 1.2%, net of non-controlling interests' share, of all Increment II payments received by Kaupulehu Developments for services provided by its external real estate legal counsel in the negotiation and closing of the Increment II transaction. These fees are included in general and administrative expenses.

Kaupulehu Developments is also obligated to pay an amount equal to 0.72% and 0.20% of the cumulative net profits of KD II to KD Development and a pool of various individuals, respectively, all of whom are partners of KKM and are unrelated to Barnwell, in compensation for the agreement of these parties to admit the new development partner for Increment II. Such compensation will be reflected as the obligation becomes probable and the amount of the obligation can be reasonably estimated.

19.                           INFORMATION RELATING TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table details the effect of changes in current assets and liabilities on the Consolidated Statements of Cash Flows, and presents supplemental cash flow information:

	Year ended September 30,
	2025	2024
Increase (decrease) from changes in:
Receivables	$191,000	$610,000
Income tax receivable	6,000	(3,000)
Other current assets	308,000	155,000
Accounts payable	458,000	1,017,000
Accrued compensation	(247,000)	(58,000)
Other current liabilities	(492,000)	379,000
Increase from changes in current assets and liabilities	$224,000	$2,100,000
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes paid, net of refunds	$196,000	$71,000
Supplemental disclosure of non-cash financing activities:
Prepaid insurance funded directly by short-term premium financing borrowing	$168,000	$—

Capital expenditure accruals related to oil and natural gas acquisition and development decreased $2,136,000 during the year ended September 30, 2025 and increased $1,291,000 during the year ended September 30, 2024. Additionally, capital expenditure accruals related to oil and natural gas asset retirement obligations decreased $684,000 and $577,000 during the years ended September 30, 2025 and September 30, 2024, respectively.

20.                           RELATED PARTY TRANSACTIONS

Kaupulehu Developments is entitled to receive payments from the sales of lots and/or residential units by KD I and KD II. KD I and KD II are part of the Kukio Resort Land Development Partnerships in which Barnwell holds indirect 19.6% and 10.8% non-controlling ownership interests, respectively, accounted for under the equity method of investment. The percentage of sales payments are part of transactions which took place in 2004 and 2006 where Kaupulehu Developments sold its leasehold interests in Increment I and Increment II to KD I's and KD II's predecessors in interest, respectively, which was prior to Barnwell’s affiliation with KD I and KD II which commenced on November 27, 2013, the acquisition date of our ownership interest in the Kukio Resort Land Development Partnerships. Changes to the arrangement above, effective March 7, 2019, are discussed in Note 6.

No lots were sold during the year ended September 30, 2025. During the year ended September 30, 2024, Barnwell received $500,000 in percentage of sales payments from KD I from the sale of the last two single-family lots within Increment I.

On September 29, 2025, the Board approved and ratified a common stock grant to directors Kenneth Grossman and Joshua Horowitz for their services on behalf of the Company and the Board pertaining to the various legal actions between Ned L. Sherwood and certain of his affiliates and the Company and the 2025 shareholder proxy contest. Each director was granted 65,000 shares of Barnwell common stock and the total value of the all the shares granted was $177,000 which was valued using the closing price of Barnwell's common stock on September 29, 2025, the date of grant.

Barnwell Pension Plan

In the quarter ended June 30, 2025, the Pension Plan purchased shares of Barnwell common stock which resulted in the Pension Plan owning more than 5% of the Company's common shares outstanding. The Pension Plan has filed Schedule 13Ds with the Securities and Exchange Commission reporting its beneficial ownership of Barnwell common stock. As of September 30, 2025, the Pension Plan held 666,077 shares of Barnwell common stock. All the shares purchased by the Pension Plan were made on the open market through a brokerage account.

21.                           SUBSEQUENT EVENTS

Share-based Payment Arrangements

In October 2025, the Board of Directors of the Company granted a total of 133,335 restricted stock units to the independent directors of the Board as partial payment of director fees for their service as members of the Board. The restricted stock units vest ratably over a three-year period, subject to the director’s continued service through the applicable vesting date.

On October 27, 2025, Barnwell Industries, Inc. appointed Philip Patman, Jr. as the Company’s Executive Vice President – Finance and in connection with Mr. Patman’s appointment, the Company entered into an executive employment agreement with Mr. Patman, dated, and effective, as of October 27, 2025 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, on October 27, 2025, Mr. Patman received the following awards which were issued pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time: a stock award of 83,207 shares of the Company’s common stock; a restricted stock unit award for 83,208 shares of the Company’s common stock (the “Initial RSU Award”); and an incentive stock option to purchase 185,000 shares of the Company’s common stock (the “Initial Stock Option” and, together with the Initial RSU Award, the “Initial Equity Awards”). Both Initial Equity Awards vest according to the following schedule: 34% of the total on October 27, 2026; 33% of the total on October 27, 2027; and 33% of the total on October 27, 2028. The Initial Stock Option has a term of ten years and an exercise price of $1.21 per share (the closing price of the Company’s common stock on October 27, 2025).

Investment in Kukio Resort Land Development Partnerships

In November 2025, Kaupulehu Developments entered into an agreement with Mr. David Johnston, the son of Mr. Terry Johnston, a partner in Kaupulehu Developments, to surrender any and all remaining rights for Increment II for $2,000,000 of which $70,000 was received. Additionally, the purchaser has the right to extend the closing by up to two years by making a $70,000 payment in each of the next two years, with those payments applied against the $2,000,000 purchase price. The closing of this transaction is entirely dependent on the purchaser and therefore may not happen.

Subsequent to fiscal 2025, pursuant to a unit purchase agreement KDK, of which Barnwell holds a 19.6% interest, agreed to sell KDK’s interests in Increment II to Mr. David Johnston for $2,109,000. The unit purchase agreement is subject to due diligence, and there is no certainty that the transaction will close. Furthermore, there is also no assurance on the timing or amounts that the general partner of KDK would distribute upon a closing.

Private Placement Offering

On November 24, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), including certain directors of the board of directors of the Company pursuant to which the Company agreed to issue and sell an aggregate of: (i) 2,221,141 shares of its common stock, par value $0.50 per share (the “Common Stock”), and (ii) warrants (the “Common Warrants”) to purchase up to 1,029,104 shares of Common Stock (the “Warrant Shares”) in a private placement offering of the Company’s securities (the “Offering”). The directors of the Company participating as Purchasers in the Offering and certain other Purchasers did not receive any Common Warrants.

The price of the shares of Common Stock sold in the private placement was $1.10 per share of Common Stock. The Common Warrants have an exercise price of $1.65 per share, can be exercised starting one hundred eighty (180) days following the date of closing of the Offering (the “Initial Exercise Date”) and will be exercisable for three years following the Initial Exercise Date.

The Offering closed on November 28, 2025 (the “Closing Date”) and the gross proceeds received from the Offering was approximately $2,443,000.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to register for resale the shares of Common Stock and the Warrant Shares and plans to file an initial registration statement covering such resale no later than forty-five (45) days after the Closing Date.

In connection with the transaction, and conditioned upon the Closing, one of the Purchasers, Mr. Bradley L. Radoff, had the right to appoint a director to the Company’s board of directors. Accordingly, the Company has appointed Mr. Radoff’s designee, Mr. Joshua E. Schechter, effective November 28, 2025, to the Board of Directors to serve until the Company’s next annual meeting of stockholders.

The foregoing descriptions of the Purchase Agreement and the Common Warrants are not complete and are qualified in their entirety by reference to the full text of the Form of Purchase Agreement and the Form of Common Warrant, which are attached as Exhibit 10.1 and 4.1, respectively, to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 26, 2025.

22.                           SUMMARY OF SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Disclosure is not required as Barnwell qualifies as a smaller reporting company.

23.                           SUPPLEMENTARY OIL AND NATURAL GAS INFORMATION (UNAUDITED)

The following tables summarize information relative to Barnwell’s oil and natural gas operations, which are conducted in Canada and was, until August 8, 2025, conducted in the U.S. states of Oklahoma and Texas (see Note 7). Proved reserves are the estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved producing oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The estimated net interests in total proved and proved producing reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimations. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

(A)                           Oil and Natural Gas Reserves

The following tables summarizes changes in the estimates of Barnwell’s net interests in total proved reserves of oil and natural gas liquids and natural gas, which are now all located in Canada. All of the information regarding reserves in this Form 10-K is derived from the report of our independent petroleum reserve engineers, InSite, and is included as an Exhibit to this Form 10-K. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved oil and natural gas reserves are the estimated quantities of oil and natural gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made.

	Oil (Bbls)
	Canada	United States	Total
Proved reserves:
Balance at September 30, 2023	787,000	112,000	899,000
Revisions of previous estimates	222,000	(3,000)	219,000
Extensions, discoveries and other additions	117,000	—	117,000
Acquisitions of reserves	4,000	—	4,000
Less sales of reserves	(54,000)	—	(54,000)
Less production	(184,000)	(19,000)	(203,000)
Balance at September 30, 2024	892,000	90,000	982,000
Revisions of previous estimates	(65,000)	(1,000)	(66,000)
Less sales of reserves	(20,000)	(79,000)	(99,000)
Less production	(164,000)	(10,000)	(174,000)
Proved Reserves, September 30, 2025	643,000	—	643,000

	NGL (Bbls)
	Canada	United States	Total
Proved reserves:
Balance at September 30, 2023	150,000	177,000	327,000
Revisions of previous estimates	70,000	15,000	85,000
Extensions, discoveries and other additions	15,000	—	15,000
Acquisitions of reserves	2,000	—	2,000
Less sales of reserves	(2,000)	—	(2,000)
Less production	(36,000)	(28,000)	(64,000)
Balance at September 30, 2024	199,000	164,000	363,000
Revisions of previous estimates	44,000	(22,000)	22,000
Less sales of reserves	(35,000)	(129,000)	(164,000)
Less production	(43,000)	(13,000)	(56,000)
Proved Reserves, September 30, 2025	165,000	—	165,000

	Natural Gas (Mcf)
	Canada	United States	Total
Proved reserves:
Balance at September 30, 2023	5,010,000	1,691,000	6,701,000
Revisions of previous estimates	826,000	82,000	908,000
Extensions, discoveries and other additions	313,000	—	313,000
Acquisitions of reserves	16,000	—	16,000
Less sales of reserves	(139,000)	—	(139,000)
Less production	(1,085,000)	(259,000)	(1,344,000)
Balance at September 30, 2024	4,941,000	1,514,000	6,455,000
Revisions of previous estimates	(263,000)	(66,000)	(329,000)
Less sales of reserves	(283,000)	(1,309,000)	(1,592,000)
Less production	(966,000)	(139,000)	(1,105,000)
Proved Reserves, September 30, 2025	3,429,000	—	3,429,000

	Total Equivalent Reserves (Boe)
	Canada	United States	Total
Proved reserves:
Balance at September 30, 2023	1,772,000	571,000	2,343,000
Revisions of previous estimates	430,000	27,000	457,000
Extensions, discoveries and other additions	184,000	—	184,000
Acquisitions of reserves	9,000	—	9,000
Less sales of reserves	(79,000)	—	(79,000)
Less production	(401,000)	(90,000)	(491,000)
Balance at September 30, 2024	1,915,000	508,000	2,423,000
Revisions of previous estimates	(65,000)	(37,000)	(102,000)
Less sales of reserves	(102,000)	(425,000)	(527,000)
Less production	(368,000)	(46,000)	(414,000)
Proved Reserves, September 30, 2025	1,380,000	—	1,380,000

The following tables summarize changes in the estimates of Barnwell’s net interests in total proved undeveloped reserves and presents the balances of total proved developed reserves of oil and natural gas liquids and natural gas, which are now all located in Canada. Proved developed oil and natural gas reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

	Oil (Bbls)
	Canada	United States	Total
Proved undeveloped reserves:
Balance at September 30, 2023	92,000	—	92,000
Conversion to proved developed reserves	(98,000)	—	(98,000)
Revisions of previous estimates	6,000	—	6,000
Additions due to a new well	109,000	—	109,000
Balance at September 30, 2024	109,000	—	109,000
Revisions of previous estimates	(109,000)	—	(109,000)
Proved Undeveloped Reserves, September 30, 2025	—	—	—

Proved Developed Reserves, September 30, 2024	783,000	90,000	873,000
Proved Developed Reserves, September 30, 2025	643,000	—	643,000

	NGL (Bbls)
	Canada	United States	Total
Proved undeveloped reserves:
Balance at September 30, 2023	18,000	—	18,000
Conversion to proved developed reserves	(10,000)	—	(10,000)
Revisions of previous estimates	(8,000)	—	(8,000)
Additions due to a new well	23,000	—	23,000
Balance at September 30, 2024	23,000	—	23,000
Revisions of previous estimates	(23,000)	—	(23,000)
Proved Undeveloped Reserves, September 30, 2025	—	—	—

Proved Developed Reserves, September 30, 2024	176,000	164,000	340,000
Proved Developed Reserves, September 30, 2025	165,000	—	165,000

	Natural Gas (Mcf)
	Canada	United States	Total
Proved undeveloped reserves:
Balance at September 30, 2023	608,000	—	608,000
Conversion to proved developed reserves	(279,000)	—	(279,000)
Revisions of previous estimates	(330,000)	—	(330,000)
Additions due to a new well	641,000	—	641,000
Balance at September 30, 2024	640,000	—	640,000
Revisions of previous estimates	(640,000)	—	(640,000)
Proved Undeveloped Reserves, September 30, 2025	—	—	—

Proved Developed Reserves, September 30, 2024	4,301,000	1,514,000	5,815,000
Proved Developed Reserves, September 30, 2025	3,429,000	—	3,429,000

	Total Equivalent Reserves (Boe)
	Canada	United States	Total
Proved undeveloped reserves:
Balance at September 30, 2023	211,000	—	211,000
Conversion to proved developed reserves	(155,000)	—	(155,000)
Revisions of previous estimates	(56,000)	—	(56,000)
Additions due to a new well	239,000	—	239,000
Balance at September 30, 2024	239,000	—	239,000
Revisions of previous estimates	(239,000)	—	(239,000)
Proved Undeveloped Reserves, September 30, 2025	—	—	—

Proved Developed Reserves, September 30, 2024	1,676,000	508,000	2,184,000
Proved Developed Reserves, September 30, 2025	1,380,000	—	1,380,000

(B)                           Capitalized Costs Relating to Oil and Natural Gas Producing Activities

All capitalized costs relating to oil and natural gas producing activities in Canada and the U.S. are summarized as follows:

	September 30, 2025
	Canada	United States	Total
Proved properties	$74,511,000	$—	$74,511,000
Unproved properties	—	—	—
Total capitalized costs	74,511,000	—	74,511,000
Accumulated depletion, depreciation, and impairment	65,358,000	—	65,358,000
Net capitalized costs	$9,153,000	$—	$9,153,000

	September 30, 2024
	Canada	United States	Total
Proved properties	$76,963,000	$6,594,000	$83,557,000
Unproved properties	—	—	—
Total capitalized costs	76,963,000	6,594,000	83,557,000
Accumulated depletion, depreciation, and impairment	64,402,000	2,601,000	67,003,000
Net capitalized costs	$12,561,000	$3,993,000	$16,554,000

(C)                          Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

	Year ended September 30, 2025
	Canada	United States	Total
Acquisition of properties:
Proved	$—	$—	$—
Unproved	—	—	—
Exploration costs	22,000	—	22,000
Development costs	234,000	—	234,000
Total	$256,000	$—	$256,000

	Year ended September 30, 2024
	Canada	United States	Total
Acquisition of properties:
Proved	$146,000	$—	$146,000
Unproved	—	—	—
Exploration costs	34,000	—	34,000
Development costs	3,865,000	183,000	4,048,000
Total	$4,045,000	$183,000	$4,228,000

(D)                        Results of Operations for Oil and Natural Gas Producing Activities

	Year ended September 30, 2025
	Canada	United States	Total
Net revenues	$12,392,000	$1,171,000	$13,563,000
Production costs	(8,546,000)	(420,000)	(8,966,000)
Depletion	(2,801,000)	(343,000)	(3,144,000)
Impairment of assets	—	(865,000)	(865,000)
Pre-tax results of operations (1)	1,045,000	(457,000)	588,000
Estimated income tax expense (2)	214,000	10,000	224,000
Results of operations (1)	$831,000	$(467,000)	$364,000

	Year ended September 30, 2024
	Canada	United States	Total
Net revenues	$15,093,000	$2,303,000	$17,396,000
Production costs	(9,230,000)	(619,000)	(9,849,000)
Depletion	(4,139,000)	(808,000)	(4,947,000)
Impairment of assets	(2,164,000)	(721,000)	(2,885,000)
Pre-tax results of operations (1)	(440,000)	155,000	(285,000)
Estimated income tax expense (2)	320,000	20,000	340,000
Results of operations (1)	$(760,000)	$135,000	$(625,000)
_________________
(1)   Before general and administrative expenses, interest expense, and foreign exchange gains and losses.
(2) Estimated income tax expense includes changes to the deferred income tax valuation allowance necessary for the portion of Canadian and U.S. federal tax law deferred tax assets that may not be realizable.

(E)                           Standardized Measure, Including Year-to-Year Changes Therein, of Estimated Discounted Future Net Cash Flows

The following tables utilize reserve and production data estimated by independent petroleum reserve engineers. The information may be useful for certain comparison purposes but should not be solely relied upon in evaluating Barnwell or its performance. Moreover, the projections should not be construed as realistic estimates of future cash flows, nor should the standardized measure be viewed as representing current value.

The estimated future cash flows at September 30, 2025 and 2024 were based on average sales prices in effect on the first day of the month for the preceding twelve month period in accordance with SEC Release No. 33-8995. The future production and development costs represent the estimated future expenditures that we will incur to develop and produce the proved reserves, assuming continuation of existing economic conditions. The future income tax expenses were computed by applying statutory income tax rates in existence at September 30, 2025 and 2024 to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved.

Material revisions to reserve estimates may occur in the future, development and production of the oil and natural gas reserves may not occur in the periods assumed and actual prices realized and actual costs incurred are expected to vary significantly from those used. Management does not rely upon this information in making investment and operating decisions; rather, those decisions are based upon a wide range of factors, including estimates of probable reserves as well as proved reserves and price and cost assumptions different than those reflected herein.

Barnwell has included all abandonment, decommissioning and reclamation costs and inactive well costs in accordance with best practice recommendations into the Company’s reserve reports.

Standardized Measure of Discounted Future Net Cash Flows

	Year ended September 30, 2025
	Canada	United States	Total
Future cash inflows	$48,624,000	$—	$48,624,000
Future production costs	(30,967,000)	—	(30,967,000)
Future development costs	(50,000)	—	(50,000)
Future income tax expenses	(972,000)	—	(972,000)
Future net cash flows excluding abandonment, decommissioning and reclamation	16,635,000	—	16,635,000
Future abandonment, decommissioning and reclamation	(18,007,000)	—	(18,007,000)
Future net cash flows	(1,372,000)	—	(1,372,000)
10% annual discount for timing of cash flows	8,042,000	—	8,042,000
Standardized measure of discounted future net cash flows	$6,670,000	$—	$6,670,000

F-89

	Year ended September 30, 2024
	Canada	United States	Total
Future cash inflows	$75,293,000	$12,043,000	$87,336,000
Future production costs	(42,601,000)	(5,080,000)	(47,681,000)
Future development costs	(2,795,000)	—	(2,795,000)
Future income tax expenses	(2,666,000)	(161,000)	(2,827,000)
Future net cash flows excluding abandonment, decommissioning and reclamation	27,231,000	6,802,000	34,033,000
Future abandonment, decommissioning and reclamation	(18,026,000)	(50,000)	(18,076,000)
Future net cash flows	9,205,000	6,752,000	15,957,000
10% annual discount for timing of cash flows	2,697,000	(2,804,000)	(107,000)
Standardized measure of discounted future net cash flows	$11,902,000	$3,948,000	$15,850,000

Changes in the Standardized Measure of Discounted Future Net Cash Flows

	Year ended September 30,
	2025	2024
Beginning of year	$15,850,000	$19,913,000
Sales of oil and natural gas produced, net of production costs	(4,597,000)	(7,547,000)
Net changes in prices and production costs, net of royalties and wellhead taxes	(2,132,000)	(12,201,000)
Extensions and discoveries	—	1,725,000
Net change due to purchases and sales of minerals in place	(3,715,000)	(895,000)
Changes in future development costs	2,610,000	170,000
Revisions of previous quantity estimates	(1,618,000)	9,478,000
Net change in income taxes	(854,000)	1,786,000
Accretion of discount	1,156,000	3,359,000
Other - changes in the timing of future production and other	354,000	76,000
Other - net change in Canadian dollar translation rate	(384,000)	(14,000)
Net change	(9,180,000)	(4,063,000)
End of year	$6,670,000	$15,850,000

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BARNWELL INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

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BARNWELL INDUSTRIES, INC.
Special Meeting of Stockholders
December 21, 2026 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Barnwell Industries, Inc., a Delaware corporation, hereby appoint(s) Craig D. Hopkins and Philip F. Patman, Jr., and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at 24 Greenway Plaza, Suite 1800Q, Houston, Texas 77046 on December 21, 2026 at 10:00 AM, Central Time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon such other matters incident to the conduct of the meeting as may properly come before the meeting or any adjournment or postponement thereof. The proxies will vote as the Board of Directors recommend where a choice is not specified.

Continued and to be signed on reverse side